As filed with the Securities and Exchange Commission on June 26, 2006

Registration No. 333-128021

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 3

TO

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SAIC, INC.

(Exact name of Registrant as specified in its charter)

Delaware	8700	20-3562868
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

	10260 Campus Point Drive San Diego, California 92121 (858) 826-6000

(Address, including zip code and telephone number, including area code, of Registrant’s principal executive offices)

Douglas E. Scott, Esq.

Senior Vice President, General Counsel and Secretary

SAIC, Inc.

10260 Campus Point Drive

San Diego, California 92121

(858) 826-6000

(Name, address, including zip code and telephone number, including area code, of agent for service)

Copies to:

Sarah A. O’Dowd Stephen C. Ferruolo Ryan A. Murr Heller Ehrman LLP 4350 La Jolla Village Drive San Diego, California 92122 Phone: (858) 450-8400 Fax: (858) 450-8499	Bruce K. Dallas Nigel D. J. Wilson Davis Polk & Wardwell 1600 El Camino Real Menlo Park, California 94025 Phone: (650) 752-2000 Fax: (650) 752-2111

Approximate date of commencement of proposed sale to public:    As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS (Subject to Completion)

Issued June 26, 2006

                     Shares

COMMON STOCK

SAIC, Inc. is offering          shares of its common stock. Although our principal operating subsidiary has previously sponsored a limited market in its common stock, no public market currently exists for our common stock. We anticipate that the initial public offering price will be between $             and $             per share. A special dividend of $     billion will be declared prior to this offering by our principal operating subsidiary and, following completion of this offering, paid to its stockholders of record, including our directors and officers. We will not pay this special dividend on shares sold in this offering. After the payment of this special dividend and the completion of this offering, our consolidated cash reserves will be reduced by approximately $     million, or $     million if the underwriters exercise their over-allotment option in full.

We have been approved for listing of our common stock on the New York Stock Exchange under the symbol “SAI.”

Investing in our common stock involves risks. See “ Risk Factors” beginning on page 10.

PRICE $                 A SHARE

	Price to Public	Underwriting Discounts and Commissions	Proceeds to SAIC
Per Share	$	$	$
Total	$	$	$

We have granted the underwriters the right to purchase up to an additional                      shares of common stock to cover over-allotments.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares to purchasers on                     , 2006.

MORGAN STANLEY	BEAR, STEARNS & CO. INC.

                    , 2006

i

PROSPECTUS SUMMARY

You should read the following summary together with the entire prospectus, including the more detailed information in our financial statements and related notes appearing in the back of this prospectus. You should also carefully consider, among other things, the matters discussed in “Risk Factors.”

In this prospectus, we use the terms “SAIC,” “we,” “us” and “our” to refer to Science Applications International Corporation or SAIC, Inc. when the distinction between the two companies is not important. When the distinction is important to the discussion, we use the term “Old SAIC” to refer to Science Applications International Corporation and “New SAIC” to refer to SAIC, Inc. Unless otherwise noted, references to years are to fiscal years ended January 31, not calendar years. For example, we refer to the fiscal year ended January 31, 2006 as “fiscal 2006.” We are currently in fiscal 2007. References to government fiscal years are to fiscal years ended September 30.

SAIC, INC.

Overview

We are a leading provider of scientific, engineering, systems integration and technical services and solutions to all branches of the U.S. military, agencies of the U.S. Department of Defense, the intelligence community, the U.S. Department of Homeland Security and other U.S. Government civil agencies, as well as to customers in selected commercial markets. Our customers seek our domain expertise to solve complex technical challenges requiring innovative solutions for mission-critical functions in such areas as national security, intelligence and homeland defense. Increasing demand for our services and solutions is driven by priorities including the ongoing global war on terror and the transformation of the U.S. military.

From fiscal 2002 to fiscal 2006, our consolidated revenues increased at a compound annual growth rate of 15.6% to a company record of $7.8 billion, inclusive of acquisitions and exclusive of Telcordia Technologies, Inc., our commercial telecommunications subsidiary, which we divested in March 2005. As of April 30, 2006, we had a portfolio of approximately 9,000 active contracts. Our total consolidated negotiated backlog as of April 30, 2006 was approximately $15.8 billion, which included funded backlog of approximately $3.9 billion, compared to approximately $15.1 billion and $3.9 billion, respectively, as of January 31, 2006. In May 2006, Washington Technology, a leading industry publication, ranked us number three in its list of Top Federal Prime Contractors in the United States based on information technology (IT), telecommunications and systems integration revenues.

The U.S. Government is our largest customer, in the aggregate representing 89% of our total consolidated revenues in fiscal 2006. According to Congressional Budget Office estimates, U.S. Government total discretionary outlays in government fiscal 2006 will be approximately $1,035 billion, and we estimate that more than $200 billion of this amount will be spent in areas in which we compete. We believe that U.S. Government spending in these areas will continue to grow as a result of homeland security and intelligence needs arising from the global war on terror, the ongoing transformation of the U.S. military and the increased reliance on outsourcing by the U.S. Government.

Competitive Strengths

To maximize our ability to consistently deliver innovative solutions to help meet our customers’ most challenging needs, and to grow our business and increase stockholder value, we rely on the following key strengths:

•	Skilled Personnel and Experienced Management;

•	Employee Ownership and Core Values;

•	Knowledge of Customers’ Needs;

•	Technical Expertise;

•	Trusted Services and Solutions Provider;

•	Proven Marketing and Business Development Organization; and

•	Ability to Complete and Integrate Acquisitions.

Growth Strategy

We are focused on continuing to grow our business as a leading scientific, engineering, systems integration and technical services and solutions company. In our Government segment, we seek to become the leading provider of systems engineering, systems integration and technical services and solutions by focusing on the U.S. Government’s increased emphasis on defense transformation, intelligence and homeland defense. In addition, we plan to continue to pursue strategic acquisitions in areas such as these, where we anticipate higher growth. In our Commercial segment, we seek to grow our business in our existing targeted markets, in addition to becoming a leader in new selected vertical markets in which we can leverage our specialized experience and skill sets.

Our Services and Solutions

We offer a broad range of services and solutions to address our customers’ most complex and critical technology-related needs. These services and solutions include the following:

Defense Transformation.    We develop leading-edge concepts, technologies and systems to solve complex challenges facing the U.S. military and its allies, helping them transform the way they fight.

Intelligence.    We develop solutions to help the U.S. defense, intelligence and homeland security communities build an integrated intelligence picture, allowing them to be more agile and dynamic in challenging environments and produce actionable intelligence.

Homeland Security and Defense.    We develop technical solutions and provide systems integration and mission-critical support services to help federal, state, local and foreign governments and private-sector customers protect the United States and allied homelands.

Logistics and Product Support.    We provide logistics and product support solutions to enhance the readiness and operational capability of U.S. military personnel and weapon and support systems.

Systems Engineering and Integration.    We provide systems engineering and integration solutions to help our customers design, manage and protect complex IT networks and infrastructure.

Research and Development.    As one of the largest science and technology contractors to the U.S. Government, we conduct leading-edge research and development of new technologies with applications in areas such as national security, intelligence and life sciences.

Commercial Services.    We help our customers become more competitive, offering technology-driven consulting, systems integration and outsourcing services and solutions in selected commercial markets, currently IT support for oil and gas exploration and production, applications and IT infrastructure management for utilities and data lifecycle management for pharmaceuticals.

Prior to completion of this offering, we will ask the stockholders of Old SAIC to adopt and approve a merger agreement providing for the merger of Old SAIC with New SAIC’s wholly-owned subsidiary, SAIC Merger Sub, Inc. We refer to this merger in this prospectus as the “reorganization merger.” After the reorganization merger, Old SAIC will be a wholly-owned subsidiary of New SAIC and Old SAIC stockholders will become New SAIC stockholders. We expect to complete the reorganization merger before the completion of this offering, and the completion of the reorganization merger is a condition to the completion of this offering. After the reorganization merger and upon the completion of this offering, our current stockholders will hold approximately         % of our total outstanding capital stock and         % of our total voting power. Unless we indicate otherwise, the information in this prospectus assumes that we complete the reorganization merger.

We are headquartered in San Diego, California. Our address is 10260 Campus Point Drive, San Diego, California 92121, and our telephone number is (858) 826-6000. Our website can be found on the Internet at www.saic.com. The website contains information about us and our operations. The contents of our website are not incorporated by reference into this prospectus.

THE OFFERING

Common stock offered by us	shares

Stock to be outstanding immediately after completion of this offering:

Common stock		shares

Class A preferred stock, divided into four series:

Series A-1 preferred stock	69,361,220 shares

Series A-2 preferred stock	69,361,220 shares

Series A-3 preferred stock	104,041,830 shares

Series A-4 preferred stock	104,041,830 shares

Total class A preferred stock		346,806,100 shares

Total capital stock		shares

Voting rights:

Common stock	One vote per share

Class A preferred stock	10 votes per share

NYSE symbol	SAI

Net proceeds from this offering will be approximately $            , or $             if the underwriters exercise their over-allotment option in full. A special dividend of $             billion will be declared prior to this offering by our principal operating subsidiary and, following completion of this offering, paid from cash held by the subsidiary to its former stockholders of record. We will not pay this special dividend on shares sold in this offering. The special dividend could exceed the net proceeds from this offering by up to approximately $             million, if the underwriters do not exercise their over-allotment option in full. See “Use of Proceeds” and “The Merger and the Special Dividend.”

The principal purpose of this offering is to better enable us to use our cash and cash flows generated from operations to fund internal growth and growth through acquisitions as well as provide us with publicly traded stock that can be used for future acquisitions. Creating a public market for our common stock will eliminate our use of cash to provide liquidity to our stockholders by repurchasing their shares in the limited market.

The payment of the special dividend is conditioned upon the completion of this offering. We do not expect to pay any other dividends on our capital stock in the foreseeable future and we currently intend to retain any future earnings to finance our operations and growth. The exact amount of the special dividend and any future determination to pay cash dividends will be at the discretion of our board of directors and will depend on available cash, estimated cash needs, earnings, financial condition, operating results, capital requirements, applicable contractual restrictions and other factors our board of directors deems relevant. See “Use of Proceeds,” “Dividend Policy” and “The Merger and the Special Dividend.”

Shares of our class A preferred stock are convertible on a one for one basis into our common stock, subject to certain restrictions on the timing of conversion, which we refer to as restriction periods. The four series of class A preferred stock will be identical, except for the restriction periods applicable to each series. See “Description of Capital Stock.”

The number of shares of class A preferred stock that will be outstanding immediately after the completion of this offering is based on 169,280,110 shares of Old SAIC class A common stock and 206,147 shares of Old SAIC class B common stock outstanding as of April 30, 2006 (which will convert into shares of New SAIC class A preferred stock pursuant to the reorganization merger described below), and excludes the following:

•	58,221,102 shares of New SAIC class A preferred stock issuable upon exercise of 29,110,551 options to purchase shares of Old SAIC class A common stock, which will be assumed by New SAIC in the reorganization merger, with a weighted-average exercise price of $18.01 per share (adjusted for the reorganization merger, but not including the anticipated adjustments for the special dividend); and

•	84,000,000 shares of New SAIC stock (which can be issued as class A preferred stock or common stock) initially reserved for future grants under our 2006 Equity Incentive Plan and 2006 Employee Stock Purchase Plan.

Except as otherwise indicated, all information in this prospectus relating to New SAIC (1) assumes that the underwriters’ over-allotment option will not be exercised and (2) gives effect to the reorganization merger of Old SAIC with a wholly-owned subsidiary of New SAIC, pursuant to which:

•	each share of Old SAIC class A common stock will convert into two shares of New SAIC class A preferred stock, which will be allocated among four series, A-1, A-2, A-3 and A-4, as described under “The Merger and the Special Dividend;” and

•	each share of Old SAIC class B common stock will convert into 40 shares of New SAIC class A preferred stock, which will be allocated among four series, A-1, A-2, A-3 and A-4, as described under “The Merger and the Special Dividend.”

Old SAIC financial statements and share and per share data have not been adjusted to give effect to the reorganization merger.

Please read “Risk Factors” and other information included in this prospectus for a discussion of the factors you should consider carefully before deciding to invest in our common stock.

SUMMARY CONSOLIDATED FINANCIAL DATA

You should read the summary consolidated financial data presented below in conjunction with “Selected Consolidated Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited consolidated financial statements, unaudited condensed consolidated financial statements and the related notes included elsewhere in this prospectus. The summary consolidated financial data presented below under “Consolidated Statement of Income Data” for the years ended January 31, 2006, 2005 and 2004 have been derived from our audited consolidated financial statements included elsewhere in this prospectus.

The summary consolidated financial data presented below under “Consolidated Statement of Income Data” for the three months ended April 30, 2006 and 2005 and “Consolidated Balance Sheet Data” as of April 30, 2006 have been derived from our unaudited condensed consolidated financial statements that are included elsewhere in this prospectus and have been prepared on the same basis as our audited consolidated financial statements. In the opinion of management, the unaudited condensed consolidated financial statements reflect all adjustments, consisting only of normal and recurring adjustments, necessary to state fairly our results of operations for and as of the periods presented. Historical results are not necessarily indicative of the results of operations to be expected for future periods.

The pro forma consolidated balance sheet data reflect the balance sheet data as of April 30, 2006, after giving effect to Old SAIC’s payment of the special dividend after the completion of this offering. The pro forma as adjusted consolidated balance sheet data reflect the balance sheet data as of April 30, 2006, after giving effect to the payment of the special dividend, the completion of the reorganization merger and the completion of the sale of common stock by us in this offering at an assumed initial public offering price of $     per share and after deducting estimated underwriting discounts and offering expenses. The special dividend is expected to range from $8 to $10 per share of Old SAIC class A common stock and from $160 to $200 per share of Old SAIC class B common stock, which is the equivalent of a range from $4 to $5 per share of New SAIC class A preferred stock. The pro forma earnings per share and the pro forma common equivalent share data contained in the summary consolidated financial data presented below reflect the dilutive effect of the payment of the special dividend that exceeds earnings for the period presented and the completion of the reorganization merger.

	Year Ended January 31				Three Months Ended April 30
	2006		2005	2004	2006		2005
	(in millions, except per share data)

Consolidated Statement of Income Data:
Revenues		$7,792	$7,187	$5,833		$1,958	$1,846
Cost of revenues		6,801	6,283	5,053		1,686	1,614
Selling, general and administrative expenses		494	418	378		129	120
Goodwill impairment		—	—	7		—	—
Gain on sale of business units, net		—	(2)	—		—	—

Operating income		497	488	395		143	112
Net (loss) gain on marketable securities and other investments, including impairment losses		(15)	(16)	5		—	—
Interest income		97	45	49		29	19
Interest expense		(89)	(88)	(80)		(23)	(22)
Other income (expense), net		7	(12)	5		2	(1)
Minority interest in income of consolidated subsidiaries		(13)	(14)	(10)		(3)	(3)

Income from continuing operations before income taxes		484	403	364		148	105
Provision for income taxes		139	131	140		54	50

Income from continuing operations		345	272	224		94	55
Income from discontinued operations, net of tax		582	137	127		12	530

Net income		$927	$409	$351		$106	$585

Earnings per share:
Basic:
Income from continuing operations		$1.98	$1.49	$1.22		$.56	$.31
Income from discontinued operations		3.35	.74	.68		.07	2.96

		$5.33	$2.23	$1.90		$.63	$3.27

Diluted:
Income from continuing operations		$1.92	$1.45	$1.19		$.54	$.30
Income from discontinued operations		3.23	.73	.67		.07	2.88

		$5.15	$2.18	$1.86		$.61	$3.18

Common equivalent shares:
Basic		174	183	185		168	179

Diluted		180	188	189		174	184

Pro forma earnings per share:
Basic: (1)(2)
Income from continuing operations	$				$
Income from discontinued operations

	$				$

Diluted: (1)(2)
Income from continuing operations	$				$
Income from discontinued operations

	$				$

Pro forma equivalent shares:
Basic (1)(2)

Diluted (1)(2)

	As of April 30, 2006
	Actual	Pro Forma	Pro Forma as Adjusted
	(in millions)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$2,717
Working capital	3,051
Total assets	5,686
Long-term debt, net of current portion	1,192
Stockholders’ equity	2,962

	Year Ended January 31			Three Months Ended April 30
	2006	2005	2004	2006	2005
	(dollars in millions)
Other Data:
EBITDA (3)	$1,421	$687	$622	$157	$989
Adjusted EBITDA (4)	563	519	438	157	127
Number of contracts generating more than $10 million in annual revenues (5)	106	91	66	N/A	N/A

	As of January 31			As of April 30
	2006	2005	2004	2006
	(dollars in millions)
Total consolidated negotiated backlog (6)	$15,062	$13,416	$10,901	$15,764
Total consolidated funded backlog (6)	3,888	3,646	3,355	3,932
Total number of employees (7)	43,600	42,400	39,300	43,300

(1)	Pro forma earnings per share and equivalent share data reflect the completion of the reorganization merger and the effect of the payment of the special dividend that exceeds earnings for the period presented and that Old SAIC intends to pay to its stockholders following completion of this offering. See “Use of Proceeds,” “Capitalization” and “The Merger and the Special Dividend.”

(2)	Pro forma earnings per share and equivalent share data for both basic and diluted computations assume that shares of our common stock during each of the periods indicated had been sold by us with assumed net proceeds of $ per share. Such shares represent the assumed number of shares of our common stock necessary to be sold in this offering to replace the capital in excess of earnings being withdrawn for the special dividend to be paid by Old SAIC. Pro forma earnings per share and equivalent share data for both basic and diluted computations reflect the conversion of each outstanding share of Old SAIC class A common stock into two shares of New SAIC class A preferred stock and each outstanding share of Old SAIC class B common stock into 40 shares of New SAIC class A preferred stock.

(3)	EBITDA is defined as net income plus income tax expense, net interest expense, and depreciation and amortization expense. EBITDA is considered a non-GAAP financial measure. We believe that EBITDA is an important measure of our performance and is a useful supplement to net income and other income statement data. We believe EBITDA is useful to management and investors in comparing our performance to that of other companies in our industry, since it removes the impact of (a) differences in capital structure, including the effects of interest income and expense, (b) differences among the tax regimes to which we and comparable companies are subject and (c) differences in the age, method of acquisition and approach to depreciation and amortization of productive assets. However, because other companies may calculate EBITDA differently than we do, it may be of limited usefulness as a comparative measure. EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are: (a) EBITDA does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments, (b) EBITDA does not reflect changes in, or cash requirements for, our working capital needs, (c) EBITDA does not reflect the interest expense, or the cash requirements necessary to service our principal payments, on our debt, (d) EBITDA does not reflect income taxes or the cash requirements for any tax payments, and (e) although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements.

The following is a reconciliation of EBITDA to net income.

	Year Ended January 31			Three Months Ended April 30
	2006	2005	2004	2006	2005
	(in millions)
Net income	$927	$409	$351	$106	$585
Interest income	(97)	(45)	(49)	(29)	(19)
Interest expense	89	88	80	23	22
Provision for income taxes	432	149	159	42	385
Depreciation and amortization	70	86	81	15	16

EBITDA	$1,421	$687	$622	$157	$989

(4)	Adjusted EBITDA equals EBITDA minus income from discontinued operations before income taxes and gain on sale of business units and subsidiary common stock, plus goodwill impairment, net gain or (loss) on marketable securities and other investments including impairment losses and investment activities by our venture capital subsidiary. We utilize and present Adjusted EBITDA as a further supplemental measure of our performance. We prepare Adjusted EBITDA to eliminate the impact of items we do not consider indicative of ongoing operating performance. You are encouraged to evaluate each adjustment and the reasons we consider them appropriate for supplemental analysis. As an analytical tool, Adjusted EBITDA is subject to all of the limitations applicable to EBITDA.

The following is a reconciliation of Adjusted EBITDA to EBITDA.

	Year Ended January 31			Three Months Ended April 30
	2006	2005	2004	2006	2005
	(in millions)
EBITDA	$1,421	$687	$622	$157	$989
Income from discontinued operations, net of tax	(582)	(137)	(127)	(12)	(530)
Depreciation and amortization of discontinued operations	—	(30)	(44)	—	—
Provision for income taxes of discontinued operations	(293)	(18)	(19)	12	(335)
Gain on sale of business units and subsidiary common stock	—	(2)	—	—	—
Goodwill impairment	—	—	7	—	—
Net loss (gain) on marketable securities and other investments, including impairment losses	15	16	(5)	—	2
Investment activities by venture capital subsidiary	2	3	4	—	1

Adjusted EBITDA	$563	$519	$438	$157	$127

(5)	Number of contracts from which we recognized more than $10 million in annual revenues in the period presented.

(6)	Total consolidated negotiated backlog consists of funded backlog and negotiated unfunded backlog. Funded backlog represents the portion of backlog for which funding currently is appropriated or otherwise authorized and is payable to us upon completion of a specified portion of work, less revenues previously recognized. Our funded backlog does not include the full potential value of our contracts because the U.S. Government and our other customers often appropriate or authorize funds for a particular program or contract on a yearly or quarterly basis, even though the contract may call for performance over a number of years. Negotiated unfunded backlog represents (a) firm orders for which funding has not been appropriated or otherwise authorized and (b) unexercised contract options. When a definitive contract or contract amendment is executed and funding has been appropriated or otherwise authorized, funded backlog is increased by the difference between the funded dollar value of the contract or contract amendment and the revenues recognized to date. Negotiated unfunded backlog does not include any estimate of future potential task orders that might be awarded under (a) indefinite delivery / indefinite quantity contract vehicles, (b) government-wide acquisition contract vehicles or (c) U.S. General Services Administration Schedule contract vehicles. See “Risk Factors—Risks Relating to Our Business—We may not realize as revenues the full amounts reflected in our backlog, which could adversely affect our future revenues and growth prospects,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Financial Metrics—Sources of Revenues—Backlog” and “Business—Contracts—Backlog.”

(7)	Includes full-time and part-time employees and excludes employees of our former Telcordia Technologies, Inc. subsidiary.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the risks described below together with all of the other information contained in this prospectus before deciding whether to purchase our common stock. If any of the following risks occurs, the trading price of our common stock could decline and you may lose all or part of your investment.

Risks Relating to Our Business

We depend on our contracts with U.S. Government agencies for a significant portion of our revenues and, if our reputation or relationships with these agencies were harmed, our future revenues and growth prospects would be adversely affected.

We are heavily dependent upon the U.S. Government as our primary customer and we believe that the success and development of our business will continue to depend on our successful participation in U.S. Government contract programs. We generated 89%, 86% and 85% of our total consolidated revenues from the U.S. Government (including all branches of the U.S. military) in fiscal 2006, 2005 and 2004, respectively. Revenues from the U.S. Army represented 16%, 13% and 13% of our total consolidated revenues in fiscal 2006, 2005 and 2004, respectively. Revenues from the U.S. Navy represented 14%, 13% and 12% of our total consolidated revenues in fiscal 2006, 2005 and 2004, respectively. Revenues from the U.S. Air Force represented 10%, 11% and 11% of our total consolidated revenues in fiscal 2006, 2005 and 2004, respectively.

For the foreseeable future, we expect to continue to derive a substantial portion of our revenues from work performed under U.S. Government contracts. Our reputation and relationship with the U.S. Government, and in particular with the agencies of the Department of Defense (DoD) and the U.S. intelligence community, is a key factor in maintaining and growing revenues under contracts with the U.S. Government. Negative press reports regarding poor contract performance, employee misconduct, information security breaches or other aspects of our business could harm our reputation, particularly with these agencies. If our reputation with these agencies is negatively affected, or if we are suspended or debarred from contracting with government agencies for any reason, such actions would decrease the amount of business that the U.S. Government does with us and our future revenues and growth prospects would be adversely affected.

The U.S. Government may modify, curtail or terminate our contracts at any time prior to their completion and, if we do not replace them, we may be unable to sustain our revenue growth and may suffer a decline in revenues.

Many of the U.S. Government programs in which we participate as a contractor or subcontractor may extend for several years. These programs are normally funded on an annual basis. Under our contracts, the U.S. Government generally has the right not to exercise options to extend or expand our contracts and may modify, curtail or terminate the contracts and subcontracts at its convenience. Any decision by the U.S. Government not to exercise contract options or to modify, curtail or terminate our major programs or contracts would adversely affect our revenues and revenue growth.

We may not realize as revenues the full amounts reflected in our backlog, which could adversely affect our future revenues and growth prospects.

As of April 30, 2006, our total consolidated negotiated backlog was $15.8 billion, which included $3.9 billion in funded backlog (for information regarding our historical backlog levels, see “Business—Contracts—Backlog”). The U.S. Government’s ability not to exercise contract options or to modify, curtail or terminate our major programs or contracts makes the calculation of backlog subject to numerous uncertainties. Due to the uncertain nature of our contracts with the U.S. Government and the rights of our customers in our Commercial segment to cancel contracts and purchase orders in certain circumstances, we may never realize revenues from some of the engagements that are included in our backlog. Our unfunded backlog, in particular, contains amounts that we may never realize as revenues because the maximum contract value specified under a U.S. Government contract or task order awarded to us is not necessarily indicative of the revenues that we will realize under that contract. If we fail to realize as revenues amounts included in our backlog, our future revenue and growth prospects may be adversely affected.

The U.S. Government has increasingly relied on certain types of contracts that are subject to a competitive bidding process. Due to this competitive pressure, we may be unable to sustain our revenue growth and profitability.

The U.S. Government has increasingly been using contract vehicles, such as indefinite delivery/indefinite quantity (IDIQ), government-wide acquisition contracts (GWACs) and General Services Administration (GSA) Schedule contract vehicles, to obtain commitments from contractors to provide various products or services on pre-established terms and conditions. Under these contracts, the U.S. Government issues task orders for specific services or products it needs and the contractor supplies these products or services in accordance with the previously agreed terms. These contracts often have multi-year terms and unfunded ceiling amounts, therefore enabling but not committing the U.S. Government to purchase substantial amounts of products and services from one or more contractors. These contracts are typically subject to a competitive bidding process that results in greater competition and increased pricing pressure. Accordingly, we may not be able to realize revenues and/or maintain our historical profit margins under these contracts. The competitive bidding process also presents a number of more general risks, including the risk of unforeseen technological difficulties and cost overruns that may result from our bidding on programs before completion of their design and the risk that we may encounter expense, delay or modifications to previously awarded contracts as a result of our competitors protesting or challenging contracts awarded to us in competitive bidding. Our failure to compete effectively in this procurement environment would adversely affect our revenues and/or profitability.

Our overall profit margins on our contracts may decrease and our results of operations could be adversely affected if material and subcontract revenues continue to grow at a faster rate than labor-related revenues.

Our revenues are generated from either the efforts of our technical staff, which we refer to as labor-related revenues, or the receipt of payments for the costs of materials and subcontracts used in a project, which we refer to as material and subcontract (M&S) revenues. Generally, our M&S revenues have lower profit margins than our labor-related revenues. Our labor-related revenues increased by 6% from fiscal 2005 to 2006, by 16% from fiscal 2004 to 2005 and by 16% from fiscal 2003 to 2004, while our M&S revenues increased by 13% from fiscal 2005 to 2006, by 39% from fiscal 2004 to 2005 and by 32% from fiscal 2003 to 2004. M&S revenues accounted for 37%, 36% and 32% of our total consolidated revenues for fiscal 2006, 2005 and 2004, respectively, and labor-related revenues accounted for 63%, 64% and 68% of our total consolidated revenues for fiscal 2006, 2005 and 2004, respectively. If M&S revenues continue to grow at a faster rate than labor-related revenues, our overall profit margins on our contracts may decrease and our profitability could be adversely affected.

A decline in the U.S. defense budget or changes in budgetary priorities may adversely affect our future revenues and limit our growth prospects.

Revenues under contracts with the DoD, including subcontracts under which the DoD is the ultimate purchaser, represented 69% of our total consolidated revenues in fiscal 2006. Changes in the budgetary priorities of the U.S. Government or the DoD could directly affect our operating results. For example, the U.S. defense budget declined in the late 1980s and the early 1990s, resulting in a slowing of new program starts, program delays and program cancellations. These reductions caused most defense-related government contractors to experience declining revenues, increased pressure on operating margins and, in some cases, net losses. While spending authorizations for defense-related programs by the U.S. Government have increased in recent years, and in particular after the September 11, 2001 terrorist attacks, these spending levels may not be sustainable, and future levels of spending and authorizations for these programs may decrease, remain constant or shift to programs in areas where we do not currently provide services. Such changes in spending authorizations and budgetary priorities could occur due to the significant relief and recovery costs associated with natural disasters, the rapid growth of the federal budget deficit, increasing political pressure to reduce overall levels of government spending, or other factors. The U.S. Government conducted a strategic review of the U.S. defense budget in government fiscal 2005 and 2006, known as the Quadrennial Defense Review (QDR), and the results of this strategic review may result in shifts in DoD budgetary priorities or reductions in overall U.S. Government spending for defense-related programs, including with respect to programs from which we expect to derive a significant portion of our revenues. A significant decline in overall U.S. Government spending, including in the areas of national security, defense transformation, intelligence and homeland security, or a significant shift in its spending priorities, or the substantial reduction or elimination of particular defense-related programs, would adversely affect our future revenues and limit our growth prospects.

A delay in the completion of the U.S. Government’s budget process could delay procurement of our services and solutions and have an adverse effect on our future revenues.

In years when the U.S. Government does not complete its budget process before the end of its fiscal year on September 30, government operations are typically funded pursuant to a “continuing resolution” that authorizes agencies of the U.S. Government to continue to operate, but does not authorize new spending initiatives. When the U.S. Government operates under a continuing resolution, delays can occur in the procurement of our services and solutions. We have from time to time experienced a decline in revenues in our quarter ending January 31 as a result of this annual budget cycle, and we could experience similar declines in revenues if the budget process is delayed significantly in future periods. For example, the delay in the approval of a supplemental spending bill in 2006 resulted in procurement delays by the U.S. Government. Similar delays could have an adverse effect on our future revenues.

Our financial results may vary significantly from period-to-period.

Our financial results may fluctuate as a result of a number of factors, many of which are outside of our control. For these reasons, comparing our operating results on a period-to-period basis may not be meaningful, and you should not rely on our past results as an indication of our future performance. Our financial results may be negatively affected by any of the risk factors listed in this “Risk Factors” section and, in particular, the following risks:

•	a reduction of government funding or delay in the completion of the U.S. Government’s budget process

•	decisions by the U.S. Government not to exercise contract options or to modify, curtail or terminate our major programs or contracts

•	the potential decline in our overall profit margins if our material and subcontract revenues grow at a faster rate than labor-related revenues

•	failure to accurately estimate or control costs under firm fixed price (FFP) contracts

•	adverse judgments or settlements in legal disputes

•	expenses related to acquisitions, mergers or joint ventures

•	other one-time financial charges

The failure to successfully resolve issues related to our Greek Olympic contract could adversely affect our profitability and could require us to make large payments to the Greek government.

We entered into an FFP contract with the Greek government (Greek contract) to provide the security infrastructure that was used to support the 2004 Athens Summer Olympic Games and to serve as the security system for the Greek government’s public order departments after the Olympic Games. The Greek government has not made various payments under this contract and has not yet formally accepted the security infrastructure, which contains certain omissions and deviations from the contractual requirements. In 2005, we submitted a proposal for an alternative technical approach for the Command Decision and Support System (subsystems 1-7) and are attempting to address the omissions and deviations identified on the other subsystems. We have been negotiating for many months with the Greek government for a contractual modification to address technical, financial and contractual issues. To date, a mutually satisfactory agreement on the contractual modification has not been reached. Standby letters of credit relating to payment, performance and offset bonding arrangements under the contract totaling $234 million have been issued. Under the terms of these bonding arrangements, the Greek government could call these standby letters of credit at any time by submitting a written statement to the guaranteeing bank that we have not fulfilled our obligations under the contract. If this occurs, the banks issuing the letters of credit supporting these bonding arrangements will be entitled to immediate payment from us for the amount obtained from the guaranteeing banks by the Greek government, reducing our cash balances. Although we believe that any amounts obtained by the Greek government through the calling of these letters of credit may be retained by the Greek government only as security against any actual damages it proves in arbitration, if the Greek government does call these letters of credit, we can make no assurances as to whether we will be successful in arbitration or able to recover amounts owed from the Greek government.

Although we have been in discussions with the Greek government and our principal subcontractor to attempt to resolve these issues, we may not be able to reach mutually acceptable agreements, and we cannot predict the financial impact on us of the resolution of these issues. On April 21, 2006, we instituted arbitration proceedings before the International Chamber of Commerce to pursue our rights and remedies related to this contract. Under the terms of the contract, disputes are subject to ultimate resolution by binding arbitration before a panel of three Greek arbitrators in Greece. We have received $147 million of payments from the Greek government under the contract and recognized as revenues only $119 million of the total system price of $199 million. Even though the Greek government requested an extension of time in which to submit its answer to our arbitration complaint and we have continued efforts to attempt to negotiate a contract modification, the Greek government may file a counterclaim against us in the arbitration for damages, which could include reprocurement costs, repayment of amounts paid under the contract and penalties for delayed delivery and other types of damages. Due to the early stage of the arbitration, the amount of any claims that the Greek government may assert against us in the arbitration is not known. As of April 30, 2006, we have recorded $121 million of losses on this contract and unfavorable resolution of this matter could further adversely affect our profitability and cash balances. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Commitments and Contingencies—Firm Fixed-Price Contract with the Greek Government” and Note 19 of the notes to consolidated financial statements for fiscal 2006.

We use estimates in recognizing revenue, and changes in our estimates could adversely affect our future financial results.

Revenues from our contracts are primarily recognized using the percentage-of-completion method based on progress towards completion, with performance measured by the cost-to-cost method, efforts-expended method or units-of-delivery method, all of which require estimates of total costs at completion. Estimating costs at completion on our long-term contracts, particularly due to the technical nature of the services being performed, is complex and involves significant judgment. Adjustments to original estimates are often required as work progresses, experience is gained and additional information becomes known, even though the scope of the work required under the contract may not change. Any adjustment as a result of a change in estimate is recognized as events become known. Should updated estimates indicate that we will experience a loss on the contract, we recognize the estimated loss at the time it is determined. Additional information may subsequently indicate that the loss is more or less than initially recognized, which requires further adjustments in our consolidated financial statements, as was the case with the Greek contract. Due to the size of many of our contracts, changes in the underlying assumptions, circumstances or estimates could result in adjustments that may adversely affect future financial results.

Adverse judgments or settlements in legal disputes could require us to pay potentially large damage awards, which would adversely affect our cash balances and profitability.

We are subject to, and may become a party to, a variety of litigation or other claims and suits that arise from time to time in the ordinary course of our business. Adverse judgments or settlements in some or all of these legal disputes may result in significant monetary damages or injunctive relief against us. The litigation and other claims described in this prospectus are subject to inherent uncertainties and management’s view of these matters may change in the future. For example, an unfavorable final settlement or judgment of our dispute with the Greek government, Telcordia Technologies, Inc.’s dispute with Telkom South Africa, or our disputes relating to our joint venture, INTESA, could adversely affect our cash balances and profitability. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Commitments and Contingencies.”

Our failure to attract, train and retain skilled employees, including our management team, would adversely affect our ability to execute our strategy.

The availability of highly trained and skilled technical, professional and management personnel is critical to our future growth and profitability. Competition for scientists, engineers, technicians and professional and management personnel is intense and competitors aggressively recruit key employees. Because of our growth and increased competition for experienced personnel, particularly in highly specialized areas, it has become more difficult to meet all of our needs for these employees in a timely manner and this may affect our growth in the current fiscal year. Although we intend to continue to devote significant resources to recruit, train and retain qualified employees, we may not be able to attract and retain these employees. Any failure to do so would have an adverse effect on our ability to execute our strategy.

In addition to attracting and retaining qualified engineering, technical and professional personnel, we believe that our success will also depend on the continued employment of a highly qualified and experienced senior management team and its ability to generate new business. Our inability to retain appropriately qualified and experienced senior executives could cause us to lose customer relationships or new business opportunities.

Our revenues and growth prospects may be adversely affected if we or our employees are unable to obtain the security clearances or other qualifications we and they need to perform services for our customers.

Many U.S. Government programs require contractors to have security clearances. Depending on the level of required clearance, security clearances can be difficult and time-consuming to obtain. If we or our employees are unable to obtain or retain necessary security clearances, we may not be able to win new business, and our existing customers could terminate their contracts with us or decide not to renew them. To the extent we cannot obtain or maintain the required security clearances for our employees working on a particular contract, we may not derive the revenue anticipated from the contract.

Employee misconduct, including security breaches, or our failure to comply with laws or regulations applicable to our business could cause us to lose customers or our ability to contract with the U.S. Government.

Because we are a U.S. Government contractor, misconduct, fraud or other improper activities by our employees or our failure to comply with laws or regulations could have a significant negative impact on our business and reputation. Such misconduct could include the failure to comply with U.S. Government procurement regulations, regulations regarding the protection of classified information, legislation regarding the pricing of labor and other costs in U.S. Government contracts, regulations on lobbying or similar activities, environmental laws and any other applicable laws or regulations. Many of the systems we develop involve managing and protecting information relating to national security and other sensitive government functions. A security breach in one of these systems could prevent us from having access to such critically sensitive systems. Other examples of potential employee misconduct include time card fraud and violations of the Anti-Kickback Act. The precautions we take to prevent and detect these activities may not be effective, and we could face unknown risks or losses. Our failure to comply with applicable laws or regulations or misconduct by any of our employees could subject us to fines and penalties, loss of security clearance and suspension or debarment from contracting with the U.S. Government, any of which would adversely affect our business.

Our U.S. Government contracts may be terminated and we may be liable for penalties under a variety of procurement rules and regulations and changes in government regulations or practices could adversely affect our profitability, cash balances or growth prospects.

We must comply with laws and regulations relating to the formation, administration and performance of U.S. Government contracts, which affect how we do business with our customers. Such laws and regulations may potentially impose added costs on our business and our failure to comply with them may lead to penalties and the termination of our U.S. Government contracts. Some significant regulations that affect us include:

•	the Federal Acquisition Regulation and supplements, which regulate the formation, administration and performance of U.S. Government contracts

•	the Truth in Negotiations Act, which requires certification and disclosure of cost and pricing data in connection with contract negotiations

•	the Cost Accounting Standards, which impose accounting requirements that govern our right to reimbursement under certain cost-based government contracts

The U.S. Government may revise its procurement practices or adopt new contract rules and regulations, such as cost accounting standards, at any time. In addition, the U.S. Government may face restrictions or pressure from government employees and their unions regarding the amount of services the U.S. Government may obtain from private contractors. Any of these changes could impair our ability to obtain new contracts or contracts under which we currently perform when those contracts are put up for recompetition bids. Any new contracting methods could be costly or administratively difficult for us to implement and could adversely affect our future revenues.

Additionally, our contracts with the U.S. Government are subject to periodic review and investigation. If such a review or investigation identifies improper or illegal activities, we may be subject to civil or criminal penalties or administrative sanctions, including the termination of contracts, forfeiture of profits, the triggering of price reduction clauses, suspension of payments, fines and suspension or debarment from doing business with U.S. Government agencies. We could also suffer harm to our reputation if allegations of impropriety were made against us, which would impair our ability to win awards of contracts in the future or receive renewals of existing contracts. We are from time to time subject to investigations by the DoD and other agencies. Although we have never had any material penalties or administrative sanctions imposed upon us, such penalties and sanctions are not uncommon in the industry. If we incur a material penalty or administrative sanction or otherwise suffer harm to our reputation, our profitability, cash position and future prospects could be adversely affected.

Our business is subject to routine audits and cost adjustments by the U.S. Government, which, if resolved unfavorably to us, could adversely affect our profitability.

U.S. Government agencies routinely audit and review their contractors’ performance on contracts, cost structure, pricing practices and compliance with applicable laws, regulations and standards. They also review the adequacy of, and a contractor’s compliance with, its internal control systems and policies, including the contractor’s purchasing, property, estimating, compensation and management information systems. Such audits may result in adjustments to our contract costs, and any costs found to be improperly allocated will not be reimbursed. To date, none of our audits have resulted in material adjustments and all of our indirect contract costs have been agreed upon through fiscal 2003 and are not subject to further adjustment. We have recorded contract revenues in fiscal 2006, 2005 and 2004 based upon costs we expect to realize upon final audit. However, we do not know the outcome of any future audits and adjustments and, if future audit adjustments exceed our estimates, our profitability could be adversely affected.

If we are unable to accurately estimate the costs, time and resources, or to effectively manage and control costs, associated with various contractual commitments, our profitability may be adversely affected.

Over the last three fiscal years, an average of 18% of our total consolidated revenues were derived from FFP and target cost and fee with risk sharing contracts, in which we bear risk that our actual costs may exceed the estimated costs on which the prices are negotiated. Under FFP contracts, we agree to fulfill our obligations at a set price. Under target cost and fee with risk sharing contracts, customers reimburse our costs plus a specified or target fee or profit, if our actual costs equal a negotiated target cost. Under such contracts, if our actual costs exceed the target costs, our target fee and cost reimbursement are reduced by a portion of the cost overrun. When making proposals for engagements on these types of contracts, we rely heavily on our estimates of costs and timing for completing the associated projects, as well as assumptions regarding technical issues. In each case, our failure to accurately estimate costs or the resources and technology needed to perform our contracts or to effectively manage and control our costs during the performance of our work could result, and in some instances, including the Greek contract, has resulted, in reduced profits or in losses. More generally, any increased or unexpected costs or unanticipated delays in connection with the performance of these contracts, including costs and delays caused by contractual disputes or other factors outside of our control, could make these contracts less profitable or unprofitable. We have recorded losses on FFP contracts from time to time, including the Greek contract. Future losses could have a material adverse effect on our profitability.

Our services and operations sometimes involve using, handling or disposing of hazardous materials, which could expose us to potentially significant liabilities.

Our services sometimes involve the investigation or remediation of environmental hazards, as well as the use, handling or disposal of hazardous materials. These activities and our operations generally subject us to extensive foreign, federal, state and local environmental protection and health and safety laws and regulations, which, among other things, require us to incur costs to comply with these regulations and could impose liability on us for contamination. Furthermore, failure to comply with these environmental protection and health and safety laws could result in civil or criminal sanctions, including fines, penalties or suspension or debarment from contracting with the U.S. Government. Additionally, our ownership and operation of real property also subjects us to environmental protection laws, some of which hold current or previous owners or operators of businesses and real property liable for contamination, even if they did not know of and were not responsible for the contamination. Although we have not incurred any material costs related to environmental matters to date, any violations of, or liabilities pursuant to, these laws or regulations could adversely affect our financial condition and operating results.

Acquisitions, investments and joint ventures could result in operating difficulties, dilution and other adverse consequences to our business.

We have historically supplemented our internal growth through acquisitions, investments and joint ventures and expect that a significant portion of our planned growth will continue to come from these transactions. We evaluate potential acquisitions, investments and joint ventures on an ongoing basis. Our acquisitions, investments and joint ventures pose many risks, including:

•	we may not be able to compete successfully for available acquisition candidates, complete future acquisitions and investments or accurately estimate the financial effect of acquisitions and investments on our business

•	future acquisitions, investments and joint ventures may require us to issue capital stock or spend significant cash or may result in a decrease in our operating income or operating margins and we may be unable to recover investments made in any such acquisitions

•	we may have trouble integrating acquired businesses or retaining their personnel or customers

•	acquisitions, investments or joint ventures may disrupt our business and distract our management from other responsibilities

•	we may not be able to effectively influence the operations of our joint ventures, which could adversely affect our operations

We may not be able to continue to identify attractive acquisitions or joint ventures. Acquired entities or joint ventures may not operate profitably. Additionally, we may not realize anticipated synergies and acquisitions may not result in improved operating performance. If our acquisitions, investments or joint ventures fail or perform poorly, our business could be adversely affected.

In conducting our business, we depend on other contractors and subcontractors. If these parties fail to satisfy their obligations to us or the U.S. Government, or if we are unable to maintain these relationships, our revenues, profitability and growth prospects could be adversely affected.

We depend on contractors and subcontractors in conducting our business. There is a risk that we may have disputes with our subcontractors arising from, among other things, the quality and timeliness of work performed by the subcontractor, customer concerns about the subcontractor, our failure to extend existing task orders or issue new task orders under a subcontract, or our hiring of a subcontractor’s personnel. In addition, if any of our subcontractors fail to deliver on a timely basis the agreed-upon supplies and/or perform the agreed-upon services, our ability to fulfill our obligations as a prime contractor may be jeopardized. During the past five fiscal years, on several occasions we have incurred non-material losses resulting from the failure of our subcontractors to perform their subcontract obligations. Although material losses due to subcontractor performance problems have been rare, material losses could arise in future periods and subcontractor performance deficiencies could result in a customer terminating a contract for default. A termination for default could expose us to liability and have an adverse effect on our ability to compete for future contracts and orders, especially if the customer is an agency of the U.S. Government.

We also rely on relationships with other contractors when we act as their subcontractor or joint venture partner. Our future revenues and growth prospects could be adversely affected if other contractors eliminate or reduce their subcontracts or joint venture relationships with us, or if the U.S. Government terminates or reduces these other contractors’ programs, does not award them new contracts or refuses to pay under a contract. Additionally, companies that do not initially have access to U.S. Government contracts may perform services as our subcontractor for a U.S. Government customer, and through that exposure secure future positions as prime U.S. Government contractors. If any of our current subcontractors were awarded prime contractor status in the future, not only would we have to compete with them for future U.S. Government contracts, but our ability to perform our current and future contracts might also be impaired.

Systems failures could disrupt our business and impair our ability to effectively provide our products and services to our customers, which could damage our reputation and adversely affect our revenues and profitability.

We are subject to systems failures, including network, software or hardware failures, whether caused by us, third-party service providers, intruders or hackers, computer viruses, natural disasters, power shortages or terrorist attacks. Through fiscal 2008, we will be making significant changes to our internal financial systems, which could also subject us to systems failures. Any such failures could cause loss of data and interruptions or delays in our or our customers’ businesses and could damage our reputation. In addition, the failure or disruption of our communications or utilities could cause us to interrupt or suspend our operations or otherwise adversely affect our business. Our property and business interruption insurance may be inadequate to compensate us for all losses that may occur as a result of any system or operational failure or disruption and, as a result, our future results could be adversely affected.

The systems and networks that we maintain for our customers could also fail. If a system or network we maintain were to fail or experience service interruptions, we might experience loss of revenue or face claims for damages or contract termination. Our errors and omissions liability insurance may be inadequate to compensate us for all the damages that we might incur and, as a result, our future results could be adversely affected.

We have only a limited ability to protect our intellectual property rights, which are important to our success. Our failure to adequately protect our intellectual property rights could adversely affect our competitive position.

Our success depends, in part, upon our ability to protect our proprietary information and other intellectual property. We rely principally on trade secrets to protect much of our intellectual property where we do not believe that patent or copyright protection is appropriate or obtainable. However, trade secrets are difficult to protect. Although our employees are subject to confidentiality obligations, this protection may be inadequate to deter or prevent misappropriation of our confidential information. In addition, we may be unable to detect unauthorized use of our intellectual property or otherwise take appropriate steps to enforce our rights. Failure to obtain or maintain trade secret protection would adversely affect our competitive business position. In addition, if we are unable to prevent third parties from infringing or misappropriating our copyrights, trademarks or other proprietary information, our competitive position could be adversely affected.

We face risks associated with our international business.

Approximately 3% of our total consolidated revenues in each of fiscal 2006, 2005 and 2004 was generated by SAIC entities outside of the United States. Additionally, our domestic entities periodically enter into contracts with foreign customers. These international business operations are subject to a variety of the risks associated with conducting business internationally, including:

•	changes in or interpretations of foreign laws, regulations or policies that may adversely affect the performance of our services, sale of our products or repatriation of our profits to the United States

•	the imposition of tariffs

•	hyperinflation or economic or political instability in foreign countries

•	imposition of limitations on or increase of withholding and other taxes on remittances and other payments by foreign subsidiaries or joint ventures

•	conducting business in places where laws, business practices and customs are unfamiliar or unknown

•	the imposition of restrictive trade policies

•	the imposition of inconsistent laws or regulations

•	the imposition or increase of investment and other restrictions or requirements by foreign governments

•	uncertainties relating to foreign laws and legal and arbitration proceedings

•	compliance with a variety of U.S. laws, including the Foreign Corrupt Practices Act

•	compliance with U.S. export control regulations and policies that restrict our ability to communicate with non-U.S. employees and supply foreign affiliates and customers

•	compliance with licensing requirements

Although revenues derived from our international operations have been relatively low, we do not know the impact that these regulatory, geopolitical and other factors may have on our business in the future and any of these factors could materially adversely affect our business. Failure to comply with U.S. Government laws and regulations applicable to international business like the Foreign Corrupt Practices Act or U.S. export control regulations could have an adverse impact on our business with the U.S. Government. Additionally, these risks relating to international operations may expose us to potentially significant contract losses. For example, we have incurred significant losses under our Greek contract, and a portion of these losses may be attributable to difficulties associated with conducting business internationally.

We face aggressive competition that can impact our ability to obtain contracts and therefore affect our future revenues and growth prospects.

Our business is highly competitive in both the Government and Commercial segments. We compete with larger companies that have greater name recognition, financial resources and larger technical staffs. We also compete with smaller, more specialized entities that are able to concentrate their resources on particular areas. In the Government segment, we also compete with the U.S. Government’s own capabilities and federal non-profit contract research centers. To remain competitive, we must provide superior service and performance on a cost-effective basis to our customers.

Our existing indebtedness may affect our ability to take certain extraordinary corporate actions and may negatively affect our ability to borrow additional amounts at favorable rates.

As of April 30, 2006, we had approximately $1.2 billion in notes payable and long-term debt. The terms of the credit facilities place certain limitations on our ability to undertake extraordinary corporate transactions, such as a sale of significant assets. As a result, it may be more difficult for us to take these actions and the interests of our creditors in such transactions may be different from the interests of our stockholders. Additionally, the existence of this debt may make it more difficult for us to borrow additional amounts at favorable rates. For additional information regarding our existing indebtedness, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Outstanding Indebtedness.”

Risks Relating to Our Stock

The concentration of our capital stock ownership with our employee benefit plans, executive officers, employees and directors and their respective affiliates will limit your ability to influence corporate matters.

After this offering, our class A preferred stock will have 10 votes per share and our common stock, which is the stock we are selling in this offering, will have one vote per share. We anticipate that after the completion of this offering, our employee benefit plans, founders, executive officers, employees and directors and their respective affiliates will together own approximately             % of our capital stock, representing approximately             % of the voting power of our outstanding capital stock. For the foreseeable future, they will have significant influence over our management and affairs and over all matters requiring stockholder approval, including the election of directors and significant corporate transactions, such as a merger or other sale of our company or our assets. As a result of this dual-class structure, our employee benefit plans, founders, executive officers, employees and directors and their respective affiliates will also be able to control all matters submitted to our stockholders for approval, even if they come to own less than 50% of the outstanding shares of our capital stock, except to the extent that holders of common stock may be entitled to vote as a separate class under the General Corporation Law of the State of Delaware. This concentrated control will limit your ability to influence corporate matters and, as a result, we may take actions that our common stockholders do not view as beneficial. As a result, the market price of our common stock could be adversely affected.

Our common stock has not been publicly traded, and the price of our common stock may fluctuate substantially.

Although Old SAIC has sponsored a limited market in its common stock, there has been no public market for our common stock prior to this offering. The price of our common stock in this offering will be negotiated with the lead underwriters and the market price at which our common stock will trade following this offering will be determined by market forces. The underwriters and public investors who trade in our common stock may give different weight to factors or valuation methodologies or consider new factors or valuation methodologies other than those relied upon in determining the historical price of Old SAIC common stock. Therefore, the price negotiated with the lead underwriters and the market price at which our common stock will trade following this offering may be higher or lower than the historical prices of Old SAIC common stock. In addition, we cannot predict the extent to which a trading market will develop for our common stock or how liquid that market might become.

Broad market and industry factors may adversely affect the market price of our common stock, regardless of our actual operating performance. Factors that could cause fluctuations in our stock price include, among other things:

•	actual or anticipated variations in quarterly operating results

•	changes in financial estimates by us, by investors or by any financial analysts who might cover our stock

•	our ability to meet the performance expectations of financial analysts or investors

•	negative publicity regarding us, including relating to poor performance on a particular contract, employee misconduct or information security breaches

•	disclosure of non-compliance with government laws and regulations relating to the protection of classified information, the procurement of government contracts and the conduct of lobbying and other activities

•	changes in market valuations of other companies in our industry

•	the expiration of the applicable restriction periods to which the class A preferred stock is subject, which could result in additional shares of our common stock being sold in the market

•	general market and economic conditions

•	announcements by us or our competitors of significant acquisitions, strategic partnerships or divestitures

•	additions or departures of key personnel

•	sales of our common stock, including sales by our directors and officers or our principal stockholders

•	the relatively small percentage of our stock that will be held by non-employees following this offering

Fluctuations caused by factors such as these may negatively affect the market price of our common stock. In addition, the other risks described elsewhere in this prospectus could adversely affect our stock price.

Before the reorganization merger, Old SAIC intends to declare a special dividend payable to its stockholders of record. The net proceeds from this offering will be less than the amount of this dividend and we will have less cash available after this offering and the payment of the special dividend.

Before the reorganization merger, Old SAIC intends to declare a special dividend of $             billion, payable to the holders of record of Old SAIC class A and class B common stock. The special dividend could exceed the net proceeds from this offering by up to approximately $         million, if the underwriters do not exercise their over-allotment option in full. As a result of the payment of the special dividend, we will have less cash available for working capital, capital spending and possible investments and acquisitions.

Except for the special dividend that Old SAIC intends to pay to holders of its common stock, we do not intend to pay dividends on our capital stock.

Old SAIC has never declared or paid any cash dividend on our capital stock other than the special dividend. New SAIC does not expect to pay any dividends on our capital stock in the foreseeable future and intends to retain any future earnings to finance our operations and growth. See “Dividend Policy.”

The Sarbanes-Oxley Act of 2002 requires us to document and test our internal controls over financial reporting as of fiscal 2008 and requires our independent registered public accounting firm to report on our assessment as to the effectiveness of these controls. Any delays or difficulty in satisfying these requirements could cause some investors to lose confidence in, or otherwise be unable to rely on, the accuracy of our reported financial information, which could adversely affect the trading price of our common stock.

Section 404 of the Sarbanes-Oxley Act of 2002 requires us to document and test the effectiveness of our internal controls over financial reporting in accordance with an established internal control framework and to report on our conclusion as to the effectiveness of our internal controls. It also requires our independent registered public accounting firm to test our internal controls over financial reporting and report on the effectiveness of such controls as of January 31, 2008. Our independent registered public accounting firm is also required to test, evaluate and report on management’s assessment of internal control.

In the second quarter of fiscal 2005, we reported the existence of a “material weakness” in our internal controls relating to income tax accounting. During a review and reconciliation of our worldwide income tax liabilities, we identified an overstatement of income tax expense of $13 million related to fiscal 2003 (which was corrected in an amendment to our Annual Report on Form 10-K for fiscal 2004). Although we believe we have remediated this weakness, similar or other weaknesses may be identified. If we conclude that our controls are not effective or if our independent registered public accounting firm concludes that either our controls are not effective or that we did not appropriately document and test our controls, investors could lose confidence in, or otherwise be unable to rely on, our reported financial information, which could adversely affect the trading price of our common stock.

Future sales of substantial amounts of our common stock, or the perception in the public markets that these sales may occur, could depress our stock price.

We cannot predict the effect, if any, that market sales of our common stock or the availability of shares for sale will have on the market price prevailing from time to time. Although the shares of class A preferred stock are subject to restrictions on conversion, the possibility of the conversion and sale, as well as the actual sales of this stock, may adversely affect the market price of our common stock. These sales may also make it more difficult for us to raise capital through the issuance of equity securities at a time and at a price we deem appropriate.

Upon the completion of this offering, there will be              shares of our common and class A preferred stock outstanding. Of these shares,              shares of common stock sold in this offering will be freely transferable without restriction or further registration under the Securities Act of 1933 (Securities Act). The remaining              shares are shares of class A preferred stock. The holders of class A preferred stock have owned their shares for many years and have not had access to a public market in which to sell their shares. After the restriction periods described in “Shares eligible for future sale” expire, shares of class A preferred stock will be convertible on a one-for-one basis into shares of common stock. A significant number of holders of our class A preferred stock may convert their shares to take advantage of the public market in common stock. Subject to certain limitations, those shares of common stock will be freely tradable without restriction following the expiration of the transfer restriction periods described in “Description of Capital Stock” and “Shares Eligible for Future Sale.” In addition to outstanding shares eligible for sale, additional shares of our class A preferred stock will be issuable upon completion of this offering under currently outstanding stock options. Substantial sales of these shares could adversely affect the market value of the common stock.

Provisions in our charter documents and under Delaware law could delay or prevent transactions that many stockholders may favor.

Some provisions of our certificate of incorporation and bylaws may have the effect of delaying, discouraging or preventing a merger or acquisition that our stockholders may consider favorable, including transactions in which stockholders might receive a premium for their shares. These restrictions, which may also make it more difficult for our stockholders to elect directors not endorsed by our current directors and management, include the following:

•	Our certificate of incorporation provides for class A preferred stock, which initially will give our founders, executive officers, employees and directors and their respective affiliates voting control over all matters requiring stockholder approval, including the election of directors and significant corporate transactions such as a merger or other sale of our company or its assets. This concentrated control could discourage others from initiating any potential merger, takeover or other business combination that other stockholders may view as beneficial.

•

Our certificate of incorporation provides that our bylaws and certain provisions of our certificate of incorporation may be amended only by two-thirds or more voting power of all of the outstanding shares entitled to vote. These supermajority voting requirements could impede our stockholders’ ability to make changes to our certificate of incorporation and bylaws, which could delay, discourage or prevent a merger, acquisition or business combination that our stockholders may consider favorable.

•	Our certificate of incorporation generally provides that mergers and certain other business combinations between us and a related person be approved by the holders of securities having at least 80% of our outstanding voting power, as well as by the holders of a majority of the voting power of such securities that are not owned by the related person. This supermajority voting requirement could prevent a merger, acquisition or business combination that our stockholders may consider favorable.

•	Our stockholders may not act by written consent. As a result, a holder, or holders, controlling a majority of our capital stock would not be able to take certain actions without holding a stockholders’ meeting.

•	Our board of directors may issue, without stockholder approval, shares of undesignated preferred stock. The ability to authorize undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to acquire us.

•	Our board of directors is classified and members of our board of directors serve staggered terms. Our classified board structure may discourage unsolicited takeover proposals that stockholders may consider favorable.

As a Delaware corporation, we are also subject to certain restrictions on business combinations. Under Delaware law, a corporation may not engage in a business combination with any holder of 15% or more of its capital stock unless the holder has held the stock for three years, or among other things, the board of directors has approved the business combination or the transaction pursuant to which such person became a 15% holder prior to the time the person became a 15% holder. Our board of directors could rely on Delaware law to prevent or delay an acquisition of us. See “Description of Capital Stock—Anti-takeover Effects of Various Provisions of Delaware Law and Our Certificate of Incorporation and Bylaws.”

FORWARD-LOOKING STATEMENTS

This prospectus, including the sections entitled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” contains forward-looking statements that are based on our management’s belief and assumptions about the future in light of information currently available to our management. These statements relate to future events or our future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. These factors include, but are not limited to:

•	changes in the U.S. Government defense budget or budgetary priorities or delays in the U.S. budget process;

•	changes in U.S. Government procurement rules and regulations;

•	our compliance with various U.S. Government and other government procurement rules and regulations;

•	the outcome of U.S. Government audits of our company;

•	our ability to win contracts with the U.S. Government and others;

•	our ability to attract, train and retain skilled employees;

•	our ability to maintain relationships with prime contractors, subcontractors and joint venture partners;

•	our ability to obtain required security clearances for our employees;

•	our ability to accurately estimate costs associated with our firm fixed price and other contracts;

•	resolution of legal and other disputes with our customers and others, including our ability to resolve issues related to the Greek contract;

•	our ability to acquire businesses and make investments;

•	our ability to manage risks associated with our international business;

•	our ability to compete with others in the markets which we operate; and

•	our ability to execute our business plan effectively and to overcome these and other known and unknown risks that we face.

In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue” or the negative of these terms or other comparable terminology. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. There are a number of important factors that could cause our actual results to differ materially from those results anticipated by our forward-looking statements. These factors are discussed elsewhere in this prospectus, including under “Risk Factors.” We do not intend to update any of the forward-looking statements after the date of this prospectus or to conform these statements to actual results.

USE OF PROCEEDS

We estimate that we will receive net proceeds from the sale of our shares of common stock in this offering of approximately $            , or $             if the underwriters fully exercise their over-allotment option, based upon an assumed initial public offering price of $             per share and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

Within 25 days after the completion of this offering, Old SAIC will pay a special dividend to holders of record of Old SAIC class A and class B common stock immediately prior to the reorganization merger in an amount equal to $             billion. The special dividend could exceed the net proceeds from this offering by up to approximately $         million, if the underwriters do not exercise their over-allotment option in full. Old SAIC will use available cash, cash equivalents and/or short-term investments to pay the special dividend. Following the completion of this offering and the payment of the special dividend by Old SAIC, on a consolidated basis, we will have a cash balance of approximately $            , as compared to a cash balance before this offering and payment of the special dividend of approximately $            . Our consolidated cash balances, following the completion of this offering and the payment of the special dividend, will be used for general corporate purposes, including working capital, capital spending and possible investments in, or acquisitions of, complementary businesses, services or technologies. The payment of the special dividend is conditioned upon the completion of this offering. See “The Merger and the Special Dividend.”

The principal purpose of this offering is to better enable us to use our cash and cash flows generated from operations to fund internal growth and to use both cash and common stock to finance growth through acquisitions. Creating a public market for our common stock will eliminate our use of cash to provide liquidity to our stockholders by repurchasing their shares in the limited market or in other transactions.

DIVIDEND POLICY

Old SAIC has never declared or paid any cash dividends on its capital stock other than the special dividend. The special dividend is expected to range from approximately $8 to $10 per share of Old SAIC class A common stock and from approximately $160 to $200 per share of Old SAIC class B common stock, which is the equivalent of a range from approximately $4 to $5 per share of New SAIC class A preferred stock. New SAIC does not expect to pay any dividends on our capital stock in the foreseeable future and we currently intend to retain any future earnings to finance our operations and growth. The exact amount of the special dividend and any future determination to pay cash dividends will be at the discretion of our board of directors and will depend on available cash, estimated cash needs, earnings, financial condition, operating results, capital requirements, applicable contractual restrictions and other factors our board of directors deems relevant.

CAPITALIZATION

The following table sets forth our liquid assets and capitalization as of April 30, 2006:

•	on an actual basis

•	on a pro forma basis to reflect payment of the special dividend after the completion of this offering

•	on a pro forma as adjusted basis to reflect the payment of the special dividend, the completion of the reorganization merger and the completion of this offering at an assumed initial public offering price of $ per share and after deducting estimated underwriting discounts and offering expenses

You should read this table in conjunction with the sections of this prospectus entitled “Selected Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes included elsewhere in this prospectus.

	As of April 30, 2006
	Actual	Pro Forma		Pro Forma as Adjusted
	(in millions, except share data)

Cash and cash equivalents and short-term investments	$2,717	$		$

Debt:
Notes payable and current portion of long-term debt	27
Long-term debt, net of current portion	1,192

Total debt	1,219

Stockholders’ equity:
Preferred stock of Old SAIC: $.05 par value; 3,000,000 shares authorized; 0, 0 and 0 shares issued	—		—		—
Class A common stock of Old SAIC: $.01 par value; 1,000,000,000 shares authorized; 169,280,110, 0 and 0 shares issued	2		—		—
Class B common stock of Old SAIC: $.05 par value; 5,000,000 shares authorized; 206,147, 0 and 0 shares issued			—		—
Series A-1 preferred stock of New SAIC: $.0001 par value; 50,000,000 shares authorized; 0, and shares issued
Series A-2 preferred stock of New SAIC: $.0001 par value; 150,000,000 shares authorized; 0, and shares issued
Series A-3 preferred stock of New SAIC: $.0001 par value; 150,000,000 shares authorized; 0, and shares issued
Series A-4 preferred stock of New SAIC: $.0001 par value; 1,150,000,000 shares authorized; 0, and shares issued
Common stock of New SAIC: $.0001 par value; 2,000,000,000 shares authorized; 0, and shares issued
Additional paid-in capital	2,599
Retained earnings	464
Other stockholders’ equity	(71)
Accumulated other comprehensive loss	(32)

Total stockholders’ equity	2,962

Total capitalization	$4,181	$		$

SELECTED CONSOLIDATED FINANCIAL DATA

You should read the selected consolidated financial data presented below in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited consolidated financial statements, unaudited condensed consolidated financial statements and the related notes included elsewhere in this prospectus. The selected consolidated financial data presented below under “Consolidated Statement of Income Data” for the years ended January 31, 2006, 2005 and 2004 and the selected consolidated financial data presented below under “Consolidated Balance Sheet Data” as of January 31, 2006 and 2005 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The selected consolidated financial data presented below under “Consolidated Statement of Income Data” for the years ended January 31, 2003 and 2002 and under “Consolidated Balance Sheet Data” as of January 31, 2004, 2003 and 2002 have been derived from our audited consolidated financial statements not included in this prospectus. The selected consolidated financial data presented below under “Consolidated Statement of Income Data” for the three months ended April 30, 2006 and 2005 and “Consolidated Balance Sheet Data” as of April 30, 2006 have been derived from our unaudited condensed consolidated financial statements that are included elsewhere in this prospectus and have been prepared on the same basis as our audited consolidated financial statements. In the opinion of management, the unaudited condensed consolidated financial statements reflect all adjustments, consisting only of normal and recurring adjustments, necessary to state fairly our results of operations for and as of the periods presented. Historical results are not necessarily indicative of the results of operations to be expected for future periods.

The pro forma earnings per share and pro forma common equivalent share data contained in the selected consolidated financial data presented below reflect the dilutive effect of the payment of the special dividend that exceeds earnings for the period presented and the completion of the reorganization merger. See “Use of Proceeds,” “Capitalization” and “The Merger and the Special Dividend.”

	Year Ended January 31					Three Months Ended April 30
	2006	2005	2004	2003	2002	2006	2005
	(in millions, except per share data)

Consolidated Statement of Income Data:
Revenues	$7,792	$7,187	$5,833	$4,835	$4,374	$1,958	$1,846
Cost of revenues	6,801	6,283	5,053	4,169	3,786	1,686	1,614
Selling, general and administrative expenses	494	418	378	347	352	129	120
Goodwill impairment	—	—	7	13	—	—	—
Gain on sale of business units, net	—	(2)	—	(5)	(10)	—	—

Operating income	497	488	395	311	246	143	112
Net (loss) gain on marketable securities and other investments, including impairment losses (1)	(15)	(16)	5	(134)	(456)	—	—
Interest income	97	45	49	37	50	29	19
Interest expense	(89)	(88)	(80)	(45)	(14)	(23)	(22)
Other income (expense), net	7	(12)	5	6	10	2	1
Minority interest in income of consolidated subsidiaries	(13)	(14)	(10)	(7)	(5)	(3)	(3)

Income (loss) from continuing operations before income taxes	484	403	364	168	(169)	148	105
Provision (benefit) for income taxes	139	131	140	61	(80)	54	50

Income (loss) from continuing operations	345	272	224	107	(89)	94	55
Income from discontinued operations, net of tax	582	137	127	152	107	12	530

Net income	$927	$409	$351	$259	$19	$106	$585

Earnings per share: (2)
Basic:
Income (loss) from continuing operations	$1.98	$1.49	$1.22	$.55	$(.41)	$.56	$.31
Income from discontinued operations	3.35	.74	.68	.77	.50	.07	2.96

	$5.33	$2.23	$1.90	$1.32	$.09	$.63	$3.27

	Year Ended January 31						Three Months Ended April 30
	2006		2005	2004	2003	2002	2006		2005
	(in millions, except per share data)
Diluted:
Income (loss) from continuing operations		$1.92	$1.45	$1.19	$.53	$(.41)		$.54	$.30
Income from discontinued operations		3.23	.73	.67	.75	.50		.07	2.88

		$5.15	$2.18	$1.86	$1.28	$.09		$.61	$3.18

Common equivalent shares:
Basic		174	183	185	196	215		168	179

Diluted		180	188	189	203	215		174	184

Pro forma earnings per share:
Basic: (3)(4)
Income from continuing operations	$						$
Discontinued operations, net of tax

	$						$

Diluted: (3)(4)
Income from continuing operations	$						$
Discontinued operations, net of tax

	$						$

Pro forma equivalent shares:
Basic (3)(4)

Diluted (3)(4)

	As of January 31					As of April 30
	2006	2005	2004	2003	2002	2006
	(in millions)
Consolidated Balance Sheet Data:
Total assets	$5,655	$6,010	$5,540	$4,876	$4,678	$5,686
Working capital (5)	2,912	2,687	2,230	1,967	875	3,051
Long-term debt	1,192	1,215	1,232	897	100	1,192
Other long-term liabilities	111	99	86	75	48	112
Stockholders’ equity	2,807	2,351	2,203	2,020	2,524	2,962

(1)	Includes impairment losses of $108 million and $467 million on marketable equity securities and other private investments in 2003 and 2002, respectively.

(2)	The 2002 amount includes the cumulative effect of an accounting change for the adoption of SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended.

(3)	Pro forma earnings per share and equivalent share data reflect the completion of the reorganization merger and the effect of the payment of the special dividend that exceeds earnings for the period presented and that Old SAIC intends to pay to its stockholders following completion of this offering. See “Use of Proceeds,” “Capitalization” and “The Merger and the Special Dividend.”

(4)	Pro forma earnings per share and equivalent share data for both basic and diluted computations assume that shares of our common stock during each of the periods indicated had been sold by us with assumed net proceeds of $ per share. Such shares represent the assumed number of shares of our common stock necessary to be sold in this offering to replace the capital in excess of earnings being withdrawn for the special dividend to be paid by Old SAIC. Pro forma earnings per share and equivalent share data for both basic and diluted computations reflect the conversion of each outstanding share of Old SAIC class A common stock into two shares of New SAIC class A preferred stock and each outstanding share of Old SAIC class B common stock into 40 shares of New SAIC class A preferred stock.

(5)	Working capital for fiscal 2004 and 2002 excludes the effect of reclassifications for discontinued operations that were made in fiscal 2005 and 2003 in order to conform the fiscal 2004 and 2002 consolidated balance sheets to reflect discontinued operations that occurred in fiscal 2005 and 2003.

MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our audited consolidated financial statements and our unaudited condensed consolidated financial statements and related notes that appear elsewhere in this prospectus. In addition to historical consolidated financial information, the following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. See “Forward-Looking Statements.” Factors that could cause or contribute to these differences include those discussed below and elsewhere in this prospectus, particularly in “Risk Factors.”

Unless otherwise noted, references to years are for fiscal years ended January 31, not calendar years. For example, we refer to the fiscal year ended January 31, 2006 as “fiscal 2006.” We are currently in fiscal 2007.

Overview

We are a leading provider of scientific, engineering, systems integration and technical services and solutions to all branches of the U.S. military, agencies of the U.S. Department of Defense, the intelligence community, the U.S. Department of Homeland Security and other U.S. Government civil agencies, as well as to customers in selected commercial markets. Demand for our services is driven by priorities such as the ongoing war on terrorism and the transformation of the U.S. military. We have three reportable segments: Government, Commercial, and Corporate and Other. Except in “—Discontinued Operations,” all amounts in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations” are presented for our continuing operations only.

Government Segment. Through the Government segment, we provide systems engineering, systems integration and advanced technical services and solutions primarily to U.S. federal, state and local government agencies and foreign governments. Revenues from our Government segment accounted for 94% of our total consolidated revenues in fiscal 2006 and 2005 and 93% of our total consolidated revenues in fiscal 2004. Within the Government segment, substantially all of our revenues are derived from contracts with the U.S. Government. Revenues from contracts with the U.S. Government accounted for 89%, 86% and 85% of our total consolidated revenues in fiscal 2006, 2005 and 2004, respectively. These revenues include contracts where we serve as the prime or lead contractor, as well as contracts where we serve as a subcontractor to other parties who are engaged directly with various U.S. Government agencies as the prime contractor.

In the period since the September 11, 2001 terrorist attacks, U.S. Government spending has increased in response to the global war on terror and efforts to transform the U.S. military. This increased spending has had a favorable impact on our business. Our results have also been favorably impacted by increased outsourcing of information technology (IT) and other technical services by the U.S. Government. However, these U.S. Government spending levels may not continue and future levels of spending and authorizations for these programs may decrease, remain constant or shift to programs in areas where we do not currently provide services. Such changes in spending authorizations and budgetary priorities could occur due to the significant relief and recovery costs associated with natural disasters, the rapid growth of the federal budget deficit, increasing political pressure to reduce overall levels of government spending or other factors. In addition, the U.S. Government conducted its Quadrennial Defense Review in government fiscal 2005 and 2006, the results of which may significantly affect future defense budgets and priorities, including programs from which we have and expect to derive a significant portion of our revenues.

Competition for contracts with the U.S. Government is intense. In addition, in recent years, the U.S. Government has increasingly used contracting processes that give it the ability to select multiple winners or pre-qualify certain contractors to provide various products or services at established general terms and conditions. Such processes include purchasing services and solutions using indefinite delivery / indefinite quantity (IDIQ), government-wide acquisition contract (GWAC), and U.S. General Services Administration

(GSA) Schedule contract vehicles. This trend has served to increase competition for U.S. Government contracts and increase pressure on the prices we charge for our services. See “Risk Factors—Risks Relating to Our Business” and “Business—Contracts.”

Commercial Segment.    Through our Commercial segment, we primarily target commercial customers worldwide in selected commercial markets, which currently include IT support for oil and gas exploration and production, applications and IT infrastructure management for utilities and data lifecycle management for pharmaceuticals. We provide our Commercial segment customers with systems integration and advanced technical services and solutions we have developed for the commercial marketplace, often based on expertise developed in serving our Government segment customers. Revenues from our Commercial segment accounted for 7% of our total consolidated revenues in each of fiscal 2006, 2005 and 2004. Revenues from our Commercial segment are primarily driven by our customers’ desire to reduce their costs related to IT management and other complex technical functions by outsourcing to third-party contractors.

Corporate and Other Segment.    Our Corporate and Other segment includes the operations of our broker-dealer subsidiary, Bull, Inc., our internal real estate management subsidiary, Campus Point Realty Corporation, and various corporate activities, including elimination of intersegment revenues. We expect that the operations of Bull, Inc. will cease following the completion of this offering. Our Corporate and Other segment does not contract with third parties for the purpose of generating revenues. However, for internal management reporting purposes, we record certain revenue and expense items incurred by the Government and Commercial segments in the Corporate and Other segment in certain circumstances as determined by our chief operating decision-maker (currently our Chief Executive Officer).

Key Financial Metrics

Sources of Revenues

Contracts.    We generate revenues under the following types of contracts: (1) cost-reimbursement, (2) time-and-materials (T&M), (3) fixed price level-of-effort, (4) firm fixed-price (FFP) and (5) target cost and fee with risk sharing. Cost-reimbursement contracts provide for reimbursement of our direct costs and allocable indirect costs, plus a fee or profit component. T&M contracts typically provide for the payment of negotiated fixed hourly rates, which include allocable indirect costs and fees for labor hours plus reimbursement of our other direct costs. Fixed price level-of-effort contracts are substantially similar to T&M contracts except that the deliverable is the labor hours provided to the customer. FFP contracts provide for payments to us of a fixed price for specified products, systems and/or services. If actual costs vary from the FFP target costs, we can generate more or less than the targeted amount of profit or even incur a loss. Target cost and fee with risk sharing contracts provide for reimbursement of costs, plus a specified or target fee or profit, if our actual costs equal a negotiated target cost. Under these contracts, if our actual costs are less than the target costs, we receive a portion of the cost underrun as an additional fee or profit. If our actual costs exceed the target costs, our target fee and cost reimbursement are reduced by a portion of the cost overrun. We do not use target cost and fee with risk sharing contracts in our Government segment.

The following table summarizes revenues by contract type as a percentage of total contract revenues for the periods noted:

	Year Ended January 31			Three Months Ended April 30
	2006	2005	2004	2006	2005
Cost-reimbursement	46%	44%	45%	46%	45%
T&M and fixed price level-of-effort	35	38	38	35	37
FFP and target cost and fee with risk sharing	19	18	17	19	18

Total	100%	100%	100%	100%	100%

We generate revenues under our contracts from (1) the efforts of our technical staff, which we refer to as labor-related revenues and (2) receipt of payments based on the costs of materials and subcontractors used in a project, which we refer to as M&S revenues. M&S revenues are generated primarily from large, multi-year systems integration contracts and contracts in our logistics and product support business area. If M&S revenues grow at a faster rate than our labor-related revenues, our overall profit margin could be impacted negatively because our M&S revenues generally have lower margins than our labor-related revenues.

The following table summarizes labor-related revenues and M&S revenues as a percentage of total consolidated revenues for the periods noted:

	Year Ended January 31			Three Months Ended April 30
	2006	2005	2004	2006	2005
Labor-related	63%	64%	68%	66%	65%
M&S	37	36	32	34	35

Total	100%	100%	100%	100%	100%

The growth of our business is directly related to the receipt of contract awards, the ability to hire personnel to perform on service contracts and contract performance. In fiscal 2006, we derived more than $10 million in annual revenues from each of 106 contracts, compared to 91 and 66 contracts in fiscal 2005 and 2004, respectively. These larger contracts represented 38%, 35% and 31% of our total consolidated revenues in fiscal 2006, 2005 and 2004, respectively. We recognized more than $50 million in annual revenues from ten contracts in fiscal 2006, compared to nine and eight contracts in fiscal 2005 and 2004, respectively. The remainder of our revenues is derived from a large number of smaller contracts with annual revenues of less than $10 million.

We recognize revenues under our contracts primarily using the percentage-of-completion method. Under the percentage-of-completion method, revenues are recognized based on progress towards completion, with performance measured by the cost-to-cost method, efforts-expended method or units-of-delivery method, all of which require estimating total costs at completion. The contracting process used for procurement, including IDIQ, GWAC and GSA Schedule contract vehicles, does not determine revenue recognition. See “—Critical Accounting Policies.”

Backlog.    Total consolidated negotiated backlog consists of funded backlog and negotiated unfunded backlog. Government segment funded backlog primarily represents the portion of backlog for which funding is appropriated and is payable to us upon completion of a specified portion of work, less revenues previously recognized on these contracts. Commercial segment funded backlog represents the full value on firm contracts, which may cover multiple future years, under which we are obligated to perform less revenues previously recognized on these contracts. Our funded backlog in the Government segment does not include the full potential value of our contracts because the U.S. Government and our other customers often appropriate or authorize funds for a particular program or contract on a yearly or quarterly basis, even though the contract may call for performance over a number of years. When a definitive contract or contract amendment is executed and funding has been appropriated or otherwise authorized, funded backlog is increased by the difference between the funded dollar value of the contract or contract amendment and the revenues recognized to date. Negotiated unfunded backlog represents (1) firm orders for which funding has not been appropriated or otherwise authorized and (2) unexercised priced contract options. Negotiated unfunded backlog does not include any estimate of future potential task orders that might be awarded under IDIQ, GWAC or GSA Schedule contract vehicles.

The approximate value of our total consolidated negotiated backlog as of January 31, 2006, 2005 and 2004 and April 30, 2006 was as follows:

	As of January 31			As of April 30
	2006	2005	2004	2006
	(in millions)
Government Segment:
Funded backlog	$3,398	$3,333	$3,127	$3,268
Negotiated unfunded backlog	11,169	9,656	7,359	11,814

Total negotiated backlog	$14,567	$12,989	$10,486	$15,082

Commercial Segment:
Funded backlog	$490	$313	$228	$664
Negotiated unfunded backlog	5	114	187	18

Total negotiated backlog	$495	$427	$415	$682

Total Consolidated:
Funded backlog	$3,888	$3,646	$3,355	$3,932
Negotiated unfunded backlog	11,174	9,770	7,546	11,832

Total consolidated negotiated backlog	$15,062	$13,416	$10,901	$15,764

We expect to recognize a substantial portion of our funded backlog as revenues within the next 12 months. However, the U.S. Government may cancel any contract or purchase order at any time. In addition, certain contracts and purchase orders in the Commercial segment may include provisions that allow the customer to cancel at any time. Most of our contracts have cancellation terms that would permit us to recover all or a portion of our incurred costs and potential fees in such cases. See “Risk Factors—Risks Relating to Our Business—We may not realize as revenues the full amounts reflected in our backlog, which could adversely affect our future revenues and growth prospects.”

Cost of Revenues and Operating Expenses

Cost of Revenues.    Cost of revenues includes direct labor and related fringe benefits and direct expenses incurred to complete contracts and task orders. Cost of revenues also includes subcontract work, consultant fees, materials, depreciation, certain management information systems expenses and overhead. Overhead consists of indirect costs relating to operations, rent/facilities, administration, travel and other expenses.

Selling, General and Administrative Expenses.    Selling, general and administrative (SG&A) expenses are primarily for corporate administrative functions, such as management, legal, finance and accounting, contracts and administration, human resources and certain management information systems expenses. SG&A also includes bid-and-proposal and independent research and development expenses.

Factors Affecting Our Results of Operations

Greek Contract.    Our contract with the Hellenic Republic of Greece, or the Greek government (the Customer) as described in “—Commitments and Contingencies” has adversely impacted our results of operations and may continue to adversely impact our results of operations. While we recorded no loss on this contract during the three months ended April 30, 2006, we recorded $7 million in losses for the three months ended April 30, 2005 and have recorded $121 million in contract losses since the inception of this contract. In fiscal 2006, based on the results of activities conducted to review the omissions and deviations identified by the Customer and additional communication with the Customer, we recorded total contract losses of $83 million. This compares to contract losses of $34 million for fiscal 2005. This contract may continue to have an adverse impact on our results of operations.

Acquisitions.    We acquire businesses in our key markets when opportunities arise. We completed one acquisition during the three months ended April 30, 2006 for a total purchase price of $16 million. During the three months ended April 30, 2005, we did not complete any acquisitions of businesses. We completed four acquisitions in fiscal 2006 for a total purchase price of $234 million. In fiscal 2005, we acquired four businesses for an aggregate purchase price of $236 million and in fiscal 2004, we acquired 10 businesses for an aggregate purchase price of $289 million. We expect the use of cash to acquire businesses will increase in the future. In addition, after completion of this offering, we may also increase our use of capital stock as consideration for acquisitions since our shares will be publicly traded.

Dispositions.    As part of our ongoing strategic planning, we have exited, and may in the future exit, certain businesses from time to time. During the three months ended April 30, 2006, we sold our 50% interest in our DS&S joint venture for $9 million. We have deferred recognition of any gain on sale of DS&S pending resolution of certain matters as described in “—Commitments and Contingencies—DS&S Joint Venture.” In March 2005, we sold Telcordia Technologies, Inc. (Telcordia) and recognized a gain before income taxes of $861 million during the three months ended April 30, 2005 and $871 million in fiscal 2006. This transaction is reflected as discontinued operations for all periods presented. Prior to the sale, Telcordia’s revenues were 1%, 11% and 13% of our total consolidated revenues in fiscal 2006, 2005 and 2004, respectively.

Stock-Based Compensation.    We adopted Statement of Financial Accounting Standards (SFAS) No. 123(R), “Share-Based Payment,” on February 1, 2006. This Statement requires that we recognize as compensation expense the fair value of all stock-based awards, including stock options, granted to employees and others in exchange for services, typically over the period during which such awards are earned. SFAS No. 123(R) requires that we recognize as compensation expense the 15% discount on employee stock purchases made under our employee stock purchase plan (ESPP). SFAS No. 123(R) also requires that cash flows resulting from excess tax benefits be classified as financing cash flows instead of operating cash flows.

We adopted SFAS No. 123(R) using the modified prospective transition method for stock-based awards granted after September 1, 2005, the date New SAIC made its initial filing with the SEC for this offering. Under this method, compensation expense associated with options granted between September 1, 2005 and January 31, 2006, valued at approximately $11 million, is recognized over their remaining vesting period, net of estimated forfeitures. We continue to account for options granted prior to September 1, 2005 under the provisions of Accounting Principles Board Opinion No. 25. Accordingly, no compensation expense will be recognized for options granted prior to September 1, 2005 unless a modification is made to those options. This difference in accounting treatment is due to the fact that we met the definition of a non-public company under SFAS No. 123 and applied the minimum value method under SFAS No. 123 prior to September 1, 2005. The cumulative effect of adopting SFAS No. 123(R) using the modified prospective transition method was de minimus.

Except for use of the minimum value method, which assumed no stock volatility in our fair value calculations prior to September 1, 2005, there are no significant differences in the methodologies or assumptions used in estimating the fair value of our options under SFAS No. 123(R) from those used prior to adoption of the standard.

We recognize stock-based compensation expense on options and vesting stock awards using the straight-line method over the period the awards are earned. During the three months ended April 30, 2006, we recognized total stock-based compensation expense of $15 million, including $5 million associated with stock options, $7 million associated with vesting stock awards and $3 million associated with the ESPP. During the three months ended April 30, 2005, we recognized total stock-based compensation expense of $8 million associated with vesting stock awards. These amounts do not include amounts accrued under the Bonus Compensation Plan during the three months ended April 30, 2006 and 2005 as the amounts to be settled through issuance of vested stock are not known when the accruals are made. We issued $32 million and $39 million in vested stock during the three months ended April 30, 2006 and 2005, respectively, as settlement of certain bonus and retirement plan amounts expensed during the respective prior years. As of April 30, 2006, total unrecognized compensation cost related to the unvested portion of stock options (granted subsequent to September 1, 2005) and vesting stock awards was $170 million, which is expected to be recognized over a weighted average period of 3.3 years.

Changes When We are a Public Company

Prior to this offering, there has been no public trading market for our common stock. However, Old SAIC has maintained a limited secondary market for its common stock, which we call the limited market, through its broker-dealer subsidiary, Bull, Inc. The limited market has facilitated trades by Old SAIC stockholders on predetermined trade dates. Although we were not contractually required to do so, on all trade dates in the periods presented, we repurchased the excess of the number of shares offered for sale over the number of shares sought to be purchased to improve the liquidity of the shares held by Old SAIC stockholders. In the three months ended April 30, 2006 and 2005, we repurchased $32 million and $244 million of Old SAIC common stock, respectively, and in fiscal 2006, 2005 and 2004, we repurchased $818 million, $607 million and $451 million of Old SAIC common stock, respectively.

Because shares of New SAIC common stock will be publicly traded following the completion of this offering and New SAIC class A preferred stock will be convertible into New SAIC common stock as the applicable restriction periods lapse, we expect that we will cease repurchases of our stock from our stockholders through the limited market and wind up the operations of Bull, Inc. A limited market trade has been scheduled for June 30, 2006, which is expected to be the last limited market trade.

In addition, we have scheduled trade dates for our retirement plans on June 30, 2006 and October 27, 2006 and expect to schedule at least three additional retirement plans trades on dates to be announced following completion of this offering. In these trades, retirement plan participants may offer to buy or sell shares in accordance with the terms of the plans. In all these trades, we will have the right, but not the obligation, to buy the net balance of shares, if any, offered by participants in our retirement plans. In addition, following completion of this offering, the retirement plans will have the opportunity to convert shares of class A preferred stock into common stock and sell those shares into the public market to the extent permissible under the transfer restrictions on the class A preferred stock. These trades are intended to provide participants with liquidity to the extent permitted under the plans. See “—Liquidity and Capital Resources—Historical Trends—Cash Used in Financing Activities of Continuing Operations.”

Results of Operations

Comparison of the Three Months Ended April 30, 2006 and 2005

The following table summarizes our consolidated results of operations for the periods noted:

	Three Months Ended April 30
	2006	Percent Change	2005
	(dollars in millions)
Revenues	$1,958	6%	$1,846
Cost of revenues	1,686	4	1,614
Selling, general and administrative expenses	129	8	120
Operating income	143	28	112
As a percentage of revenues	7.3%		6.1%
Non-operating income (expense), net	5	—	(7)
Provision for income taxes	54	8	50
Income from continuing operations	94	71	55
Income from discontinued operations, net of tax	12	—	530
Net income	106	(82)	585

Revenues.    Total consolidated revenues increased 6% for the three months ended April 30, 2006 compared to the same period of the prior year due to a combination of growth in revenues from our U.S. Government and commercial customers and growth through the acquisition of new businesses partially offset by a one-day decline in the number of work days in the three months ended April 30, 2006 compared to the same period of the prior year. This one-day decline in the number of work days adversely affected revenue growth by approximately 1.7 percentage points. Approximately three percentage points of the consolidated growth were a result of acquisitions while three percentage points were internal, or non-acquisition related, growth. We calculate internal growth by comparing our current period reported revenue to prior period revenue adjusted to include the revenue of acquired companies for the comparable prior period. Internal revenue growth in our business was directly related to the receipt of contract awards across a balance of our business areas and the ability to hire personnel to perform on service contracts.

The following table summarizes changes in segment revenues on an absolute basis and as a percentage of total consolidated revenues for the periods noted:

	Three Months Ended April 30
	2006	Percent Change	2005	Segment Revenues as a Percentage of Total Consolidated Revenues
				2006	2005
	(dollars in millions)
Government segment revenues	$1,809	5%	$1,717	92%	93%
Commercial segment revenues	146	11	131	8	7
Corporate and Other segment revenues	3	—	(2)	—	—

The growth in our Government segment revenues for the three months ended April 30, 2006 was the result of growth in our traditional business areas with departments and agencies of the U.S. Government as well as through the acquisition of new businesses. Approximately three percentage points of the growth in the Government segment revenues was a result of acquisitions, while the remaining two percentage points represented internal growth. The internal growth in our Government segment revenues for the three months ended April 30, 2006 reflects an increase in contract volume due to higher contract awards from the U.S. Government and increased spending by our customers, particularly in our business areas providing services to the Department of Defense.

The growth in our Commercial segment revenues for the three months ended April 30, 2006 relates to internal growth and was attributable principally to higher revenues from our systems integration and domestic outsourcing business areas.

The Corporate and Other segment revenues include the elimination of intersegment revenues of $2 million for the three months ended April 30, 2005. There were no intersegment revenues for the three months ended April 30, 2006. The remaining balance for each of the periods represents the net effect of various revenue items related to operating business units that are excluded from the evaluation of a business unit’s operating performance in the Government or Commercial segment and instead are reflected in the Corporate and Other segment.

The following table presents our consolidated revenues on the basis of how such revenues were earned for the periods noted:

	Three Months Ended April 30
	2006	Percent Change	2005
	(dollars in millions)
Labor-related	$1,289	8%	$1,199
M&S	669	3	647

The increases in labor-related revenues are attributable to acquisitions, greater employee utilization and overall increases in our technical staff. We had approximately 43,300 full-time and part-time employees at April 30, 2006 compared to 42,500 at April 30, 2005. Growth in M&S revenues as a percentage of total revenues slowed slightly during the three months ended April 30, 2006 primarily due to differences in the timing of work performed or delivery of materials under several contracts with M&S activity in each period.

Cost of Revenues.    The following table summarizes cost of revenues as a percentage of revenues for the periods noted:

	Three Months Ended April 30
	2006	2005
Total consolidated cost of revenues as a percentage of total consolidated revenues	86.1%	87.4%
Segment cost of revenues as a percentage of segment revenues:
Government segment	87.2	88.4
Commercial segment	73.1	75.9

Total consolidated cost of revenues increased $72 million, or 4%, on an absolute basis but declined as a percentage of total consolidated revenues for the three months ended April 30, 2006 as compared to the three months ended April 30, 2005. This improvement as a percentage of revenues is primarily due to greater direct labor utilization during the three months ended April 30, 2006. In addition, we recorded no loss on the Greek contract during the three months ended April 30, 2006 compared to losses of $7 million for the same period of the prior year. Total consolidated cost of revenues as a percentage of total consolidated revenues includes a portion of the Corporate and Other segment operating loss as described in “—Segment Operating Income.”

Government segment cost of revenues increased by $60 million, or 4%, on an absolute basis but decreased as a percentage of segment revenues for the three months ended April 30, 2006 as compared to the three months ended April 30, 2005, primarily due to greater direct labor utilization during the three months ended April 30, 2006. In addition, we recorded no loss on the Greek contract during the three months ended April 30, 2006 compared to losses of $7 million for the same period of the prior year.

Commercial segment cost of revenues increased by $7 million, or 7%, on an absolute basis and decreased as a percentage of segment revenues for the three months ended April 30, 2006, primarily reflecting improved contract margins and greater direct labor utilization.

Selling, General and Administrative Expenses.    The following table summarizes SG&A as a percentage of revenues for the periods noted:

	Three Months Ended April 30
	2006	2005
Total consolidated SG&A as a percentage of total consolidated revenues	6.6%	6.5%

Segment SG&A as a percentage of segment revenues:
Government segment	4.9	4.9
Commercial segment	16.4	18.2

Total consolidated SG&A increased $9 million, or 8%, on an absolute basis for the three months ended April 30, 2006 compared to the same period of the prior year.

Government segment SG&A increased $5 million, or 6%, on an absolute basis for the three months ended April 30, 2006 compared to the same period of the prior year. This includes increases in Government segment G&A costs of $6 million and a decrease in Government segment bid-and-proposal costs of $1 million. The level of bid-and-proposal activities fluctuates depending on the timing of bidding opportunities. Government segment independent research and development costs have remained relatively consistent as a percentage of segment revenues.

Commercial segment SG&A expenses during the three months ended April 30, 2006 remained consistent with the same period of the prior year.

Corporate and Other segment SG&A expenses increased $4 million, or 41%, during the three months ended April 30, 2006 compared to the same period of the prior year due primarily to the expensing of stock options under SFAS No. 123(R), which was adopted on February 1, 2006.

Segment Operating Income.    We use segment operating income (SOI) as our internal measure of operating performance. It is calculated as operating income before income taxes less losses on impaired intangible and goodwill assets, less non-recurring gains or losses on sales of business units, subsidiary stock and similar items, plus equity in the income or loss of unconsolidated affiliates, and minority interest in income or loss of consolidated subsidiaries. We use SOI as our internal performance measure because we believe it provides a comprehensive view of our ongoing business operations and is therefore useful in understanding our operating results. Unlike operating income, SOI includes only our ownership interest in income or loss from our majority-owned consolidated subsidiaries and our partially-owned unconsolidated affiliates. In addition, SOI excludes the effects of transactions that are not part of on-going operations such as gains or losses from the sale of business units or other operating assets as well as investment activities of our subsidiary, SAIC Venture Capital Corporation.

In accordance with SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information,” the reconciliation of total reportable SOI of $142 million and $110 million, respectively, to consolidated operating income of $143 million and $112 million, respectively, for the three months ended April 30, 2006 and 2005, is shown in Note 2 of the notes to condensed consolidated financial statements for the three months ended April 30, 2006.

The following table summarizes changes in SOI on an absolute basis and as a percentage of related revenues:

	Three Months Ended April 30
	2006	Percent change	2005	SOI as a percentage of related revenues
				2006	2005
	(dollars in millions)
Government segment	$141	24%	$114	7.8%	6.6%
Commercial segment	15	114	7	10.3	5.3
Corporate and Other segment	(14)	—	(11)	—	—

Total reportable SOI	$142	29%	$110	7.3%	6.0%

The increase in total reportable SOI for the three months ended April 30, 2006 primarily reflects higher contract volume and greater direct labor utilization. In addition, we recorded no loss on the Greek contract during the three months ended April 30, 2006 compared to losses of $7 million for the same period of the prior year.

The increase in Government segment SOI for the three months ended April 30, 2006 primarily reflects higher contract volume and greater direct labor utilization. In addition, we recorded no loss on the Greek contract during the three months ended April 30, 2006 compared to losses of $7 million for the same period of the prior year.

The increase in Commercial segment SOI reflects higher contract volume, improved contract margins and greater direct labor utilization.

Corporate and Other segment operating loss for the three months ended April 30, 2006 remained consistent with the three months ended April 30, 2005.

Other Income Statement Items

Interest Income and Interest Expense.    Interest income increased by $10 million or 53% for the three months ended April 30, 2006 compared to the same period of the prior year primarily due to higher interest rates in the three months ended April 30, 2006 as compared to the same period of the prior year.

Interest expense reflects interest on (1) our outstanding debt securities, (2) a building mortgage, (3) deferred compensation arrangements and (4) notes payable. Interest expense remained consistent for the three months ended April 30, 2006 compared to the same period of the prior year, as our debt instruments have fixed interest rates and there was no significant change in the underlying debt balances.

Other Income (Expense), Net.    Other income (expense), net includes our equity interest in the earnings of unconsolidated affiliates of $2 million for the three months ended April 30, 2006 and other-than-temporary impairment losses on marketable securities and other investments of $2 million for the three months ended April 30, 2005.

Provision for Income Taxes.    The provision for income taxes as a percentage of income from continuing operations before income taxes was 36.8% and 47.6% for the three months ended April 30, 2006 and 2005, respectively. The lower effective tax rate for the three months ended April 30, 2006 was partially due to the reversal of $7 million in tax expense accruals for tax contingencies as a result of settlements of federal and state audits and audit issues for amounts different than the recorded accruals for tax contingencies. The higher tax rate for the three months ended April 30, 2005 was due to an increase in tax expense of $9 million related to a change in state tax law during the three months ended April 30, 2005.

We are subject to routine compliance reviews by the Internal Revenue Service (IRS) and other taxing jurisdictions on various tax matters, which may include challenges to various tax positions we have taken. We have recorded liabilities for tax contingencies for open years based upon our best estimate of the taxes ultimately to be paid. As of April 30, 2006, our income taxes payable balance included $58 million of tax expense accruals that have been recorded for tax contingencies. We are currently undergoing several routine IRS and other tax jurisdiction examinations. While we believe we have adequate accruals for tax contingencies, there is no assurance that the tax authorities will not assert that we owe taxes in excess of our accruals, or that our accruals will not be in excess of the final amounts agreed to by tax authorities.

We anticipate the payment of the special dividend to Old SAIC stockholders, including the SAIC Retirement Plan, upon completion of this offering. We believe the dividend payable on our common stock held by the SAIC Retirement Plan may be deductible for tax purposes in the year of payment and have requested rulings from the IRS to confirm deductibility. Accordingly, if we pay a dividend in connection with this offering contemplated in the Fall of 2006 and favorable rulings are received, we expect a significant reduction in our tax liability.

Income from Continuing Operations.    Income from continuing operations increased $39 million, or 71%, for the three months ended April 30, 2006 compared to the same period of the prior year primarily due to increased operating income of $31 million, increased interest income of $10 million and a lower effective tax rate described above.

Discontinued Operations.    We sold one of our subsidiaries, Telcordia, for $1.35 billion and recorded a gain of $861 million during the three months ended April 30, 2005. An income tax benefit of $12 million was recorded during the three months ended April 30, 2006 to reflect the resolution of certain tax contingencies related to Telcordia operations prior to the sale.

The operating results of Telcordia, which have been classified as discontinued operations for all periods presented, were as follows:

	Three Months Ended April 30
	2006	2005
	(in millions)
Revenues	$—	$89
Costs and expenses
Cost of revenues	—	57
Selling, general and administrative expenses	—	28

Income before income taxes	$—	$4

We have indemnified the buyer for all income tax obligations on and through the closing date of the transaction. While we believe we have appropriate accruals for these tax contingencies, the ultimate resolution of these matters could differ from the amounts accrued. We also have customary indemnification obligations owing to the buyer, as well as an obligation to indemnify the buyer for any loss Telcordia may incur as a result of an adverse judgment in the Telkom South Africa litigation. We are also entitled to receive additional amounts as contingent sale price, including all of the net proceeds from any judgment or settlement of the litigation Telcordia initiated against Telkom South Africa and 50% of the net proceeds received in connection with the prosecution of certain patent rights of Telcordia as discussed in “—Commitments and Contingencies.” All these future contingent payments or contingent purchase price proceeds and changes in our estimates of these items and other related Telcordia items will continue to be reflected as discontinued operations and result in adjustments to the gain on sale in the period in which they arise.

Net Income.    Net income decreased $479 million, or 82%, for the three months ended April 30, 2006 compared to the same period of the prior year primarily due to the after-tax gain of $530 million on the sale of Telcordia during the three months ended April 30, 2005.

Comparison of Years Ended January 31, 2006, 2005 and 2004

The following table summarizes our consolidated results of operations for the periods noted:

	Year Ended January 31
	2006	Percent Change	2005	Percent Change	2004
	(dollars in millions)
Revenues	$7,792	8%	$7,187	23%	$5,833
Cost of revenues	6,801	8	6,283	24	5,053
Selling, general and administrative expenses	494	18	418	11	378
Operating income	497	2	488	24	395
As a percentage of revenues	6.4%		6.8%		6.8%
Non-operating expense, net	(13)	(85)	(85)	174	(31)
Provision for income taxes, continuing operations	139	6	131	(6)	140
Income from continuing operations	345	27	272	21	224
Income from discontinued operations, net of tax	582	325	137	8	127
Net income	927	127	409	17	351

Revenues.    Total consolidated revenues increased 8% and 23% in fiscal 2006 and 2005, respectively, due to a combination of growth in revenues from our U.S. Government customers as well as growth through the acquisition of new businesses. Approximately five percentage points of the consolidated fiscal 2006 growth was a result of acquisitions, compared to six percentage points of the fiscal 2005 growth. Consolidated internal, or non-acquisition related, growth was three percentage points in fiscal 2006 as compared with 17 percentage points in fiscal 2005. We calculate internal growth by comparing our current period reported revenue to prior period revenue adjusted to include the revenue of acquired companies for the prior periods comparable to those for which they are included in the current period’s revenue.

The strong internal growth in fiscal 2005 was due primarily to increased work on several large systems integration and engineering programs with our U.S. Government customers that included significant M&S efforts. These large systems and engineering programs had relatively high revenues in fiscal 2005 as compared to fiscal 2006. Additional growth was achieved through higher revenues from the sale to our commercial customers of security systems used to protect ports, cargo terminals and containers.

The following table summarizes changes in segment revenues on an absolute basis and as a percentage of total consolidated revenues for the periods noted:

	Year Ended January 31
						Segment Revenues as a Percentage of Total Consolidated Revenues
	2006	Percent Change	2005	Percent Change	2004	2006	2005	2004
	(dollars in millions)
Government segment revenues	$7,289	8%	$6,738	24%	$5,426	94%	94%	93%
Commercial segment revenues	533	2	521	24	419	7	7	7
Corporate and Other revenues	(30)	—	(72)	—	(12)	(1)	(1)	—

The growth in our Government segment revenues for fiscal 2006 was the result of growth in our traditional business areas, revenues from departments and agencies of the U.S. Government as well as growth through the acquisition of new businesses. Approximately five percentage points of the fiscal 2006 growth in the Government segment revenues was a result of acquisitions made in fiscal 2006, while the remaining three percentage points represented internal growth. This compares to six percentage points of acquisition-related growth versus 18 percentage points of internal growth for fiscal 2005. The internal growth in our Government segment revenues in fiscal 2006 and 2005 reflects an increase in contract awards from the U.S. Government and increased budgets of our customers, particularly in our business areas providing services to the Department of Defense. Revenue growth declined in fiscal 2006 compared to fiscal 2005 due to several large systems integration, engineering and M&S programs, which had relatively high revenues in fiscal 2005 as compared to fiscal 2006, and funding delays in the homeland security and defense business area and our naval maintenance engineering and technical support services area.

The percentage of total consolidated revenues from U.S. Government customers representing greater than 10% of our total consolidated revenues were as follows:

	Year Ended January 31
	2006	2005	2004
U.S. Army	16%	13%	13%
U.S. Navy	14	13	12
U.S. Air Force	10	11	11

Fiscal 2006 Commercial segment revenues remained relatively consistent with fiscal 2005 revenues. The increase in our Commercial segment revenues in fiscal 2005 was attributable principally to higher revenues from the sale of security systems used to protect ports, cargo terminals and containers, including revenues from a Canadian security system business acquired late in fiscal 2004. In fiscal 2005, four percentage points of the increase in revenues was attributable to exchange rate changes between the U.S. dollar and the British pound, which caused a relatively constant level of local U.K. revenues to be translated into a higher level of U.S. dollars. Revenues from our U.K. subsidiary represented 32%, 31% and 33% of the Commercial segment revenues in fiscal 2006, 2005 and 2004, respectively.

The Corporate and Other segment includes the elimination of intersegment revenues of $3 million, $45 million and $25 million in fiscal 2006, 2005 and 2004, respectively. The remaining balance for each of the years represents the net effect of various revenue items related to operating business units that are excluded from the evaluation of a business unit’s operating performance in the Government or Commercial segment and instead are reflected in the Corporate and Other segment.

The following table presents our consolidated revenues on the basis of how such revenues were earned for the periods noted:

	Year Ended January 31
	2006	Percent Change	2005	Percent Change	2004
	(dollars in millions)
Labor-related	$4,880	6%	$4,603	16%	$3,977
M&S	2,912	13	2,584	39	1,856

The increases in labor-related revenues are attributable to greater employee utilization and overall increases in our technical staff. At the end of fiscal 2006, we had approximately 43,600 full-time and part-time employees compared to 42,400 and 39,300 at the end of fiscal 2005 and 2004, respectively. The increase in M&S revenues in fiscal 2006 is primarily related to the overall growth and acquisitions in the logistics and product support business areas and, in fiscal 2005, certain systems engineering and integration contracts in the Government segment that had significant quantities of materials that were delivered and integrated.

Cost of Revenues.    The following table summarizes cost of revenues as a percentage of revenues for the periods noted:

	Year Ended January 31
	2006	2005	2004
Total consolidated cost of revenues as a percentage of total consolidated revenues	87.3%	87.4%	86.6%
Segment cost of revenues as a percentage of segment revenues:
Government segment	88.3	87.9	87.1
Commercial segment	74.2	75.5	75.3

Total consolidated cost of revenues as a percentage of total consolidated revenues decreased slightly in fiscal 2006 as compared with fiscal 2005 and reflected the following factors: (1) improved contract margins, greater direct labor utilization and lower employee fringe benefit expenses related to changes in our retirement and bonus compensation plans, which decreased cost of revenues as a percentage of total consolidated revenues, and (2) the adverse impact of Greek contract losses of $83 million, which increased cost of revenues as a percentage of total consolidated revenues. During fiscal 2006, in part to encourage employee retention, we decided to provide a higher portion of our bonus compensation plan awards in the form of vesting stock as compared to vested stock. Vesting stock bonus expense is recognized over the period in which the employee provides service, generally four years. This decision had the effect of reducing the estimated bonus compensation expense by approximately $10 million in fiscal 2006 compared to the expense that would have been recognized for a fully vested stock and cash bonus. Total consolidated cost of revenues as a percentage of total consolidated revenues includes a portion of the Corporate and Other segment operating loss as described in “—Segment Operating Income.”

Government segment cost of revenues increased by $515 million, or 9%, on an absolute basis and as a percentage of segment revenues in fiscal 2006 primarily due to the $83 million Greek contract losses, partially offset by improved contract margins in the remainder of the segment and greater direct labor utilization. Government segment cost of revenues increased $1.2 billion, or 25%, on an absolute basis and as a percentage of segment revenues in fiscal 2005 primarily due to Greek contract losses of $34 million and lower margins realized on the higher level of M&S revenues in fiscal 2005 as compared with fiscal 2004.

Commercial segment cost of revenues increased by $2 million, or 1%, on an absolute basis and decreased as a percentage of segment revenues in fiscal 2006, primarily reflecting improved contract margins. Commercial segment cost of revenues as a percentage of segment revenues did not change significantly between fiscal 2005 and 2004.

Selling, General and Administrative Expenses.    The following table summarizes SG&A as a percentage of revenues for the periods noted:

	Year Ended January 31
	2006	2005	2004
Total consolidated SG&A as a percentage of total consolidated revenues	6.3%	5.8%	6.5%
Segment SG&A as a percentage of segment revenues:
Government segment	4.8	4.2	4.7
Commercial segment	17.3	16.1	18.1

Total consolidated SG&A increased $76 million, or 18%, in fiscal 2006 and $40 million, or 11%, in fiscal 2005 on an absolute basis. SG&A increased in fiscal 2006 primarily due to increasing IT and other infrastructure expenditures in support of current and anticipated future growth, including $9 million in offering related costs which were expensed due to the postponement of this offering. Additionally, we incurred a higher amount of amortization expense on intangible assets due to our increased volume of acquisitions. During fiscal 2006, we reversed a previously accrued expense of $10 million related to a class action lawsuit that was dismissed by plaintiffs without prejudice in September 2005. This reversal is reflected in the Corporate and Other segment. SG&A decreased as a percentage of total consolidated revenues in fiscal 2005 due to the factors noted below for our Government and Commercial segments and an $18 million gain on the sale of land and buildings reflected in our Corporate and Other segment.

Government segment SG&A increased $64 million, or 22%, in fiscal 2006 and $34 million, or 14%, in fiscal 2005 on an absolute basis. Government segment SG&A increased as a percentage of revenues in fiscal 2006 primarily due to increasing IT and other infrastructure expenditures in support of current and anticipated future growth. We expect to maintain this higher level of expense throughout fiscal 2007. Additionally, we incurred a higher amount of amortization expense on intangible assets due to our increased volume of acquisitions, primarily in our Government segment. Government segment SG&A decreased as a percentage of segment revenues in fiscal 2005 primarily because revenues grew more quickly than our SG&A expenses during fiscal 2005. During fiscal 2004, we recorded workforce reduction and realignment charges of $8 million stemming from efforts to reorganize and streamline some of our operations to better align ourselves with major customers and key markets.

Government segment G&A costs increased $56 million, or 29%, in fiscal 2006 as compared with fiscal 2005. As a percentage of segment revenues, G&A costs were 3.4% in fiscal 2006 compared to 2.8% in fiscal 2005. Bid-and-proposal costs increased $6 million, or 8%, on an absolute basis in fiscal 2006 compared to the prior year. The level of bid-and-proposal activities fluctuates depending on the timing of bidding opportunities. Government segment independent research and development costs have remained relatively consistent as a percentage of segment revenues.

Commercial segment SG&A increased $8 million, or 10%, in fiscal 2006 and $8 million or 11% in fiscal 2005 primarily due to an increase in headcount and other infrastructure expenditures. Commercial segment SG&A decreased as a percentage of segment revenues in fiscal 2005 primarily because revenue grew more quickly than our SG&A expenses in that year.

Segment Operating Income.    We use segment operating income (SOI) as our internal measure of operating performance. It is calculated as operating income before income taxes less losses on impaired intangible and goodwill assets, less non-recurring gains or losses on sales of business units, subsidiary stock and similar items, plus equity in the income or loss of unconsolidated affiliates, and minority interest in income or loss of consolidated subsidiaries. We use SOI as our internal performance measure because we believe it provides a comprehensive view of our ongoing business operations and is therefore useful in understanding our operating results. Unlike operating income, SOI includes only our ownership interest in income or loss from our majority-owned consolidated subsidiaries and our partially-owned unconsolidated affiliates. In addition, SOI excludes the effects of transactions that are not part of on-going operations, such as gains or losses from the sale of business units or other operating assets and the investment activities of our subsidiary, SAIC Venture Capital Corporation. Effective in fiscal 2006, we no longer allocate an internal interest charge or credit to our operating segments as a measure of their effective management of operating capital.

In accordance with SFAS No. 131, for fiscal 2006, 2005 and 2004, the reconciliation of total reportable SOI of $491 million, $470 million and $401 million, respectively, to consolidated operating income of $497 million, $488 million and $395 million, respectively, is shown in Note 2 of the notes to consolidated financial statements for fiscal 2006.

The following table, with prior year information reclassified for the internal interest change noted above, summarizes changes in SOI on an absolute basis and as a percentage of related revenues:

	Year Ended January 31
						SOI as a Percentage of Related Revenues
	2006	Percent Change	2005	Percent Change	2004	2006	2005	2004
	(dollars in millions)
Total reportable SOI	$491	4%	$470	17%	$401	6.3%	6.5%	6.9%
Government SOI	499	(3)	516	17	442	6.8	7.7	8.1
Commercial SOI	37	(8)	40	43	28	6.9	7.7	6.7
Corporate and Other segment operating loss	(45)	—	(86)	—	(69)	—	—	—

The fiscal 2006 increase in total reportable SOI primarily reflects decreased operating loss within the Corporate and Other segment and improved contract margins and greater direct labor utilization in the Government segment, partially offset by the Greek contract losses of $83 million and increases in SG&A expenses. The fiscal 2005 increase in total reportable SOI primarily reflects our overall revenue growth and lower SG&A expenses as a percentage of revenues.

The fiscal 2006 decrease in Government SOI primarily reflects losses of $83 million on our Greek contract and an increase in SG&A caused by higher spending on our IT and other infrastructure areas and higher bid-and-proposal costs. Partially offsetting the impact of the Greek contract losses were improved contract margins with respect to other contracts in the Government segment and greater direct labor utilization. The fiscal 2005 increase in Government SOI, on an absolute basis, reflects the increase in segment revenues and lower SG&A expenses as a percentage of revenues. However, the fiscal 2005 decrease in Government SOI as a percentage of segment revenues reflects lower margins earned on the higher level of M&S revenues and losses on the Greek contract of $34 million.

Growth in commercial segment revenues during fiscal 2006 was not sufficient to cover increases in Commercial segment cost of revenues and SG&A expenses. The fiscal 2005 increase in our Commercial SOI, on an absolute basis and as percentage of revenues, was primarily attributable to growth in revenues and improved contract margins which more than offset increases in SG&A expenses in fiscal 2005.

The decrease in our fiscal 2006 Corporate and Other segment operating loss was primarily due to lower intersegment revenue eliminations of $42 million, lower accrued fringe benefit expenses related to our retirement and bonus compensation plans for employees in all segments and the reversal to income of an accrued expense recorded in fiscal 2005 of $10 million related to a class action lawsuit that was dismissed by plaintiffs without prejudice in fiscal 2006. These fiscal 2006 declines were partially offset by increases in IT and other infrastructure expenditures in support of current and anticipated growth. The increase in our fiscal 2005 Corporate and Other segment operating loss was primarily related to higher unallocated accrued incentive compensation costs as a result of improved SOI in our Government segment and an increase in certain revenue and expense items recorded within Corporate and Other and excluded from other segments’ operating performance as well as $10 million related to the class action lawsuit described above. Partially offsetting the fiscal 2005 increase in Corporate and Other segment operating loss is an $18 million gain on the sale of land and buildings at two different locations.

Other Income Statement Items

Net (Loss) Gain on Marketable Securities and Other Investments, Including Impairment Losses.    Net loss on marketable securities and other investments, including impairment losses, reflects gains or losses and other-than-temporary impairment losses on our investments that are accounted for as marketable equity or debt securities or as cost method investments and are part of non-operating income or expense. Due to the non-routine nature of the transactions that are recorded in this financial statement line item, significant fluctuations from year to year are not unusual.

Components of this financial statement line item are as follows:

	Year Ended January 31
	2006	2005	2004
	(in millions)
Impairment losses on marketable securities and other investments	$(6)	$(20)	$(19)
Net (loss) gain on sale of marketable securities and other investments	(9)	4	24

	$(15)	$(16)	$5

Substantially all of the impairment losses in fiscal 2006, 2005 and 2004 were related to our private equity securities. The carrying value of our private equity securities as of January 31, 2006 was $38 million. The gross realized losses on the sale of investments in fiscal 2006 were primarily due to the liquidation of fixed rate securities prior to their stated maturities to achieve greater liquidity. The market value of these securities has recently been negatively impacted by rising interest rates.

The net gain on sale of investments in fiscal 2004 was primarily from the sale of our investment in publicly-traded equity securities of Tellium, Inc., which resulted in a gain before income taxes of $17 million.

Goodwill Impairment.    We did not record any impairment of goodwill during fiscal 2006 or 2005. During fiscal 2004, as a result of the loss of certain significant contracts and proposals related to a reporting unit, we determined that goodwill assigned to that reporting unit had become impaired and we recorded goodwill impairment charges of $7 million. Impairment losses on intangible assets were not material in fiscal 2006 and 2005. There were no intangible asset impairments in fiscal 2004.

Interest Income and Interest Expense.    Interest income increased by $52 million or 116% and decreased $4 million or 8% in fiscal 2006 and 2005, respectively. During fiscal 2006, average interest rates increased significantly and our average cash balances increased over fiscal 2005. During fiscal 2005, average interest rates increased slightly while our average cash balances remained consistent with 2004 levels. In fiscal 2004, interest income increased primarily as a result of interest received from a favorable audit settlement with the IRS for a refund of research tax credits.

Interest expense reflects interest on (1) our outstanding debt securities, (2) a building mortgage, (3) deferred compensation arrangements and (4) notes payable. Interest expense remained consistent in fiscal 2006 compared to fiscal 2005. Interest expense increased $8 million in fiscal 2005 primarily as a result of interest on $300 million aggregate amount of our 5.5% notes that were issued in the second quarter of fiscal 2004 and outstanding for a full year in fiscal 2005.

As more fully described in “—Quantitative and Qualitative Disclosures About Market Risk” and Note 8 of the notes to consolidated financial statements for fiscal 2006, we are currently exposed to interest rate risks, foreign currency risks and equity price risks that are inherent in the financial instruments arising from transactions entered into in the normal course of business. We will from time to time use derivative instruments to manage this risk. The derivative instruments we currently hold have not had a material impact on our consolidated financial position or results of operations. Net losses from derivative instruments in fiscal 2006, 2005 and 2004 were not material.

Other Income (Expense).    Other income (expense) includes our equity interest in the earnings (loss) and other-than-temporary impairment losses on equity method investees.

Components of this financial statement line item are as follows:

	Year Ended January 31
	2006	2005	2004
	(in millions)
Equity interest in earnings (loss)	$5	$(6)	$5
Impairment losses on equity method investees	—	(9)	—
Other	2	3	—

	$7	$(12)	$5

In fiscal 2005, an impairment loss of $9 million on our investment in Data Systems & Solutions, LLC (DS&S), was recorded primarily due to a significant business downturn at DS&S caused by a loss of business and an ongoing government investigation. On March 24, 2006, we sold our 50% interest in DS&S to our joint venture partner for approximately $9 million. Our financial commitments related to DS&S are described in “—Commitments and Contingencies.”

Provision for Income Taxes.    The provision for income taxes as a percentage of income from continuing operations before income taxes was 28.7% in fiscal 2006, 32.5% in fiscal 2005 and 38.4% in fiscal 2004. The lower effective tax rate for fiscal 2006 was primarily due to the reversal of approximately $50 million in accruals for tax contingencies as a result of settlements of federal and state audits and audit issues for amounts different than the recorded accruals for tax contingencies, as well as the expiration of statutes on open tax years. The effective tax rate in fiscal 2005 was lower than in fiscal 2004 primarily as a result of the favorable closure of state tax audit matters.

We are subject to routine compliance reviews by the IRS and other taxing jurisdictions on various tax matters, which may include challenges to various tax positions we have taken. We have recorded liabilities for tax contingencies for open years based upon our best estimate of the taxes ultimately to be paid. As of January 31, 2006, our income taxes payable balance included $113 million of tax accruals that have been recorded for tax contingencies. The income taxes payable balance is reduced by deposits made with various tax authorities for anticipated tax payments due on prior tax periods. We are currently undergoing several routine IRS and other tax jurisdiction examinations. While we believe we have adequate accruals for tax contingencies, there is no assurance that the tax authorities will not assert that we owe taxes in excess of our accruals, or that our accruals will not be in excess of the final amounts agreed to by tax authorities.

Income from Continuing Operations.    Income from continuing operations increased $73 million or 27% in fiscal 2006 primarily due to increased interest income of $52 million, other income from our equity investments, and a lower fiscal 2006 effective tax rate described above. Offsetting the decrease in non-operating expense are the contract losses we recorded related to our Greek contract. These contract losses more than offset the increases in the Government SOI from our improved contract margins on other contracts and higher direct labor utilization. Income from continuing operations increased $48 million in fiscal 2005 or 21% over fiscal 2004. The increase in fiscal 2005 was primarily due to the growth in total consolidated revenues with lower SG&A expenses as a percentage of total consolidated revenues and the lower income tax rate as described above. Offsetting some of the favorable increase in income was an increase in cost of revenues and in net interest expense, which is interest income less interest expense, an impairment loss on our DS&S equity investment, and lower gains from the sale of investments in marketable securities or our private equity securities as described above.

Discontinued Operations.    We sold one of our subsidiaries, Telcordia Technologies, Inc., during fiscal 2006. The following table summarizes Telcordia’s operating results for fiscal 2006, 2005 and 2004, which for fiscal 2006 reflects the period of February 1, 2005 through March 14, 2005 (prior to the sale):

	Year Ended January 31
	2006	2005	2004
	(in millions)
Revenues	$89	$874	$887
Costs and expenses:
Cost of revenues	57	489	484
Selling, general and administrative expenses, including depreciation and amortization of $30 million and $44 million in fiscal 2005 and 2004, respectively	28	235	258
Other (expense) income, net	—	(1)	1

Income before income taxes	4	149	146
(Benefit) provision for income taxes	(32)	16	19

Income from discontinued operations	$36	$133	$127

After the sale of Telcordia, an income tax benefit of $32 million related to discontinued operations was recorded to reflect the resolution of certain tax contingencies of Telcordia’s operations prior to the sale. We have indemnified the buyer for all income tax obligations on and through the closing date of the transaction. While we believe we have appropriate accruals for these tax contingencies, the ultimate resolution of these matters could differ from the amounts accrued.

We also have customary indemnification obligations owing to the buyer, as well as an obligation to indemnify the buyer against any loss Telcordia may incur as a result of an adverse judgment in the Telkom South Africa litigation. All these future contingent payments or contingent purchase price proceeds and changes in our estimates of these items and other related Telcordia items will continue to be reflected as discontinued operations and result in adjustments to the gain on sale in the period in which they arise.

Net Income.    Net income increased $518 million or 127% in fiscal 2006 primarily due to the after-tax gain of $546 million on the sale of Telcordia. Net income in fiscal 2005 increased $58 million or 17% over fiscal 2004, primarily due to the increase in income from continuing operations described above and an increase of $6 million in income from discontinued operations of INTESA.

Selected Quarterly Financial Data

The following tables set forth our selected unaudited quarterly consolidated financial data for fiscal 2006 and 2005 and for the first quarter of fiscal 2007. The information for each of these quarters has been derived from our unaudited consolidated financial statements, which have been prepared on the same basis as the audited consolidated financial statements included in this prospectus and, in the opinion of management, reflect all adjustments, consisting only of normal and recurring adjustments, necessary to fairly state our results of operations for the periods presented. These quarterly operating results are not necessarily indicative of our operating results for any future period.

	Three Months Ended (1)
	April 30	July 31	October 31	January 31
	(in millions, except per share amounts)

Fiscal 2007
Revenues	$1,958	—	—	—
Operating income	143	—	—	—
Income from continuing operations	94	—	—	—
Income from discontinued operations	12	—	—	—
Net income	106	—	—	—

Basic earnings per share (2)	$.63	—	—	—
Diluted earnings per share (2)	$.61	—	—	—

Fiscal 2006
Revenues	$1,846	$1,952	$2,028	$1,966
Operating income	112	144	108	133
Income from continuing operations	55	85	72	133
Income from discontinued operations	530	12	19	21
Net income	585	97	91	154

Basic earnings per share (2)	$3.27	$.55	$.53	$.90
Diluted earnings per share (2)	$3.18	$.54	$.51	$.87

Fiscal 2005 (1)
Revenues	$1,706	$1,768	$1,837	$1,876
Operating income	120	114	130	124
Income from continuing operations	67	52	68	85
Income from discontinued operations	22	29	27	59
Net income	89	81	95	144

Basic earnings per share (2)	$.48	$.44	$.52	$.80
Diluted earnings per share (2)	$.47	$.43	$.51	$.78

(1)	Amounts for the first, second and third quarters of fiscal 2005 have been reclassified to conform to the presentation of Telcordia as discontinued operations at January 31, 2005.

(2)	Earnings per share are calculated independently for each quarter presented and therefore may not sum to the total for the year.

Liquidity and Capital Resources

We financed our operations from our inception in 1969 primarily through cash flow from operations, proceeds from the sale of investments, issuance of debt securities and our credit facilities. Following this offering and the payment of the special dividend, our principal sources of liquidity will be cash flow from operations and borrowings under our revolving credit facilities, and our principal uses of cash will be for operating expenses, capital expenditures, working capital requirements, possible acquisitions and equity investments, debt service requirements and repurchases of class A preferred stock from our retirement plans during the restriction periods in order to provide participants in those plans with liquidity to the extent permitted under the plans. Whether or not we complete this offering, we anticipate that our operating cash flow, existing cash, cash equivalents, and borrowing capacity under our new credit facility will be sufficient to meet our anticipated cash requirements for at least the next twelve months.

Historical Trends

Cash and cash equivalents and short-term investments in marketable securities totaled $2.7 billion at April 30, 2006 and January 31, 2006.

Cash Provided by (Used in) Operating Activities of Continuing Operations.    We generated cash flows from operating activities of $81 million for the three months ended April 30, 2006 and used $6 million for the three months ended April 30, 2005. The improvement in cash flows from operating activities for the three months ended April 30, 2006 is primarily due to a $39 million increase in income from continuing operations and the settlement of certain tax contingencies for the three months ended April 30, 2006 as compared to the same period of the prior year.

In fiscal 2006, 2005 and 2004, we generated cash flows from operating activities of $595 million, $588 million and $374 million, respectively. Factors impacting cash flows in fiscal 2006 were higher income from continuing operations and a lower investment in receivables as a result of improvements in our working capital management processes partially offset by an increase in tax payments, including deposits made with various tax authorities for anticipated tax payments due on prior tax periods.

Cash Provided by (Used in) Investing Activities of Continuing Operations.    We generated cash flows from investing activities of $1.6 billion for the three months ended April 30, 2006 due to the liquidation of our investments in marketable securities, in part, to prepare for the expected payment of a dividend in connection with this offering. We also used $18 million for property, plant and equipment and $14 million (net of cash acquired of $1 million) to acquire one business in our Government segment during the three months ended April 30, 2006. We did not complete any business acquisitions in the three months ended April 30, 2005. We used $33 million in cash in support of investing activities during the three months ended April 30, 2005, including payments of $11 million for property, plant and equipment and $12 million for the settlement of certain contingencies associated with previous business acquisitions. Acquisitions are part of our overall growth strategy.

We used cash of $583 million, $345 million and $468 million for investing activities in fiscal 2006, 2005 and 2004, respectively. The increase in use of cash for 2006 was primarily due to purchases of debt and equity securities that are managed by outside investment managers and the acquisition of four businesses. The primary source of cash to fund these purchases was the proceeds from the sale of Telcordia, which was reflected as cash from investing activities of discontinued operations. In fiscal 2005, we used less cash for investing activities because we did not purchase any land or buildings as we did in fiscal 2004, and our purchases of debt and equity securities, net of proceeds from sales of investments, decreased compared to fiscal 2004. In fiscal 2004, we used cash to purchase land and buildings in McLean, Virginia that had previously been leased. In each of fiscal 2006 and 2005, we used $212 million to acquire four businesses for our Government segment. In fiscal 2004, we used cash of $193 million to acquire eight businesses for our Government segment and two businesses for our Commercial segment. All of these acquisitions were part of our overall growth strategy.

Cash Used in Financing Activities of Continuing Operations.    We used cash of $37 million and $238 million for financing activities during the three months ended April 30, 2006 and 2005, respectively, and used cash of $713 million, $478 million and $26 million in fiscal 2006, 2005 and 2004, respectively, primarily for repurchases of Old SAIC common stock. Fiscal 2004 uses of cash for financing activities were offset by net proceeds from a debt offering in June 2003. The use of cash resources to repurchase shares of Old SAIC common stock limits our ability to use that cash for other purposes. Old SAIC common stock repurchase activities were as follows for the periods noted:

	Year Ended January 31			Three Months Ended April 30
	2006	2005	2004	2006	2005
	(in millions)
Repurchases of Old SAIC common stock:
Limited market stock trades	$399	$413	$265	$—	$149
Retirement plans	228	75	74	—	48
Upon employee terminations	112	68	56	—	28
Other stock transactions	79	51	56	32	19

Total	$818	$607	$451	$32	$244

We have the right, but not the obligation, to repurchase stock in the limited market, to the extent that total planned sales exceed total planned purchases. The decrease in repurchases from the limited market trades and retirement plans during the three months ended April 30, 2006 compared to the same period of the prior year is primarily due to the fact that there were no limited market stock trades or retirement plans trades during the three months ended April 30, 2006. A retirement plans trade was held on May 12, 2006 and both a limited market trade and a retirement plans trade have been scheduled for June 30, 2006. The decrease in repurchases upon employee terminations is due to the fact that since September 1, 2005, we have suspended repurchasing shares upon termination of employment pending completion of the proposed reorganization merger and this offering. The increase in repurchases in fiscal 2006 and 2005 was primarily attributable to an increase in the number of shares offered for sale relative to the number of shares sought to be purchased, in addition to increases in share price. Included in the fiscal 2005 shares offered for sale were approximately 1.5 million shares sold by our founder and former chairman who retired in fiscal 2005. The increase in repurchases from the retirement plans in fiscal 2006 is primarily due to repurchases of $106 million from the Telcordia 401(k) Plan and repurchase of $122 million from the SAIC Retirement Plan. As a result of the sale of Telcordia, Old SAIC common stock is no longer an investment choice for future contributions in the Telcordia 401(k) Plan. As of April 30, 2006, the Telcordia 401(k) Plan held approximately 3.5 million shares of class A common stock, which had a fair value of $156 million. We no longer have a right of repurchase under the terms of our Restated Certificate of Incorporation with respect to the shares of our common stock held by the Telcordia 401(k) Plan or any other contractual right to repurchase these shares. However, we agreed with Telcordia to provide an opportunity for the Telcordia 401(k) Plan to sell shares of class A common stock in any trade in which our retirement plans have such an opportunity prior to completion of this offering. Further, we agreed that if this offering is completed, the Telcordia 401(k) Plan will have the same opportunity to sell shares of class A preferred stock as other stockholders generally, but will not have the opportunity to sell such shares in any additional opportunities provided to our retirement plans that are not otherwise provided to other stockholders generally.

Repurchases of our shares reduce the amount of retained earnings in the stockholders’ equity section of our consolidated balance sheets. If we continue to repurchase our shares in excess of our cumulative earnings, our retained earnings will be reduced, which could result in an accumulated deficit within our stockholders’ equity.

Cash from Discontinued Operations.    There were no material cash flows of discontinued operations for the three months ended April 30, 2006. During the three months ended April 30, 2005, we generated cash proceeds of $1.1 billion from the sale of Telcordia. In fiscal 2006, we used $319 million of cash in the operating activities of our Telcordia discontinued operations, primarily for income tax payments related to the sale of Telcordia, and we generated cash of $1.1 billion from investing activities, representing the net cash proceeds from the sale of Telcordia.

Outstanding Indebtedness

Notes payable and long-term debt totaled $1.2 billion at April 30, 2006 and January 31, 2006 with debt maturities between calendar 2008 and 2033. In addition to our long-term debt, we have revolving credit facilities totaling $750 million with a group of financial institutions. If the reorganization merger is approved by Old SAIC stockholders, shortly before the completion of the reorganization merger, New SAIC intends to guarantee approximately $1.2 billion of Old SAIC’s notes payable and long-term debt obligations in addition to Old SAIC’s credit facility.

Notes Payable and Long-term Debt.    Our outstanding notes payable and long-term debt consisted of the following as of the dates noted:

	April 30, 2006	January 31, 2006
	(in millions)
5.5% notes due 2033	$296	$296
7.125% notes due 2032	248	248
6.25% notes due 2012	549	548
6.75% notes due 2008	94	94
3-year note due 2006	—	17
Other notes payable	32	36

	1,219	1,239
Less current portion	27	47

Total	$1,192	$1,192

During the three months ended April 30, 2006, our 55% owned joint venture, AMSEC LLC, repaid its 3-year term note that was scheduled to mature in December 2006.

All of the long-term notes described above contain customary restrictive covenants, including, among other things, restrictions on our ability to create liens and enter into sale and leaseback transactions. We were in compliance with such covenants as of April 30, 2006. Our other notes payable have interest rates from 3.1% to 6.0% and are due on various dates through 2016. For additional information on our notes payable and long-term debt, see Note 13 of the notes to consolidated financial statements for fiscal 2006.

Revolving Credit Facilities.    As of April 30, 2006, we had two revolving five-year credit facilities providing for an aggregate $750 million in unsecured borrowing capacity at interest rates determined, at our option, based on either LIBOR plus a margin or a defined base rate. As of April 30, 2006, no loans were outstanding, although our borrowing capacity was reduced by $113 million to secure standby letters of credit issued in connection with bonding requirements that we have under the Greek contract. The terms of the standby letters of credit require them to remain outstanding until the customer has formally accepted the system pursuant to the contract. We are in dispute with the customer on this contract as described in “—Commitments and Contingencies—Firm Fixed-Price Contract with the Greek Government.”

These facilities contained various customary restrictive covenants, including financial covenants. As of April 30, 2006, we were in compliance with all covenants under the credit facilities.

In June 2006, we terminated and replaced these credit facilities with a new credit facility that provides for borrowings of up to $750 million through 2011. The new facility’s terms and conditions are generally more favorable to us and are structured to facilitate this offering and the payment of the special dividend if New SAIC guarantees the new facility. Borrowings under this new facility are unsecured, bear interest at a rate determined, at our option, based on either LIBOR plus a margin or a defined base rate, and are subject to customary affirmative and negative covenants, including financial covenants. We have transitioned the standby letters of credit issued in connection with the Greek contract to this new credit facility.

Cash Flow Expectations for Fiscal 2007

Assuming we complete this offering, we expect the offering proceeds to be a significant cash inflow for fiscal 2007 and the payment of a special dividend to be a significant use of cash for fiscal 2007. We expect to make approximately $80 million to $120 million of capital expenditures in fiscal 2007.

In contemplation of this offering, the last limited market trade is expected to occur in June 2006. For our retirement plans, a June 2006 trade has been scheduled to permit participants to offer to buy or sell shares in accordance with the terms of those plans. In addition, we are providing our retirement plan participants with an opportunity to exchange out of their investments in the SAIC Non-Exchangeable Stock Funds in the retirement plans trade scheduled for June 30, 2006. Generally, each plan participant’s balances held in the Non-Exchangeable Stock Funds can only be transferred into other investment options following such plan participant’s termination or retirement. While we cannot predict how many shares, if any, we will repurchase through trades in fiscal 2007, it is possible that we will spend as much or more than we spent for repurchases in fiscal 2006. If this offering is completed, we will conduct four scheduled trades for our retirement plans following completion of the offering through which participants in retirement plans may offer to buy or sell shares in accordance with the terms of those plans. In the June 2006 trade and in the four scheduled trades following completion of this offering, we will have the right, but not the obligation, to buy the net balance of shares offered by participants in the retirement plans. If this offering is completed, the retirement plans will also have the opportunity to convert shares of class A preferred stock into our common stock and to sell those shares into the public market to the extent permissible under the transfer restrictions on the class A preferred stock.

If we complete this offering, we expect to have sufficient funds from our existing cash, cash equivalents and short-term investments to pay a special dividend. Assuming we complete the offering and pay a special dividend, we expect our cash and cash equivalents, borrowing capacity and expected cash flows from operations to provide sufficient funds for at least the next 12 months for our operations, capital expenditures, stock repurchases from our retirement plans, possible business acquisitions and equity investments, and to meet our contractual obligations, including interest payments on our outstanding debt.

Off-Balance Sheet Arrangements

We are party to various off-balance sheet arrangements including various guarantees, indemnifications and lease obligations. We have outstanding performance guarantees and cross-indemnity agreements in conjunction with our joint venture investments. See Notes 16 and 19 of the notes to consolidated financial statements for fiscal 2006 for detailed information about our lease commitments and “—Commitments and Contingencies” for detailed information about our guarantees associated with our joint ventures.

In connection with the sale of Telcordia, as described in Note 11 of the notes to condensed consolidated financial statements for the three months ended April 30, 2006, we retained certain obligations as described in “—Commitments and Contingencies.” We also have customary indemnification obligations and have waived our right to repurchase our common stock from the Telcordia 401(k) Plan as previously discussed.

Contractual Obligations

The following table summarizes our obligations to make future payments pursuant to certain contracts or arrangements as of January 31, 2006, as well as an estimate of the timing in which these obligations are expected to be satisfied:

	Total	Payments Due by Fiscal Year
		2007	2008- 2009	2010- 2011	2012 and After
	(in millions)
Contractual obligations:
Long-term debt (1)	$2,417	$120	$249	$139	$1,909
Operating lease obligations (2)	300	103	113	47	37
Capital lease obligations (3)	4	3	1	—	—
Estimated purchase obligations (4)	48	26	22	—	—
Other long-term liabilities (5)	83	18	33	24	8

Total contractual obligations	$2,852	$270	$418	$210	$1,954

(1)	Includes total interest payments on our outstanding debt of $76 million in fiscal 2007, $148 million in fiscal 2008-2009, $137 million in fiscal 2010-2011 and $806 million in fiscal 2012 and after.

(2)	Excludes $91 million related to an operating lease on a contract with the Greek government as we are not obligated to make the lease payments to the lessee if our customer defaults on payments to us, as described in “—Commitments and Contingencies—Firm Fixed-Price Contract with the Greek Government,” “Business—Legal Proceedings,” and Notes 16 and 19 of the notes to consolidated financial statements for fiscal 2006.

(3)	Includes interest and executory costs of approximately $1 million.

(4)	Includes estimated obligations to transfer funds under legally enforceable agreements for fixed or minimum amounts or quantities of goods or services at fixed or minimum prices. Excludes purchase orders for products or services to be delivered pursuant to U.S. Government contracts in which we have full recourse under normal contract termination clauses.

(5)	Includes estimated payments to settle the fiscal 2002 and 2003 swap agreements (as described in Note 8 of the notes to consolidated financial statements for fiscal 2006), contractually required payments to the foreign defined benefit pension plan and deferred compensation arrangements. Because payments under the deferred compensation arrangements are based upon the participant’s termination, we are unable to determine when such amounts will become due. Therefore, for purpose of this table we assumed equal payments over the next six years.

Commitments and Contingencies

Telkom South Africa

As described in Note 10 of the notes to condensed consolidated financial statements for the three months ended April 30, 2006, our former Telcordia subsidiary instituted arbitration proceedings before the International Chamber of Commerce (ICC), against Telkom South Africa in March 2001 as a result of a contract dispute. Telkom South Africa successfully challenged the arbitrator’s partial award in our favor in the South African trial court, and we have appealed this decision to the South African Supreme Court. The hearing on this appeal is scheduled for October 31, 2006. In a separate proceeding, we unsuccessfully attempted to have our partial arbitration award confirmed by the U.S. District Court. Telcordia has appealed this ruling to the U.S. Court of Appeals for the Third Circuit. Oral arguments were held on January 13, 2006 and the parties are awaiting a decision.

On March 15, 2005, we sold Telcordia to an affiliate of Warburg Pincus LLC and Providence Equity Partners Inc. Pursuant to the definitive stock purchase agreement relating to the sale, we are entitled to receive all of the net proceeds from any judgment or settlement with Telkom South Africa, and, if this dispute is settled or decided adversely against Telcordia, we are obligated to indemnify the buyer of Telcordia against any loss that may result from such an outcome.

Due to the complex nature of the legal and factual issues involved in the dispute and the uncertainty of litigation in general, the outcome of the arbitration and the related court actions are not presently determinable; however, an adverse resolution could materially harm our business, consolidated financial position, results of operations and cash flows. We do not have any assets or liabilities recorded related to this contract and the related legal proceedings as of April 30, 2006 and January 31, 2006. We do not believe a material loss is probable based on the procedural standing of the case and our understanding of applicable laws and facts.

Firm Fixed-Price Contract with the Greek Government

Original Contract.    In May 2003, we entered into a euro-denominated firm-fixed-price contract with the Hellenic Republic of Greece (the Customer), as represented by the Ministry of Defense, to provide a C4I (Command, Control, Communications, Coordination and Integration) System (the System), to support the 2004 Athens Summer Olympic Games (the Olympics), and to serve as the security system for the Customer’s public order departments following completion of the Olympics. The System is comprised of 29 subsystems, organized into three major functional areas: the Command Decision Support System (CDSS), the Communication and Information System and the Command Center Systems. A significant amount of effort on this contract has been and will be performed by subcontractors to us. Under the contract, the System was to be completed, tested, and accepted by September 1, 2004, at a price of approximately $199 million. To date, we have received advance payments totaling approximately $147 million. The contract also requires us to provide five years of System support and maintenance for approximately $12 million and ten years of TETRA radio network services for approximately $104 million. Under the terms of the contract, our obligation to provide the System support and maintenance and TETRA radio network services only begins upon System acceptance, which has not yet occurred. The contract contains an unpriced option for an additional five years of TETRA network services.

The Memorandum.    On July 7, 2004, shortly before the start of the Olympics, we entered into an agreement (the Memorandum) with the Hellenic Republic, as represented by the Committee for Planning and Monitoring the Olympic Security Command Centers, pursuant to which the parties recognized and agreed that: (1) delivery and acceptance of the System had not been completed by the scheduled date; (2) the System would be delivered for use at the Olympics in its then-current state, which included certain omissions and deviations attributable to both parties; (3) a new process for testing and acceptance of the System would be instituted, with final acceptance to occur no later than October 1, 2004; (4) the Customer would proceed with the necessary actions for the completion of a contract modification as soon as possible; and (5) we would receive a milestone payment of approximately $23 million immediately upon the execution of the contract modification.

Delivery of System, Testing and Negotiations.    The Customer took delivery of the System for use and operation during the Olympics, and continues to use significant portions of the System. The System has not been accepted by the Customer under the terms of the Greek contract, and the contract modification anticipated under the Memorandum has not been obtained. In November 2004, we delivered a revised version of the CDSS portion of the System to the Customer. Beginning in December 2004 and continuing through April 2005, the Customer performed subsystems acceptance testing on each of the subsystems comprising the System based on test procedures that had not been mutually agreed upon by the parties. The Customer identified numerous omissions and deviations in its test reports. We believe that certain of these omissions and deviations are valid, while others are not. From December 2004 through April 2005, we engaged in negotiations with the Customer concerning a modification to the contract to resolve the disputes. On April 28, 2005, the Customer formally notified us that the System delivered had significant deviations and omissions from the contractual requirements and may not be accepted.

Under the terms of the contract and the Memorandum between the parties, we submitted various proposals to the Customer to remedy these omissions and deviations. The most significant of these proposals includes a redevelopment of CDSS using an alternative technical approach, and a redesigned port security system. The first such proposal for an alternative CDSS technical approach was submitted in June 2005. On November 25, 2005, the Customer notified us that its technical advisors had declined to recommend either the acceptance or rejection of our remediation plan for an alternative CDSS. On December 5, 2005, we sent a letter advising the Customer that unless an agreement was reached with respect to the alternative CDSS approach, we intended to initiate the dispute process contained in the Greek contract, which includes binding arbitration as our final step. On December 13, 2005, the Customer delivered a letter to us indicating that our proposal based on the alternative CDSS approach was deemed “acceptable in principle” on the terms proposed. The parties reengaged in negotiations in early January 2006 on a contract modification to incorporate these proposals. A contract modification has not yet been executed and would be required in order for us to implement the proposals and achieve Customer acceptance of the System. We anticipate that such modification would include a revised testing and acceptance procedure which would provide for acceptance of individual subsystems on satisfactory completion of the testing of the subsystem. Until such acceptance occurs, the Customer has advised us that it cannot negotiate appropriate price adjustments for omissions and deviations of a subsystem.

Subcontracts.    We have subcontracted a significant portion of the requirements under the Greek contract, including the lease of certain equipment and TETRA network services for at least 10 years. In order for us to implement the technical proposals submitted to the Customer and contemplated by the modification being negotiated with the Customer, we would need to negotiate and execute modifications to the subcontracts with our subcontractors, including price. Certain of the omissions and deviations of the System are attributable to subcontracted work. Payments to the subcontractors are generally required only if we receive payment from the Customer related to the subcontractors’ work. If it is determined we breached our obligations to any of our subcontractors, we may incur additional losses. We and our principal subcontractor disagree as to whether the principal subcontractor fully performed its obligations under the subcontract.

Under the terms of the Greek contract, we are not obligated to provide TETRA network services to the Customer until the Customer has accepted the System. We and our subcontractors have provided System support and maintenance and TETRA network services to the Customer since the Olympics in August 2004, without receiving any compensation. In September 2005, our principal subcontractor notified us that it would no longer commit to continue providing TETRA network services, although it has continued to provide such services to date. On May 19, 2006, a second-tier subcontractor working for our principal subcontractor responsible for providing the TETRA radio network services provided legal notice to our principal subcontractor that it will stop supporting and maintaining the TETRA subsystem at an unspecified date in the future. In a letter dated May 24, 2006, our principal subcontractor requested payment within 10 days from us of all amounts due under the subcontract. In a letter dated May 26, 2006, we advised our principal subcontractor that under the terms of the subcontract, receipt of full payment from the Customer is a condition to our obligation to pay the subcontractor and that the Customer’s refusal to pay us relates in part to deviations and omissions in our principal subcontractor’s work. In a letter dated June 13, 2006, the second-tier subcontractor responsible for providing TETRA radio network operation and maintenance services notified our principal subcontractor that it would cease providing such services on June 30, 2006.

Legality of the Contract.    In March 2005, the Customer notified us that an issue had been raised concerning the legality of the Greek contract by a Greek government auditor. In August 2005, we learned that the Court of Auditors of the Hellenic Republic (the Greek Audit Court), a government agency with authority to review and audit procurements, issued a decision finding that certain mistakes in the procurement process committed by the Greek government rendered the contract illegal. The Customer requested revocation of the Greek Audit Court decision. On November 17, 2005, the Greek Audit Court issued a decision finding that the errors committed by the Customer in the procurement process constituted “pardonable mistakes” with respect to prior payments under the contract. Although the rationale of the Greek Audit Court decision suggests that the Customer may be able to make future payments under the contract, the impact of the decision on the legality of the contract and the Customer’s ability to make future payments is not clear. Recent communications from the Customer suggest that the Greek Audit Court may have to approve any modification to the contract and any payments made under the modified contract.

Financial Status and Contingencies of the Contract.    We have recorded $121 million of contract losses under the Greek contract as of April 30, 2006. While we recorded no losses on this contract during the three months ended April 30, 2006, $7 million was recorded during the three months ended April 30, 2005. These losses reflect our estimated total cost to complete the System and obtain Customer acceptance and estimated results of negotiations on reductions in price for omissions and deviations from contract requirements. Because of the significant uncertainties related to ultimate acceptance and payment from the Customer, our current accounting treatment assumes the contract value is limited to the cash received to date. Although we expect to pursue remaining amounts owed under the terms of the contract, this reduction in total estimated revenues to be realized under the contract increased the total loss by $32 million during the year ended January 31, 2006, which is included in the loss amounts discussed above. Through April 30, 2006, we have recognized revenues of $119 million, which represent a portion of the $147 million cash received to date based upon the percentage-of-completion method of revenue recognition.

As of April 30, 2006, the estimated future costs to complete the System and obtain Customer acceptance is $52 million. This estimated cost is included in the $121 million contract losses recorded as of April 30, 2006. Management has used this estimate and its judgment in evaluating the various uncertainties and assumptions necessary to recognize the total estimated loss on this contract. Such assumptions include obtaining mutual agreement with the Customer regarding system requirements, execution of a modification to the contract, completion of the System and Customer acceptance. The total costs are significantly affected by the timing of events such as executing a contract modification and ultimate Customer acceptance. Management has estimated that final acceptance of the System under a modified contract will occur in January 2008. Our recorded losses exclude potential subcontractor payments associated with the omissions and deviations related to specific subsystems supplied by subcontractors in the amount of $13 million that management believes will not be paid under the subcontract terms.

We have $14 million of accounts receivable relating to Value Added Taxes (VAT) that we have paid and believe we are entitled to recover either as a refund from the taxing authorities or as a payment under the Greek contract upon final billing. The contract requires the Customer to pay amounts owed for VAT for the System delivered. Failure by the Customer to pay these amounts could result in an additional obligation payable by us to the Greek taxing authorities and would increase our total losses on the contract.

In accordance with the terms of the contract, we are required to provide certain payment, performance and offset bonds in favor of the Customer. These bonding requirements have been met through the issuance of standby letters of credit. Under the terms of these bonding arrangements, the Customer currently has the right to call some or all of the $242 million of standby letters of credit outstanding. The letters of credit supporting the payment bonds ($157 million) and performance bonds ($33 million) may be called by the Customer submitting a written statement to the guaranteeing bank that we have not fulfilled our obligations under the contract. The letters of credit supporting the offset bonds ($52 million) may be called by the Customer submitting a written statement to the guaranteeing bank that we have not fulfilled our obligations under a separate offset contract requiring us, among other things, to use Greek subcontractors on the contract. We believe that any amounts obtained by the Customer through such a calling of these letters of credit may be retained by the Customer only as security against any actual damages it proves in arbitration, and that any excess must be returned to us. We do not currently believe it is probable that the Customer will call these standby letters of credit. If the standby letters of credit are called, we may have the right to call some or all of the $102 million in bonds provided by our subcontractors in connection with their work under the contract.

Arbitration Proceedings.    Although we have been pursuing a contract modification with the Customer since shortly after the Memorandum was signed in July 2004, due to the difficulties in reaching mutually satisfactory terms, we instituted arbitration proceedings on April 21, 2006 before the International Chamber of Commerce (ICC) against the Customer to pursue our rights and remedies provided for in the contract and the Memorandum and under Greek law. The arbitration complaint filed by us: (1) seeks an order under the contract that the Customer’s extended use of the System under the circumstances constitutes constructive acceptance and precludes the Customer from rejecting the System, (2) seeks damages for breach of contract, bad faith, use of the System and other damages, (3) seeks a determination as to the legal status of the contract as a result of the illegality issue discussed above, and (4) if the contract is determined to be illegal, seeks compensation for the commercial value of the System delivered and its use by the Customer and other damages. We are seeking total damages in excess of $76 million, with the precise amount to be proven in arbitration. We agreed to extend to

July 31, 2006, the time period in which the Customer may submit its response to the arbitration complaint in order to provide the parties additional time to attempt to negotiate and complete a modification. Under the terms of the contract, disputes are subject to ultimate resolution by binding arbitration before a panel of three Greek arbitrators in Greece. Due to the complex nature of the legal and factual issues involved and the uncertainty of litigation in general, the outcome of the arbitration is uncertain. There is no assurance that we will prevail in the arbitration.

In the event we do not prevail in the arbitration or are unable to resolve the various disputes under the contract as anticipated, we could incur additional losses. If the Customer asserts claims against us in the arbitration and it is determined that we have breached the contract and, as a result, owe the Customer damages, such damages could include, but are not limited to, (1) re-procurement costs, (2) repayment of amounts paid of $147 million under the contract, (3) penalties for delayed delivery in an amount up to $15 million, and (4) forfeiture of good performance bonds in the amount of $33 million. Due to the early stage of the arbitration, the amount of any claims that the Customer may assert against us in the arbitration is not known.

Successful imposition of damages or claims by the Customer or subcontractors against us, the calling of our bonds, additional contract costs required to fulfill our obligations, or additional revenue reductions arising from the negotiation of the contract modification could have a material adverse affect on our consolidated financial position, results of operations and cash flows.

DS&S Joint Venture

In March 2006, we sold our interest in DS&S, a joint venture in which we owned a 50% interest. As part of the sale, we agreed to indemnify the purchaser for certain legal costs and expenses, including those relating to an on-going government investigation involving DS&S and any litigation resulting from that investigation up to the sum of the sales price of $9 million plus the amount received by us in repayment of a $1 million loan receivable owed by DS&S. As of April 30, 2006, we have deferred any gain on the sale of DS&S pending resolution of the on-going investigation and any resulting litigation.

INTESA Joint Venture

INTESA, a Venezuelan joint venture we formed in fiscal 1997 with Venezuela’s national oil company, PDVSA, to provide information technology services in Latin America, is involved in various legal proceedings. We had previously consolidated our 60% interest in the joint venture, but the operations of INTESA were classified as discontinued operations as of January 31, 2003 and INTESA is currently insolvent. PDVSA has refused to take action to dissolve the joint venture or have it declared bankrupt.

Outsourcing Services Agreement and Guarantee.    INTESA had derived substantially all its revenues from an outsourcing services agreement with PDVSA that it entered into at the time the joint venture was formed. The services agreement expired on June 30, 2002 and the parties were not able to reach agreement on a renewal. We guaranteed INTESA’s obligations under the services agreement to PDVSA. Under the terms of the services agreement, INTESA’s liability for damages to PDVSA in any calendar year is capped at $50 million. As a result, our maximum potential liability to PDVSA under the guarantee in any calendar year, based on our guarantee of PDVSA’s ownership interest in INTESA, is $20 million. To date, PDVSA has not asserted any claims.

Expropriation of Our Interest in INTESA.    In fiscal 2003 and 2004, PDVSA and the Venezuelan government took certain actions, including denying INTESA access to certain of its facilities and assets, which prevented INTESA from continuing operations. In fiscal 2005, the Overseas Private Investment Company (OPIC), a U.S. governmental entity that provides insurance coverage against expropriation of U.S. business interests by foreign governments, determined that the Venezuelan government had expropriated our interest in INTESA without compensation and paid us approximately $6 million in settlement of our claim.

Employment Claims of Former INTESA Employees.    INTESA is a defendant in a number of lawsuits brought by former employees seeking unpaid severance and pension benefits. PDVSA and SAIC Bermuda, our wholly-owned subsidiary and the entity that held our interest in INTESA, were added as defendants in a number of these suits. Based on the procedural standing of the cases and our understanding of applicable laws and facts, we believe that our exposure to any possible loss related to these employment claims is either remote or, if reasonably possible, immaterial.

Other Legal Proceedings Involving INTESA.    The Attorney General of Venezuela initiated a criminal investigation of INTESA in fiscal 2003 alleging unspecified sabotage by INTESA employees. We believe this investigation is inactive. In connection with our expropriation claim, OPIC determined that INTESA did not sabotage PDVSA’s infrastructure as alleged by PDVSA and the Venezuelan government. In addition, the SENIAT, the Venezuelan tax authority, filed a claim against INTESA in fiscal 2004 for approximately $30 million for alleged non-payment of VAT taxes in fiscal 1998.

Potential Financial Impact.    Many issues relating to INTESA, including the termination of the services agreement and the employment litigation brought by former INTESA employees, remain unresolved. Due to the complex nature of the legal and factual issues involved in these matters and the uncertain economic and political environment in Venezuela, the outcome is not presently determinable; however, adverse resolutions could materially harm our business, consolidated financial position, results of operations and cash flows.

Other Joint Ventures

We are an investor in Danet Partnership GbR (Danet GbR), a German partnership accounted for under the equity method. Danet GbR is the controlling shareholder in Danet GmbH, a German operating company. Danet GbR has an internal equity trading market similar to our limited market. We are required to provide liquidity rights to the other Danet GbR investors in certain circumstances. Absent a change in control whereby we gain control over Danet GbR, these rights allow Danet GbR investors who are withdrawing from the partnership to put their Danet GbR shares to us in exchange for the current fair value of those shares. If we gain control over Danet GbR, all Danet GbR investors have the right to put their shares to us in exchange for the current fair value of those shares. If Danet GbR investors put their shares to us, we may pay the put price in shares of our common stock or cash. We do not currently record a liability for these put rights because their exercise is contingent upon the occurrence of future events which we cannot determine will occur with any certainty. During the three months ended April 30, 2006, we paid less than $1 million to withdrawing Danet GbR investors who exercised their right to put their Danet GbR shares to us. The maximum potential obligation, assuming all the current Danet GbR investors were to put their Danet GbR shares to us, was $7 million as of April 30, 2006. If we were to incur the maximum obligation and buy all the partnership shares currently held by other Danet GbR investors, we would then own 100% of Danet GbR and would hold a controlling interest in Danet GmbH.

We have a guarantee that relates only to claims brought by the sole customer of another of our joint ventures, Bechtel SAIC Company, LLC, for specific contractual nonperformance of the joint venture. We also have a cross-indemnity agreement with the joint venture partner, pursuant to which we will only be ultimately responsible for the portion of any losses incurred under the guarantee equal to our ownership interest of 30%. Due to the nature of the guarantee, as of April 30, 2006 we are not able to project the maximum potential amount of future payments we could be required to make under the guarantee but, based on current conditions, we believe the likelihood of having to make any payment is remote. Accordingly, no liability relating to this guarantee is currently recorded.

On September 15, 2004, we entered into an agreement with EG&G Technical Services, Inc. (EG&G), and Parsons Infrastructure & Technology Group, Inc. (Parsons), to form Research and Development Solutions, LLC (RDS), a Delaware limited liability company that will pursue contracts offered by the Department of Energy’s National Energy Technical Laboratory. We, EG&G and Parsons, each have a one-third equal joint venture interest. In conjunction with a contract award to RDS, each joint venture partner was required to sign a performance guarantee agreement with the U.S. Government. Under this agreement, we unconditionally guarantee all of RDS’s obligations to the U.S. Government under the contract award, which has an estimated total value of $217 million. We also have a cross-indemnity agreement with each of the other two joint venture partners to protect us from liabilities for any U.S. Government claims resulting from the actions of the other two joint venture partners and to limit our liability to our share of the contract work. As of April 30, 2006, the fair value of the guarantee is not material to us.

Other

We are subject to investigations and reviews relating to compliance with various laws and regulations with respect to our role as a contractor to agencies and departments of the U.S. Government and in connection with performing services in countries outside of the United States. Such matters can lead to criminal, civil or administrative proceedings and we could be faced with penalties, fines, repayments or compensatory damages. Adverse findings could also have a material adverse effect on us because of our reliance on government contracts. Although we can give no assurance, based upon management’s evaluation of current matters that are subject to U.S. Government investigations of which we are aware and based on management’s current understanding of the facts, we do not believe that the outcome of any such matter would have a material adverse effect on our consolidated financial position, results of operations, cash flows or our ability to conduct business.

We are also involved in various claims and lawsuits arising in the normal conduct of our business, none of which, in the opinion of our management, based upon current information, will likely have a material adverse effect on our consolidated financial position, results of operations, cash flows or ability to conduct business.

In the normal conduct of our business, we seek to monetize our patent portfolio through licensing agreements. We also have and will continue to defend our patent positions when we believe our patents have been infringed and are involved in such litigation from time to time. As described in Note 11 of the notes to condensed consolidated financial statements for the three months ended April 30, 2006, on March 15, 2005, we sold our Telcordia subsidiary. Pursuant to the terms of the definitive stock purchase agreement, we will receive 50% of any net proceeds Telcordia receives in the future in connection with the enforcement of certain patent rights.

As part of the terms of the sale of Telcordia, in addition to the indemnification related to the Telkom South Africa litigation, we also have indemnified the buyer for all income tax obligations on and through the date of close. While we believe we have adequate accruals for these tax contingencies, the ultimate resolution of these matters could differ from the amounts accrued. All of these future contingent payments or contingent purchase price proceeds will continue to be reflected as discontinued operations in the period in which they arise.

Critical Accounting Policies

Our discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which are prepared in accordance with accounting principles generally accepted in the United States of America (GAAP). The preparation of these financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingencies at the date of the financial statements as well as the reported amounts of revenues and expenses during the reporting period. Management evaluates these estimates and assumptions on an on-going basis, including those relating to allowances for doubtful accounts, inventories, fair value and impairment of investments, fair value and impairment of intangible assets and goodwill, income taxes, warranty obligations, estimated profitability of long-term contracts, pension benefits, contingencies and litigation. Our estimates and assumptions have been prepared on the basis of the most current reasonably available information. The results of these estimates form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results could differ from these estimates under different assumptions and conditions.

We have several critical accounting policies that are both important to the portrayal of our financial condition and results of operations and require management’s most difficult, subjective and complex judgments. Typically, the circumstances that make these judgments complex and difficult have to do with making estimates about the effect of matters that are inherently uncertain. We no longer consider our accounting policies for pension plans and derivative instruments to be critical accounting policies. With the sale of Telcordia, our remaining pension plans are not of a material size, and therefore our accounting policies for pension plans are not considered critical accounting policies as the impact of management judgment related to pension plans is not considered significant. Similarly, our use of derivative instruments has not been material since fiscal 2003, and therefore we no longer consider our derivative instrument accounting policies to be critical accounting policies. Our critical accounting policies are as follows:

Revenue Recognition.    Our revenues are primarily recognized using the percentage-of-completion method as discussed in Statement of Position 81-1, “Accounting for Performance of Construction-Type and Certain Production-Type Contracts.” Under the percentage-of-completion method, revenues are recognized based on progress towards completion, with performance measured by the cost-to-cost method, efforts-expended method or units-of-delivery method, all of which require estimating total costs at completion. Estimating costs at completion on our long-term contracts, particularly due to the technical nature of the services being performed, is complex and involves significant judgment. Factors that must be considered in making estimates include labor productivity and availability, the nature and technical complexity of the work to be performed, potential performance delays, the availability and timing of funding from the customer, the progress toward completion and the recoverability of claims. Adjustments to original estimates are often required as work progresses, experience is gained and additional information becomes known, even though the scope of the work required under the contract may not change. Any adjustment as a result of a change in estimates is made when facts develop, events become known or an adjustment is otherwise warranted, such as in the case of a contract modification. When estimates indicate that we will experience a loss on the contract, we recognize the estimated loss at the time it is determined. Additional information may subsequently indicate that the loss is more or less than initially recognized, which would require further adjustment in our financial statements. We have procedures and processes in place to monitor the actual progress of a project against estimates and our estimates are updated quarterly or more frequently if circumstances warrant.

Although our primary revenue recognition policy is the percentage-of-completion method, we do have contracts under which we use alternative methods to record revenue (see Note 1 of the notes to consolidated financial statements for fiscal 2006). Selecting the appropriate revenue recognition method involves judgment based on the contract and can be complex depending upon the structure and terms and conditions of the contract.

Costs incurred on projects accounted for under the percentage-of-completion method can be recognized as pre-contract costs and deferred as an asset when we have been requested by the customer to begin work under a new contract, or extend or modify work under an existing contract (change order). We record pre-contract costs when formal contracts or contract modifications have not yet been executed, and it is probable that we will recover the costs through the issuance of a contract or contract modification. When the formal contract or contract modification has been executed, the costs are recorded to the contract and revenue is recognized based on the percentage-of-completion method of accounting.

Contract claims are unanticipated additional costs incurred in excess of the executed contract price that we seek to recover from the customer. Such costs are expensed as incurred. Additional revenue related to contract claims is recognized when the amounts are awarded by the customer.

Income Taxes.    Income taxes are provided utilizing the liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax basis of assets and liabilities. Under the liability method, changes in tax rates and laws are reflected in income in the period such changes are enacted. In addition, the provisions for federal, state, foreign and local income taxes are calculated on reported financial statement income before income taxes based on current tax law and include the cumulative effect of any changes in tax rates from those used previously in determining deferred tax assets and liabilities. Such provisions differ from the amounts currently payable because certain items of income and expense are recognized in different time periods for financial reporting purposes than for income tax purposes. We also have recorded liabilities for tax contingencies for open years based upon our best estimate of the taxes ultimately expected to be paid. A significant portion of our income taxes payable balance is comprised of tax accruals that have been recorded for tax contingencies.

Recording our provision for income taxes requires management to make significant judgments and estimates for matters whose ultimate resolution may not become known until final resolution of an examination by the IRS or State agencies. Additionally, recording liabilities for tax contingencies involves significant judgment in evaluating our tax positions and developing our best estimate of the taxes ultimately expected to be paid.

Stock-Based Compensation.    We recognize as compensation expense the fair value of all stock-based awards, including stock options, granted to employees and others in exchange for services, typically over the period during which such awards are earned. We are also required to recognize as compensation expense the 15% discount on employee stock purchases made under our ESPP. The estimation of stock option fair value requires management to make complex estimates and judgments about, among other things, employee exercise behavior, forfeiture rates, and the volatility of our common stock. These judgments directly affect the amount of compensation expense that will ultimately be recognized.

Investments in Marketable and Private Equity Securities.    Our marketable debt and equity securities are carried on the balance sheet at fair value, with changes in fair value recorded through equity. When the fair value of a security falls below its cost basis and the decline is deemed to be other-than-temporary, we record the difference between cost and fair value as an unrealized loss. Investments accounted for on the cost method or equity method must be marked down to estimated fair value if an other-than-temporary decline occurs. In determining whether a decline is other-than-temporary, management considers a wide range of factors that may vary depending upon whether the investment is a marketable debt or equity security or a private investment. These factors include the duration and extent to which the fair value of the security or investment has been below its cost, recent financing rounds at a value that is below our carrying value, the operating performance of the entity, its liquidity and our investment intent. The private equity investments involve more judgment than the marketable equity securities because there is no readily available fair market value of a private equity security. Therefore, management, in addition to considering a wide range of other factors, must also use valuation methods to estimate the fair value of a private equity investment. Management judgments about these factors may impact the timing of when an other-than-temporary loss is recognized, and management’s use of valuation methods to estimate fair value may also impact the amount of the impairment loss.

Business Combinations and Goodwill Impairment.    We have engaged and expect to continue to engage in significant business acquisition activity. The accounting for business combinations requires management to make judgments and estimates of the fair value of assets acquired, including the identification and valuation of intangible assets, as well as the liabilities and contingencies assumed. Such judgments and estimates directly impact the amount of goodwill recognized in connection with each acquisition. As of January 31, 2006, goodwill represents 52% of our consolidated long-term assets and 12% of consolidated total assets.

Goodwill is tested annually in our fourth fiscal quarter and whenever an event occurs or circumstances change such that it is reasonably possible that an impairment condition may exist. The goodwill impairment test is a two-step process that requires management to make judgments in determining what assumptions to use in the calculation. The first step of the process consists of estimating the fair value of each of the reporting units based on a discounted cash flow model using revenue and profit forecasts and comparing those estimated fair values with the carrying values, which includes the allocated goodwill. If the fair value is less than the carrying value, a second step is performed to compute the amount of the impairment by determining an implied fair value of goodwill. The implied fair value of goodwill is the residual fair value derived by deducting the fair value of a reporting unit’s identifiable assets and liabilities from its estimated fair value calculated in step one. The impairment charge represents the excess of the carrying amount of the reporting unit’s goodwill over the implied fair value of goodwill. The revenue and profit forecasts used in step one are based on management’s best estimate of future revenues and operating costs. Changes in these forecasts could cause a particular reporting unit to either pass or fail the first step in the impairment test, which could significantly change the amount of the impairment recorded from step two. In addition, the estimated future cash flows are adjusted to present value by applying a discount rate. Changes in the discount rate impact the impairment by affecting the calculation of the fair value of the reporting unit in step one.

Effects of Inflation

Our cost-reimbursement type contracts are generally completed within one year. As a result, we have generally been able to anticipate increases in costs when pricing our contracts. Bids for longer-term FFP and T&M contracts typically include sufficient provisions for labor and other cost escalations to cover cost increases over the period of performance. Consequently, revenues and costs have generally both increased commensurate with the general economy. As a result, net income as a percentage of total consolidated revenues has not been significantly impacted by inflation.

Quantitative and Qualitative Disclosures About Market Risk

We are exposed to certain market risks in the normal course of business. Our current market risk exposures are primarily related to interest rates and foreign currency fluctuations. The following information about our market sensitive financial instruments contains forward-looking statements.

Interest Rate Risk.    Our exposure to market risk for changes in interest rates relates primarily to our cash equivalents, investments in marketable securities, interest rate swaps and long-term debt obligations.

We have established an investment policy to protect the safety, liquidity and after-tax yield of invested funds. This policy establishes guidelines regarding acceptability of instruments and maximum maturity dates and requires diversification in the investment portfolios by establishing maximum amounts that may be invested in designated instruments. We do not authorize the use of derivative financial instruments in our managed short-term investment portfolios. Our policy authorizes the limited use of derivative instruments only to hedge specific interest rate risks.

The table below provides information about our financial instruments at January 31, 2006 that are sensitive to changes in interest rates. For debt obligations and short-term investments, the table presents principal cash flows in U.S. dollars and related weighted average interest rates by expected maturity dates. For interest rate swap agreements, the table presents the notional amounts and weighted average interest rates. The notional amounts are used to calculate the contractual cash flows to be exchanged under the contracts. As described in Note 8 of the notes to consolidated financial statements for fiscal 2006, the swap agreements we entered into in May 2003 are expected to substantially offset interest rate exposures related to the swap agreements previously entered into in January 2002. As a result, on a combined basis, these swaps are no longer exposed to changing interest rates and we have excluded these swap agreements from the table below.

	2007	2008	2009	2010	2011	There- after	Total	Estimated Fair Value as of January 31, 2006
	(dollars in millions)
Assets:
Cash equivalents (1)	$1,032	—	—	—	—	—	$1,032	$1,032
Average interest rate	4.41%	—	—	—	—	—
Investment in marketable securities:
Variable rate	$1,659	—	—	—	—	—	$1,659	$1,659
Weighted average interest rate	4.53%	—	—	—	—	—	—
Liabilities:
Short-term and long-term debt:
Variable interest rate (2)	$44	—	$1	$1	$1	$3	$50	$50
Weighted average interest rate	4.01%	—	4.46%	4.46%	4.46%	4.46%
Fixed rate	$3	$1	$100	—	—	$1,100	$1,204	$1,252
Weighted average interest rate	5.87%	5.90%	6.75%	—	—	6.24%
Interest Rate Derivatives
Interest rate swap agreements
Fixed to variable			$100				$100	$3
Average receive rate	6.75%	6.75%	6.75%
Average pay rate	7.88%	7.88%	7.88%

(1)	Includes $21 million denominated in British pounds

(2)	The fiscal 2006 amount includes $19 million denominated in Euros and $7 million denominated in Canadian dollars

Short term interest rates related to these financial instruments have increased since January 31, 2005, while long term interest rates remained relatively consistent. At January 31, 2006, our investments in marketable securities and cash equivalents were higher than January 31, 2005 by approximately $292 million and $64 million, respectively. We also had a larger portion of our marketable securities invested in financial instruments bearing variable interest rates at January 31, 2006 than January 31, 2005. Short term interest rates related to these financial instruments have increased since January 31, 2006. At April 30, 2006, a significant portion of our total assets consisted of cash equivalents that are subject to fluctuations in short term interest rates. This increase in overall investments in cash equivalents bearing variable interest rates has increased our sensitivity to changes in interest rates.

Foreign Currency Risk.    Although the majority of our transactions are denominated in U.S. dollars, some transactions are denominated in various foreign currencies. Our objective in managing our exposure to foreign currency exchange rate fluctuations is to mitigate adverse fluctuations in earnings and cash flows associated with foreign currency exchange rate fluctuations. Our policy allows us to actively manage cash flows, anticipated transactions and firm commitments through the use of natural hedges and forward foreign exchange contracts. We do not use foreign currency derivative instruments for trading purposes.

We assess the risk of loss in fair values from the impact of hypothetical changes in foreign currency exchange rates on market sensitive instruments by performing sensitivity analysis. The fair values for forward foreign exchange contracts were estimated using spot rates in effect on April 30, 2006. The differences that result from comparing hypothetical foreign exchange rates and actual spot rates as of April 30, 2006 are the hypothetical gains and losses associated with foreign currency risk. As of April 30, 2006, holding all other variables constant, a 10% weakening of the U.S. dollar against each hedged currency would affect the fair values of the forward foreign exchange contracts by immaterial amounts.

BUSINESS

Overview

We are a leading provider of scientific, engineering, systems integration and technical services and solutions to all branches of the U.S. military, agencies of the U.S. Department of Defense (DoD), the intelligence community, the U.S. Department of Homeland Security (DHS) and other U.S. Government civil agencies, as well as to customers in selected commercial markets. Our customers seek our domain expertise to solve complex technical challenges requiring innovative solutions for mission-critical functions in such areas as national security, intelligence and homeland defense. Increasing demand for our services and solutions is driven by priorities including the ongoing global war on terror and the transformation of the U.S. military.

From fiscal 2002 to fiscal 2006, our consolidated revenues increased at a compound annual growth rate of 15.6% to a company record of $7.8 billion, inclusive of acquisitions and exclusive of Telcordia Technologies, Inc., our commercial telecommunications subsidiary, which we divested in March 2005. As of April 30, 2006, we had a portfolio of approximately 9,000 active contracts. Our total consolidated negotiated backlog as of April 30, 2006 was approximately $15.8 billion, which included funded backlog of approximately $3.9 billion, compared to $15.1 billion and $3.9 billion, respectively, as of January 31, 2006.

Currently, we serve more than 500 U.S. federal, state and local government agencies through our contracts, which include active task orders under indefinite delivery/indefinite quantity (IDIQ) contract vehicles, under which the U.S. Government issues task orders for specific services or products to be procured on previously negotiated terms. We believe we have a diversified portfolio of contracts, with revenues recognized in fiscal 2006 under our largest contract representing less than 3% of our total consolidated revenues. In addition to our national security customers, we provide services to various other U.S. federal civil agencies, including the U.S. National Aeronautics and Space Administration (NASA), the U.S. Department of Energy (DOE), the National Institutes of Health (NIH) and the National Cancer Institute (NCI). In May 2006, Washington Technology, a leading industry publication, ranked us number three in its list of Top Federal Prime Contractors in the United States based on IT, telecommunications and systems integration revenues. We expect to continue to derive the vast majority of our revenues and cash flows from our installed base of U.S. Government customers.

We view our 43,300 employees as our most valuable asset. We have historically attracted and retained our employees by providing challenging and important work, an entrepreneurial culture and broad employee stock ownership opportunities. Approximately 23,000 of our employees have national security clearances provided by the U.S. Government. Many U.S. Government programs require contractors to have high-level security clearances. Depending on the required level of clearance, security clearances can be difficult and time-consuming to obtain, and our large pool of cleared employees allows us to allocate the appropriate human resources to sensitive projects, facilitating our ability to win and execute contracts with the DoD, DHS and U.S. intelligence community. Our President and Chief Executive Officer, our seven Executive Vice Presidents and our five Group Presidents have industry experience averaging over 29 years and tenure with our company averaging over 10 years.

Our Government segment provides a broad range of technical services and solutions in the following areas, which are described under “—Services and Solutions:”

•	Defense Transformation. We develop leading-edge concepts, technologies and systems to solve complex challenges facing the U.S. military and its allies, helping them transform the way they fight.

•	Intelligence. We develop solutions to help the U.S. defense, intelligence and homeland security communities build an integrated intelligence picture, allowing them to be more agile and dynamic in challenging environments and produce actionable intelligence.

•	Homeland Security and Defense. We develop technical solutions and provide systems integration and mission-critical support services to help federal, state, local and foreign governments and private-sector customers protect the United States and allied homelands.

•	Logistics and Product Support. We provide logistics and product support solutions to enhance the readiness and operational capability of U.S. military personnel and weapon and support systems.

•	Systems Engineering and Integration. We provide systems engineering and integration solutions to help our customers design, manage and protect complex IT networks and infrastructure.

•	Research and Development. As one of the largest science and technology contractors to the U.S. Government, we conduct leading-edge research and development of new technologies with applications in areas such as national security, intelligence and life sciences.

The percentage of our total consolidated revenues generated by our Government segment for fiscal 2006, 2005 and 2004 was 94%, 94% and 93%, respectively.

Our Commercial segment provides technology-driven consulting, systems integration and outsourcing services and solutions in selected commercial markets, currently IT support for oil and gas exploration and production, applications and IT infrastructure management for utilities and data lifecycle management for pharmaceuticals, in the United States and abroad. We apply domain-specific expertise, and adapt consulting and technology services and solutions developed for our Government segment customers, to fulfill the needs of our Commercial segment customers. These needs include enterprise IT optimization, data lifecycle management, asset management and business process analysis and transformation. The percentage of our total consolidated revenues generated by our Commercial segment was 7% for each of fiscal 2006, 2005 and 2004.

Industry Background

In fiscal 2006, 2005 and 2004, we derived 89%, 86% and 85% of our revenues, respectively, from various departments and agencies of the U.S. Government. According to the Congressional Budget Office estimates, U.S. Government total discretionary outlays in government fiscal 2006 will be approximately $1,035 billion, and we estimate that more than $200 billion of this amount will be spent in areas in which we compete.

U.S. Government National Security Spending

Spending on national security accounts for the largest portion of the discretionary U.S. Government budget. According to Congressional Budget Office estimates, aggregate defense and homeland security discretionary outlays will be $555 billion for government fiscal 2006. These government fiscal 2006 outlays represent an increase of $56 billion over government fiscal 2005, an 11% increase.

Military

Global War on Terror. National security spending is driven primarily by the DoD. After substantial contraction in the DoD budget during the early 1990s with the end of the Cold War, spending on national security began to rebound significantly in 1999. This trend was accelerated by the U.S. Government’s response to the September 11, 2001 terrorist attacks. According to Congressional Budget Office estimates, DoD discretionary outlays will grow at a rate of 6.0% from government fiscal 2005 to 2006. These discretionary outlays do not include the June 2006 legislation for $65.88 billion in supplemental defense appropriations for the global war on terror. As a result of the ongoing global war on terror and the U.S. military’s continued deployment to Iraq and Afghanistan, we expect the U.S. Government to continue investing heavily in national security.

Defense Transformation. Another key driver of recent U.S. Government national security spending has been defense transformation with a focus on command, control, communications, computers, intelligence, surveillance and reconnaissance (C4ISR). Although it predated the September 11, 2001 terrorist attacks, the effort to transform the military has accelerated as a result of the global war on terror. We believe that U.S. Government spending on defense transformation will be driven by several interrelated goals, including (1) improved threat assessment, dissemination of actionable intelligence and advance warning of threats, (2) a more mobile, versatile and effective military and (3) the development of network-centric warfighting capabilities. We believe the DoD’s annual investment in defense transformation will average more than $75 billion in each of the next four government fiscal years. Of this amount, we expect approximately $60 billion will be spent each year to acquire transformational systems and capabilities and approximately $15 billion each year to improve and outsource business, logistics and product support functions. Of the spending on the acquisition of systems and capabilities, we estimate that approximately $30 billion will be spent each year on defense transformation-related research and development, testing and evaluation (RDT&E), a large portion of which will be spent on contractors like us. Of the $15 billion that we estimate will be spent each year to improve and outsource business, logistics and product support functions, we estimate that approximately $5 billion will be spent on contractors like us.

Intelligence

Budget data for government fiscal 1998, the most recent period for which intelligence-related budget data has been declassified, indicated an annual intelligence budget in excess of $26 billion. We believe that the U.S. Government’s response to the global war on terror has resulted in increased spending by U.S. intelligence agencies and expect it to continue to grow in the foreseeable future. The Intelligence Reform and Terrorism Prevention Act of 2004 mandated better integration and timeliness of global and domestic threat assessment and dissemination of actionable information and created the office of Director of National Intelligence with budgetary authority over 16 intelligence agencies. We expect that the increased focus on coordination and interoperability among these intelligence agencies will require significant support by outside contractors like us.

Homeland Defense

In addition to spending on the global war on terror overseas, the U.S. Government has intensified its efforts to protect the United States against terrorism at home. The Congressional Budget Office estimates that homeland security outlays will increase from $33.3 billion in government fiscal 2005 to $61 billion in government fiscal 2006, representing a growth rate of 84.7%. Homeland security outlays include homeland defense, disaster relief and emergency preparedness activities. We believe that a significant portion of future homeland defense spending will focus on protecting U.S. citizens from chemical, biological, radiological and nuclear (CBRN) attacks, protecting and fortifying critical infrastructure, enhancing information security, upgrading enterprise systems to better facilitate communications and facilitating coordination and communication within and among government agencies.

U.S. Government IT Spending

The U.S. Government is the largest single consumer of IT solutions, systems and services in the world. According to the Government Electronics & Information Technology Association, an industry association, the portion of total U.S. Government IT spending that is contracted to private sector providers like us will be $65 billion in government fiscal 2006 and will grow at a compound annual growth rate of 2.9% to $75 billion in government fiscal 2011. We believe that the U.S. Government’s demand for IT systems and services is driven by the national security concerns stemming from the global war on terror, the ongoing transformation of the military and the increased reliance on IT outsourcing by the U.S. Government.

Commercial Services

We compete in targeted areas of the commercial business services market, which is driven largely by corporate investment in technology to enhance productivity, reduce costs and increase profitability. Competitive factors, including emerging technologies and globalization, are highlighting critical areas of corporate IT spending such as enterprise information technology optimization, data lifecycle management, asset management and business analysis and transformation. The ability of businesses to capture, access, analyze and transmit data rapidly throughout an organization and between remote geographic locations is becoming more critical. In addition, increased merger and acquisition activity is also generating higher corporate IT spending. With IT projects becoming more complex in scale and scope, businesses are increasingly turning to IT services providers for access to specialized expertise and systems engineering and integration capabilities that are either not readily available from internal resources or not in their core competency. As a result, we have focused our efforts in selected commercial markets in which we can leverage our specialized experience and skill sets, currently oil and gas, utilities and pharmaceuticals.

Oil and Gas. The oil and gas industry is experiencing a period of historically high levels of cash flow and profitability. At the same time, diminishing reserves at proven sites and disappointing trends in greenfield exploration are placing an increased premium on data integration and exploitation at all phases of the upstream exploration and development process. Also, the oil and gas industry is relying more heavily on data management and integration to match its upstream production capabilities with downstream distribution to its end-user customers more effectively and efficiently. According to IDC, total IT spending in the North American resource industries, which includes oil and gas, was approximately $16.2 billion in 2004.

Utilities. With the consolidation and deregulation of utilities in the United States and United Kingdom, utility companies are facing increased profitability and financial performance expectations from their stakeholders. Utilities’ resulting focus on more efficient power generation, distribution and asset management is driving investment in IT infrastructure and business processes. According to IDC, total IT spending in North America for the utilities market was approximately $16.9 billion in 2004.

Pharmaceuticals. Advances in medical knowledge and research tools have dramatically increased the sources and amount of information available to scientists in the fields of drug discovery and development. Simultaneously, the high costs of clinical trials, increased pressure on drug pricing and prescription reimbursement and product liability risks have increased the importance of systems to manage drug development data. We believe that these trends are driving spending on data integration and lifecycle management in every phase of the drug discovery and development process. Industry consolidation in the pharmaceuticals and life sciences sectors is also driving the necessity for data management and IT optimization. According to Health Industry Insights, an IDC company, worldwide total IT spending for the life sciences sector, which includes pharmaceutical companies and biotechnology companies, was approximately $30 billion in 2004.

Competitive Strengths

To maximize our ability to consistently deliver innovative solutions to help meet our customers’ most challenging needs, and to grow our business and increase stockholder value, we rely on the following key strengths:

Skilled Personnel and Experienced Management. Our people are our most valuable asset. Our professional staff is highly educated, with approximately 9,900, or 45%, holding advanced degrees, including more than 1,500 holding doctoral degrees. As of April 30, 2006, we had 43,300 employees, approximately 23,000 of whom had national security clearances. Many U.S. Government programs require contractors to have high-level security clearances. Depending on the required level of clearance, security clearances can be difficult and time consuming to obtain, and our large pool of cleared employees allows us to allocate the appropriate human resources to sensitive projects, facilitating our ability to win and execute contracts with the DoD, DHS and U.S. intelligence community. In addition, our President and Chief Executive Officer, our seven Executive Vice Presidents and our five Group Presidents have industry experience averaging over 29 years and tenure with our company averaging over 10 years.

Employee Ownership and Core Values. We believe that a cornerstone of our success has been our culture of employee ownership supported by our long-standing core values. Approximately 35,500 of our 43,300 employees own our stock. We believe that we have a high level of employee ownership relative to our competitors, and this better aligns our employees’ interests with those of our company, our other non-employee stockholders and our customers. Following this offering, we intend to continue to provide our employees with opportunities to own our stock through bonuses in stock or stock options, stock contributions to our employee benefit plans and participation in our employee stock purchase plan. We believe that our employee ownership culture, in addition to our core values, differentiate us from our competition. These core values include:

•	commitment to ethical conduct

•	fostering entrepreneurship and innovation

•	pursuit of technical excellence

•	focus on high level of customer satisfaction

Knowledge of Customers’ Needs. Over the past 35 years, we have developed a deep and sophisticated knowledge of our customers, enabling us to design effective solutions that address their mission-critical needs and integrate these solutions with existing systems. We have also made strategic hires of managerial-level employees with significant government experience who have supplemented our knowledge of our customers’ business processes and who have extended our expertise into new areas.

Technical Expertise. We have deep technical expertise stemming from our work on our customers’ most challenging and complex problems. This technical expertise allows us to stay at the forefront of technology and innovation in key technical areas, such as:

•	computer network technologies and infrastructure

•	data mining and management

•	high performance computing and storage

•	modeling and simulation

•	sensors, surveillance, and signal processing

•	supply chain management

•	unmanned vehicles and robotics

Trusted Services and Solutions Provider. We have provided platform-independent systems engineering and IT services and solutions to the U.S. Government and other customers since 1969. Over this time, we believe we have earned a reputation as a trusted provider of services and solutions for complex problems, including those with significant national security implications. We believe our position as a prime contractor on several key U.S. Government programs reflects the U.S. Government’s confidence in our abilities to address its mission-critical needs. As a result of our strong record of performance, we have become one of the top three IT and systems integrators for the U.S. Government, as evidenced by industry publications:

•	#2 Top Federal Prime IT Contractors – INPUT (May 2005)

•	#2 Top Systems Integrators – Federal Computer Week (September 2005)

•	#3 Top Federal Prime Contractors – Washington Technology (May 2006)

•	#3 Top Technology Contractors – Government Executive (August 2005)

•	#3 GSA Contractor – Federal Computer Week (September 2005)

•	#3 Top U.S. Government IT Vendors – IDC (October 2005)

Proven Marketing and Business Development Organization. Our highly effective marketing and business development organization has helped us achieve high contract win rates and grow our business with existing and new customers. Our non-IDIQ contract win rates, based on award values, were 69%, 65% and 64% in fiscal 2006, 2005 and 2004, respectively.

Ability to Complete and Integrate Acquisitions. To complement our internal growth, we have completed and integrated approximately 70 acquisitions of small- and medium-sized companies over the 10 fiscal years ended January 31, 2006, with an aggregate purchase price of approximately $1.7 billion. These acquisitions have provided us with highly skilled personnel including many with security clearances and specialized technical expertise, as well as valuable customer relationships, thereby enhancing our internally-developed capabilities. We believe that our ability to identify, acquire and integrate complementary businesses is a core strength that will continue to play a significant role in our growth and success.

Strong Relationships with Small Businesses. The U.S. Government is focused on supporting small and disadvantaged businesses through formal procurement regulations and set-asides. We have strong relationships with a large number of small and disadvantaged businesses that possess a wide range of skills and significant customer contacts. These relationships provide us access to specialized capabilities, allow us to participate with these businesses in programs with set-aside requirements and improve our competitive positioning in programs for which small and disadvantaged business participation is important.

Growth Strategy

We are focused on continuing to grow our business as a leading scientific, engineering, systems integration and technical services and solutions company. In our Government segment, we seek to become the leading provider of systems engineering, systems integration and technical services and solutions. In our Commercial segment, we seek to become a leading supplier of scientific, engineering and business solutions to our customers in additional targeted vertical markets. Elements of our growth strategy include:

Leverage Our Existing Customer Relationships. We plan to continue expanding the scope of the services we provide to our existing customers. We are adept at penetrating, cross-selling to and building-out existing customer accounts through our successful performance and comprehensive knowledge of our customers’ needs, which has led to many long-term contract relationships. We believe our high level of customer satisfaction and deep knowledge of our customers’ business processes enhances our ability to cross-sell additional services.

Increase Our U.S. Government Customer Base. We believe that the U.S. Government’s increased emphasis on national security, intelligence and homeland security has significantly increased our market opportunity. We have extensive experience supporting the U.S. Government in the areas of contingency and emergency response and recovery planning, information assurance, critical infrastructure protection and command, control, communications and intelligence. We intend to leverage this broad experience to expand our customer base to include organizations in the U.S. Government for which we have not historically worked. We believe our ability to win new customers is enhanced by our position as a prime contractor on four of the five largest IT services GWACs, which are task-order or delivery-order contracts for IT services established by one agency for government-wide use. These contracts enable us to sell our services and solutions to virtually any U.S. Government agency. In addition we have used and intend to continue to use strategic hires as a cost-effective way to build out customer accounts, to establish new competencies and to penetrate new markets.

Pursue Strategic Acquisitions. In order to complement our internal growth, we plan to continue to pursue strategic acquisitions in areas that we expect to experience high growth. Our acquisition strategy is focused on companies that will enable us to cost-effectively add new customers, specific agency knowledge and/or technical expertise. We have acquired more than 70 companies over the 10 fiscal years ended January 31, 2006 and we intend to continue to selectively acquire high quality companies that accelerate our access to existing or new markets that we believe have strong growth dynamics. Following the completion of this offering, we will have greater flexibility to make acquisitions through the issuance of publicly traded shares of our common stock.

Grow High Value-Added Business in Selected Commercial Markets. We intend to grow in our current selected commercial markets and identify other markets in which we can leverage our specialized experience and skill sets.

Services and Solutions

We offer a broad range of services and solutions to address our customers’ most complex and critical needs. Below is a summary of our principal services and some representative projects that illustrate the breadth of our capabilities. References below to “total contract value” mean the aggregate potential value of a given contract, assuming that all options are exercised under that contract. See “Risk Factors—Risks Relating to Our Business.”

Defense Transformation

We develop leading-edge concepts, technologies and systems to solve complex challenges facing the U.S. military and its allies, helping them transform the way they fight. To help ensure that U.S. military personnel are better equipped, protected and trained, we assist the DoD in developing and implementing advanced technologies into the current armed forces. As a leader in the emerging area of network-centric operations, we are helping the U.S. military to develop next-generation C4ISR capabilities, including advanced communications networks, shared situational awareness, improved collaborative planning and enhanced mobility and logistics. We received the 2004 Frost & Sullivan Competitive Strategy Leadership Award, which recognized us as one of the most trusted and influential high-level C4ISR systems integrators. Some examples of our defense transformation projects are described below.

U.S. Army’s Future Combat Systems Program (FCS). The U.S. Army is undertaking a major program to design, prototype and build combat technologies and systems to serve as the centerpiece of the U.S. Army’s transformation into a more mobile, versatile and effective force. We and The Boeing Company were selected in June 2003 by the U.S. Army as the lead systems integrator team for FCS. When completed, FCS will consist of 19 individual battlefield systems interconnected and commanded through an advanced network. The FCS network will be capable of monitoring and directing military equipment and personnel in all kinds of terrain and weather conditions and providing an integrated picture of the battlefield wherever located. This program highlights our ability to conceive and design a large “system of systems” employing leading-edge technology to address the military’s future needs in new and innovative ways. The FCS Program is scheduled to run through December 31, 2014 and has a total contract value to us of approximately $3 billion. FCS currently is our largest non-IDIQ contract.

Global Information Grid-Bandwidth Expansion (GIG-BE). Providing military personnel with the right information at the right place and time requires a worldwide network with substantial bandwidth. We have provided significant contributions to the architecture of a new DoD global information network. Currently, we are the prime contractor supporting the Defense Information Systems Agency (DISA) in the development of the network’s backbone, known as the GIG-BE program. GIG-BE is bringing an optical mesh network with 10-gigabyte-per-second connectivity to approximately 100 U.S. military bases, posts and stations worldwide. GIG-BE achieved initial operating capability in only 20 months, meeting the compressed schedule set forth by DISA and demonstrating our ability to rapidly develop and deploy highly complex network technology solutions. Under multiple task orders, the GIG-BE program has a total contract value to us of $450 million.

Net-Centric Enterprise Services. We are supporting the DoD’s efforts to migrate from the current Global Command and Control System (GCCS) to the next generation of Joint Command and Control (JC2) based on a new services-based approach called Net-Centric Enterprise Service (NCES). We are helping define how a services-oriented architecture and web services technology should be integrated on an enterprise scale in support of warfighter operations. We are providing architecture, design, systems engineering, integration of commercial and government software, performance testing, security and information assurance engineering and deployment support to this migration effort. We believe our experience and capabilities developed in connection with the GIG-BE program, the GCCS-Joint program and the NCES initiatives have positioned us well for future major C4ISR programs.

Intelligence

We develop solutions to help the U.S. defense, intelligence and homeland security communities build an integrated intelligence picture, allowing them to be more agile and dynamic in challenging environments and produce actionable intelligence.

We provide operations, engineering and technical support for the development and improvement of technologies relating to intelligence collection, processing, dissemination, collaboration and implementation. Our intelligence services include activities related to (1) the support of intelligence and operations centers, (2) surveillance and reconnaissance through satellite technologies and unmanned aerial vehicle operations centers and (3) enhanced radar and sensors on weapon systems. We also support human intelligence and counterintelligence activities. Much of the information regarding our intelligence programs is classified. Some unclassified examples of our intelligence projects are provided below.

Geospatial Intelligence. Imagery, mapping and geospatial reference data are essential elements of all military activity. Our services include activities related to the acquisition, management, interpretation, integration, analysis and display of imagery and related mapping and intelligence data, referred to as geospatial intelligence. For example, we help U.S. Northern Command (NORTHCOM), the U.S. military command responsible for, among other things, U.S. homeland defense, and other government agencies provide timely, relevant, and actionable intelligence to homeland defenders. As part of this work, we developed, and now maintain, the geospatial component of NORTHCOM’s intelligence operations. We are one of the largest contract producers of geospatial information for the National Geospatial-Intelligence Agency, having provided new imagery exploitation capabilities to 15 sites worldwide last year.

Surveillance and Reconnaissance. Unmanned vehicles have become an increasingly important intelligence-gathering tool. Our technologies are used in some of the most sophisticated unmanned aerial vehicles (UAV) ever developed. We previously integrated and recently upgraded the operations center and ground stations for the Predator UAV, which was widely used in Iraq, and our technical staff supports operational crews during all Predator missions. We have also played a key role in the design and integration of the high-altitude, long-range Global Hawk UAV, and, at the other end of the spectrum, we helped test and evaluate a hand-launched UAV called Dragon Eye, which provided U.S. Marines in Iraq with infrared surveillance videos of their operating area. Our wide-ranging system, software and engineering services are at the forefront of developing and fielding emerging UAV surveillance and reconnaissance technologies.

Homeland Security and Defense

We develop technical solutions and provide systems integration and mission-critical support services to help federal, state, local and foreign governments and private-sector customers protect the United States and allied homelands. Our innovation and breadth of solutions in homeland security was recently recognized when Frost & Sullivan named us as the 2005 Homeland Security Company of the Year.

We provide services and solutions including vulnerability analysis, infrastructure protection and emergency response and recovery. We contribute to critical counterintelligence plans and programs to assess vulnerabilities and help safeguard important events and infrastructure, including the 2004 national political conventions, the U.S. Capitol, House and Senate office buildings and the Library of Congress. We are also developing countermeasures to address a range of threats from “dirty bombs” to improvised nuclear devices to full-scale nuclear weapons. We are also working on multiple fronts to attack the toughest problems in bioagent detection.

Following a disaster, managing critical infrastructure information is crucial for ensuring continuity of operations. We have designed more than a dozen emergency operations centers, primarily for state and local agencies, to manage the interoperability between new equipment and legacy responder systems. Some examples of our projects in homeland security are described below.

Protecting Against Chemical, Biological, Radiological, and Nuclear (CBRN) Threats. We have an extensive understanding of the design and employment of weapons of mass destruction which is critical to detection of, protection from and response to these threats. Our expertise spans the range of CBRN threats, as evidenced by the DoD’s recent selection of us as the prime contractor under the Guardian Installation Protection Program to provide CBRN protection for up to 200 DoD installations. Commanders at these installations are facing the full range of CBRN threats and a confusing array of CBRN detection, protection and response choices. As the prime contractor for the Guardian project, we will help choose and field the appropriate integrated detection, protection and response capabilities. The Guardian program has a total contract value to us of $390 million.

Protecting Ports, Borders and Transportation. Only a small portion of the millions of cargo containers moving by ship, road and rail are screened for weapons of mass destruction or other hazards. To help address this threat, we developed the Integrated Container Inspection System (ICIS), which scans sealed containers for hazardous materials at cargo terminals and border crossings without disrupting normal traffic flow. ICIS employs several of our technologies, including (1) EXPLORANIUM™ detectors for low-level radiation scanning, (2) optical character recognition technology for automated container identification and (3) VACIS® inspection systems for identification of a wide range of substances, including weapons, hazardous materials and drugs. Nearly 300 VACIS systems are deployed globally, and the ICIS has been deployed in two pilot programs in Hong Kong. Our products and services are now deployed in 20 major ports in multiple countries, demonstrating international adoption of this solution.

Enterprise Systems Integration for Homeland Defense. Following the consolidation of 22 U.S. Government agencies into the Department of Homeland Security (DHS), we were selected under the STARS System Management and Integration program as the prime contractor to provide enterprise-wide integration services for the Immigration and Customs Enforcement element of the DHS. Some of the services included implementation of a data network backbone connecting the formerly separate agencies and the development of the first enterprise architecture in DHS. By laying this foundation, we helped the DHS map its IT systems to specific business functions, identify overlapping systems and more effectively identify needed IT programs. In fiscal 2006, we were selected as prime contractor under the follow-on Information Technology Engineering Support Services (ITESS) program to continue to provide integration services. The follow-on ITESS program has a total contract value to us of $446 million.

Logistics and Product Support

Maintaining and delivering a ready supply of fuel, parts, munitions, food and other supplies is a constant challenge for the U.S. military. Our logistics and product support solutions enhance the readiness and operational capability of U.S. military personnel and weapon and support systems.

To keep up with the pace of military operations, logisticians need intelligence sensors, communications networks and analytics, as well as the same best-in-class supply chain solutions that are used in the commercial sector, such as demand forecasting, total asset visibility and just-in-time inventory. To address these needs for the U.S. Navy, we are providing a supply chain management solution to Naval Aviation Depots and the Defense Logistics Agency in support of maintenance, repair and overhaul of 72 weapon systems. Under the contract, we employ a supplier/manufacturer network with supply chain management capability to supply more than 84,000 items. Our supply chain management system incorporates intelligent agent technology, which automatically tracks inventory levels in tens of thousands of bins as parts are consumed and forecasts when items should be reordered, cutting average supply delivery times. This program has a total contract value to us of $627 million.

Systems Engineering and Integration

Large government organizations face increasingly tough challenges to integrate and share massive amounts of data from geographically remote and disparate databases and legacy systems. We provide systems engineering and integration solutions to help our customers design, manage and protect complex IT networks and infrastructure. We support customers across the domains and mission areas of the U.S. Government, providing a range of services from full-scale systems deployment to systems engineering support services.

With the increasing complexity of weapons systems and military tactics, the U.S. military has an increasing need for more sophisticated training tools and solutions. Through our software and systems-engineering organizations, we have pioneered innovative modeling and simulation technologies, including distributed simulation for training and distributed test and evaluation. Today, our expertise ranges from traditional areas, such as training and analysis simulation, to emerging areas, such as simulation-based acquisition. Currently, we lead the development of the DoD’s architecture and middleware for seamlessly integrating live-virtual-constructive simulation for experimentation, training, test and evaluation and acquisition. As a leader in modeling and simulation, we support the U.S.’s three premier military simulation training programs: the Army Warfighter Simulation (WARSIM), the Joint Simulation System (JSIMS), and the Air Force National Air and Space Model (NASM). Additionally, our expertise in semi-automated forces technology in the United States resulted in our selection to lead the software implementation of British doctrine and tactics for the U.K. Combined Arms Tactical Trainer. These four programs have an aggregate total contract value to us of $126 million. Our success with these programs demonstrates our ability to leverage our experience and capabilities to obtain new projects.

Research and Development

As one of the largest science and technology contractors to the U.S. Government, we conduct leading-edge research and development of new technologies with applications in areas such as national security, intelligence and life sciences. We believe that being at the forefront of science and technology provides us with a competitive advantage and positions us as a solution provider for our customers’ next-generation challenges. Some examples of our research and development projects are described below.

Advanced Robotics. We develop and test advanced robotic systems, including prototype unmanned robotic vehicles. An advanced autonomous robotic vehicle that we developed in collaboration with Carnegie Mellon University recently competed in a Defense Advanced Research and Projects Agency (DARPA) sponsored test, designed to prove the concept of integration of advanced robotic vehicles into unmanned military systems. The mapping and route planning software we developed for this project has provided valuable insights that could be used for geospatial intelligence requirements for future military robotic systems. For DARPA, we developed a networked system of 100 small robots that are able to intelligently collaborate on missions. In the future, these robots may be used to search and map terrorist-occupied or earthquake-damaged buildings, as well as track intruders.

Wireless Sensors. For DARPA, we are also exploring innovative ways to deploy tiny wireless sensors, known as Smart Dust, that can self-configure into a network and gather and fuse information into actionable intelligence information. For example, we are researching how these sensors could help the U.S. military improve situational awareness, reconnaissance, surveillance and target acquisition capabilities in urban areas.

Biopharmaceutical and Medical Research. We operate the National Cancer Institute (NCI) at Frederick, Maryland, one of the world’s premier cancer and AIDS research facilities. We support a wide range of research areas for NCI, the National Institute of Allergy and Infectious Diseases, and the U.S. Army, including the development of nanotechnology applications for the prevention and treatment of cancer, as well as vaccines for HIV, anthrax and malaria. The NCI’s new cancer Biomedical Informatics Grid will enable cross-disciplinary sharing of research between more than 600 cancer researchers from over 50 different cancer centers. We are developing important grid-based middleware, applications and security for this groundbreaking initiative.

Commercial Services

We help our Commercial segment customers become more competitive, offering technology-driven consulting, systems integration and outsourcing services and solutions primarily to customers in selected commercial markets, currently IT support for oil and gas exploration and production, applications and IT infrastructure management for utilities and data lifecycle management for pharmaceuticals, in the United States and abroad. We apply domain-specific expertise, as well as consulting and technology services and solutions adapted from our experience with our Government segment customers, to fulfill the needs of our Commercial segment customers. These needs include enterprise IT optimization, data lifecycle management, asset management and business process analysis and transformation. Some examples of our commercial projects are described below.

The Digital Oilfield. The oil and gas industry faces significant challenges to maximize exploration and production while minimizing capital risk and requirements. The industry employs highly specialized systems and solutions to meet these challenges. To help one of the largest global oil and gas companies design and operationalize its next generation oilfield and refinery called the “Field of the Future” and “Refinery of the Future,” respectively, we are working to implement and manage mission-critical geophysical data collection and decision support systems. Our solutions provide the architecture for more complete asset awareness, enabling improved decision making. We have similar projects with two other major oil and gas companies.

Asset Management for Utility Companies. Asset management has become increasingly important to utility companies as they look to streamline costs and create other efficiencies related to their extensive assets, many of which have useful lives spanning decades. A leading U.K. utility company sought to create more efficient methods to provide maintenance and emergency repairs of its physical assets used in electricity delivery, such as power substations, pole-mounted transformers, overhead lines and underground cables. We helped design and implement an asset management system for this utility company. This system provides field personnel with up-to-date, easy-to-access mapping information which is used to readily locate electricity substations, transformers and power cables, as well as to facilitate the use of fault diagnosis tools to enable technicians to efficiently and effectively address power loss problems across the utility’s power grid.

Contracts

As of April 30, 2006, we had a portfolio of approximately 9,000 active contracts, including active task orders under IDIQ contract vehicles. We have a diversified portfolio of contracts, with revenues recognized in fiscal 2006 under our largest contract representing approximately 4% of our total consolidated revenues. Listed below are the 10 contracts which generated the most revenues and which in the aggregate represented 14% of our total consolidated revenues in fiscal 2006.

Contract title	Customer
Future Combat Systems (FCS)	U.S. Army
Unified NASA Information Technology Services (UNITeS)	NASA
Global Information Grid-Bandwidth Expansion (GIG-BE)	U.S. Defense Information Systems Agency (DISA)
Air Force Industrial Prime Vendor	U.S. Air Force
Data Services Installation & Maintenance	DISA
Information Technology Services Agreement	Entergy
Safety, Reliability & Quality Assurance (SR&QA)	NASA
Omnibus 2000 Systems & Computer Resources Support	U.S. Army
EXECUTELOCUS (formerly Trailblazer Technical Development Program)	Confidential
Information Technology Systems, Engineering and Management Support Services (ISEM)	Department of Transportation

Contract Procurement. The U.S. Government technology services procurement environment has evolved in recent years due to statutory and regulatory procurement reform initiatives. U.S. Government agencies traditionally have procured technology services and solutions through agency-specific contracts awarded to a single contractor. However, in recent years the number of procurement contracting methods available to U.S. Government customers for services procurements has increased substantially. Today, there are three predominant contracting methods through which U.S. Government agencies procure technology services: traditional single award contracts, GSA Schedule contracts, and single and multiple award IDIQ contracts. Each of these is described below:

•	Traditionally, U.S. Government agencies have procured services and solutions through single award contracts which specify the scope of services that will be delivered and identify the contractor that will provide the specified services. When an agency has a requirement, interested contractors are solicited, qualified and then provided with a request for a proposal. The process of qualification, request for proposals and evaluation of bids requires the agency to maintain a large, professional procurement staff and can take a year or more to complete.

•	GSA Schedule contracts are listings of services, products and prices of contractors maintained by the GSA for use throughout the U.S. Government. In order for a company to provide services under a GSA Schedule contract, the company must be pre-qualified and awarded a contract by GSA. When an agency uses a GSA Schedule contract to meet its requirements, the agency, or the GSA on behalf of the agency, conducts the procurement. The user agency, or the GSA on its behalf, evaluates the user agency’s services requirements and initiates a competition limited to GSA Schedule qualified contractors. GSA Schedule contracts are designed to provide the user agency with reduced procurement time and lower procurement costs.

•	Single and multiple award IDIQ contracts are contract forms used to obtain commitments from contractors to provide certain products or services on pre-established terms and conditions. Under IDIQ contracts, the U.S. Government issues task orders for specific services or products it needs and the contractor supplies products or services in accordance with the previously agreed terms. The competitive process to obtain task orders is limited to the pre-selected contractor(s). If the IDIQ contract has a single prime contractor, the award of task orders is limited to that party. If the contract has multiple prime contractors, the award of the task order is competitively determined. Multiple-contractor IDIQ contracts that are open for any government agency to use for the procurement of services are commonly referred to as government-wide acquisition contracts, or GWACs. Due to the lower cost, reduced procurement time, and increased flexibility of GWACs, there has been greater use of GWACs among many agencies for large-scale procurements of technology services. IDIQ contracts often have multi-year terms and unfunded ceiling amounts, therefore enabling but not committing the U.S. Government to purchase substantial amounts of products and services from one or more contractors.

Below is a list of our 10 largest non-IDIQ contracts based on total contract value to us, including funded backlog and negotiated unfunded backlog as of April 30, 2006. For information regarding our backlog, see “—Backlog.”

Top 10 non-IDIQ contracts by total contract value

Contract title	Customer	Total SAIC contract value	Contract expiration date
		(in millions)
Future Combat Systems (FCS)	U.S. Army	$2,177	Dec 31, 2014
Navy Aviation Industrial Prime Vendor Generation II	U.S. Navy	627	Sep 30, 2014
Information Technology Services Agreement	Entergy	545	Dec 31, 2006
Information Technology Engineering & Support Services (ITESS)	DHS	446	Dec 31, 2010
Guardian Installation Protection Program	U.S. Army	390	Apr 27, 2010
EXECUTELOCUS (formerly Trailblazer Technical Development Program)	Confidential	362	Sep 30, 2006
City Time, Office of Payroll Administration	New York City	353	Aug 12, 2009
Information Technology & Telecommunications Services Outsourcing	San Diego County	320	Dec 13, 2006
Safety and Mission Assurance Support Services (S&MA)	NASA	276	Apr 30, 2011
Systems Engineering & Integration Contract (SEIC)	U.S. Air Force	257	Apr 21, 2017

		$5,753

Below is a list of our 10 largest GSA Schedule or IDIQ contract vehicles based on total contract vehicle ceiling value that could be awarded to all contractors, including us, as of April 30, 2006.

Top 10 GSA Schedule or IDIQ contract vehicles by total contract vehicle ceiling value (1)

Contract title	Customer	Total contract vehicle ceiling value to all contractors	Contract vehicle expiration date
		(in millions)
SeaPort Enhanced (2)	U.S. Navy	$45,409	Apr 1, 2019
Millennia	GSA Federal Technology Service	25,000	Apr 27, 2009
Millennia Lite	GSA Federal Technology Service	20,000	Apr 21, 2010
Defense Medical Information Systems (D/SIDDOMS III)	Defense Contracting Command	8,000	Dec 14, 2013
Flexible Acquisition Sustainment Tool (FAST)	U.S. Air Force	7,441	Feb 23, 2008
Simulation, Training & Instrumentation Command (STRICOM) Omnibus	U.S. Army	4,000	Sep 20, 2008
DISN Global Solutions	DISA	3,000	Sep 30, 2010
Weapons of Mass Destruction Defeat Technology	Defense Threat Reduction Agency	1,260	Apr 30, 2008
Applications & Support for Widely-Diverse End User Requirements (ANSWER)	GSA Federal Technology Service	1,100	Dec 31, 2008
Next Generation Engineering	DISA	1,000	Apr 21, 2009

		$116,310

(1)	Total contract ceiling value represents the maximum amount of contract awards that could be awarded to all contractors, including us, eligible to compete for task orders under the contract vehicle.

(2)	Contract with AMSEC, LLC, our 55% owned joint venture.

Backlog

Government segment funded backlog primarily represents the portion of backlog for which funding is appropriated and is payable to us upon completion of a specified portion of work, less revenues previously recognized on these contracts. Commercial segment funded backlog represents the full value on firm contracts, which may cover multiple future years, under which we are obligated to perform less revenues previously recognized on these contracts. Our funded backlog in the Government segment does not represent the full potential value of our contracts because the U.S. Government and our other customers often appropriate or authorize funds for a particular program or contract on a yearly or quarterly basis, even though the contract may call for performance over a number of years. When a definitive contract or contract amendment is executed and funding has been appropriated or otherwise authorized, funded backlog is increased by the difference between the funded dollar value of the contract or contract amendment and the revenues recognized to date on the contract. Negotiated unfunded backlog represents (1) firm orders for which funding has not been appropriated or otherwise authorized and (2) unexercised priced contract options. Negotiated unfunded backlog does not include any estimate of future potential task orders that might be awarded under IDIQ, GWAC or GSA Schedule contract vehicles.

The approximate value of our total consolidated negotiated backlog as of January 31, 2006, 2005 and 2004 and April 30, 2006 was as follows:

	January 31			April 30
	2006	2005	2004	2006
	(in millions)
Government Segment:
Funded backlog	$3,398	$3,333	$3,127	$3,268
Negotiated unfunded backlog	11,169	9,656	7,359	11,814

Total negotiated backlog	$14,567	$12,989	$10,486	$15,082

	January 31			April 30
	2006	2005	2004	2006
	(in millions)

Commercial Segment:
Funded backlog	$490	$313	$228	$664
Negotiated unfunded backlog	5	114	187	18

Total negotiated backlog	$495	$427	$415	$682

Total Consolidated:
Funded backlog	$3,888	$3,646	$3,355	$3,932
Negotiated unfunded backlog	11,174	9,770	7,546	11,832

Total consolidated negotiated backlog	$15,062	$13,416	$10,901	$15,764

We expect to recognize a substantial portion of our funded backlog as revenues within the next 12 months. However, the U.S. Government may cancel any contract or purchase order at any time. In addition, certain contracts and purchase orders in the Commercial segment may include provisions that allow the customer to cancel at any time. Most of our contracts have cancellation terms that would permit us to recover all or a portion of our incurred costs and potential fees in such cases. See “Risk Factors—Risks Relating to Our Business—We may not realize as revenues the full amounts reflected in our backlog, which could adversely affect our operating results.”

Key Customers

Our largest customer is the U.S. Government, in the aggregate accounting for 89%, 86% and 85% of our total consolidated revenues in fiscal 2006, 2005 and 2004, respectively. Within the U.S. Government, our largest customers for each of the last three fiscal years were the U.S. Army, U.S. Navy and U.S. Air Force. Each of these customers has a number of subsidiary agencies which have separate budgets and procurement functions. Our contracts may be with the highest level or with the subsidiary agencies of these customers.

The percentage of total consolidated revenues attributable to each of these three major customers for the last three fiscal years was as follows:

	Year Ended January 31
	2006	2005	2004
U.S. Army	16%	13%	13%
U.S. Navy	14	13	12
U.S. Air Force	10	11	11

Competition

Competition for U.S. Government contracts is intense. We compete against a large number of major, established multinational corporations which may have greater financial capabilities than we do. We also compete against smaller, more specialized companies that concentrate their resources on particular areas. As a result of the diverse requirements of the U.S. Government and our commercial customers, we frequently form teams with other companies to compete for large contracts, while bidding against team members in other situations. Because of the current industry trend toward consolidation, we expect major changes in the competitive landscape. See “Risk Factors—Risks Relating to Our Business—We face aggressive competition.” We believe that our principal competitors include the following companies:

•	Among contractors focused principally on U.S. Government IT and other technical services, we compete primarily with companies such as Anteon International Corporation, which was acquired by General Dynamics, CACI International Inc, ManTech International Corporation, SRA International, Inc. and The Titan Corporation, which was acquired by L-3 Communications.

•	Among the large defense contractors which provide U.S. Government IT services in addition to other hardware systems and products, we compete primarily with engineering and technical services divisions of The Boeing Company, General Dynamics Corporation, Lockheed Martin Corporation, Northrop Grumman Corporation and Raytheon Company.

•	Among the diversified commercial and U.S. Government IT providers, we compete primarily with companies such as Accenture Ltd, BearingPoint, Inc., Booz Allen Hamilton Inc., Computer Sciences Corporation, Electronic Data Systems Corporation, International Business Machines Corporation and Unisys Corporation.

We compete on factors including, among others, our technical expertise, our ability to deliver cost-effective solutions in a timely manner, our reputation and standing with government and commercial customers, pricing and the size and scale of our company.

Patents and Proprietary Information

Our technical services and products are not generally dependent upon patent protection. We claim a proprietary interest in certain of our products, software programs, methodology and know-how. This proprietary information is protected by copyrights, trade secrets, licenses, contracts and other means.

We actively pursue opportunities to license our technologies to third parties and enforce our patent rights. We also evaluate potential spin-offs of our technologies.

In connection with the performance of services for customers in the Government segment, the U.S. Government has certain rights to data, software codes and related material that we develop under U.S. Government-funded contracts and subcontracts. Generally, the U.S. Government may disclose such information to third parties, including, in some instances, competitors. In the case of subcontracts, the prime contractor may also have certain rights to the programs and products that we develop under the subcontract.

Research and Development

We conduct research and development activities under customer-funded contracts and with independent research and development (IR&D) funds. IR&D efforts consist of projects involving basic research, applied research, development and systems and other concept formulation studies. In fiscal 2006, 2005 and 2004, we spent approximately $27 million, $25 million and $19 million, respectively, on IR&D, which was included in selling, general and administrative expenses.

Seasonality

The U.S. Government’s fiscal year ends on September 30 of each year. It is not uncommon for U.S. Government agencies to award extra tasks or complete other contract actions in the weeks before the end of its fiscal year in order to avoid the loss of unexpended fiscal year funds. As a result of this cyclicality in the U.S. Government budget process, we have from time to time experienced higher revenues in our third fiscal quarter, ending October 31, and lower revenues in our fourth fiscal quarter, ending January 31.

Regulation

We are heavily regulated in most fields in which we operate. We deal with numerous U.S. Government agencies and entities, including all of the branches of the U.S. military, the DoD, NASA, intelligence agencies, the Nuclear Regulatory Commission and the DHS. When working with these and other U.S. Government agencies and entities, we must comply with and are affected by laws and regulations relating to the formation, administration and performance of contracts. These laws and regulations, among other things:

•	require certification and disclosure of all cost or pricing data in connection with various contract negotiations

•	impose acquisition regulations that define allowable and unallowable costs and otherwise govern our right to reimbursement under various cost-based U.S. Government contracts

•	restrict the use and dissemination of information classified for national security purposes and the exportation of certain products and technical data.

In order to help ensure compliance with these laws and regulations, all of our employees are required to attend ethics training at least bi-annually and other compliance training relevant to their position.

Internationally, we are subject to special U.S. Government laws and regulations (such as the Foreign Corrupt Practices Act), local government regulations and procurement policies and practices (including regulations relating to import-export control, investments, exchange controls and repatriation of earnings) and varying currency, political and economic risks. Some international customers require contractors to comply with industrial cooperation regulations, sometimes referred to as offset programs. Offset programs may require in-country purchases, manufacturing and financial support projects as a condition to obtaining orders or other arrangements. Offset programs generally extend over several years and may provide for penalties in the event we fail to perform in accordance with offset requirements.

See “Risk Factors—Risks Relating to Our Business—Our U.S. Government contracts may be terminated and we may be liable for penalties under a variety of procurement rules and regulations and changes in government regulations or practices could adversely affect our profitability, cash balances or growth prospects.”

Environmental Matters

Our operations, including the environmental consulting and investigative services we provide to third parties, and our ownership or operation of real property are subject to various foreign, federal, state and local environmental protection and health and safety laws and regulations. Failure to comply with those laws could result in civil or criminal sanctions, including fines, penalties or suspension or debarment from contracting with the U.S. Government, or could cause us to have to incur costs to change or upgrade or close some of our operations or properties. Some environmental laws hold current or previous owners or operators of businesses and real property liable for contamination, even if they did not know of and were not responsible for the contamination. Environmental laws may also impose liability on any person who disposes, transports, or arranges for the disposal or transportation of hazardous substances to any site. In addition, we may face liability for personal injury, property damage and natural resource damages relating to contamination for which we are otherwise liable or relating to exposure to or the mishandling of chemicals or other hazardous substances in connection with our current and former operations or services.

Although we do not currently anticipate that the costs of complying with, or the liabilities associated with, environmental laws will materially adversely affect us, we cannot ensure that we will not incur material costs or liabilities in the future. See “Risk Factors—Risks Relating to Our Business—Our services and operations sometimes involve using, handling or disposing of hazardous materials, which could expose us to potentially significant liabilities.”

Employees and Consultants

As of April 30, 2006, we employed approximately 43,300 full and part-time employees. We also use consultants to provide specialized technical and other services on specific projects. To date, we have not experienced any strikes or work stoppages and we consider our relations with our employees to be good.

The highly technical and complex services and products provided by us are dependent upon the availability of professional, administrative and technical personnel having high levels of training and skills and, in many cases, security clearances. Because of our growth and the increased competition for qualified personnel, it has become more difficult to meet all of our needs for these employees in a timely manner and this may affect our growth in the current fiscal year. We intend to continue to devote significant resources to recruit and retain qualified employees.

Properties

As of January 31, 2006, we conducted our operations in approximately 400 offices located in 44 states, the District of Columbia and various foreign countries. We occupy a total of approximately 10 million square feet of space. Of this total, we own approximately 3.1 million square feet, and the balance is leased. Our major locations are in the San Diego, California and Washington, D.C. metropolitan areas, where we occupy approximately 1.3 million square feet and 2.7 million square feet of space, respectively.

We own and occupy the following properties:

Location	Number of buildings	Square footage	Acreage
McLean, Virginia	4	900,000	18.3
San Diego, California	7	677,000	22.2
Vienna, Virginia	2	280,000	14.7
Virginia Beach, Virginia	2	159,200	22.5
Huntsville, Alabama	1	100,000	18.0
Columbia, Maryland	1	95,500	7.3
Orlando, Florida	1	85,000	18.0
Oak Ridge, Tennessee	1	83,000	12.5
Dayton, Ohio	2	79,400	4.5
Reston, Virginia	1	62,000	2.6
Richland, Washington	1	23,700	3.1

The nature of our business is such that there is no practicable way to relate occupied space to industry segments. We consider our facilities suitable and adequate for our present needs. See Note 16 of the notes to consolidated financial statements for fiscal 2006 for information regarding commitments under leases.

Legal Proceedings

Firm Fixed-Price Contract with the Greek Government

Although we have been pursuing a contract modification under this agreement with the Hellenic Republic of Greece (Customer) since shortly after a memorandum agreement with the Customer (Memorandum) was signed in July 2004, due to the difficulties in reaching mutually satisfactory terms, we instituted arbitration proceedings on April 21, 2006, before the International Chamber of Commerce (ICC) against the Customer to pursue our rights and remedies provided for in the contract and the Memorandum and under Greek law. The arbitration complaint filed by us: (1) seeks an order under the contract that the Customer’s extended use of the C4I system provided under the contract (System) under the circumstances constitutes constructive acceptance and precludes the Customer from rejecting the System, (2) seeks damages for breach of contract, bad faith, use of the System and other damages, (3) seeks a determination as to the legal status of the contract as a result of the illegality issue discussed above, and (4) if the contract is determined to be illegal, seeks compensation for the commercial value of the System delivered and its use by the Customer and other damages. We are seeking total damages in excess of $76 million, with the precise amount to be proven in arbitration. We agreed to extend to July 31, 2006 the time period in which the Customer may submit its response to the arbitration complaint in order to provide the parties additional time to attempt to negotiate and complete a modification. Under the terms of the contract, disputes are subject to ultimate resolution by binding arbitration before a panel of three Greek arbitrators in Greece. Due to the complex nature of the legal and factual issues involved and the uncertainty of litigation in general, the outcome of the arbitration is uncertain. There is no assurance that we will prevail in the arbitration.

In the event we do not prevail in the arbitration or are unable to resolve the various disputes under the contract as anticipated, we could incur additional losses. If the Customer asserts claims against us in the arbitration and it is determined that we have breached the contract and, as a result, owe the Customer damages, such damages could include, but are not limited to, (1) re-procurement costs, (2) repayment of amounts paid of

$147 million under the contract, (3) penalties for delayed delivery in an amount up to $15 million, and (4) forfeiture of good performance bonds in the amount of $33 million. Due to the early stage of the arbitration, the amount of any claims that the Customer may assert against us in the arbitration is not known.

Successful imposition of damages or claims by the Customer or subcontractors against us, the calling of our bonds, additional contract costs required to fulfill our obligations, or additional revenue reductions arising from the negotiation of the contract modification could have a material adverse affect on our consolidated financial position, results of operations and cash flows. For a description of the contract, the disputes and the impact of the contract on our results of operations and financial condition, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Commitments and Contingencies—Firm Fixed-Price Contract with the Greek Government.”

Telkom South Africa

Our former Telcordia Technologies, Inc. subsidiary instituted arbitration proceedings before the ICC against Telkom South Africa in March 2001 as a result of a contract dispute. Telcordia is seeking to recover damages of approximately $130 million, plus interest at a rate of 15.5%. Telkom South Africa counterclaimed, seeking substantial damages from Telcordia, including repayment of approximately $97 million previously paid to Telcordia under the contract and the excess costs of reprocuring a replacement system, estimated by Telkom South Africa to be $234 million. On September 27, 2002, Telcordia prevailed in the initial phase of the arbitration. The arbitrator found that Telkom repudiated the contract and dismissed Telkom’s counterclaims against Telcordia. The damages to be recovered by Telcordia were to be determined in a second phase of the arbitration. Telkom challenged the arbitration decision in the South African High Court (Transvaal Provincial Division), and, on November 27, 2003, the High Court judge ordered that the arbitration decision be set aside, that the arbitrator and the ICC be dismissed and that the case be re-arbitrated before a panel of three retired South African judges. Although the High Court judge denied Telcordia’s motion for leave to appeal his ruling, on November 29, 2004, the South African Supreme Court of Appeal granted Telcordia’s motion for leave to appeal the judge’s ruling and will hear the appeal. Telcordia filed its appellate brief in September 2005. Telkom has also filed its full brief with the court. The hearing is scheduled for October 31, 2006. In parallel proceedings in the United States District Court (Northern District of New Jersey), Telcordia is seeking to have its ICC arbitration award confirmed. On January 24, 2005, the District Court declined to confirm Telcordia’s award and in a February 17, 2005 opinion concluded that the District Court does not have personal jurisdiction over Telkom South Africa. Telcordia has appealed this ruling to the U.S. Court of Appeals for the Third Circuit. Oral arguments were held on January 13, 2006 and the parties are awaiting a decision.

On March 15, 2005, we sold Telcordia to an affiliate of Warburg Pincus LLC and Providence Equity Partners Inc. Pursuant to the definitive stock purchase agreement, we are entitled to receive all of the net proceeds from any judgment or settlement with Telkom South Africa, and, if this dispute is settled or decided adversely against Telcordia, we are obligated to indemnify the buyer of Telcordia against any loss that may result from such an outcome.

Due to the complex nature of the legal and factual issues involved and the uncertainty of litigation in general, the outcome of the arbitration and the related court actions are not presently determinable; however, an adverse resolution could materially harm our business, consolidated financial position, results of operations and cash flows.

INTESA Joint Venture

Informática, Negocios y Tecnología, S.A., (INTESA) a Venezuelan joint venture we formed in fiscal 1997 with Venezuela’s national oil company, PDVSA, to provide information technology services in Latin America, is involved in various legal proceedings. We had previously consolidated our 60% interest in the joint venture, but the operations of INTESA were classified as discontinued operations as of January 31, 2003 and INTESA is currently insolvent. PDVSA has refused to take action to dissolve the joint venture or have it declared bankrupt.

Outsourcing Services Agreement and Guarantee. INTESA had derived substantially all its revenues from an outsourcing services agreement with PDVSA that it entered into at the time the joint venture was formed. The services agreement expired on June 30, 2002 and the parties were not able to reach agreement on a renewal. We guaranteed INTESA’s obligations under the services agreement to PDVSA. Under the terms of the services agreement, INTESA’s liability for damages to PDVSA in any calendar year is capped at $50 million. As a result, our maximum potential liability to PDVSA under the guarantee in any calendar year, based on our guarantee of their ownership interest in INTESA, is $20 million. To date, PDVSA has not asserted any claims.

Expropriation of Our Interest in INTESA. In fiscal 2003 and 2004, PDVSA and the Venezuelan government took certain actions, including denying INTESA access to certain of its facilities and assets, that prevented INTESA from continuing operations. In fiscal 2005, the Overseas Private Investment Company (OPIC), a U.S. governmental entity that provides insurance coverage against expropriation of U.S. business interests by foreign governments, determined that the Venezuelan government had expropriated our interest in INTESA without compensation and paid us approximately $6 million in settlement of our claim.

Employment Claims of Former INTESA Employees. INTESA is a defendant in a number of lawsuits brought by former employees seeking unpaid severance and pension benefits. PDVSA and SAIC Bermuda, our wholly- owned subsidiary and the entity that held our interest in INTESA, were added as defendants in a number of these suits. Based on the procedural standing of these cases and our understanding of applicable laws and facts, we believe that our exposure to any possible loss related to these employment claims is either remote or, if reasonably possible, immaterial.

Other Legal Proceedings Involving INTESA. The Attorney General of Venezuela initiated a criminal investigation of INTESA in fiscal 2003 alleging unspecified sabotage by INTESA employees. We believe this investigation is inactive. In connection with our expropriation claim, OPIC determined that INTESA did not sabotage PDVSA’s infrastructure as alleged by PDVSA and the Venezuelan government. In addition, the SENIAT, the Venezuelan tax authority, filed a claim against INTESA in fiscal 2004 for approximately $30 million for alleged non-payment of VAT taxes in fiscal 1998.

Potential Financial Impact. Many issues relating to INTESA, including the termination of the services agreement and the employment litigation brought by former INTESA employees, remain unresolved. Due to the complex nature of the legal and factual issues involved in these matters and the uncertain economic and political environment in Venezuela, the outcome is not presently determinable; however, adverse resolutions could materially harm our business, consolidated financial position, results of operations and cash flows.

Other

We are also involved in various investigations, claims and lawsuits arising in the normal conduct of our business, none of which, in the opinion of our management, based upon current information, is expected to have a material adverse effect on our consolidated financial position, results of operations, cash flows or our ability to conduct business.

In the normal conduct of our business, we seek to monetize our patent portfolio through licensing. We also have and will continue to defend our patent position when we believe our patents have been infringed and are involved in such litigation from time to time. On March 15, 2005, we sold our Telcordia subsidiary. Pursuant to the terms of the definitive stock purchase agreement, we will receive 50% of the net proceeds Telcordia receives in the future in connection with the prosecution of certain patent rights.

About New SAIC

We formed SAIC, Inc., or New SAIC, as a Delaware corporation on August 12, 2005. To date, it has not conducted any activities other than those incident to its formation, the preparation of this prospectus, periodic reports, and the Registration Statement on Form S-4 with respect to the reorganization merger. Upon completion of the reorganization merger, Old SAIC will be a wholly-owned subsidiary of New SAIC.

MANAGEMENT

Directors and Executive Officers

The following is a list of the names and ages as of the date of this prospectus of all of Old SAIC’s directors and key officers, indicating all positions and offices held by each such person and each such person’s principal occupation or employment during at least the past five years. Except as otherwise noted, each of the persons listed below has served in his or her present capacity for Old SAIC for at least the past five years. All such persons have been elected to serve until their successors are elected or until their earlier resignation or retirement. Also included in the list is Louis A. Simpson, who has been nominated to stand for election as a director at the 2006 Annual Meeting of Stockholders of Old SAIC. Claudine B. Malone will not be standing for election as a director at that meeting. In addition, John H. Warner Jr., will be retiring as a director of Old SAIC immediately following the meeting as a result of reaching the mandatory retirement age.

We expect that each of the individuals listed below, including Mr. Simpson but excluding Ms. Malone and Mr. Warner, will serve in the same capacities with New SAIC immediately following the reorganization merger and this offering.

Name of director or officer	Age	Position(s) with the company and prior business experience
Deborah H. Alderson	49	Group President since October 2005. Ms. Alderson previously served as Deputy Group President from August 2005 to October 2005. Prior to joining us, Ms. Alderson held various positions with Anteon International Corporation, a systems integration services provider, including President of the Systems Engineering Group from January 2002 to August 2005, and Senior Vice President and General Manager of the Systems Engineering Group from November 1998 to January 2002. Ms. Alderson held various positions with Techmatics, Inc., a systems engineering provider, from 1985 to 1998.

Kenneth C. Dahlberg	61	Chairman of the Board since July 2004 and Chief Executive Officer, President and Director since November 2003. Prior to joining us, Mr. Dahlberg served as Corporate Executive Vice President of General Dynamics Corp. from March 2001 to October 2003. Mr. Dahlberg served as President of Raytheon International from February 2000 to March 2001, and from 1997 to 2000 he served as President and Chief Operating Officer of Raytheon Systems Company. Mr. Dahlberg held various positions with Hughes Aircraft from 1967 to 1997. Mr. Dahlberg has served as a director of Teledyne Technologies since February 2006.

Thomas E. Darcy	56	Executive Vice President—Strategic Projects since November 2005. Mr. Darcy previously served as Corporate Executive Vice President since December 2003 and Chief Financial Officer since October 2000. From October 2000 to December 2003, Mr. Darcy was an Executive Vice President. Prior to joining us, Mr. Darcy was with the accounting firm currently known as PricewaterhouseCoopers LLP from July 1973 to September 2000, where he served as partner from 1985 to 2000.

Wolfgang H. Demisch	61	Director since 1990. Mr. Demisch has been a principal of Demisch Associates LLC, a consulting firm, since 2003. He was a Managing Director of Dresdner Kleinwort Wasserstein, formerly Wasserstein Perella Securities, Inc., from 1998 to 2002. From 1993 to 1998, he was Managing Director of BT Alex. Brown, and from 1988 to 1993, he was Managing Director of UBS Securities, Inc.

Name of director or officer	Age	Position(s) with the company and prior business experience
Jere A. Drummond	66	Director since 2003. Mr. Drummond was employed by BellSouth Corporation from 1962 until his retirement in December 2001. He served as Vice Chairman of BellSouth Corporation from January 2000 until his retirement. He was President and Chief Executive Officer of BellSouth Communications Group, a provider of traditional telephone operations and products, from January 1998 until December 1999. He was President and Chief Executive Officer of BellSouth Telecommunications, Inc. from January 1995 until December 1997. Mr. Drummond is also a member of the board of directors of Borg-Warner Automotive, AirTran Holdings, Inc. and Centillium Communications, Inc.

Steven P. Fisher	46	Treasurer since January 2001 and Senior Vice President since July 2001. Mr. Fisher has held various positions with us since 1988, including serving as Assistant Treasurer and Corporate Vice President for Finance from 1997 to 2001 and Vice President from 1995 to 1997.

Donald H. Foley	61	Chief Engineering and Technology Officer since January 2005, Executive Vice President since July 2000, and a Director since July 2002. Dr. Foley has held various positions with us since 1992, including serving as Group President from February 2004 to January 2005 and a Sector Vice President from 1992 to July 2000.

John J. Hamre	55	Director since 2005. Dr. Hamre has served as the President and Chief Executive Officer of the Center for Strategic & International Studies, a public policy research institution, since 2000. Dr. Hamre served as U.S. Deputy Secretary of Defense from 1997 to 2000 and Under Secretary of Defense (Comptroller) from 1993 to 1997. Dr. Hamre is also a member of the board of directors of ChoicePoint, Inc., ITT Industries, Inc., and MITRE Corporation.

John R. Hartley	40	Senior Vice President and Corporate Controller since August 2005. Mr. Hartley has held various positions with our finance organization since 2001. For 12 years prior to that, he was with the accounting firm currently known as Deloitte & Touche LLP.

Anita K. Jones	64	Director since 1998. Dr. Jones is the Quarles Professor of Engineering at the University of Virginia where she has taught since 1989. From 1993 to 1997, Dr. Jones was on leave of absence from the University to serve as Director of Defense Research and Engineering in the U.S. Department of Defense. Dr. Jones also served as a Director of the Company from 1987 to 1993.

Harry M. J. Kraemer, Jr.	51	Director since 1997. Mr. Kraemer has been an executive partner of Madison Dearborn Partners, LLC, a private equity investment firm, since April 2005, and has served as a professor at the Kellogg School of Management at Northwestern University since January 2005. Mr. Kraemer previously served as the Chairman of Baxter International, Inc., or Baxter, a health-care products, systems and services company, from January 2000 until April 2004, as Chief Executive Officer of Baxter from January 1999 until April 2004 and as President of Baxter from April 1997 until April 2004. Mr. Kraemer also served as the Senior Vice President and Chief Financial Officer of Baxter from November 1993 to April 1997.

Name of director or officer	Age	Position(s) with the company and prior business experience
Claudine B. Malone	70	Director since 1993. Ms. Malone has served as the President of Financial & Management Consulting, Inc., a consulting company, since 1982. Ms. Malone is also a member of the board of directors of Hasbro, Inc., Lafarge North America, and Novell, Inc.

Larry J. Peck	59	Group President since February 2004. Mr. Peck has held various positions with us since 1978, including serving as a Sector Vice President from 1994 to February 2004.

Lawrence B. Prior, III	50	Group President since February 2005. Prior to joining us, Mr. Prior served as Chief Financial Officer and then President and Chief Executive Officer of LightPointe Communications, Inc. from 2000 until 2004.

Arnold L. Punaro	59	Executive Vice President, Government Affairs, Communications and Support Operations since February 2005. Mr. Punaro has held various positions with us since 1997 including Sector Vice President and Senior Vice President, Director of Corporate Development. Mr. Punaro also served as the Staff Director of the Senate Armed Services Committee and retired as a Major General in the United States Marine Corps Reserve.

William A. Roper, Jr.	60	Executive Vice President since December 2005. Mr. Roper served as Corporate Executive Vice President from 2000 to December 2005, Senior Vice President from 1990 to 1999, Chief Financial Officer from 1990 to October 2000 and Executive Vice President from 1999 to 2000. Mr. Roper has served as a director of VeriSign, Inc. since November 2003.

Edward J. Sanderson, Jr.	57	Director since 2002. Mr. Sanderson retired from Oracle Corporation in 2001 after having served as an Executive Vice President since 1995. At Oracle, Mr. Sanderson was responsible for Oracle Product Industries, Oracle Consulting, and the Latin American Division. Prior to that he was President of Unisys World-wide Services and partner at both McKinsey & Company and Accenture (formerly Andersen Consulting).

Douglas E. Scott	49	Secretary since July 2003, Senior Vice President since January 1997 and General Counsel since 1992. Mr. Scott has held various positions with us since 1987, including serving as a Corporate Vice President from 1992 to January 1997.

Louis A. Simpson	69	Nominee for Director. Mr. Simpson has served as President and Chief Executive Officer, Capital Operations, of GEICO Corporation, an auto insurer, since May 1993. Mr. Simpson previously served as Vice Chairman of the Board of GEICO from 1985 to 1993. Mr. Simpson is also a member of the board of directors of VeriSign, Inc., Western Asset Funds, Inc. and Western Asset Income Fund and serves as a trustee of Western Asset Premier Bond Fund. Mr. Simpson previously served as a director from 1999 to 2002.

George T. Singley III	61	Group President since February 2004. Mr. Singley has held various positions with us since 1998, including serving as a Sector Vice President from 2001 to February 2004 and Group Senior Vice President from 2000 to 2001.

Name of director or officer	Age	Position(s) with the company and prior business experience
Theoren P. Smith, III	51	Group President since February 2005. Dr. Smith served as Sector Vice President from July 2002 until February 2004 and Executive Vice President, Federal Business from February 2004 until February 2005. From 2000 to March 2002, Dr. Smith served as Global Chief Technology Officer at Cable & Wireless, PLC and as President of Cable & Wireless USA, Inc., which filed for bankruptcy protection in December 2003. Dr. Smith also served as Senior Vice President and Chief Technology Officer at Road Runner, LLC from 1999 to 2000.

Mark W. Sopp	40	Executive Vice President and Chief Financial Officer since November 2005. Mr. Sopp served as Senior Vice President, Chief Financial Officer and Treasurer of The Titan Corporation from April 2001 to July 2005, when Titan was acquired by L-3 Communications. From 1998 to 2001, Mr. Sopp served as a Vice President and Chief Financial Officer of Titan Systems Corporation, a subsidiary of The Titan Corporation. Titan provided information and communications products and services primarily to the U.S. Government.

Joseph P. Walkush	54	Executive Vice President since July 2000 and a Director since April 1996. Mr. Walkush has held various positions with us from 1976 to 1979 and since 1981, including serving as a Sector Vice President from 1994 to 2000.

John H. Warner, Jr.	65	Executive Vice President since December 2005, Chief Administrative Officer since December 2003, Corporate Executive Vice President from 1996 to 2005 and a Director since 1988. Dr. Warner has held various positions with us since 1973, including serving as Executive Vice President from 1989 to 1996.

A. Thomas Young	68	Director since 1995. Mr. Young retired from Lockheed Martin Corp. in 1995 after having served as an Executive Vice President from March 1995 to July 1995. Prior to its merger with Lockheed Corporation, Mr. Young served as the President and Chief Operating Officer of Martin Marietta Corp. from 1990 to 1995. Mr. Young is also on the board of directors of the Goodrich Corporation.

Board of Directors Composition and Committees

Our restated certificate of incorporation provides for a “classified” board of directors consisting of three classes, which shall be as equal in number as possible. The total number of authorized directors is to be between 10 and 18, with the exact size of the board to fixed by resolution of the board. Immediately following the reorganization merger and this offering, we expect to have 12 directors.

The board of directors of New SAIC will have the following standing committees: an audit committee, a compensation committee, an ethics and corporate responsibility committee and a nominating and corporate governance committee. Except as noted below, we expect that the membership for the New SAIC board committees immediately following the completion of the IPO will be the same as the current membership for Old SAIC’s corresponding board committees.

Audit Committee. The purpose of the audit committee is to assist the board of directors in providing oversight of: (1) the integrity of our financial statements, including the financial reporting process, system of internal control and audit process, (2) our compliance with legal and regulatory requirements, (3) the registered public accountant’s qualifications and independence, (4) the performance of our internal audit function and registered public accountants and (5) financial reporting risk assessment and mitigation. The current members of the Old SAIC audit committee are C.B. Malone (Chair), W.H. Demisch, J.A. Drummond, A.K. Jones and H.M.J. Kraemer, Jr. Our board of directors has determined that each member is an independent director under our corporate governance guidelines. Our board of directors has also determined that W.H. Demisch, J.A. Drummond, H.M.J. Kraemer, Jr. and C.B. Malone qualify as audit committee financial experts as defined by the rules under the Securities Exchange Act of 1934. The background and experience of each of our audit committee financial experts are set forth above.

Compensation Committee. The compensation committee’s responsibilities include: (1) determining the compensation of the chief executive officer and reviewing and approving the compensation of the other executive officers named pursuant to Section 16 of the Securities Exchange Act of 1934, (2) exercising all rights, authority and functions under all of our stock, retirement and other compensation plans, (3) approving and making recommendations to the Board regarding non-employee director compensation, (4) preparing an annual report on executive compensation for inclusion in our proxy statement or annual report on Form 10-K, in accordance with the rules and regulations of the Securities and Exchange Commission and (5) providing guidance and monitoring the formation and implementation of human resource management. The current members of the Old SAIC compensation committee are E.J. Sanderson, Jr. (Chair), W.H. Demisch, A.K. Jones and H.M.J. Kraemer, Jr. Our board of directors has determined that each member is an independent director under our corporate governance guidelines.

Ethics and Corporate Responsibility Committee. The ethics and corporate responsibility committee’s duties include: (1) reviewing and making recommendations regarding the ethical responsibilities of our employees and consultants under our administrative policies and procedures, (2) reviewing and assessing our policies and procedures addressing the resolution of conflicts of interest involving us, our employees, officers and directors and addressing any potential conflict of interest involving us and a director or an executive officer, (3) reviewing and establishing procedures for the receipt, retention and treatment of complaints regarding violation of our policies, procedures and standards related to ethical conduct and legal compliance and (4) reviewing and evaluating the effectiveness of our ethics, compliance and training programs and related administrative policies. The current members of the Old SAIC ethics and corporate responsibility committee are A.K. Jones (Chair), J.A. Drummond, J.J. Hamre, C.B. Malone and J.H. Warner, Jr.

Nominating and Corporate Governance Committee. The nominating and corporate governance committee’s responsibilities include: (1) evaluating, identifying and recommending nominees to the board of directors, including nominees proposed by stockholders; (2) reviewing and making recommendations regarding the composition and procedures of the board of directors; (3) making recommendations regarding the size, composition and charters of the committees of the board of directors; (4) reviewing and developing long-range plans for chief executive officer and management succession; (5) developing and recommending to the board of directors a set of corporate governance principles; (6) recommending to the board an independent director to serve as the lead director; and (7) developing and overseeing an annual self-evaluation process of the board of directors and its committees. A.T. Young is currently the lead director. The current members of the Old SAIC nominating and corporate governance committee are J.A. Drummond (Chair), K.C. Dahlberg, C.B. Malone, J.H. Warner, Jr. and A.T. Young. Our board of directors has determined that the following members of the Old SAIC nominating and corporate governance committee are independent under our corporate governance guidelines: J.A. Drummond, C.B. Malone and A.T. Young. Immediately prior to the completion of this offering, the membership of the nominating and corporate governance committee will be modified so that it will be comprised solely of independent directors.

Compensation Committee Interlocks and Insider Participation

None of the members of our compensation committee has, at any time, been one of our officers or employees. None of our executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee.

Director Compensation

We intend to establish director compensation policies for New SAIC subsequent to the completion of this offering that will be substantially similar to the existing policies of Old SAIC. However, where we have described director compensation previously consisting of shares of Old SAIC class A common stock, we instead expect to issue twice as many shares of New SAIC class A preferred stock, after giving effect to the conversion of each share of Old SAIC class A common stock into two shares of New SAIC class A preferred stock in the reorganization merger.

All non-employee directors are paid an annual retainer of $25,000 and the chairperson of a committee is paid an additional annual retainer of $10,000, except for the chairperson of the audit committee who is paid an additional annual retainer of $15,000. The lead director is also paid an additional annual retainer of $10,000. Non-employee directors also receive $1,500 for each meeting of the board of directors and $2,000 for each meeting of a committee on which they serve and are reimbursed for expenses incurred while attending meetings or otherwise performing services as a director. The directors are eligible to defer their fees into our Keystaff Deferral and Key Executive Stock Deferral Plans. In addition, a stock bonus of 1,000 shares of Old SAIC class A common stock is offered to independent director nominees as an inducement to join the board of directors.

Directors are eligible to receive stock options under the 1999 Stock Incentive Plan. For services rendered as a director during fiscal 2006, W.H. Demisch, J.A. Drummond, J.J. Hamre, A.K. Jones, H.M.J. Kraemer, Jr., C.B. Malone, E.J. Sanderson, Jr. and A.T. Young each received options to purchase 11,000 shares of Old SAIC class A common stock at $43.92 per share, which was the stock price on the date of grant. All such options vest as to 20%, 20%, 20% and 40% on the first, second, third and fourth year anniversaries of the date of grant, respectively.

See “Certain Relationships and Related Party Transactions” for information with respect to transactions between us and certain persons related to or entities in which certain directors may be deemed to have an interest.

Indemnification of Directors and Officers

In conjunction with this offering, we have entered into separate indemnification agreements with our directors and executive officers, in addition to the indemnification provided for in our certificate of incorporation. These agreements, among other things, provide that we will indemnify, subject to applicable law and the terms thereof, our directors and executive officers for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of such person’s service as a director or executive officer of us or any of our subsidiaries or any other company or enterprise to which the person provides services at our request. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

EXECUTIVE COMPENSATION

We have not paid our executive officers any compensation for their service to New SAIC since its formation in August 2005. The following table sets forth information regarding the annual and long-term compensation for services to Old SAIC for the fiscal years ended January 31, 2006, 2005 and 2004, of those persons who were, at January 31, 2006 (1) the Chief Executive Officer and (2) the other four most highly compensated executive officers of Old SAIC, all of whom are collectively referred to as our “Named Executive Officers.” The following summary compensation table sets forth the annual and long-term compensation earned by the Named Executive Officers for the relevant fiscal year, whether or not paid in such fiscal year:

Summary Compensation Table

		Annual compensation						Long-term compensation
Name and principal position(s)	Year	Salary (1)		Bonus (2)		Other annual compensation (3)		Restricted Stock Awards (4)	Number of securities underlying options	All other compensation (5)
K.C. Dahlberg Chairman, Chief Executive Officer and President	2006 2005 2004	$1,000,000 1,000,000 250,000	(7)	$1,100,000 1,500,000 1,010,000	(8)	$10,250 77,897 229,459	(6) (9)	$400,023 299,989 2,687,686	200,000 260,000 225,000	$15,482 — —

D.H. Foley Chief Engineering and Technology Officer	2006 2005 2004	473,846 457,692 446,923		500,000 484,994 415,018		650 300 —		100,006 110,012 109,998	40,000 65,000 70,000	15,336 9,052 13,445

J.H. Warner, Jr. Executive Vice President	2006 2005 2004	475,962 475,962 475,962		450,000 550,018 510,015		5,575 5,375 4,725		100,006 99,996 99,992	25,000 55,000 50,000	14,598 9,052 13,445

W.A. Roper, Jr. Executive Vice President	2006 2005 2004	475,962 475,962 475,962		400,000 799,996 500,009		350 6,275 5,825		100,006 130,003 149,988	40,000 55,000 60,000	14,691 9,052 13,442

G.T. Singley Group President	2006 2005 2004	375,000 315,000 273,269		500,000 400,003 234,998		2,343 2,594 2,418		100,006 65,002 49,996	40,000 45,000 30,000	14,424 9,052 13,462

(1)	Includes amounts paid in lieu of unused comprehensive leave.

(2)	Amounts include the award of the following number of shares of Old SAIC class A common stock with a market value as of the date of grant (calculated by multiplying the “Formula Price,” as defined below under “Market for Old SAIC Common Stock and Related Stockholder Matters,” of Old SAIC class A common stock on the date of grant by the number of shares awarded) for fiscal 2006, 2005 and 2004, respectively, as follows: (a) K.C. Dahlberg: 5,000 net shares (on an after taxes basis) with a market value of $219,600 based on an original bonus amount of $357,354, 10,000 shares with a market value of $405,500 and 0 shares; (b) D.H. Foley: 1,701 net shares (on an after taxes basis) with a market value of $74,750 based on an original bonus amount of $100,000, 3,699 shares with a market value of $149,994 and 3,834 shares with a market value of $140,018; (c) J.H. Warner, Jr.: 1,113 net shares (on an after taxes basis) with a market value of $48,896.50 based on an original bonus amount of $50,000, 1,850 shares with a market value of $75,018 and 2,191 shares with a market value of $80,015; (d) W.A. Roper, Jr.: 1,170 net shares (on an after taxes basis) with a market value of $51,400 based on an original bonus amount of $80,000, 2,466 shares with a market value of $99,996 and 1,917 shares with a market value of $70,009; and (e) G.T. Singley: 1,543 net shares (on an after taxes basis) with a market value of $67,800 based on an original bonus amount of $100,000, 3,206 shares with a market value of $130,003 and 3,012 shares with a market value of $109,998.

(3)	Represents amounts paid or reimbursed by us on behalf of the Named Executive Officers for athletic, airline and country club memberships, financial planning and tax preparation services and relocation expenses.

(4)

Amounts reported represent the market value on the date of grant (calculated by multiplying the Formula Price of the class A common stock on the date of grant by the number of shares awarded), without giving effect to the diminution in value attributable to the restrictions on such stock. Restricted stock vests as to 20%, 20%, 20% and 40% on the first, second, third and fourth year anniversaries of the date of grant, respectively. See “—Summary of Stock-Based Compensation Plans—Continued Vesting on Vesting Stock and

Options for Retirees” for rights to continued vesting after retirement for certain holders. The amount reported represents the following number of restricted shares of class A common stock awarded for fiscal 2006, 2005 and 2004, respectively: (a) K.C. Dahlberg: 9,108 shares, 7,398 shares and 84,545 shares; (b) D.H. Foley: 2,277 shares, 2,713 shares and 3,012 shares; (c) J.H. Warner, Jr.: 2,277 shares, 2,466 shares and 2,738 shares; (d) W.A. Roper, Jr.: 2,277 shares, 3,206 shares and 4,107 shares; and (e) G.T. Singley: 2,277 shares, 1,603 shares and 1,369 shares. As of January 31, 2006, the aggregate restricted stock holdings (other than restricted stock which has been deferred into the Key Executive Stock Deferral Plan) for the Named Executive Officers were as follows: (a) K.C. Dahlberg: 0 shares; (b) D.H. Foley: 3,313 shares with a market value as of such date of $145,507; (c) J.H. Warner, Jr.: 1,366 shares, with a market value as of such date of $59,995; (d) W.A. Roper, Jr.: 0 shares; and (e) G.T. Singley: 2,449 shares with a market value of $107,560. Dividends are payable on such restricted stock if and when declared. Although the Company has never declared or paid a dividend on its capital stock, we intend to pay a special dividend immediately prior to the completion of this offering.

(5)	Represents amounts contributed or accrued by us for the Named Executive Officers under our 401(k) Profit Sharing Plan, Employee Stock Retirement Plan and SAIC Retirement Plan.

(6)	Includes $67,897 for country club dues.

(7)	Mr. Dahlberg joined us as Chief Executive Officer in November 2003. Accordingly, compensation for 2004 is for a partial year.

(8)	Includes $660,000 paid as a cash sign-on bonus.

(9)	Represents the reimbursement of expenses incurred in connection with the relocation of K.C. Dahlberg and his family to our principal place of business.

Option Grants in Last Fiscal Year

The following table sets forth information regarding grants of options to purchase shares of class A common stock pursuant to our 1999 Stock Incentive Plan made during fiscal 2006 to the Named Executive Officers:

	Number of securities underlying options granted(1)		% of total options granted to employees in fiscal 2006	Exercise price (Per share)(2)	Expiration date	Potential realizable value at assumed annual rates of stock price appreciation for option term(3)
Name						5%	10%
K.C. Dahlberg	200,000	(4)	3.0%	$40.55	3/31/10	$2,240,643	$4,951,236
D.H. Foley	65,000	(4)	1.0	40.55	3/31/10	728,209	1,609,152
J.H. Warner, Jr.	55,000	(4)	*	40.55	3/31/10	616,177	1,361,590
W.A. Roper, Jr.	55,000	(4)	*	40.55	3/31/10	616,177	1,361,590
G.T. Singley	45,000	(4)	*	40.55	3/31/10	504,145	1,114,028

*	Less than 1% of the total options granted to employees in fiscal 2006.

(1)	All such options vest as to 20%, 20%, 20% and 40% on the first, second, third and fourth year anniversaries of the date of grant, respectively. See “—Summary of Stock-Based Compensation Plans—Continued Vesting on Vesting Stock and Options for Retirees” for rights to continued vesting after retirement for certain holders.

(2)	The exercise price is equal to the Formula Price of the Old SAIC class A common stock on the date of grant.

(3)	The potential realizable value is based on an assumption that the Formula Price of the Old SAIC class A common stock will appreciate at the annual rate shown (compounded annually) from the date of grant until the end of the five-year option term. These values are calculated based on the regulations promulgated by the Securities and Exchange Commission and should not be viewed in any way as an estimate or forecast of the future performance of our common stock.

(4)	Although the listed grants of options were made during fiscal 2006, such grants relate to service for the fiscal year ended January 31, 2005.

Option Exercises and Fiscal Year-End Values

The following table sets forth information regarding the exercise of options during fiscal 2006 and unexercised options to purchase Old SAIC class A common stock granted during fiscal 2006 and prior years under our 1999 Stock Incentive Plan to the Named Executive Officers and held by them at January 31, 2006:

	Shares acquired on exercise	Value realized	Number of securities underlying unexercised options at January 31, 2006		Value of unexercised in-the-money options at January 31, 2006(1)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
K.C. Dahlberg	—	—	102,000	383,000	$1,175,580	$2,647,070
D.H. Foley	50,000	$650,100	85,000	190,000	995,570	1,560,030
J.H. Warner, Jr.	55,000	719,950	64,000	146,000	744,680	1,158,270
W.A. Roper, Jr.	120,000	1,755,600	216,000	184,000	2,711,580	1,624,870
G.T. Singley	17,000	222,530	22,200	84,800	248,214	541,726

(1)	Based on the Formula Price of the Old SAIC class A common stock as of such date less the exercise price of such options.

Employment and Severance Agreements

Old SAIC and Mr. Dahlberg are parties to two letter agreements, each dated October 3, 2003 (Dahlberg Letter Agreements) pursuant to which Mr. Dahlberg serves as Old SAIC’s Chief Executive Officer. Pursuant to the Dahlberg Letter Agreements, Mr. Dahlberg received or will receive: (1) a base salary of $1,000,000 per year, (2) a cash sign-on bonus of $660,000, (3) an award of 84,545 shares of vesting Old SAIC class A common stock, (4) an award of a vesting option to purchase up to 225,000 shares of Old SAIC class A common stock, (5) reimbursement of expenses incurred in connection with the relocation of Mr. Dahlberg and his family to our principal place of business, (6) a gross up to Mr. Dahlberg’s salary to cover the federal, state and local income and employment tax liability on the relocation benefits, (7) a country club membership, (8) first class seating for business travel, (9) up to $10,000 for financial planning and/or tax preparation within the first two years of employment and (10) disability insurance. The Dahlberg Letter Agreements provide that in the event Mr. Dahlberg’s employment is involuntarily terminated before November 2006, for reasons other than cause, we would continue Mr. Dahlberg’s base salary, target short-term bonus and benefits until November 2006. In order to receive these severance benefits, Mr. Dahlberg would be required to sign a release and a non-compete/non-solicitation agreement. At the end of the severance period, Mr. Dahlberg would be provided with at least two years of non-paid consulting status during which his unvested options and stock would continue to vest. For purposes of the Dahlberg Letter Agreements, “cause” is defined as (1) a willful failure to substantially perform his duties, (2) gross misconduct or (3) conviction of a felony.

Old SAIC has entered into severance agreements with all of its executive officers other than Mr. Warner, who is retiring as an executive officer on July 14, 2006. The severance agreements provide that if the officer is involuntarily terminated without cause or resigns for good reason within a 24 month period following a change in control, the officer will be paid all accrued salary and a pro rata bonus for the year of termination and a single lump sum equal to three times the officer’s then current salary and bonus amount. The officer will also receive such life insurance, disability, medical, dental, hospitalization, financial counseling and tax consulting benefits as are provided to other similarly situated executives who continue in the employ of Old SAIC for the 36 months following termination and up to 12 months of outplacement counseling. Vesting will be accelerated as provided in Old SAIC’s various equity incentive and deferral plans. The officer is not entitled to receive a “gross up” payment to account for any excise tax that might be payable under the Internal Revenue Code, although he or she may elect to receive the full value of the severance payments and pay the excise tax or have the severance payments reduced to the extent necessary to avoid an excise tax.

Other than these agreements, we have not entered into any employment or severance agreements with our executive officers.

Equity Compensation Plans

Information with respect to our equity compensation plans as of January 31, 2006 is set forth below:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(a)		Weighted- average exercise price of outstanding options, warrants and rights(b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))(c)
Equity compensation plans approved by security holders (1)	27,554,786	(2)	$34.27	33,276,685	(3)(4)
Equity compensation plans not approved by security holders (5)	—		—	—	(5)

Total	27,554,786		$34.27	33,276,685

(1)	The following equity compensation plans approved by security holders are included in this plan category: the 1999 Stock Incentive Plan, the Restated Bonus Compensation Plan and the 2004 Employee Stock Purchase Plan. No information is provided with respect to the New SAIC equity compensation plans described below. See “—Summary of Stock-Based Compensation Plans.”

(2)	Represents shares of Old SAIC class A common stock reserved for issuance upon the exercise of outstanding options awarded under the 1999 Stock Incentive Plan. Does not include shares to be issued pursuant to purchase rights under the 2004 Employee Stock Purchase Plan.

(3)	Represents 8,169,812 shares of Old SAIC class A common stock under the 2004 Employee Stock Purchase Plan and 25,106,873 shares under the 1999 Stock Incentive Plan. The maximum number of shares that may be awarded under the 1999 Stock Incentive Plan is limited to the sum of (a) 24 million shares, (b) the number of shares available for awards under the 1998 Stock Option Plan as of September 30, 1999 and (c) the number of shares which become available under the 1998 Stock Option Plan after September 30, 1999 as a result of forfeitures, expirations, cancellations or sales of shares acquired through the exercise of options to us to satisfy tax withholding obligations. In addition, the 1999 Stock Incentive Plan provides for an automatic share reserve increase on the first day of each calendar year after 1999 by an amount equal to 5% of outstanding shares of Old SAIC class A common stock on such day. However, shares reserved for future awards under the 1999 Stock Incentive Plan is limited to 15% of total outstanding shares of Old SAIC class A common stock.

(4)	The Restated Bonus Compensation Plan provides for bonus awards that may be paid in cash, restricted stock or vested stock. The Restated Bonus Compensation Plan does not provide for a maximum number of shares available for future issuance however, the bonus pool for each fiscal year cannot exceed 7.5% of our revenues for the fiscal year.

(5)	The Stock Compensation Plan and the Management Stock Compensation Plan are not approved by security holders and are included in this plan category. These plans do not provide for a maximum number of shares available for future issuance.

Summary of Stock-Based Compensation Plans

Set forth below is a summary of the stock-based compensation plans maintained by Old SAIC, which will be assumed by New SAIC following the reorganization merger, and the new stock-based compensation plans to be adopted by New SAIC in connection with the reorganization merger. All shares of Old SAIC class A common stock outstanding under these compensation plans will be converted into shares of New SAIC class A preferred stock and all stock options and other rights to receive shares of Old SAIC class A common stock under these compensation plans will be assumed by New SAIC pursuant to the reorganization merger and will thereafter represent the right to acquire shares of New SAIC class A preferred stock. The special dividend will be paid with respect to Old SAIC class A common stock held by the Old SAIC stock-based compensation plans following the reorganization merger and conversion of such shares into New SAIC class A preferred stock. See “Capitalization” and “The Merger and the Special Dividend.”

1999 Stock Incentive Plan

General.    In 1999, our board of directors and stockholders approved the 1999 Stock Incentive Plan. The 1999 Stock Incentive Plan was adopted as a successor to our 1998 Stock Option Plan. The 1999 Stock Incentive

Plan provides our and our affiliates’ employees, directors and consultants the opportunity to receive stock options, stock appreciation rights, vested stock awards, restricted stock awards, restricted stock units, performance awards and other similar types of stock awards. Options granted under the 1999 Stock Incentive Plan may be either “incentive stock options,” as defined under Section 422 of the Code or nonqualified stock options. The 1999 Stock Incentive Plan terminates on April 9, 2019, but no incentive stock options may be granted under the plan after April 9, 2009.

If the 2006 Equity Incentive Plan becomes effective, we will cease granting awards under the 1999 Stock Incentive Plan. If the 2006 Equity Incentive Plan does not become effective, the 1999 Stock Incentive Plan will continue in operation pursuant to its terms.

Share Reserve.    We are authorized to grant stock options and stock awards for the purchase of 6,000,000 shares of Old SAIC class A common stock, plus the shares described below, under the 1999 Stock Incentive Plan. Shares of Old SAIC class A common stock available for issuance under the 1998 Stock Option Plan as of September 30, 1999 and shares of Old SAIC class A common stock subject to outstanding options under the 1998 Stock Option Plan as of September 30, 1999 that may be returned to us because the options are forfeited, expire or are canceled without delivery of shares of stock, the shares are retained to satisfy tax withholding on option exercises or the options result in the forfeiture of shares of stock back to us will continue to be available for issuance under the 1999 Stock Incentive Plan.

Automatic Annual Increase of Share Reserve.    The 1999 Stock Incentive Plan provides that the share reserve will be cumulatively increased for each year after 1999 by a number of shares that is equal to 5% of the outstanding shares of Old SAIC class A common stock as of the first business day of each calendar year, provided that in no event will the number of shares authorized for issuance exceed 15% of the outstanding shares of Old SAIC class A common stock. If the 2006 Equity Incentive Plan becomes effective, this annual share increase will cease.

Administration.    The 1999 Stock Incentive Plan is administered by our board of directors or a committee or employee as the board of directors may appoint to administer the plan. The board, board committee or employee is referred in the 1999 Stock Incentive Plan as the administrator.

Eligibility.    Awards under the 1999 Stock Incentive Plan may be granted to our employees, directors and consultants. Incentive stock options may be granted only to our employees. The administrator determines the individuals who are granted awards under the 1999 Stock Incentive Plan.

Nontransferability of Awards.    Unless otherwise provided in an award agreement, awards granted under the 1999 Stock Incentive Plan are not transferable except to a designated beneficiary upon death and may be exercised during the awardee’s lifetime only by the awardee or by his or her legal representative.

Right of Repurchase.    Pursuant to Old SAIC’s certificate of incorporation, all shares of Old SAIC class A common stock acquired pursuant to awards under the 1999 Stock Incentive Plan are subject to our right of repurchase upon the participant’s termination of employment or affiliation with us at the fair market value of Old SAIC class A common stock. These restrictions will lapse following the completion of the reorganization merger. See, “The Merger and the Special Dividend.”

Stock Options.    An option represents the right to purchase shares of Old SAIC class A common stock upon the payment of a pre-established exercise price. The 1999 Stock Incentive Plan authorizes the administrator to determine the exercise price of options at the time the options are granted. Unless otherwise specified in an award agreement, the exercise price will be the fair market value of Old SAIC class A common stock on the date of the grant. The exercise price of an incentive stock option may not be less than 100% of the fair market value of our class A common stock on the date of grant. The exercise price of a nonqualified stock option may not be less than 85% of the fair market value of our class A common stock on the date of grant. The 1999 Stock Incentive Plan authorizes the administrator to determine the vesting schedule applicable to options, as well as the means of payment for shares issued on exercise of an option. The term of an option may be no more than ten years from the date of grant, except that an incentive stock option granted to a 10% stockholder may not have a term of more than five years. No option may be exercised after the expiration of its term.

Stock Awards.    Stock awards may be restricted stock awards, vested stock awards, restricted stock units, stock appreciation rights, performance awards or other similar stock awards. Restricted stock awards and vested stock awards are grants of a specific number of shares of our class A common stock that either vest or have restrictions that lapse over time in accordance with a vesting schedule. Restricted stock units represent a promise to deliver shares of our class A common stock, or an amount of cash or property equal to the value of the underlying shares, at a future date. Stock appreciation rights are rights to receive cash and/or shares of our class A common stock based on the amount by which the fair market value of a specific number of shares of our class A common stock on the exercise date exceeds the exercise price established by the administrator. Performance awards are rights to receive amounts, in cash or shares of class A common stock, based upon our or a participant’s performance during the period between the date of grant and a pre-established future date. The terms and conditions of a stock award will be found in an award agreement. Vesting and restrictions on the ability to exercise stock awards may be conditioned upon the achievement of one or more goals, as determined by the administrator in its discretion. Recipients of restricted shares may have voting rights and may receive dividends on the granted shares prior to the time the restrictions lapse.

Change in Control.    The 1999 Stock Incentive Plan provides that, except as provided in an award agreement, outstanding awards will become fully vested upon the occurrence of a change of control. The reorganization merger will not constitute a change of control.

Amendment and Termination.    Our board of directors may at any time amend, suspend or terminate the 1999 Stock Incentive Plan. However, no amendment may, without stockholder approval, increase the maximum number of shares for which awards may be granted or change the class of employees eligible to participate in the 1999 Stock Incentive Plan.

2004 Employee Stock Purchase Plan

General.    In 2004, our board of directors and stockholders approved the 2004 Employee Stock Purchase Plan. The 2004 Employee Stock Purchase Plan was adopted as a successor to our 2001 Employee Stock Purchase Plan. The 2004 Employee Stock Purchase Plan provides our employees with an opportunity to purchase Old SAIC class A common stock through voluntary payroll deductions. The 2004 Employee Stock Purchase Plan terminates on July 31, 2007, unless earlier terminated by our board of directors.

If the 2006 Employee Stock Purchase Plan becomes effective, we will cease issuing shares under the 2004 Employee Stock Purchase Plan. If the 2006 Employee Stock Purchase Plan does not become effective, the 2004 Employee Stock Purchase Plan will continue in operation pursuant to its terms.

Share Reserve.    We have reserved a total of 6,000,000 shares of Old SAIC class A common stock for purchase under the 2004 Employee Stock Purchase Plan.

Administration.    The 2004 Employee Stock Purchase Plan is administered by a committee of the board.

Eligibility.    Generally, all of our employees are eligible to participate in the 2004 Employee Stock Purchase Plan, except for employees of subsidiaries that have not been designated as eligible for participation. However, no person may participate in the 2004 Employee Stock Purchase Plan who owns stock having more than 5% of the total combined voting power or value of all classes of our capital stock.

Purchase of Shares.    Shares of class A common stock purchased under the 2004 Employee Stock Purchase Plan may be acquired in our limited market or purchased from us out of authorized but unissued shares. Shares are purchased for the account of each participant on four predetermined purchase dates during the year.

Payroll Deductions.    The 2004 Employee Stock Purchase Plan permits participants to purchase shares of Old SAIC class A common stock through payroll deductions of between 1% and 10% of the participant’s compensation up to a maximum of $25,000 per year. Compensation is defined by a committee of the board and includes at a minimum regular wages, salary or commissions paid to the employee.

Company Contribution.    We contribute a certain percent of the purchase price of each share of Old SAIC class A common stock purchased under the 2004 Employee Stock Purchase Plan. The percent we contribute is determined by a committee of the board within a range between 0% and 15% of the purchase price.

Purchase Price.    Unless otherwise determined by our board of directors, the purchase price of each share of Old SAIC class A common stock purchased under the 2004 Employee Stock Purchase Plan is equal to the fair market value of the Old SAIC class A common stock.

Withdrawals.    Participants may withdraw from the 2004 Employee Stock Purchase Plan, terminate their election to purchase shares and obtain repayment of the balance of any funds held in their accounts, without interest, at any time prior to the purchase of shares.

Restrictions on Shares Purchased.    All shares purchased pursuant to the 2004 Employee Stock Purchase Plan are subject to our right of repurchase upon the participant’s termination of employment or affiliation with us at fair market value of shares of Old SAIC class A common stock. These restrictions will lapse following the completion of the reorganization merger. See, “The Merger and the Special Dividend.”

Qualification Under the Code.    The 2004 Employee Stock Purchase Plan is designed to qualify as an “employee stock purchase plan” under Section 423(b) of the Code.

Nontransferability.    Amounts credited to a participant employee’s stock purchase account may not be transferred by a participant other than by will or the laws of descent and distribution.

Amendment and Termination.    Our board of directors has the authority to amend or terminate the 2004 Employee Stock Purchase Plan, except that no amendment may, without stockholder approval, increase the maximum number of shares available for purchase under the 2004 Employee Stock Purchase Plan or deny to participating employees the right to withdraw from the 2004 Employee Stock Purchase Plan and obtain all amounts then held in their stock purchase accounts.

Amended and Restated 1984 Bonus Compensation Plan

General.    Our 1984 Bonus Compensation Plan was approved by our directors and stockholders in 1984 and amended and restated by our directors and stockholders in 1999. The Amended and Restated 1984 Bonus Compensation Plan provides for the grant of annual and long-term bonuses and other stock- and cash-based performance awards. If the 2006 Equity Incentive Plan becomes effective, we will cease granting awards under the Restated Bonus Compensation Plan. If the 2006 Equity Incentive Plan does not become effective, the Restated Bonus Compensation Plan will continue in effect until terminated by our board of directors.

Authorized Awards.    The Restated Bonus Compensation Plan authorizes the grant to eligible participants of bonus awards in each of our fiscal years with an aggregate fair market value of up to the bonus pool for that year. The bonus pool for each fiscal year is established by the committee of our board of directors administering the Restated Bonus Compensation Plan, but may not exceed 7.5% of our consolidated revenue for the year. The maximum fair market value of awards that may be granted to any individual during a fiscal year under the Restated Bonus Compensation Plan is $25,000,000. Bonus awards may be denominated in cash or shares of Old SAIC class A common stock, or any combination of cash and stock.

Administration.    The Restated Bonus Compensation Plan is administered by a committee of our board of directors as determined in accordance with the provisions of the Restated Bonus Compensation Plan.

Eligibility.    Employees, directors and consultants of us and our affiliates are eligible to participate in the Restated Bonus Compensation Plan. The committee, in its discretion, determines the eligible individuals who will be granted bonus awards.

Form of Bonus Award.    Bonus awards under the Restated Bonus Compensation Plan may be granted in the form of cash, restricted stock or vested stock. Restricted stock awards are grants of Old SAIC shares of class A common stock subject generally to forfeiture and transfer restrictions which lapse in accordance with a vesting schedule or upon the satisfaction of specified conditions. Vested stock awards are grants of shares of Old SAIC class A common stock that have rights that vest in accordance with a vesting schedule or upon the satisfaction of specified conditions. The vesting schedule or conditions are established by the committee at the time of grant.

Bonus Programs.    Awards under the Restated Bonus Compensation Plan are granted under one of several programs, as described below:

•	CEO Bonus Program. The CEO bonus program provides for the grant of bonus awards to employees who are involved in corporate development or administration or are senior employees. Awards are made upon recommendation of our chief executive officer and may be granted up to the aggregate amount of the CEO bonus fund for the year.

•	Group Bonus Program. The group bonus fund provides for the grant of bonus awards to individuals who contribute to the success of each of our major operating groups. Awards are granted upon recommendation of each group manager and may be granted up to the amount of the group bonus fund for the year.

•	Performance Awards. Performance awards are rights to receive amounts, in cash or shares of Old SAIC class A common stock, based upon our or a participant’s performance during the period between the date of grant and a pre-established future date.

Nontransferability.    Except as otherwise provided in the award agreement, bonus awards granted pursuant to the Restated Bonus Compensation Plan are not transferable except to a designated beneficiary upon death. All shares of Old SAIC class A common stock acquired pursuant to bonus awards under the Restated Bonus Compensation Plan are subject to our right of repurchase upon the participant’s termination of employment or affiliation with us at the fair market value.

Change in Control.    The Restated Bonus Compensation Plan provides that, except as provided in the award agreement, outstanding bonus awards become fully vested on the occurrence of a change in control. The reorganization merger will not constitute such a change in control.

Amendment and Termination.    Our board of directors or its committee administering the Restated Bonus Compensation Plan may at any time amend, suspend or terminate the Restated Bonus Compensation Plan.

Management Stock Compensation Plan

General.    Our Management Stock Compensation Plan was approved by our board of directors in 1996. The Management Stock Compensation Plan is an unfunded compensation arrangement established to make deferred awards of Old SAIC class A common stock to selected management and highly compensated employees. The Management Stock Compensation Plan will continue in effect until all amounts have been distributed in accordance with the terms of the plan or our board of directors terminates the plan.

Administration.    The Management Stock Compensation Plan is administered by a committee appointed by our board of directors.

Eligibility.    Awards under the Management Stock Compensation Plan may be granted to members of our management or highly compensated employees as determined by a committee appointed by our board of directors.

Participation and Awards.    Awards are made by an individual or group of individuals appointed by our board called the awarding authority. The awarding authority has discretion to designate those employees who are to receive share units to be credited to an account created for that employee.

Awards Held in Trust.    Within a reasonable period of time following the date of an award, we contribute to a trust fund, formed for purposes of the Management Stock Compensation Plan, shares of Old SAIC class A common stock or an amount of money sufficient for the trustee to purchase shares of Old SAIC class A common stock corresponding to the share units awarded.

Vesting and Forfeiture.    Each award is subject to a vesting schedule not to exceed seven years. Awards granted prior to January 1, 2006 will generally vest at the rate of one-third at the end of each of the fifth, sixth and seventh year following the date of award. New awards issued on or after January 1, 2006 will generally vest 100% at the end of the fourth year following the date of award. Vesting ceases upon termination of the awardee’s employment for any reason other than death of the awardee. In the event of the death of an awardee, all of his or her accounts become immediately vested. The unvested portion of an awardee’s account upon termination of employment is immediately forfeited by the awardee, and the unvested shares are returned to us or reallocated in accordance with the committee’s directions and the terms of the trust.

Distribution.    For awards made prior to 2006, generally, an awardee may elect to have the vested portion of his or her account distributed within a reasonable period of time following the date it becomes vested or the awardee’s employment terminates. If the awardee fails to make an election, his or her account is distributed in full within a reasonable period of time following the seventh anniversary of the date of the award. For awards made after January 1, 2006, participants will generally receive a distribution of their award following termination or retirement. Each distribution is made in the form of Old SAIC class A common stock.

Nontransferability.    No awardee may assign any of the benefits or payments or proceeds which the awardee may expect to receive under the Management Stock Compensation Plan except pursuant to the laws of descent and distribution or to a designated beneficiary in the event of the awardee’s death.

Change in Control.    Every account will become fully vested and will be immediately distributed to the awardees upon the occurrence of a change in control. The reorganization merger will not constitute such a change in control.

Amendment and Termination.    Our board of directors may at any time amend or terminate the Management Stock Compensation Plan for any reason. In the event of an amendment or termination, benefits will either be paid out when due under the terms of the Management Stock Compensation Plan or as soon as possible as determined by the committee in its sole discretion.

Stock Compensation Plan

General.    Our Stock Compensation Plan was approved by our board of directors in 1996 and was amended in 2001. The Stock Compensation Plan is an unfunded compensation arrangement established to make deferred awards of Old SAIC class A common stock to selected employees. The Stock Compensation Plan will continue in effect until all amounts have been distributed in accordance with the terms of the plan or our board of directors terminates the plan.

Administration.    The Stock Compensation Plan is administered by a committee appointed by our board of directors.

Eligibility.    Awards under the Stock Compensation Plan may be granted to our employees.

Participation and Awards.    Awards are made by an individual or group of individuals appointed by our board called the awarding authority. The awarding authority has discretion to designate those employees who are to receive share units to be credited to an account created in favor of that employee.

Awards Held in Trust.    Within a reasonable period of time following the date of an award, we contribute to a trust fund, formed for purposes of the Stock Compensation Plan, shares of Old SAIC class A common stock or an amount of money sufficient for the trustee to purchase shares of Old SAIC class A common stock corresponding to the share units awarded.

Vesting and Forfeiture.    Each award is subject to a vesting schedule not to exceed seven years. Awards granted prior to January 1, 2006 will generally vest at the rate of one-third at the end of each of the fifth, sixth and seventh year following the date of award. New awards issued on or after January 1, 2006 will generally vest 100% at the end of the fourth year following the date of award. Vesting ceases upon termination of the awardee’s employment for any reason other than death of the awardee. In the event of the death of an awardee, all of his or her accounts become immediately vested. The unvested portion of an awardee’s account upon termination of employment is immediately forfeited by the awardee, and the unvested shares are returned to us or reallocated in accordance with the committee’s directions and the terms of the trust.

Distribution.    For awards made prior to 2006, generally, an awardee may elect to have the vested portion of his or her account distributed within a reasonable period of time following the date it becomes vested or the awardee’s employment terminates. If the awardee fails to make this election, his or her account is distributed in full within a reasonable period of time following the seventh anniversary of the date of the award. For awards made after January 1, 2006, participants will receive a distribution of their award once it becomes vested. Each distribution is made in the form of Old SAIC class A common stock.

Nontransferability.    No awardee may transfer any of the benefits or payments or proceeds which the awardee may expect to receive under the plan except pursuant to the laws of descent and distribution or to a designated beneficiary in the event of awardee’s death.

Change in Control.    Every account will become fully vested and will be immediately distributed to the awardees upon the occurrence of a change in control. The reorganization merger will not constitute such a change in control.

Amendment and Termination.    Our board of directors may at any time amend or terminate the Stock Compensation Plan for any reason. In the event of an amendment or termination, benefits will either be paid out when due under the terms of the Stock Compensation Plan or as soon as possible as determined by the committee in its sole discretion.

2006 Equity Incentive Plan

General.    In August 2005, our board of directors approved the 2006 Equity Incentive Plan which, subject to the approval of our stockholders, will become effective upon the closing of the reorganization merger. The 2006 Equity Incentive Plan provides for the grant of stock options, restricted stock, restricted stock units, deferred stock, stock appreciation rights, performance shares and other similar types of stock awards, as well as cash awards. New SAIC stock subject to the 2006 Equity Incentive Plan will either be class A preferred stock or common stock, as determined by the plan administrator. Options granted under the 2006 Equity Incentive Plan may be either “incentive stock options,” as defined under Section 422 of the Code or nonstatutory stock options. The 2006 Equity Incentive Plan will terminate in fiscal 2016 unless it is extended or terminated earlier pursuant to its terms.

Share Reserve.    A total of up to 75,000,000 shares of New SAIC stock, plus the shares described below, will be available for issuance under the 2006 Equity Incentive Plan. Shares that are forfeited or repurchased by us at the original purchase price or less, are issuable upon exercise of awards that expire or become unexercisable for any reason without having been exercised, are restored by our board of directors or a designated committee pursuant to provisions in the 2006 Equity Incentive Plan that permit options to be settled in shares on a net appreciation basis at our election, or are not delivered to a holder in consideration for applicable tax withholding will continue to be available for issuance under the 2006 Equity Incentive Plan.

Automatic Annual Increase of Share Reserve.    The 2006 Equity Incentive Plan provides that the shares available for issuance will be automatically increased beginning February 1, 2007 and on each February 1 for nine years thereafter. The number of shares that may be added each year will equal the least of 30,000,000 shares, 5% of the outstanding shares of New SAIC common stock as of the preceding January 31 (measured on an as-converted basis with respect to our outstanding shares of class A preferred stock) and a number of shares set by our board of directors or the committee of our board of directors administering the 2006 Equity Incentive Plan.

Administration.    The 2006 Equity Incentive Plan will be administered by our board of directors or a committee of our board of directors, either of which may further delegate certain of its responsibilities to a delegated officer in certain instances. The board, committee or officer is referred to in the 2006 Equity Incentive Plan as the administrator.

Eligibility.    Awards under the 2006 Equity Incentive Plan may be granted to our employees, directors and consultants. Incentive stock options may be granted only to our employees. The administrator determines which individuals are granted awards under the 2006 Equity Incentive Plan.

Termination of Awards.    Generally, if an awardee’s service to us terminates other than by reason of death, disability or for cause, vested awards will remain exercisable for a period of 90 days following the termination of the awardee’s service, or if earlier, until the expiration of the term of the award. If an awardee’s service to us terminates for cause, all of his or her awards will immediately terminate as of the date of termination unless otherwise provided for in the award agreement. Unless otherwise provided for by the administrator, if an awardee dies or becomes disabled while an employee, consultant or director, the vesting of all of the awardee’s unvested awards will accelerate, and all of awardee’s awards will remain exercisable until the expiration of the term of the award.

Nonassignability of Awards.    Unless otherwise determined by the administrator, awards granted under the 2006 Equity Incentive Plan are not assignable other than by will, the laws of descent and distribution, a qualified domestic relations order or to a designated beneficiary upon death and may be exercised, purchased or settled during the awardee’s lifetime only by the awardee.

Stock Options.    An option represents the right to purchase shares of stock upon the payment of a pre-established exercise price.

Exercise Price.    The administrator determines the exercise price of options at the time the options are granted. The exercise price of an incentive stock option may not be less than 100% of the fair market value of New SAIC stock on the date of grant. The exercise price of a nonstatutory stock option may not be less than 85% of the fair market value of New SAIC stock on the date of grant.

Exercise of Option; Form of Consideration.    The administrator determines when options vest and become exercisable. The means of payment for shares issued on exercise of an option are specified in each option agreement. The 2006 Equity Incentive Plan permits payment to be made by cash, check, wire transfer, other shares of New SAIC stock (with some restrictions), broker-assisted same day sales, cancellation of any debt owed by us or any of our affiliates to the optionholder, or in certain instances a delivery of cash or stock for any net appreciation in the shares at the time of exercise over the exercise price or by other means of consideration permitted by applicable law and the administrator.

Term of Options.    The term of an option may be no more than 10 years from the date of grant. No option may be exercised after the expiration of its term. An incentive stock option granted to a greater than 10% stockholder may not have a term of more than five years.

Stock Awards.    Stock awards may be restricted stock grants, restricted stock units, deferred stock, stock appreciation rights, performance shares or other similar stock awards. Restricted stock grants are awards of a specific number of shares of New SAIC stock. Restricted stock units represent a promise to deliver shares of New SAIC stock, or an amount of cash or property equal to the value of the underlying shares, at a future date. Deferred stock is a grant of shares of New SAIC stock that are distributed in the future upon vesting. Stock appreciation rights are rights to receive cash and/or shares of New SAIC stock based on the amount by which the fair market value of a specific number of shares of New SAIC stock on the exercise date exceeds the exercise price established by the administrator. Performance shares are rights to receive amounts, in cash or shares of New SAIC stock, based upon our or the awardee’s performance during the period between the date of grant and a pre-established future date.

Each stock award is evidenced by a stock award agreement between us and the participant. The 2006 Equity Incentive Plan allows the administrator broad discretion to determine the terms of individual stock awards, including the number and type of shares subject to a stock award; the purchase price of the shares, if any, and the means of payment for the shares; the performance criteria; the terms, conditions and restrictions on the grant, issuance, vesting and forfeiture of the shares subject to the stock award; and the restrictions on the transferability of the stock award.

Cash Awards.    Cash awards may be granted either alone, in addition to, or in tandem with other awards granted under the 2006 Equity Incentive Plan. A cash award granted under the 2006 Equity Incentive Plan may be made contingent on the achievement of performance conditions. The agreement for the cash award may contain provisions regarding the target and maximum amount payable to the participant as a cash award, performance conditions, restrictions on the alienation or transfer of the cash award prior to actual payment, forfeiture provisions, and further terms and conditions, as may be determined from time to time by the administrator.

Change in Control.    The 2006 Equity Incentive Plan provides that in the event of our merger with or into another corporation, a sale of substantially all of our assets or another change of control transaction as determined by the administrator, the successor entity may assume or substitute all outstanding awards. If the successor entity does not assume or substitute all outstanding awards, the vesting of all awards will accelerate and any repurchase rights relating to awards will terminate. In addition, in the event of a change of control transaction, all outstanding awards of non-employee directors will automatically vest in full. If a successor entity assumes or substitutes all awards and a participant is involuntarily terminated by the successor entity for any reason other than death, disability or cause within 18 months following the change of control, all outstanding awards of the terminated participant will immediately vest and be exercisable for a period of six months following termination.

Amendment and Termination.    Our board of directors may amend, suspend or terminate the 2006 Equity Incentive Plan. However, we will solicit stockholder approval for any amendment to the 2006 Equity Incentive Plan to the extent necessary to comply with applicable laws or NYSE listing requirements. Generally, no action by our board of directors or stockholders may alter or impair any award previously granted under the 2006 Equity Incentive Plan without the written consent of the awardee.

2006 Employee Stock Purchase Plan

General.    Our board of directors adopted the 2006 Employee Stock Purchase Plan in August 2005, and subject to stockholder approval and the closing of the reorganization merger, the plan will become effective on the date the first offering period commences as determined by the compensation committee. The 2006 Employee Stock Purchase Plan provides our employees with an opportunity to purchase our class A preferred stock (or our common stock, as determined by the compensation committee of our board of directors), at a discounted purchase price through accumulated payroll deductions. The 2006 Employee Stock Purchase Plan will terminate in 2016 unless it is terminated earlier pursuant to its terms.

Share Reserve.    The 2006 Employee Stock Purchase Plan provides that an aggregate of up to 9,000,000 shares of New SAIC stock will be available for issuance under the 2006 Employee Stock Purchase Plan, plus additional shares that may be added to the 2006 Employee Stock Purchase Plan as described below. The 2006 Employee Stock Purchase Plan provides that additional shares will automatically be added to the shares available for issuance under the 2006 Employee Stock Purchase Plan beginning February 1, 2007 and on each February 1 thereafter for nine more years. The number of shares that may be added each year will equal the least of 9,000,000 shares, 2% of New SAIC outstanding common stock as of the last day of the immediately preceding fiscal year (measured on an as-converted basis with respect to New SAIC outstanding class A preferred stock) and a number of shares established by our compensation committee.

Administration.    The 2006 Employee Stock Purchase Plan will be administered by the compensation committee of our board of directors or a committee consisting of management employees which has been delegated administrative responsibilities.

Eligibility.    Generally, any person who is employed by us or any of our majority-owned subsidiaries designated by our board of directors is eligible to participate in the 2006 Employee Stock Purchase Plan, provided that the employee is employed on the first day of an offering period and subject to certain limitations imposed by Section 423(b) of the Code.

Offering Periods.    Unless and until the compensation committee determines to implement longer periods, except for the first offering period, each offering period will have a duration of three months and will commence on April 1, July 1, October 1 or January 1 of each year. Each offering period will have only one purchase period which will run simultaneously with the offering period. The first offering period will commence and end on dates determined by the compensation committee.

Payroll Deductions.    The 2006 Employee Stock Purchase Plan permits participants to purchase our stock through payroll deductions of between 1% and 10% of the participant’s compensation, up to a maximum of $25,000 per year and up to a maximum of 2,500 shares per offering period. Compensation includes base salary, wages, bonuses, incentive compensation, commissions, overtime, shift premiums and draws against commissions, but excludes long-term disability or workers’ compensation payments, car allowances, relocation payments and expense reimbursements.

Purchase Price.    The purchase price per share at which shares are purchased under the 2006 Employee Stock Purchase Plan is 85% of the fair market value of New SAIC stock subject to the 2006 Employee Stock Purchase Plan on the purchase date. The compensation committee has authority to change the purchase price within a range of 85% to 100% of the fair market value of New SAIC stock on the offering date or the purchase date.

Holding Period.    The compensation committee has the authority to establish a minimum holding period for shares purchased under the 2006 Employee Stock Purchase Plan.

Withdrawals.    Participants may withdraw from the 2006 Employee Stock Purchase Plan, terminate their election to purchase shares and obtain repayment of the balance of any funds held in their accounts, without interest, at any time prior to the end of an offering period.

Qualification Under the Code.    The 2006 Employee Stock Purchase Plan is designed to qualify as an “employee stock purchase plan” under Sections 421 and 423 of the Code.

Nonassignability.    Neither payroll deductions credited to a participant’s account nor any rights with regard to the exercise of an option or to receive shares under the 2006 Employee Stock Purchase Plan may be assigned, transferred, pledged or otherwise disposed of in any way other than by will, the laws of descent and distribution or designation of a beneficiary in event of death.

Change in Control.    In the event of a change in control transaction of us, the 2006 Employee Stock Purchase Plan will continue with regard to offering periods that commenced prior to the closing of the proposed transaction and shares will be purchased based on the fair market value of the successor entity’s stock on each purchase date, unless otherwise provided by the compensation committee.

Amendment and Termination of the 2006 Employee Stock Purchase Plan.    Our board of directors may amend, terminate or extend the 2006 Employee Stock Purchase Plan, but we will obtain stockholder approval for any amendment to the 2006 Employee Stock Purchase Plan to the extent required by applicable laws or NYSE listing requirements. Unless approved by our stockholders, our board of directors will not make any amendment that would increase the maximum number of shares that may be issued under the 2006 Employee Stock Purchase Plan or change the designation or class of persons eligible to participate under the 2006 Employee Stock Purchase Plan. Generally, no action by our board of directors or stockholders may impair any outstanding option without the written consent of the participant.

Continued Vesting on Vesting Stock and Options for Retirees

Certain qualifying retirees may continue holding and vesting in their vesting stock (including units of vesting stock held in the Key Executive Stock Deferral Plan) and stock options after retirement, if they have held such securities for at least 12 months prior to retirement. Qualifying retirement is defined as terminating service with us (1) after age 59 1/2 with at least ten years of service with us, (2) after age 59 1/2 when age at termination plus years of service with us equals at least 70 or (3) after reaching the applicable mandatory retirement age regardless of their length of service with us for officers and directors subject to the reporting requirements of Section 16 of the Securities Exchange of 1934, so-called “Section 16 Officers and Directors.” We have the right to terminate this continued vesting in certain circumstances. We also have the right to repurchase shares held by retirees after their options are exercised and/or their shares are fully vested. If a retiree is a participant in our Alumni Program (a program for eligible retirees where we have no repurchase right on their shares during the first five years after termination, but would have the right to repurchase the shares during the second five years on an established schedule with the ability to accelerate the repurchase during the second five years), we have the right to repurchase shares held by the retiree upon the termination of the retiree’s participation in the Alumni Program. The policy change was implemented for all unvested stock and options awarded after July 1, 2004. However, for Section 16 Officers and Directors retiring after reaching mandatory retirement age, this policy change applies to all unvested stock and options held by them, regardless of when the vesting stock and options were awarded.

Deferred Compensation Plans

We maintain two deferred compensation plans, the Keystaff Deferral Plan and the Key Executive Stock Deferral Plan, for the benefit of key executives and directors that allow eligible participants to elect to defer all or a portion of their annual bonus compensation. We make no contributions under the Keystaff Deferral Plan but do credit participant accounts for deferred compensation amounts and interest earned. Interest is accrued based on the Moody’s Seasoned Corporate Bond Rate (5.59% in 2006). Deferred balances will generally be paid upon termination. Under the Key Executive Stock Deferral Plan, eligible participants may elect to defer all or a portion of their annual bonus compensation. We make no contributions to the accounts of participants, which generally correspond to shares of Old SAIC class A common stock held in a trust for the benefit of participants. Deferred balances will generally be paid upon retirement or termination.

Employee Stock Retirement Plan

Prior to adoption of the SAIC Retirement Plan in January 2006, we maintained an Employee Stock Retirement Plan (ESRP), in which eligible employees participated. Cash or stock contributions to the ESRP were based upon amounts determined annually by our board of directors and were allocated to participants’ accounts based on their annual eligible compensation. We recognized the fair value of Old SAIC class A common stock or the amount of cash contributed in the year of contribution as compensation expense. The vesting requirements for the ESRP were the same as the vesting requirements for our contributions to the 401(k) Plan. Any participant who left us, whether by retirement or otherwise, was able to elect to receive either cash or shares of our common stock as a distribution from their account. Shares of Old SAIC class A common stock distributed from the ESRP bore a limited put right that, if exercised, required us to repurchase all or a portion of the shares at their then current fair value during two specified 60-day periods following distribution. If the shares were not put to us during the specified periods, the shares no longer bore a put right, and we were not required to repurchase the shares.

401(k) Plan

Prior to adoption of the SAIC Retirement Plan in January 2006, we maintained a principal 401(k) Profit Sharing Plan (401(k) Plan), which was the result of the merger of our Profit Sharing Retirement Plan with our Cash or Deferred Arrangement effective November 28, 2003. The 401(k) Plan was qualified under Section 401(a) of the Code and its associated trust was exempt from federal income taxation under Section 501(a) of the Code. The 401(k) Plan allowed eligible participants to defer a portion of their income through payroll deductions. Such deferrals were fully vested, were not taxable to the participant until distributed from the 401(k) Plan upon termination, retirement, permanent disability or death and could be matched by us. In addition, we could also provide a profit sharing contribution. Participants’ interests in our matching and profit sharing contributions vested ratably over five years. Participants also became fully vested upon reaching age 59 1/2, permanent disability or death.

SAIC Retirement Plan

Effective January 1 2006, Old SAIC adopted the SAIC Retirement Plan, which is the result of the merger of our ESRP with our 401(k) Plan. The plan is a combined 401(k) plan and an employee stock ownership plan (ESOP). The plan is qualified under Section 401(a) of the Code and its associated trust is exempt from federal income taxation under Section 501(a) of the Code. The ESOP feature of the plan is intended to qualify under Sections 401(a) and 4975(e)(7) of the Code and is designed as such to invest primarily in company stock. The plan allows eligible participants to defer a portion of their income through payroll deductions. Such deferrals are fully vested, are not taxable to the participant until distributed from the plan upon termination, retirement, permanent disability or death and may be matched by us. In addition, we may also provide a profit sharing and/or ESOP contribution. Cash or stock contributions to the plan are based upon amounts determined annually by our board of directors and are allocated to participants’ accounts based on their annual eligible compensation. We recognize the fair value of Old SAIC class A common stock or the amount of cash contributed in the year of contribution as compensation expense. Participants’ interests in our matching, profit sharing and ESOP contributions vest ratably over five years. Participants also become fully vested upon reaching age 59 1/2, permanent disability or death. We currently provide a matching 50% contribution for each dollar an employee contributes to the plan, up to a certain percentage of the employee’s eligible compensation. Any participant who leaves us, whether by retirement or otherwise, may be able to elect to take a distribution in shares of our common stock from the balances of their account invested in our stock. Shares of Old SAIC class A common stock distributed from the plan bear a limited put right that, if exercised, would require us to repurchase all or a portion of the shares at their then current fair value during two specified 60-day periods following distribution. If the shares are not put to us during the specified periods, the shares no longer bear a put right, and we will not be required to repurchase the shares. Although we have no current intention to do so, if necessary, we believe we have the ability to eliminate the limited put right feature on shares held by the plan.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

In conjunction with the retirement of J.R. Beyster from the board of directors, in fiscal 2005, we made a $4 million cash donation in the name of J.R. Beyster, our former Chairman of the Board, Chief Executive Officer and President, to the UC San Diego Foundation for the benefit of the Beyster Institute, a part of the Rady School of Management at the University of California, San Diego. The Beyster Institute at the Rady School of Management engages in teaching, research, public education and outreach related to advancing and encouraging others in the field of employee ownership and entrepreneurship. The Beyster Institute was previously a part of the Foundation for Enterprise Development (the Foundation), a non-profit organization established by J.R. Beyster, which is engaged in a broad range of research and education activities. In addition, in each of fiscal 2006 and fiscal 2005, we donated $150,000 in cash to the Foundation and we have a commitment to donate $150,000 per year for three more years. In fiscal 2004, we made total annual contributions of $700,000 to the Foundation, in the form of cash, rent-free occupancy in our facilities and donated services. J.R. Beyster is the President and a member of the Board of Trustees of the Foundation and M.A. Walkush, sister of J.P. Walkush, an Executive Vice President and a Director, and a consulting employee of us, is a consultant and a Senior Fellow for the Foundation. Each of T.E. Darcy, an Executive Vice President, and J.P. Walkush have previously served as members of the Board of Trustees of the Foundation.

On July 9, 2004, we and J.R. Beyster entered into a letter agreement in conjunction with J.R. Beyster’s retirement from the board of directors. Pursuant to this letter, in fiscal 2005, we (1) paid J.R. Beyster $104,000 as compensation for providing business and strategic support to assist with the transition to our new Chairman, Chief Executive Officer and President, (2) provided J.R. Beyster and his spouse with medical, dental, vision and life insurance benefits equivalent to those generally provided to our employees, (3) transferred ownership of the company car utilized by J.R. Beyster and (4) provided travel agency services to J.R. Beyster and his spouse.

J.R. Beyster, as Trustee of the Beyster Family Trust, entered into a Rule 10b5-1 trading plan with Bull, Inc., our wholly-owned broker-dealer subsidiary. The Rule 10b5-1 trading plan, dated June 15, 2004, directed Bull, Inc. to sell on behalf of the Beyster Family Trust 190,639 shares of Old SAIC class A common stock in Old SAIC’s limited market in the July 2004 trade and 190,639 shares of Old SAIC class A common stock in Old SAIC’s limited market in the October 2004 trade, provided the sale price was at or above $25.00 per share. Pursuant to this trading plan, the Beyster Family Trust sold 190,639 shares of Old SAIC class A common stock in Old SAIC’s limited market in the July 2004 trade and 190,639 shares of Old SAIC class A common stock in Old SAIC’s limited market in the October 2004 trade.

J.F. Beyster, son of J.R. Beyster, is an employee of our company. For services rendered during each of fiscal 2006, 2005 and 2004, J.F. Beyster received a salary of $69,192, $70,162 and $70,692, respectively. J.F. Beyster is a Mechanical Engineer.

M.A. Beyster, daughter of J.R. Beyster, was previously an employee of our company. For services rendered during fiscal 2006, M.A. Beyster received a salary of $115,442. For services rendered during fiscal 2005, M.A. Beyster received a salary of $146,332, cash bonuses of $9,000 and $3,000 and options to acquire 300 shares of Old SAIC class A common stock at $38.14 per share, which was the fair market value on the date of the grant. For services rendered during fiscal 2004, M.A. Beyster received $133,535 in cash compensation, 82 shares of Old SAIC class A common stock, which had a market value on the date of the grant of $2,995, 55 shares of Old SAIC vesting class A common stock, which had a market value on the date of the grant of $2,009 and options to acquire 300 shares of Old SAIC class A common stock at $36.52 per share, which was the Formula Price on the date of the grant. Such shares of Old SAIC vesting class A common stock and options both vest as to 20%, 20%, 20% and 40% on the first, second, third and fourth year anniversaries of the date of grant, respectively. M.A. Beyster had served as a Business Development Manager in our Life Science Office developing business in pharmaceutical and biotechnology firms, and has previously served as a Business Development Manager for each of our Pfizer Bio Sciences Division and our Engineering and Environmental Management Services Group.

B.D. Rockwood, son of Stephen D. Rockwood, our former Executive Vice President and Chief Technology Officer and Director, is an employee of our company. For services rendered during fiscal 2006, B.D. Rockwood received a salary of $185,000, a cash bonus of $3,200, 10 net shares of Old SAIC class A common stock (on an after-tax basis) with a market value of $453 based on an original bonus amount of $800, 592 shares of Old SAIC vesting class A common stock which had a market value on the date of grant of $26,001 and options to acquire 1,000 shares of Old SAIC class A common stock at $43.92 per share, which was the stock price on the date of the grant. For services rendered during fiscal 2005, B.D. Rockwood received a salary of $185,000, a cash bonus of $14,000, 148 shares of Old SAIC class A common stock which had a market value on the date of grant of $6,001, 123 shares of Old SAIC vesting class A common stock which had a market value on the date of grant of $4,988 and options to acquire 1,250 shares of Old SAIC class A common stock at $40.55 per share, which was the Formula Price on the date of each grant. For services rendered during fiscal 2004, B.D. Rockwood received $181,279 in cash compensation, 55 shares of Old SAIC class A common stock, which had a market value on the date of grant of $2,009, 41 shares of Old SAIC vesting class A common stock, which had a market value on the date of grant of $1,497 and options to acquire 500 shares of Old SAIC class A common stock at $36.52 per share, which was the Formula Price on the date of the grant. Such vesting shares of class A common stock and options both vest as to 20%, 20%, 20% and 40% on the first, second, third and fourth year anniversaries of the date of grant, respectively. B.D. Rockwood is a Director of Business Operations in the Security and Transportation Technology business unit, and has previously served as a Business Developer in such business unit.

W.A. Downing, a former director whose term expired in June 2005, also provided consulting services to us in the areas of homeland security, weapons of mass destruction, intelligence and national security policy matters and received compensation at a fixed hourly rate in addition to his annual retainer and meeting fees as a director. In fiscal 2006, 2005 and 2004, W.A. Downing received compensation of $317,500, $332,500 and $387,813, respectively, for these consulting services.

D.M. Albero, son of C.M. Albero, former Group President and current Chairman of the Board of AMSEC LLC, is an employee of AMSEC LLC. For services rendered during fiscal 2006, D.M. Albero received a salary of $107,804. For services rendered during fiscal 2005, D.M. Albero received a salary of $103,061, a cash bonus of $8,000 and 65 vesting shares of Old SAIC class A common stock, which had a market value on the date of grant of $2,479. Such vesting shares of Old SAIC class A common stock vest as to 20%, 20%, 20% and 40% on the first, second, third and fourth year anniversaries of the date of grant, respectively. For services rendered during fiscal 2004, D.M. Albero received $109,463 in cash compensation. D.M. Albero is a Senior Consulting Analyst.

PRINCIPAL STOCKHOLDERS

The following table presents information concerning the beneficial ownership of the shares of Old SAIC class A common stock as of May 17, 2006 by each of our current directors, our nominee for director, our Chief Executive Officer, each of the other Named Executive Officers and all of our executive officers and current directors as a group. To our knowledge, no person, other than Vanguard Fiduciary Trust Company (Vanguard), in its capacity as trustee of certain of our retirement plans) beneficially owned more than 5% of the outstanding shares of Old SAIC class A common stock as of this date.

		Percentage of Outstanding Common Stock
	Number of Shares Beneficially Owned (1)	Prior to this Offering (2)	Immediately after this Offering
Name and Address of Beneficial Owner†			Class A Preferred Stock (3)(4)	Total Voting Power (3)(5)
K.C. Dahlberg	290,926	*
W.H. Demisch	158,835	*
J.A. Drummond	10,876	*
D.H. Foley	208,272	*
J.J. Hamre	2,120	*
A.K. Jones	65,203	*
H.M.J. Kraemer, Jr.	101,845	*
C.B. Malone	122,018	*
W.A. Roper, Jr.	485,546	*
E.J. Sanderson, Jr.	15,897	*
L.A. Simpson	—	—
G.T. Singley	92,352	*
J.P. Walkush	331,615	*
J.H. Warner, Jr.	404,153	*
A.T. Young	84,420	*
Vanguard Fiduciary Trust Company, as trustee 400 Vanguard Boulevard Malvern, PA 19355 (3)	69,573,599	41.1%
All executive officers and directors as a group (22 persons)	2,994,039	1.8%

*	Less than 1%.

†	Unless otherwise noted, the address for each beneficial holder is c/o SAIC, Inc., 10260 Campus Point Drive, San Diego, California 92121.

(1)	The beneficial ownership set forth in the table includes: (a) the approximate number of shares allocated to the account of the individual by the Trustee of the SAIC Retirement Plan as follows: K.C. Dahlberg (875 shares), D.H. Foley (110 shares), G.T. Singley (1,427 shares), J.P. Walkush (23,638 shares), J.H. Warner, Jr. (302 shares) and all executive officers and directors as a group (84,445 shares); (b) shares held in a rabbi trust in the form of share units for the account of the individual in the Key Executive Stock Deferral Plan, the Stock Compensation Plan and/or the Management Stock Compensation Plan as follows: K.C. Dahlberg (101,051 shares), W.H. Demisch (23,349 shares), J.A. Drummond (2,216 shares), D.H. Foley (17,243 shares), J.J. Hamre (1,120 shares), A.K. Jones (3,502 shares), H.M.J. Kraemer, Jr. (18,884 shares), W.A. Roper, Jr. (184,680 shares), G.T. Singley (6,892 shares), J.P. Walkush (49,184 shares), J.H. Warner, Jr. (46,114 shares), A.T. Young (29,522 shares) and all executive officers and directors as a group (570,067 shares); (c) shares subject to options exercisable within 60 days following May 17, 2006 as follows: K.C. Dahlberg (154,000 shares), W.H. Demisch (24,600 shares), J.A. Drummond (7,200 shares), D.H. Foley (155,000 shares), A.K. Jones (24,600 shares), H.M.J. Kraemer, Jr. (24,600 shares), C.B. Malone (11,400 shares), W.A. Roper, Jr. (170,000 shares), E.J. Sanderson, Jr. (12,600 shares), G.T. Singley (47,000 shares), J.P. Walkush (81,000 shares), J.H. Warner, Jr. (118,000 shares), A.T. Young (24,600 shares) and all executive officers and directors as a group (1,086,405 shares); (d) shares held directly by or jointly with spouses, minor children or other relatives sharing a household with the individual as follows: W.H. Demisch (98,309 shares) and all executive officers and directors as a group (104,209 shares); and (e) shares held by certain trusts established by the individual as follows: C.B. Malone (110,618 shares), J.H. Warner, Jr. (116,506 shares) and all executive officers and directors as a group (362,878 shares).

(2)	Based on 169,163,606 shares of Old SAIC class A common stock outstanding as of May 17, 2006 and assuming the conversion of the 206,147 shares of Old SAIC class B common stock outstanding as of May 17, 2006 into shares of Old SAIC class A common stock at a conversion ratio of 20 for 1.

(3)	Shares held by Vanguard are voted as directed by the plan participants.

(4)	Represents percentage of outstanding New SAIC class A preferred stock held by each beneficial owner after the completion of this offering.

(5)	Represents relative voting power held by each beneficial owner after accounting for 10 for 1 voting rights of New SAIC class A preferred stock.

THE MERGER AND THE SPECIAL DIVIDEND

Prior to completion of this offering, we will ask our stockholders to adopt and approve a merger agreement, pursuant to which Old SAIC will become a wholly-owned subsidiary of New SAIC and our capital structure will be changed as described below. A majority in voting power of all issued and outstanding shares of Old SAIC common stock entitled to vote is required for adoption of the merger agreement. The holders of Old SAIC class A common stock will be entitled to one vote per share and the holders of Old SAIC class B common stock will be entitled to 20 votes per share. We expect to complete the merger before the completion of this offering, and the completion of the merger is a condition to the completion of this offering. The principal effects of the merger are described below.

The Merger

The merger is structured so that Old SAIC will become a wholly-owned subsidiary of New SAIC. When the merger occurs:

•	Each share of outstanding Old SAIC class A common stock will be converted into the right to receive two shares of New SAIC class A preferred stock and each share of outstanding Old SAIC class B common stock, subject to the exercise of appraisal rights, will be converted into the right to receive 40 shares of New SAIC class A preferred stock.

•	All of the outstanding shares of Old SAIC class A and class B common stock will be converted into and allocated among four series of New SAIC class A preferred stock on the following basis:

•	20 percent will be designated series A-1 preferred stock;

•	20 percent will be designated series A-2 preferred stock;

•	30 percent will be designated series A-3 preferred stock; and

•	30 percent will be designated series A-4 preferred stock.

To facilitate this offering, New SAIC’s certificate of incorporation will, for certain periods of time, restrict stockholders from selling or transferring New SAIC class A preferred stock to anyone other than “permitted transferees.” These restrictions will expire:

•	90 days after the date of this prospectus for shares of series A-1 preferred stock;

•	180 days after the date of this prospectus for shares of series A-2 preferred stock;

•	270 days after the date of this prospectus for shares of series A-3 preferred stock; and

•	360 days after the date of this prospectus for shares of series A-4 preferred stock.

After the completion of this offering:

•	New SAIC class A preferred stock will constitute from 80% to 90% of our total outstanding capital stock and substantially all of our voting power; and

•	New SAIC common stock will constitute from 10% to 20% of our total outstanding capital stock.

The Special Dividend

Prior to the reorganization merger, Old SAIC intends to declare a special dividend payable to holders of Old SAIC class A and class B common stock. The special dividend is expected to range from approximately $8 to $10 per share of Old SAIC class A common stock and from approximately $160 to $200 per share of Old SAIC class B common stock, which is the equivalent of a range from approximately $4 to $5 per share of New SAIC class A preferred stock. The special dividend will be paid within 25 days after the completion of this offering. If this offering is not completed, Old SAIC will not pay the special dividend. Purchasers in this offering will not participate in the special dividend.

DESCRIPTION OF CAPITAL STOCK

Authorized Capitalization

New SAIC’s capital structure consists of 2 billion authorized shares of common stock; 1.5 billion authorized shares of class A preferred stock, of which 100 million will be designated series A-1 preferred stock, 100 million will be series A-2 preferred stock, 150 million will be series A-3 preferred stock and 1.15 billion will be series A-4 preferred stock; and 10 million authorized shares of undesignated preferred stock.

Comparison of Capital Stock

The following table compares the class A preferred stock and common stock of New SAIC:

	Class A Preferred Stock	Common Stock

Public Market	None	We have been approved for listing of our common stock on the New York Stock Exchange.

Voting	10 votes per share on all matters to be voted upon by our stockholders. There is cumulative voting for the election of directors.	One vote per share on all matters to be voted upon by our stockholders. There is cumulative voting for the election of directors.

Conversion

Class A preferred stock is convertible into common stock on a 1 for 1 basis after initial restriction periods that expire at different times for each of series A-1, A-2, A-3 and A-4 preferred stock.

Restriction periods expire:

•      series A-1 preferred stock: 90 days after the date of this prospectus

•      series A-2 preferred stock: 180 days after the date of this prospectus

•      series A-3 preferred stock: 270 days after the date of this prospectus

Not convertible.

• series A-4 preferred stock: 360 days after the date of this prospectus

Transfer Restrictions

Class A preferred shares may not be transferred to anyone other than a permitted transferee until the following restriction periods have expired:

•      series A-1 preferred stock: 90 days after the date of this prospectus

•      series A-2 preferred stock: 180 days after the date of this prospectus

None with respect to common stock issued in this offering. See “Shares Eligible For Future Sale.”

Class A Preferred Stock	Common Stock

•      series A-3 preferred stock: 270 days after the date of this prospectus

•      series A-4 preferred stock: 360 days after the date of this prospectus

Class A preferred stock that is transferred after expiration of the applicable restriction period to someone who is not a “permitted transferee” automatically will convert into common stock. A “permitted transferee” of an employee includes the employee’s immediate family members or a trust established by that employee for the sole benefit of one or more of his or her immediate family members.

Mergers or Consolidations	In the event of any merger or consolidation to which we are a party (whether or not we are the surviving entity), the holders of class A preferred stock and common stock shall be entitled to receive, on a per share basis, the same amount and form of stock and other securities and property (including cash).

Dividends and Other Distributions

Subject to the rights of any other series of preferred stock that may come into existence from time to time, the holders of class A preferred stock and the holders of common stock will be entitled to share equally, on a per share basis, in such dividends and other distributions of cash, property or shares of New SAIC as may be declared thereon by the board of directors out of funds legally available therefor; provided, however, that in the event such dividend is paid in the form of shares of capital stock or rights to acquire capital stock, the holders of class A preferred stock shall receive class A preferred stock or rights to acquire class A preferred stock, as the case may be, and the holders of common stock shall receive common stock or rights to acquire common stock, as the case may be.

Subdivisions or Combinations	If we shall in any manner split, subdivide or combine the outstanding shares of class A preferred stock, the outstanding shares of common stock shall be proportionately split, subdivided or combined in the same manner and on the same basis; and if we shall in any manner split, subdivide or combine the outstanding shares of common stock, the outstanding shares of class A preferred stock shall be proportionately split, subdivided or combined in the same manner and on the same basis.

Liquidation	Subject to the rights of any other series of preferred stock that may come into existence from time to time, in the event of our voluntary or involuntary liquidation, dissolution or winding up of us, the holders of class A preferred stock and the holders of common stock will be entitled to share equally, on a per share basis, all assets of whatever kind available for distribution to the holders of capital stock.

Additional Preferred Stock

We have authorized 10 million shares of undesignated preferred stock. Our board of directors has the authority to issue shares of this preferred stock, from time to time, on terms that it may determine, in one or more series, and to fix the designations, voting powers, preferences and relative participating, optional or other special rights of each series, and the qualifications, limitations or restrictions of each series, to the fullest extent permitted by Delaware law. The issuance of shares of our undesignated preferred stock could have the effect of decreasing the market price of our common stock, impeding or delaying a possible takeover and adversely affecting the voting and other rights of the holders of common stock. We have no present intention to issue any shares of this undesignated preferred stock.

Anti-takeover Effects of Various Provisions of Delaware Law and Our Certificate of Incorporation and Bylaws

Our certificate of incorporation and bylaws contain provisions that may have some anti-takeover effects. Provisions of Delaware law may have similar effects under our certificate of incorporation.

Delaware Anti-takeover Statute

We are subject to Section 203 of the General Corporation Law of the State of Delaware. Subject to specific exceptions, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the time of the transaction in which the person became an interested stockholder, unless:

•	the “business combination,” or the transaction in which the stockholder became an “interested stockholder” was approved by the board of directors prior to the time the “interested stockholder” attained that status; or

•	upon consummation of the transaction that resulted in the stockholder becoming an “interested stockholder,” the “interested stockholder” owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding those shares owned by persons who are directors and also officers, and employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or

•	at or subsequent to the time a person became an “interested stockholder,” the “business combination” is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the “interested stockholder.”

“Business combinations” include mergers, asset sales and other transactions resulting in a financial benefit to the “interested stockholder.” Subject to various exceptions, an “interested stockholder” is a person who, together with his or her affiliates and associates, owns, or within three years did own, 15% or more of the corporation’s outstanding voting stock based on the percentage of the votes of such voting stock. These restrictions could prohibit or delay the accomplishment of mergers or other takeover or change-in-control attempts with respect to us and, therefore, may discourage attempts to acquire us.

In addition, various provisions of our certificate of incorporation and bylaws, which are summarized in the following paragraphs, may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for our shares.

Mergers with Related Persons

Our certificate of incorporation generally requires that mergers and certain other business combinations between us and a related person must be approved by the holders of securities having 80% of our outstanding voting power, as well as by the holders of a majority of the voting power of such securities that are not owned by the related person. A “related person” means any holder of 5% or more of our outstanding voting power. Under Delaware law, unless the certificate of incorporation provides otherwise, only a majority of our outstanding voting power is required to approve certain of these transactions, such as mergers and consolidations, while certain other of these transactions would not require stockholder approval.

These requirements of our certificate of incorporation do not apply, however, to a business combination with a related person, if the transaction:

•	is approved by our board of directors before the related person acquired beneficial ownership of 5% or more of our outstanding voting power; or

•	is approved by a majority of the members of our board of directors who are not affiliated with the related person and who were directors before the related person became a related person; or

•	involves only us and one or more of our subsidiaries and certain other conditions are satisfied.

No Stockholder Action by Written Consent; Calling of Special Meetings of Stockholders

Our certificate of incorporation prohibits stockholder action by written consent. It also provides that special meetings of our stockholders may be called only by the board of directors, a majority of the board of directors or a committee designated by the board of directors.

Advance Notice Requirements for Stockholder Proposals

Our bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders, including the nomination of persons for election to the board of directors, must provide timely notice of their proposal in writing to the corporate secretary. To be timely, a stockholder’s notice generally must be delivered or mailed and received at our principal offices not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, prior to the first anniversary of the preceding year’s annual meeting (provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 70 days after such anniversary date, notice by the stockholder must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which we first publicly announce the date of the meeting). These provisions may impede stockholders’ ability to bring matters before an annual meeting of stockholders or make nominations for directors at an annual meeting of stockholders.

Authorized but Unissued Shares

Our authorized but unissued shares of common stock, class A preferred stock and undesignated preferred stock will be available for future issuance without stockholder approval. We may issue these additional shares for a variety of corporate purposes, including raising additional capital, making acquisitions or joint ventures and incentivizing employees. The existence of authorized but unissued shares of common stock, class A preferred stock and undesignated preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Supermajority Provisions

The General Corporation Law of the State of Delaware provides generally that the affirmative vote of a majority in voting power of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation, unless the certificate of incorporation requires a greater percentage.

Our certificate of incorporation provides that, under certain circumstances, any amendment of the article related to business combinations requires (1) the vote of at least 80% of the voting power of all of the outstanding shares of our stock entitled to vote and (2) the vote of at least a majority of the voting power of the outstanding shares of our stock entitled to vote other than shares of voting stock that are beneficially owned by a related person that directly proposed such amendment.

Our certificate of incorporation requires a two-thirds vote of the stockholders to amend any of the provisions relating to the number of directors and the establishment of classes of directors for purposes of director elections, stockholders acting by written consent, the calling of special meetings or any amendment of our bylaws by the stockholders.

Limitations on Liability and Indemnification of Directors and Officers

The General Corporation Law of the State of Delaware authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties. Our certificate of incorporation includes a provision that eliminates the personal liability of directors to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

•	for breach of duty of loyalty to the corporation or its stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the General Corporation Law of the State of Delaware; and

•	for transactions from which the director derived an improper personal benefit.

Our certificate of incorporation provides that we must indemnify our directors and officers to the fullest extent authorized by the General Corporation Law of the State of Delaware, subject to limited exceptions, and under specified circumstances advance and pay their expenses in defending any proceedings to the fullest extent not prohibited by applicable law. We are authorized by the General Corporation Law of the State of Delaware to carry directors’ and officers’ insurance providing indemnification for our directors, officers and certain employees and to enter into separate indemnification agreements with our directors and executive officers. We currently maintain certain directors and officers’ coverage and we have entered into indemnification agreements with our directors, executive officers and board-appointed officers. We believe that these indemnification provisions and indemnification agreements and this insurance are necessary to attract and retain qualified directors and executive officers.

The limitation of liability and indemnification provisions in our certificate of incorporation may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent we pay the costs of defense, settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Transfer Agent and Registrar

Mellon Investor Services LLC will be the transfer agent and registrar for our class A preferred stock and common stock.

Listing

We have been approved for listing of our common stock on the New York Stock Exchange under the trading symbol “SAI.”

MARKET FOR OLD SAIC COMMON STOCK

The Limited Market

Since our inception, Old SAIC common stock has not been traded on any national or other securities exchange. In order to provide some liquidity for our stockholders, however, Old SAIC has historically maintained a limited secondary market, which we call the limited market, through our wholly-owned broker-dealer subsidiary, Bull, Inc.

The limited market has permitted existing stockholders to offer for sale shares of class A common stock on predetermined days which we call trade dates. Historically, there have been four trade dates each year; however, a scheduled trade date could be postponed or cancelled. A limited market trade has been scheduled for June 30, 2006. The June 2006 limited market trade is expected to be the last limited market trade. If, however, this offering is postponed, we intend to conduct a limited market trade at the same time as the retirement plans trades until this offering is completed. In addition to the trades currently scheduled for June 30, 2006, a retirement plans trade has been scheduled for October 27, 2006 and at least three additional retirement plans trade dates will be announced.

All sales and purchases have been made at the prevailing price of the class A common stock determined by our board of directors or its stock policy committee pursuant to the valuation process described below.

The purchase of class A common stock in the limited market has been restricted to:

•	current employees of Old SAIC and eligible subsidiaries who desire to purchase class A common stock in an amount that does not exceed a pre-approved limit established by the board of directors or a designated committee of our board of directors, currently $20,000;

•	current employees, consultants and non-employee directors of Old SAIC and eligible subsidiaries who have been specifically approved by the board of directors or its designated committee or subcommittee to purchase a specified number of shares which may exceed the pre-approved limit; and

•	trustees or agents of the retirement and benefit plans of Old SAIC and its eligible subsidiaries.

These employees, consultants, directors, trustees and agents are referred to as authorized buyers. No one, other than these authorized buyers, has been eligible to purchase class A common stock in the limited market.

Historically, we have been authorized, but not obligated, to purchase shares of class A common stock in the limited market on each trade date, but only if and to the extent that the number of shares offered for sale by stockholders exceeds the number of shares sought to be purchased by authorized buyers, and we, in our discretion, determine to make such purchases. However, the number of shares we have purchased in the limited market on any given trade date has been subject to legal and contractual restrictions. To the extent that the aggregate number of shares sought to be purchased by authorized buyers exceeds the aggregate number of shares offered for sale by stockholders, we have been authorized, but not obligated, to sell authorized but unissued shares of class A common stock in the limited market. In making this determination, we have historically considered a variety of factors, including our cash position and cash flows, investment and capital activities, financial performance, financial covenants, the number of shares outstanding and the amount of the over-subscription in the limited market.

Valuation Process

In establishing the stock price, the board of directors has considered a broad range of valuation data and financial information, including analysis provided by Houlihan Lokey Howard & Zukin Financial Advisors, Inc.,

an independent appraisal firm. The board has also historically considered valuation data and financial information relating to publicly traded companies considered by our appraiser to be comparable to Old SAIC or relevant to the valuation of our stock. The valuation process has included a valuation formula, which has been used since 1972, that has an earnings component and an equity component and includes a variable called the market factor. After considering the analysis of the independent appraisal firm and other valuation data and information, our board of directors has historically set a market factor at the value that causes the formula to yield a stock price that the board believes represents a fair market value for the class A common stock within a broad range of financial criteria. The stock price and market factor, as determined by the board of directors, have historically remained in effect until subsequently changed by the board of directors or its designated committee. Our board of directors has historically reviewed the stock price at least four times each year, generally during its regularly scheduled board meetings.

This valuation process has only taken place with respect to the common stock of Old SAIC and will not take place with the common stock of New SAIC. The New SAIC common stock will be listed on the New York Stock Exchange and the price of that stock will be established by the public market. The historic price of Old SAIC class A common stock may not be indicative of the price that the public market will establish for New SAIC common stock.

Stock Price Table

The following table sets forth information concerning the stock price for the class A and class B common stock of Old SAIC in effect for the periods beginning on the dates indicated. The class A common stock has been rounded to the nearest penny. In accordance with the certificate of incorporation of Old SAIC, the price of the Old SAIC class B common stock is equal to 20 times the stock price applicable to the Old SAIC class A common stock.

Date	Shares Outstanding(1)	Weighted Average Shares Outstanding(2)	Price Per Share of Class A Common Stock	Price Per Share of Class B Common Stock	Percentage Price Change(3)
April 11, 2003	190,974,359	203,232,903	$29.02	$580.40	1.5%
July 11, 2003	192,229,993	197,175,777	30.50	610.00	5.1
October 10, 2003	190,791,535	192,079,951	31.79	635.80	4.2
January 9, 2004	190,348,029	189,499,866	36.52	730.40	14.9
April 16, 2004	191,418,123	188,561,115	37.34	746.80	2.2
July 16, 2004	191,943,098	188,653,945	37.31	746.20	(.1)
October 8, 2004	189,671,084	188,637,287	38.14	762.80	2.2
January 14, 2005	188,204,746	188,302,652	40.55	811.00	6.3
April 8, 2005	186,780,832	187,634,157	42.27	845.40	4.2
June 10, 2005	183,331,888	186,096,747	41.80	836.00	(1.1)
October 7, 2005	181,337,258	183,804,842	43.39	867.80	3.8
December 23, 2005	179,685,724	181,872,078	43.92	878.40	1.2
January 6, 2006	179,685,724	181,872,078	43.92	878.40	0
May 5, 2006	175,219,381	179,717,826	48.06	961.20	9.4
June 23, 2006	176,592,361	177,210,991	47.28	945.60	(1.6)

(1)	The number of outstanding shares of common stock and common equivalent shares at the end of the fiscal quarter immediately preceding the date on which a price determination is to occur.
(2)	The weighted average number of outstanding shares of common stock and common equivalent shares for the four fiscal quarters immediately preceding the price determination, as used by us in computing diluted earnings per share.
(3)	Value shown represents the percentage change in the price per share of Old SAIC class A common stock from the prior valuation.

Holders of Capital Stock

As of May 17, 2006, there were 39,330 holders of record of class A common stock and 189 holders of record of class B common stock of Old SAIC. Substantially all of the class A common stock and the class B common stock is owned of record or beneficially by our current and former employees, directors and consultants and their respective family members and by our various employee benefit plans.

U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

The following is a discussion of the material U.S. federal income and estate tax considerations applicable to non-U.S. holders with respect to their ownership and disposition of shares of our common stock. This discussion is not tax advice. Accordingly, all prospective non-U.S. holders of our common stock should consult their own tax advisors with respect to the U.S. federal, state, local and non-U.S. tax consequences of the purchase, ownership and disposition of our common stock. In general, a non-U.S. holder means a beneficial owner of our common stock who is not for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation, or any other organization taxable as a corporation for U.S. federal tax purposes, created or organized in the U.S. or under the laws of the U.S. or of any state thereof or the District of Columbia;

•	an estate, the income of which is included in gross income for U.S. federal income tax purposes regardless of its source; or

•	a trust, that (1) is subject to the primary supervision of a U.S. court and the control of one or more U.S. persons or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

This discussion is based on current provisions of the U.S. Internal Revenue Code of 1986, as amended, existing and proposed U.S. Treasury Regulations promulgated thereunder, current administrative rulings and judicial decisions, in effect as of the date of this prospectus, all of which are subject to change or to differing interpretation, possibly with retroactive effect. Any change could alter the tax consequences to non-U.S. holders described in this prospectus. We assume in this discussion that a non-U.S. holder holds shares of our common stock as a capital asset (generally property held for investment).

This discussion does not address all aspects of U.S. federal income and estate taxation that may be relevant to a particular non-U.S. holder in light of that non-U.S. holder’s individual circumstances nor does it address any aspects of U.S. state, local or non-U.S. taxes. This discussion also does not consider any specific facts or circumstances that may apply to a non-U.S. holder and does not address the special tax rules applicable to particular non-U.S. holders, such as:

•	insurance companies;

•	tax-exempt organizations;

•	financial institutions;

•	brokers or dealers in securities;

•	partnerships or other pass-through entities;

•	regulated investment companies;

•	pension plans;

•	owners (directly, indirectly or constructively) of more than 5% of our common stock;

•	owners that hold our common stock as part of a straddle, hedge, conversion transaction, synthetic security or other integrated investment;

•	owners that have a functional currency other than the U.S. dollar; and

•	certain U.S. expatriates.

There can be no assurance that the IRS will not challenge one or more of the tax consequences described in this prospectus, and we have not obtained, nor do we intend to obtain, an IRS ruling with respect to the U.S. federal income or estate tax consequences to a non-U.S. holder of the purchase, ownership, or disposition of our common stock. We urge prospective investors to consult with their own tax advisors regarding the U.S. federal, state, local and non-U.S. income and other tax considerations of acquiring, holding and disposing of shares of our common stock.

Distributions on Our Common Stock

If we pay distributions on our common stock, these distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a tax-free return of the non-U.S. holder’s investment, up to such holder’s tax basis in the common stock. Any remaining excess will be treated as capital gain, subject to the tax treatment described below in “Gain on Sale, Exchange or Other Disposition of Our Common Stock.”

Dividends paid to a non-U.S. holder generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be provided by an applicable income tax treaty between the U.S. and such holder’s country of residence.

Dividends that are treated as effectively connected with a trade or business conducted by a non-U.S. holder within the United States (and if an applicable income tax treaty so provides, are also attributable to a permanent establishment or a fixed base maintained by such non-U.S. holder in the U.S.) are generally exempt from the 30% withholding tax if the non-U.S. holder satisfies applicable certification and disclosure requirements. However, such U.S. effectively connected income, net of specified deductions and credits, is taxed at the same graduated U.S. federal income tax rates applicable to U.S. persons. Any U.S. effectively connected income received by a non-U.S. holder that is a corporation may also, under certain circumstances, be subject to an additional branch profits tax at a 30% rate or such lower rate as specified by an applicable income tax treaty between the United States and such holder’s country of residence.

A non-U.S. holder of our common stock who claims the benefit of an applicable income tax treaty between the United States and such holder’s country of residence generally will be required to provide a properly executed IRS Form W-8BEN and satisfy applicable certification and other requirements. Non-U.S. holders are urged to consult their tax advisors regarding their entitlement to benefits under a relevant income tax treaty.

A non-U.S. holder that is eligible for a reduced rate of U.S. withholding tax under an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim with the IRS.

Gain on Sale, Exchange or Other Disposition of Our Common Stock

A non-U.S. holder will not be subject to any U.S. federal income tax or withholding tax on any gain realized upon such holder’s sale, exchange or other disposition of shares of our common stock unless:

•	the gain is effectively connected with a U.S. trade or business of the non-U.S. holder (and if an applicable income tax treaty so provides, is also attributable to a permanent establishment or a fixed base maintained by such non-U.S. holder in the U.S.), in which case the gain will be subject to the graduated U.S. federal income tax applicable to U.S. persons and, if the non-U.S. holder is a foreign corporation, the additional branch profits tax described above in “—Distributions on Our Common Stock” may apply;

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met, in which case the non-U.S. holder will be subject to a 30% tax (or a reduced rate under an applicable treaty) on the net gain derived from the disposition, which may be offset by U.S. source capital losses of the non-U.S. holder, if any; or

•

we are or have been, at any time during the five-year period preceding such disposition (or the non-U.S. holder’s holding period if shorter) a “U.S. real property holding corporation” and our common stock has ceased to be regularly traded on an established securities market prior to the beginning of the calendar year in which the disposition occurs. Generally, a corporation is a U.S. real property holding corporation only if the fair market value of its U.S. real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. Although there can be no assurance, we do not believe that we are, or have been, a U.S. real property holding corporation, or that we are likely to become one in the future. Furthermore, no assurance can be provided that our stock will be regularly traded on an established securities market for purposes of the rules described above.

U.S. Federal Estate Tax

Shares of our common stock that are owned or treated as owned by an individual non-U.S. holder at the time of death and certain lifetime transfers of an interest in our common stock made by such individual are considered U.S. situs assets and will be included in the individual’s gross estate for U.S. federal estate tax purposes. Such shares, therefore, may be subject to U.S. federal estate tax, unless an applicable estate tax or other treaty provides otherwise.

Backup Withholding and Information Reporting

We must report annually to the IRS and to each non-U.S. holder the gross amount of the distributions on our common stock paid to such holder and the tax withheld, if any, with respect to such distributions. Non-U.S. holders may have to comply with specific certification procedures to establish that the holder is not a U.S. person in order to avoid backup withholding with respect to dividends on our common stock. The gross amount of dividends paid to a non-U.S. holder that fails to certify its non-U.S. holder’s status in accordance with the applicable U.S. Treasury Regulations generally will be reduced by backup withholding at the applicable rate, currently 28%. Dividends paid to non-U.S. holders subject to the U.S. withholding tax, as described above in “—Distributions on Our Common Stock,” generally will be exempt from U.S. backup withholding.

Information reporting and backup withholding will generally apply to the proceeds of a disposition of our common stock by a non-U.S. holder effected by or through the U.S. office of any foreign broker or any office of a U.S. broker, unless the holder certifies its status as a non-U.S. holder and satisfies certain other requirements, or otherwise establishes an exemption. Generally, information reporting and backup withholding will not apply to a payment of disposition proceeds where the transaction is effected outside the U.S. through a non-U.S. office of a non-U.S. broker. However, for information reporting purposes, certain brokers with substantial U.S. ownership or operations generally will be treated in a manner similar to U.S. brokers. Non-U.S. holders should consult their own tax advisors regarding the application of the information reporting and backup withholding rules to them.

Under the provisions of an applicable income tax treaty or agreement, copies of information returns may be made available to the tax authorities of the country in which the non-U.S. holder resides or is incorporated.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder can be refunded or credited against the non-U.S. holder’s U.S. federal income tax liability, if any, provided that an appropriate claim is timely filed with the IRS.

SHARES ELIGIBLE FOR FUTURE SALE

General

Upon completion of this offering, the                  shares of common stock sold in this offering, or                  shares if the underwriters exercise their over-allotment option in full, will be freely transferable without restriction or further registration under the Securities Act.

In connection with the reorganization merger to be completed before this offering, each share of outstanding Old SAIC common stock will be converted into the right to receive shares of New SAIC class A preferred stock that are convertible into New SAIC common stock on a 1 for 1 basis after certain restriction periods expire. The restriction periods will expire:

•	90 days after the date of this prospectus for shares of series A-1 preferred stock;

•	180 days after the date of this prospectus for shares of series A-2 preferred stock;

•	270 days after the date of this prospectus for shares of series A-3 preferred stock; and

•	360 days after the date of this prospectus for shares of series A-4 preferred stock.

Because the shares of class A preferred stock will be issued pursuant to a registration statement on Form S-4, except for any such shares acquired by an affiliate, which shares will remain subject to the resale limitations of Rule 144 described below, the                  outstanding shares of class A preferred stock will also be freely tradable without restriction under the Securities Act following the expiration of the restriction periods above. The                  shares of class A preferred stock held by our executive officers and directors as of the date of this prospectus will, however, be subject to additional lock-up arrangements described below and will be eligible for resale pursuant to Rule 144 after the expiration of the lock-up agreements.

We have agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated and Bear, Stearns & Co. Inc. on behalf of the underwriters, we will not, during the period ending 180 days after the date of this prospectus, sell or otherwise dispose of any shares of our class A preferred stock or common stock, subject to certain exceptions. See “Underwriters.”

Future sales of substantial amounts of our common stock in the public market, or the perception that such sales may occur, could adversely affect the prevailing market price of our common stock.

Lock-Up Agreements

In connection with this offering, our directors and executive officers who, immediately prior to this offering, own shares of class A preferred stock or options to acquire shares of class A preferred stock will enter into lock-up agreements with the underwriters of this offering. Under these agreements, these directors and officers may not, during the period ending 180 days after the date of this prospectus, directly or indirectly sell or dispose of any common stock or any securities convertible into or exchangeable or exercisable for common stock without the prior written consent of Morgan Stanley & Co. Incorporated and Bear, Stearns & Co. Inc. See “Underwriters.”

Rule 144

Generally, Rule 144 provides that a person (or persons whose shares are required to be aggregated), including our affiliates, who has beneficially owned shares for at least one year may sell, on the open market, in brokers’ transactions, a number of shares that does not exceed the greater of:

•	1% of the then outstanding shares of common stock; and

•	the average weekly trading volume of the common stock on the open market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

In addition to this volume limitation, sales under Rule 144 are also subject to manner-of-sale restrictions, notice requirements and the availability of current public information about us.

Shares properly sold in reliance upon Rule 144 to persons who are not affiliates are freely tradable without restriction after the sale.

Equity Incentive Plans and Employee Stock Purchase Plans

Immediately after this offering, we intend to file a registration statement on Form S-8 under the Securities Act covering      million shares of class A preferred stock and common stock available for issuance under our equity incentive plans and our employee stock purchase plans. Shares registered under that registration statement will (in the case of the equity incentive plans, upon the optionee’s exercise and depending on vesting provisions and Rule 144 volume limitations applicable to our affiliates) be available for resale in the public markets.

UNDERWRITERS

Morgan Stanley & Co. Incorporated and Bear, Stearns & Co. Inc. are acting as joint book-running managers for the offering.

Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this prospectus, the underwriters named below, for whom Morgan Stanley & Co. Incorporated and Bear, Stearns & Co. Inc. are acting as representatives, have severally agreed to purchase, and we have agreed to sell to them, severally, the number of shares indicated below:

Name	Number of Shares

Morgan Stanley & Co. Incorporated
Bear, Stearns & Co. Inc.

Total

The underwriters are offering the shares of common stock subject to their acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of common stock offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of common stock offered by this prospectus if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters’ over-allotment option described below.

The underwriters initially propose to offer part of the shares of common stock directly to the public at the public offering price listed on the cover page of this prospectus and part to certain dealers at a price that represents a concession not in excess of $         a share under the public offering price. After the initial offering of the shares of common stock, the offering price and other selling terms may from time to time be varied by the representatives.

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to an aggregate of                  additional shares of common stock at the public offering price set forth on the cover page of this prospectus, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the shares of common stock offered by this prospectus. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of the additional shares of common stock as the number listed next to the underwriter’s name in the preceding table bears to the total number of shares of common stock listed next to the names of all underwriters in the preceding table. If the underwriters’ over-allotment option is exercised in full, the total price to the public would be $        , the total underwriters’ discounts and commissions would be $         and the total proceeds to us would be $        .

The underwriters have informed us that they do not intend sales to discretionary accounts to exceed five percent of the total number of shares of common stock offered by them.

We and all of our directors and executive officers have agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated and Bear, Stearns & Co. Inc. on behalf of the underwriters, we and they will not, during the period ending 180 days after the date of this prospectus:

•	offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock; or

•	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock.

The restrictions contained in the preceding paragraph shall not apply to shares of common stock sold in this offering, the issuance by us of shares of common stock upon the exercise of an option or warrant, including issuances pursuant to a registration statement on Form S-8, the securities to be exchanged in connection with the reorganization merger or repurchases by us of our outstanding securities. The 180-day restricted period described in the preceding paragraph will be extended if:

•	during the last 17 days of the 180-day restricted period we issue a release regarding earnings or regarding material news or events relating to us; or

•	prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day period,

in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the release or the occurrence of the material news or material event.

After the reorganization merger, our certificate of incorporation will provide that our class A preferred stock may not be transferred or converted into common stock until 90, 180, 270 and 360 days after the date of this prospectus in the case of shares of the series A-1, A-2, A-3 and A-4 preferred stock, respectively.

In order to facilitate the offering of the common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under the over-allotment option. The underwriters can close out a covered short sale by exercising the over-allotment option or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the over-allotment option. The underwriters may also sell shares in excess of the over-allotment option, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. In addition, to stabilize the price of the common stock, the underwriters may bid for, and purchase, shares of common stock in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the common stock in the offering, if the syndicate repurchases previously distributed common stock to cover syndicate short positions or to stabilize the price of the common stock. These activities may raise or maintain the market price of the common stock above independent market levels or prevent or retard a decline in the market price of the common stock. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

A prospectus in electronic format may be made available on the web sites maintained by one or more underwriters. The underwriters may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the joint book-running managers to underwriters that may make Internet distributions on the same basis as other allocations.

We have been approved for listing of our common stock on the New York Stock Exchange under the symbol “SAI.”

From time to time in the ordinary course of their respective businesses, certain of the underwriters and their affiliates have engaged in and may in the future engage in commercial banking or investment banking transactions with us and our affiliates. Morgan Stanley is a lender under our credit facilities.

We and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive, each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Member State it has not made and will not make an offer of shares of common stock to the public in that Member State, except that it may, with effect from and including such date, make an offer of shares of common stock to the public in that Member State:

(a) at any time to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

(b) at any time to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

(c) at any time in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of the above, the expression an “offer of shares of common stock to the public” in relation to any shares of common stock in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares of common stock to be offered so as to enable an investor to decide to purchase or subscribe the shares of common stock, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in that Member State.

Each underwriter has represented and agreed that it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000) in connection with the issue or sale of the of common stock in circumstances in which Section 21(1) of such Act does not apply to us and it has complied and will comply with all applicable provisions of such Act with respect to anything done by it in relation to any shares of common stock in, from or otherwise involving the United Kingdom.

Pricing of the Offering

Prior to this offering, there has been no public market for the shares of our common stock. The initial public offering price will be determined by negotiations between us and the representatives of the underwriters. Among the factors considered in determining the initial public offering price will be our future prospects and those of our industry in general, our sales, earnings and other financial operating information in recent periods, and the price-earnings ratios, price-sales ratios, market prices of securities and certain financial and operating information of companies engaged in activities similar to ours.

LEGAL MATTERS

The validity of the common stock offered hereby will be passed upon for us by Heller Ehrman LLP, San Diego, California. Davis Polk & Wardwell, Menlo Park, California, is representing the underwriters.

EXPERTS

The consolidated financial statements of Science Applications International Corporation as of January 31, 2006 and 2005, and for each of the three years in the period ended January 31, 2006, included in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated balance sheet of SAIC, Inc. as of January 31, 2006, included in this prospectus has been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein, and has been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

Old SAIC files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. After the transaction, New SAIC will file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. Old SAIC’s Securities and Exchange Commission filings are available to the public over the Internet at the Securities and Exchange Commission’s web site at www.sec.gov. You may read and copy any reports, statements or other information that we file with the Securities and Exchange Commission at its Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the Public Reference Room.

We have filed a registration statement on Form S-1 to register with the Securities and Exchange Commission the shares of common stock of SAIC, Inc. offered by this prospectus. This prospectus is part of that registration statement and, as allowed by Securities and Exchange Commission rules, does not include all of the information you can find in the registration statement or the exhibits to the registration statement. You may obtain copies of the Form S-1 (and any amendments to that document) in the manner described above or by writing or telephoning us at the address or telephone number below.

You may request a copy of this information or the materials identified in the preceding paragraphs, at no cost, by writing or telephoning us at the following address or telephone number:

SAIC, Inc.

10260 Campus Point Drive

San Diego, California 92121

Attention: Douglas E. Scott, Esq.

Senior Vice President, General Counsel and Secretary

(858) 826-6000

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

No action is being taken in any jurisdiction outside the United States to permit a public offering of the common stock or possession or distribution of this prospectus in that jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus applicable to that jurisdiction.

I NDEX TO CONSOLIDATED FINANCIAL STATEMENTS

SAIC, Inc.

Science Applications International Corporation

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholder

SAIC, Inc.

We have audited the accompanying consolidated balance sheet of SAIC, Inc. and subsidiary (the “Company”) (a wholly-owned subsidiary of Science Applications International Corporation) as of January 31, 2006. This financial statement is the responsibility of the Company’s management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such consolidated balance sheet presents fairly, in all material respects, the financial position of SAIC, Inc. and subsidiary as of January 31, 2006, in conformity with accounting principles generally accepted in the United States of America.

/s/    DELOITTE & TOUCHE LLP

San Diego, California

April 24, 2006

SAIC, INC.

(a wholly-owned subsidiary of Science Applications International Corporation)

CONSOLIDATED BALANCE SHEET

January 31, 2006
ASSETS
Cash	$1,000

STOCKHOLDER’S EQUITY (Note 2)
Common stock	$1
Preferred stock	—
Additional paid-in capital	999

Total stockholder’s equity	$1,000

See accompanying notes to consolidated balance sheet.

SAIC, INC.

NOTES TO CONSOLIDATED BALANCE SHEET

1. Organization and Purpose—SAIC, Inc. (Company) was incorporated on August 12, 2005 and capitalized on August 18, 2005 as a wholly-owned subsidiary of Science Applications International Corporation. Subject to the approval of the stockholders of Science Applications International Corporation, SAIC Merger Sub, Inc., a wholly-owned subsidiary of the Company, will merge with Science Applications International Corporation, and all of the outstanding common stock of Science Applications International Corporation will be exchanged for Class A preferred stock of the Company.

2. Stockholder’s Equity—On August 18, 2005, the Company was authorized to issue 10,000 shares of $0.01 par value common stock and had issued and outstanding 10,000 shares held by Science Applications International Corporation. On November 18, 2005, the Company restated its certificate of incorporation to (i) increase its authorized common stock to 2,000,000,000 shares, (ii) lower the par value on its common stock from $0.01 to $0.0001, (iii) authorize 1,500,000,000 shares of Class A preferred stock of which 50,000,000 shares are designated Series A-1 preferred stock and none of which are issued and outstanding, 150,000,000 shares are designated Series A-2 preferred stock and none of which are issued and outstanding, 150,000,000 shares are designated Series A-3 preferred stock and none of which are issued and outstanding and 1,150,000,000 shares are designated Series A-4 preferred stock and none of which are issued and outstanding and (iv) authorize 10,000,000 shares of blank-check preferred stock, none of which are issued and outstanding. The Company’s board of directors is expressly authorized to provide for the issuance of all or any of the shares of preferred stock in one or more series and to fix the relative rights, preferences and privileges of each such series.

SAIC, INC.

(a wholly-owned subsidiary of Science Applications International Corporation)

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	April 30, 2006	January 31, 2006
ASSETS
Cash	$1,000	$1,000

STOCKHOLDER’S EQUITY (Note 2)
Common stock	$1	$1

Preferred stock	—	—
Additional paid-in capital	999	999

Total stockholder’s equity	$1,000	$1,000

See accompanying notes to consolidated balance sheets.

SAIC, INC.

NOTES TO CONSOLIDATED BALANCE SHEETS

(Unaudited)

1.    Organization and Purpose – SAIC, Inc. (the “Company”) was incorporated on August 12, 2005 and capitalized on August 18, 2005 as a wholly-owned subsidiary of Science Applications International Corporation. Subject to the approval of the stockholders of Science Applications International Corporation, SAIC Merger Sub, Inc., a wholly-owned subsidiary of the Company, will merge with Science Applications International Corporation, and all of the outstanding common stock of Science Applications International Corporation will be exchanged for Class A preferred stock of the Company.

2.    Stockholder’s Equity – On August 18, 2005, the Company was authorized to issue 10,000 shares of $0.01 par value common stock and had issued and outstanding 10,000 shares held by Science Applications International Corporation. On November 18, 2005, the Company restated its certificate of incorporation to (i) increase its authorized common stock to 2,000,000,000 shares, (ii) lower the par value on its common stock from $0.01 to $0.0001, (iii) authorize 1,500,000,000 shares of Class A preferred stock of which 50,000,000 shares are designated as Series A-1 preferred stock and none of which are issued and outstanding, 150,000,000 shares are designated Series A-2 preferred stock and none of which are issued and outstanding, 150,000,000 shares are designated Series A-3 preferred stock and none of which are issued and outstanding and 1,150,000,000 are designated as Series A-4 preferred stock and none of which are issued and outstanding and (iv) authorize 10,000,000 shares of blank-check preferred stock, none of which are issued and outstanding. The Company’s board of directors is expressly authorized to provide for the issuance of all or any of the shares of preferred stock in one or more series and to fix the relative rights, preferences and privileges of each such series.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders

Science Applications International Corporation

We have audited the accompanying consolidated balance sheets of Science Applications International Corporation and subsidiaries (the “Company”) as of January 31, 2006 and 2005, and the related consolidated statements of income, stockholders’ equity and comprehensive income, and cash flows for each of the three years in the period ended January 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Science Applications International Corporation and subsidiaries as of January 31, 2006 and 2005, and the results of their operations and their cash flows for each of the three years in the period ended January 31, 2006 in conformity with accounting principles generally accepted in the United States of America.

/s/ DELOITTE & TOUCHE LLP

San Diego, California

April 24, 2006

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

	Year Ended January 31
	2006	2005	2004
	(In millions, except per share amounts)
Revenues	$7,792	$7,187	$5,833
Costs and expenses:
Cost of revenues	6,801	6,283	5,053
Selling, general and administrative expenses	494	418	378
Goodwill impairment	—	—	7
Gain on sale of business units, net	—	(2)	—

Operating income	497	488	395
Non-operating income (expense):
Net (loss) gain on marketable securities and other investments, including impairment losses	(15)	(16)	5
Interest income	97	45	49
Interest expense	(89)	(88)	(80)
Other income (expense), net	7	(12)	5
Minority interest in income of consolidated subsidiaries	(13)	(14)	(10)

Income from continuing operations before income taxes	484	403	364
Provision for income taxes	139	131	140

Income from continuing operations	345	272	224
Discontinued operations (Note 18):
Income from discontinued operations of Telcordia before income taxes (including gain on sale of $871 million in 2006)	875	149	146
Gain from discontinued operations of INTESA joint venture before income taxes	—	6	—
Provision for income taxes	293	18	19

Income from discontinued operations	582	137	127

Net income	$927	$409	$351

Earnings per share:
Basic:
Income from continuing operations	$1.98	$1.49	$1.22
Income from discontinued operations	3.35	.74	.68

	$5.33	$2.23	$1.90

Diluted:
Income from continuing operations	$1.92	$1.45	$1.19
Income from discontinued operations	3.23	.73	.67

	$5.15	$2.18	$1.86

Common equivalent shares:
Basic	174	183	185

Diluted	180	188	189

See accompanying notes to consolidated financial statements.

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

CONSOLIDATED BALANCE SHEETS

	January 31
	2006	2005
	(In millions)
ASSETS
Current assets:
Cash and cash equivalents	$1,035	$983
Investments in marketable securities	1,659	1,367
Receivables, net	1,517	1,520
Prepaid expenses and other current assets	192	216
Assets of discontinued operations	—	900

Total current assets	4,403	4,986
Property, plant and equipment, net	356	339
Intangible assets, net	63	50
Goodwill	655	468
Deferred income taxes	66	69
Other assets	112	98

	$5,655	$6,010

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$953	$864
Accrued payroll and employee benefits	468	433
Income taxes payable	14	200
Notes payable and current portion of long-term debt	47	70
Deferred income taxes	9	52
Liabilities of discontinued operations	—	680

Total current liabilities	1,491	2,299
Long-term debt, net of current portion	1,192	1,215
Other long-term liabilities	111	99
Commitments and contingencies (Notes 16 and 19)
Minority interest in consolidated subsidiaries	54	46
Stockholders’ equity:
Common stock (Note 1)	2	2
Additional paid-in capital	2,506	2,278
Retained earnings	415	212
Other stockholders’ equity	(84)	(105)
Accumulated other comprehensive loss	(32)	(36)

Total stockholders’ equity	2,807	2,351

	$5,655	$6,010

See accompanying notes to consolidated financial statements.

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

AND COMPREHENSIVE INCOME

	Common stock		Additional paid-in capital	Retained earnings	Other stock- holders’ equity	Accumulated other comprehensive loss	Comprehensive income
	Shares	Amount
	(In millions)
Balance at February 1, 2003	187	$2	$1,691	$414	$(73)	$(14)
Net income	—	—	—	351	—	—	$351
Other comprehensive loss	—	—	—	—	—	(16)	(16)
Issuances of common stock	15	—	368	—	—	—	—
Repurchases of common stock	(16)	—	(154)	(404)	—	—	—
Income tax benefit from employee stock transactions	—	—	56	—	—	—	—
Stock compensation	—	—	1	—	—	—	—
Unearned stock compensation, net of amortization	—	—	—	—	(19)	—	—

Balance at January 31, 2004	186	2	1,962	361	(92)	(30)	$335

Net income	—	—	—	409	—	—	$409
Other comprehensive loss	—	—	—	—	—	(6)	(6)
Issuances of common stock	15	—	465	—	—	—	—
Repurchases of common stock	(19)	—	(217)	(558)	—	—	—
Income tax benefit from employee stock transactions	—	—	67	—	—	—	—
Stock compensation	—	—	1	—	—	—	—
Unearned stock compensation, net of amortization	—	—	—	—	(13)	—	—

Balance at January 31, 2005	182	2	2,278	212	(105)	(36)	$403

Net income	—	—	—	927	—	—	$927
Other comprehensive income	—	—	—	—	—	4	4
Issuances of common stock	13	—	443	—	—	—	—
Repurchases of common stock	(24)	—	(283)	(724)	—	—	—
Income tax benefit from employee stock transactions	—	—	67	—	—	—	—
Stock compensation	—	—	1	—	—	—	—
Unearned stock compensation, net of amortization	—	—	—	—	21	—	—

Balance at January 31, 2006	171	$2	$2,506	$415	$(84)	$(32)	$931

See accompanying notes to consolidated financial statements.

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended January 31
	2006	2005	2004
	(In millions)
Cash flows from operating activities:
Net income	$927	$409	$351
Income from discontinued operations	(582)	(137)	(127)
Adjustments to reconcile net income to net cash provided by continuing operating activities:
Depreciation and amortization	70	56	37
Stock-based compensation	39	25	17
Impairment losses on marketable securities and other investments	6	20	19
Loss (gain) on sale of marketable securities and other investments	9	(4)	(24)
Loss (gain) on disposal of property, plant and equipment	2	(16)	2
Minority interest in income of consolidated subsidiaries	13	14	10
Other non-cash items	(4)	11	(4)
Goodwill impairment	—	—	7
Increase (decrease) in cash, excluding effects of acquisitions and divestitures, from changes in:
Receivables	51	(221)	(165)
Prepaid expenses and other current assets	39	(1)	(54)
Deferred income taxes	(42)	59	13
Other assets	(19)	3	(1)
Accounts payable and accrued liabilities	54	158	169
Accrued payroll and employee benefits	94	128	127
Income taxes payable	(76)	77	34
Other long-term liabilities	14	7	(37)

Total cash flows provided by operating activities	595	588	374

Cash flows from investing activities:
Expenditures for property, plant and equipment	(54)	(42)	(115)
Acquisitions of business units, net of cash acquired of $4 million, $4 million, and $11 million in 2006, 2005 and 2004 respectively	(212)	(212)	(193)
Payments for businesses acquired in previous years	(14)	(20)	—
Purchases of marketable securities available-for-sale	(7,852)	(6,387)	(10,771)
Proceeds from sales and maturities of marketable securities and other investments	7,561	6,290	10,628
Proceeds from disposal of property, plant and equipment	1	33	—
Investments in affiliates	(2)	(9)	(9)
Other	(11)	2	(8)

Total cash flows used in investing activities	(583)	(345)	(468)

Cash flows from financing activities:
Proceeds from notes payable and issuance of long-term debt	—	27	351
Payments on settlement of treasury lock contracts	—	—	(5)
Payments of notes payable, long-term debt and capital lease obligations	(46)	(24)	(3)
Dividends paid to minority interest stockholders	(4)	(4)	(3)
Sales of common stock	155	130	85
Repurchases of common stock	(818)	(607)	(451)

Total cash flows used in financing activities	(713)	(478)	(26)

Decrease in cash and cash equivalents from continuing operations	(701)	(235)	(120)

Cash flows of discontinued operations (Revised – see Note 1):
Cash (used in) provided by operating activities of discontinued operations	(319)	179	141
Cash provided by (used in) investing activities of discontinued operations	1,072	(60)	(16)

Increase in cash and cash equivalents of discontinued operations	753	119	125

Cash and cash equivalents at beginning of year	983	1,099	1,094

Cash and cash equivalents at end of year	$1,035	$983	$1,099

Supplemental schedule of non-cash investing and financing activities:
Common stock exchanged upon exercise of stock options	$189	$168	$107

Common stock issued for settlement of accrued employee benefits	$71	$98	$82

Capital lease obligations for property, plant and equipment	$—	$—	$9

Fair value of assets acquired in acquisitions	$288	$284	$345
Cash paid in acquisitions, net of cash acquired	(212)	(212)	(193)
Future acquisition payment accrued	(2)	—	—
Issuance of common stock in acquisitions and other consideration of $2 million in 2004	(17)	(4)	(49)

Liabilities assumed in acquisitions	$57	$68	$103

See accompanying notes to consolidated financial statements.

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1—Summary of Significant Accounting Policies:

Consolidation

The consolidated financial statements include the accounts of Science Applications International Corporation and all majority-owned and wholly-owned subsidiaries (collectively referred to as “the Company”). All intercompany transactions and accounts have been eliminated in consolidation. Outside investors’ interests in the majority-owned subsidiaries are reflected as minority interest. Unless otherwise noted, references to years are for fiscal years ended January 31, not calendar years. For example, the fiscal year ended January 31, 2006 is referred to as “2006” in these notes to consolidated financial statements.

Certain wholly-owned subsidiaries have fiscal years ended December 31, and as a result, the financial position and results of operations of these subsidiaries for such periods are included in the Company’s consolidated financial statements for the years ended January 31. There were no intervening events for these subsidiaries from December 31 through January 31 for each of the years presented that would materially affect the consolidated financial position or results of operations.

Investments in affiliates and corporate joint ventures where the Company has an ownership interest representing between 20% and 50%, or over which the Company exercises significant influence, are accounted for under the equity method whereby the Company recognizes its proportionate share of net income or loss and does not consolidate the affiliates’ individual assets and liabilities. Equity investments in affiliates over which the Company does not exercise significant influence and whose securities do not have a readily determinable fair market value as defined in Statement of Financial Accounting Standards (“SFAS”) No. 115, “Accounting for Certain Investments in Debt and Equity Securities,” are carried at cost or adjusted cost net of other-than-temporary impairments.

On September 1, 2005, the Company’s newly formed wholly-owned subsidiary, SAIC, Inc., filed a registration statement on Form S-1 with the Securities and Exchange Commission (“SEC”) for an initial public offering of common stock (“public offering”). In addition, SAIC, Inc. filed a registration statement on Form S-4 with the SEC and the Company delivered to its stockholders a proxy statement/prospectus to obtain stockholder approval of a merger agreement pursuant to which the Company would become a wholly-owned subsidiary of SAIC, Inc. A special meeting of the stockholders that was previously scheduled for December 16, 2005 to vote on the merger was postponed due to developments regarding the firm fixed-price contract with the Greek government as discussed in Note 19. The Company intends to reschedule the special meeting of the stockholders and, subject to stockholder approval of the merger agreement, satisfactory market conditions and other factors, complete the merger and the public offering in the Fall of 2006.

Operating Cycle

The Company’s operating cycle for long-term contracts is typically greater than one year and is measured by the average time intervening between the inception and the completion of those contracts. Contract related assets and liabilities are classified as current assets and current liabilities.

Discontinued Operations

On March 15, 2005, the Company completed the sale of its subsidiary, Telcordia Technologies, Inc. (“Telcordia”). The operating results of Telcordia have been classified as discontinued operations (Note 18) for all periods presented.

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Reclassifications

The Company has reclassified the amounts described below in the accompanying consolidated balance sheets as of January 31, 2005 and in the consolidated statements of income, stockholders’ equity and comprehensive income, and cash flows for 2005 and 2004 to conform to the 2006 presentation.

In the consolidated statements of income for 2005 and 2004, the Company reclassified $54 million and $47 million, respectively, from cost of revenues to selling, general and administrative expenses in order to classify these costs to be consistent with 2006 and its allocation of costs under cost accounting standards for U.S. Government contracts.

In the consolidated balance sheet for 2005, the Company reclassified $43 million of pre-contract costs to prepaid expenses which were previously reported in unbilled receivables.

In the consolidated statements of stockholders’ equity and comprehensive income for 2005 and 2004, the Company reclassified $55 million and $46 million, respectively, from repurchases of common stock to issuances of common stock to reflect shares issued under the Employee Stock Purchase Plan which were previously reported as a reduction to repurchases of common stock because it was part of the net limited market trade activity.

These reclassifications were also reflected in the consolidated statements of cash flows for 2005 and 2004 and did not change previously reported net income or earnings per share.

Cash Flows

In 2006, 2005 and 2004, the Company has separately disclosed the operating and investing portions of the cash flows attributable to its discontinued operations (Note 18), which in prior periods were reported on a combined basis as a single amount.

In 2005 and 2004, the Company increased purchases of marketable securities available-for-sale and proceeds from sales and maturities of marketable securities and other investments by $6 billion and $11 billion, respectively, to reflect purchases, sales and maturities of marketable securities that occur within the Company’s investment portfolios that are managed by third party investment managers (“managed portfolios”). The Company previously did not report the cash outflows and inflows that occurred within the managed portfolios as purchases and sales and maturities, respectively, but rather reported the cash outflows and inflows between the Company and the managed portfolios. This reclassification had no effect on previously reported “total cash flows from investing activities.”

In 2006, 2005 and 2004, the Company reclassified $71 million, $98 million and $82 million, respectively, from stock-based compensation to changes in accrued payroll and employee benefits to reflect issuances of vested stock in those years as settlement of certain bonus and retirement plan amounts expensed during the prior fiscal year. In addition, the Company disclosed these issuances of vested stock in the supplemental schedule of non-cash financing activities. This reclassification had no effect on previously reported total cash flows provided by operating activities.

Use of Estimates

The preparation of financial statements, in conformity with accounting principles generally accepted in the United States of America (“GAAP”), requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingencies at the date of the financial statements as well as the reported amounts of revenues and expenses during the reporting periods. Management evaluates these estimates and assumptions on an on-going basis including those relating to allowances for doubtful accounts, inventories, fair value and impairment of investments, fair value and impairment of intangible assets and goodwill, income taxes, estimated profitability of long-term contracts, pension benefits, contingencies and litigation. Estimates have been prepared on the basis of the most current information and actual results could differ from those estimates.

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Fair Value of Financial Instruments

The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties and is determined based on quoted market prices, if available, or management’s best estimate. It is management’s belief that the carrying amounts shown for the Company’s financial instruments, which include cash equivalents, short-term investments in marketable securities, long-term investments in marketable securities and long-term investments in private equity securities, are reasonable estimates of their related fair values. Cash equivalents and short-term investments in marketable securities are recorded at fair value. The fair value of short-term and long-term investments in marketable securities is based upon quoted market prices. The fair value of long-term investments in private equity securities is estimated using various valuation techniques and factors, such as discounted cash flow models, market prices of comparable companies and recent capital transactions of portfolio companies. The fair value of long-term debt (Note 13) is estimated based on quoted market prices for similar instruments and current rates offered to the Company for similar debt with the same remaining maturities.

Revenue Recognition

The Company’s revenues are primarily from contracts with the U.S. Government, commercial customers, and various international, state and local governments or from subcontracts with other contractors engaged in work with such customers. The Company performs under a variety of contracts, some of which provide for reimbursement of cost plus fees, or target cost and fee with risk sharing, and others which are fixed-price or time-and-materials type contracts. Revenues and fees on these contracts are primarily recognized using the percentage-of-completion method of accounting, most often based on contract costs incurred to date compared with total estimated costs at completion (“cost-to-cost method”). The Company also uses efforts-expended methods of percentage-of-completion (using measures such as labor dollars) for measuring progress towards completion in situations in which this approach is more representative of the progress on the contract than the cost-to-cost method. The efforts-expended method is utilized when there are significant amounts of materials or hardware on a contract for which procurement of materials does not represent significant progress on the contract. Additionally, the Company utilizes the units-of-delivery method under percentage-of-completion on contracts where separate units of output are produced. Under the units-of-delivery method, revenue is recognized when the units are delivered to the customer, providing that all other requirements for revenue recognition have been met. On contracts that provide for incentive or award fees, the Company includes an estimate of the ultimate incentive or award fee to be received on the contract in the estimated contract revenues for purposes of applying the percentage-of-completion method of accounting.

Revenues from services and maintenance contracts are recognized over the term of the respective contracts as the services are performed and revenue is earned. Revenues from unit-priced contracts are recognized as transactions are processed based on objective measures of output. Revenues from the sale of manufactured products are recorded upon passage of title and risk of loss to the customer, which is generally upon delivery, providing that all other requirements for revenue recognition have been met. The Company evaluates its contracts for multiple deliverables and, when appropriate, segments the contract into separate units of accounting for proper revenue recognition.

The Company provides for anticipated losses on contracts by recording an expense during the period in which the losses are first identified. Amounts billed to customers but not yet recognized as revenue under certain types of contracts are deferred. Unbilled receivables are stated at estimated realizable value. Contract costs incurred for U.S. Government contracts, including indirect costs, are subject to audit and adjustment by negotiations between the Company and government representatives. The Company has agreed upon and settled indirect contract costs through 2003. Revenues on U.S. Government contracts have been recorded in amounts that are expected to be realized upon final settlement.

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Pre-contract Costs

Costs incurred on projects accounted for under the percentage-of-completion accounting method can be recognized as pre-contract costs and deferred as an asset (prepaid expenses and other current assets) when the Company has been requested by the customer to begin work under a new contract, or extend or modify work under an existing contract (change order). The Company records pre-contract costs when formal contracts or contract modifications have not yet been executed, and it is probable that the Company will recover the costs through the issuance of a contract or contract modification. When the formal contract or contract modification has been executed, the costs are recorded to the contract and revenue is recognized based on the percentage-of-completion method of accounting.

Contract claims are unanticipated additional costs incurred in excess of the executed contract price that the Company seeks to recover from the customer. Such costs are expensed as incurred. Additional revenue related to contract claims is recognized when the amounts are awarded by the customer.

Cash and Cash Equivalents

Cash equivalents are highly liquid investments purchased with original maturities of three months or less, excluding amounts held in the Company’s managed portfolios. Items qualifying as cash equivalents but held in the Company’s managed portfolios are included in marketable securities on the Company’s consolidated balance sheets. Cash and cash equivalents at January 31, 2006 and 2005 include $1.0 billion and $968 million, respectively, invested in commercial paper and institutional money market funds.

Investments in Marketable and Private Equity Securities

Marketable debt and equity securities are classified as either available-for-sale or held-to-maturity at the time of purchase. Available-for-sale securities are carried at fair value and held-to-maturity debt securities are carried at amortized cost. Unrealized gains and losses on available-for-sale securities are recorded net of related tax effects in accumulated other comprehensive income in stockholders’ equity. Realized gains and losses on the sale of available-for-sale securities are determined using the adjusted cost of the specific securities sold.

At each balance sheet date, management assesses whether an impairment loss on its marketable and private equity securities has occurred due to declines in fair value and other market conditions that may be other-than-temporary. If management determines that a decline in the fair value has occurred and such decline is deemed to be other-than-temporary in nature, an impairment loss is recognized to reduce the security to its estimated fair value (Note 4).

Inventories

Inventories are valued at the lower of cost or market. Cost is determined using the average cost and first-in, first-out methods.

Property, Plant and Equipment

Depreciation of buildings is recognized using the straight-line method over estimated useful lives of ten to forty years while the related improvements are amortized using the straight-line method over the shorter of the lease term or ten years. Depreciation of equipment is recognized using the straight-line method or the declining-balance method over the estimated useful lives of three to ten years.

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Additions to property and equipment together with major renewals and betterments are capitalized. Maintenance, repairs and minor renewals and betterments are expensed as incurred. When assets are sold or otherwise disposed of, the cost and related accumulated depreciation or amortization are removed from the accounts and any resulting gain or loss is recognized.

The Company assesses potential impairments to its long-lived assets when there is evidence that events or changes in circumstances have made recovery of the asset’s carrying value unlikely and the carrying amount of the asset exceeds the estimated future undiscounted cash flows. When the carrying amount of the asset exceeds the estimated future undiscounted cash flows, an impairment loss is recognized to reduce the asset’s carrying amount to its estimated fair value based on the present value of the estimated future cash flows.

Goodwill and Intangible Assets

Goodwill, which represents the excess of the cost of an acquired entity over the net amounts assigned to assets acquired and liabilities assumed, is assessed for impairment at least annually or whenever events or circumstances indicate a condition of impairment may exist. The goodwill impairment test is a two-step process. The first step consists of estimating the fair values of each of the reporting units based on a discounted cash flow model using revenue and profit forecasts and comparing those estimated fair values with the carrying values, which include the allocated goodwill. If the fair value is less than the carrying value, a second step is performed to compute the amount of the impairment by determining an implied fair value of goodwill. The implied fair value of goodwill is the residual fair value derived by deducting the fair value of a reporting unit’s identifiable assets and liabilities from its estimated fair value calculated in step one. The impairment expense represents the excess of the carrying amount of the reporting units’ goodwill over the implied fair value of their goodwill. The Company performs its annual goodwill impairment test each January 31.

Intangible assets with finite lives are amortized using a method that best reflects how their economic benefits are utilized or, if a pattern of economic benefits cannot be reliably determined, on a straight-line basis over their useful lives of one to twelve years. Intangible assets with indefinite lives are not amortized but are assessed for impairment on an annual basis. Intangible assets, amortized or not, are also evaluated for impairment whenever events or changes in circumstances indicate that the carrying value may not be recoverable.

Income Taxes

Income taxes are provided utilizing the liability method. The liability method requires the recognition of deferred tax assets and liabilities, on an annual basis, for the expected future tax consequences of temporary differences between the carrying amounts and tax bases of assets and liabilities (Note 12). Under the liability method, changes in tax rates and laws are reflected in income in the period such changes are enacted.

The provisions for federal, state, foreign and local income taxes are calculated on income before income taxes based on current tax law and include the cumulative effect of any changes in tax rates from those used previously in determining deferred tax assets and liabilities. Such provisions differ from the amounts currently payable because certain items of income and expense are recognized in different time periods for financial reporting purposes than for income tax purposes.

Stock-Based Compensation

The Company has a number of stock-based employee compensation plans, including stock options, stock purchase and restricted stock plans, which are described in Notes 10 and 15. The Company accounts for stock-based employee compensation using the intrinsic value method for each period presented under the recognition

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

and measurement principles of Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations. Under the intrinsic value method, no compensation expense is reflected in net income for options granted to employees, as all options granted under those plans had an exercise price equal to the fair market value of the underlying common stock on the date of grant, and no compensation expense is recognized for the employee stock purchase plan because it is a non-compensatory plan. The Company accounts for stock options granted to non-employees using the fair value method under SFAS No. 123, “Accounting for Stock-Based Compensation.”

The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of SFAS No. 123 to the employee stock options and employee stock purchase plan:

	Year Ended January 31
	2006	2005	2004
	(In millions, except per share amounts)
Net income, as reported	$927	$409	$351
Pro forma stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effect	(16)	(31)	(36)

Pro forma net income	$911	$378	$315

Earnings per share:
Basic—as reported	$5.33	$2.23	$1.90

Basic—pro forma	$5.24	$2.07	$1.70

Diluted—as reported	$5.15	$2.18	$1.86

Diluted—pro forma	$5.06	$2.01	$1.67

The pro forma compensation costs were determined using weighted-average per share fair values of options granted in 2006, 2005 and 2004 of $8.70, $5.20 and $4.12, respectively. The fair value for options granted prior to September 1, 2005 was estimated at the date of grant using the Black-Scholes option pricing model with the following assumptions for 2006, 2005 and 2004: no dividend yield, no volatility, risk-free interest rates ranging from 2.5% to 4.4% and expected lives of five years. The fair value of options granted after September 1, 2005 was calculated using the same assumptions for 2006 except a peer-weighted volatility rate of 33% and estimated useful life of 3.9 years was applied. In 2006, the pro forma stock-based employee compensation expense was reduced by $10 million, net of related tax effect, representing the effects of unvested stock options that were forfeited by employees of Telcordia as a result of the sale of Telcordia.

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Prior to September 1, 2005, the Company met the definition of a non-public company for the purposes of applying the provisions of SFAS No. 123 and, therefore, assumed no volatility in its fair value calculations. Effective with the filing of a registration statement by SAIC, Inc. with the SEC on September 1, 2005, the Company met the definition of a public company under SFAS No. 123 and, accordingly, has included a volatility estimate based on the estimated stock volatility of the Company’s peers in valuing awards granted after September 1, 2005.

SFAS No. 123(R), “Share-Based Payment,” which is a revision of SFAS No. 123 and supersedes APB Opinion No. 25 was adopted by the Company effective February 1, 2006. Pursuant to SFAS No. 123(R),

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

restatement of earlier periods is not permitted and there will be no carryover expense on the unvested portion of awards granted prior to September 1, 2005. There will be carryover expense to be recognized in the Company’s consolidated financial statements primarily over the next four years of $11 million associated with awards granted between September 1, 2005 and January 31, 2006. Because the Company applied the minimum value method (which assumes no volatility in estimating fair value) to awards granted prior to September 1, 2005, the amount of expense to be recognized in the consolidated financial statements following adoption of SFAS No. 123(R) will be significantly greater than the historical amounts presented in the pro forma table above. In addition, the Company’s employee stock purchase plan (“ESPP”) will be compensatory under SFAS No. 123(R), requiring the 15% discount on employee stock purchases made under the plan to be recognized as compensation expense (Note 10) beginning in 2007. The amount of compensation expense in 2007 is dependent upon the number of awards to be granted and ESPP participation levels. Since February 1, 2006, the Company awarded stock options with an estimated fair value of $49 million, (based on the same assumptions used above) net of estimated forfeitures, that will be recognized in the Company’s consolidated financial statements ratably over the next four years. Substantially all of these stock options were granted in conjunction with the annual fiscal year bonus compensation awards. Of the total options granted in 2006, 2005 and 2004, 75%, 75% and 67%, respectively, of the options were granted in conjunction with the annual fiscal year bonus compensation awards. If the Company had adopted SFAS No. 123(R) in 2006, it would have also recognized expense of $9 million for the discount on ESPP shares.

Common Stock and Earnings Per Share

The Company is authorized to issue 1 billion shares of Class A common stock, par value $.01 and 5 million shares of Class B common stock, par value $.05. As of January 31, 2006 and 2005, 167,379,000 shares and 177,369,000 shares of Class A common stock, respectively, and 206,000 shares and 217,000 shares of Class B common stock, respectively, were issued and outstanding. Pursuant to the Company’s Certificate of Incorporation, no additional shares of Class B common stock may be issued. Each share of Class B common stock is convertible into 20 shares of Class A common stock. Class A common stock and Class B common stock are collectively referred to as common stock in the consolidated financial statements and notes to consolidated financial statements and are shown assuming that the Class B common stock was converted into Class A common stock. The Class A common stock and Class B common stock have identical rights with respect to voting, dividends, liquidation and other rights except that the Class B common stock has 20 votes per share and shall receive 20 times the per share dividend declared and paid on the Class A common stock, and 20 times the assets and funds distributed upon liquidation as the Class A common stock. Pursuant to the Company’s Certificate of Incorporation, the Class A common stock is subject to certain restrictions, including the Company’s right to repurchase shares held by a stockholder upon termination of the stockholder’s affiliation with the Company, the Company’s right of first refusal with respect to sales of Class A common stock by a stockholder other than in the Company’s limited market and certain other restrictions on transfer of Class A common stock. The shares of Class B common stock are generally subject to similar contractual restrictions. Repurchases of the Company’s common stock reduce the amount of retained earnings in the stockholders’ equity section of the Company’s consolidated balance sheets. Shares of common stock are retired upon repurchase.

Although there has never been a general public market for the Company’s common stock, the Company has maintained a limited market through its wholly-owned broker-dealer subsidiary, Bull, Inc. Determinations of the price of the common stock are made by the board of directors pursuant to a valuation process that includes valuation input from an independent appraiser and a stock price formula. The board of directors believes that the valuation process results in a value which represents a fair market value for the Class A common stock within a broad range of financial criteria. The board of directors reserves the right to alter the formula and valuation process.

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

If the stockholders’ approve the merger and the Company completes the public offering, each share of the Company’s Class A common stock would be converted into the right to receive two shares of SAIC, Inc. Class A preferred stock, and subject to the exercise of appraisal rights, each share of the Company’s Class B common stock would be converted into the right to receive 40 shares of SAIC, Inc. Class A preferred stock. If the merger is completed, the new common stock of SAIC, Inc. would have the same economic rights as the new Class A preferred stock but would be entitled to one vote per share while the new Class A preferred stock would be entitled to 10 votes per share. After the merger, SAIC, Inc. expects to offer its shares of common stock to the public. As a publicly traded company, SAIC, Inc. would have no right of first refusal on transfers of the new Class A preferred stock or the new common stock and no right to repurchase those shares upon termination of affiliation of an employee, director or consultant.

In conjunction with the proposed public offering, the board of directors expects to declare a special dividend that will be paid to the holders of the Company’s common stock as of a record date that will be set by the board of directors. Payment would be conditioned upon completion of the public offering and it is anticipated that the dividend would be paid within 25 days after the completion of the public offering.

Basic earnings per share (“EPS”) is computed by dividing income available to common stockholders by the weighted average number of shares of common stock outstanding. Shares of common stock granted to officers and employees of the Company are included in the computation of weighted average shares outstanding only after the shares become fully vested. Diluted EPS is computed similar to basic EPS, except the weighted average number of shares of common stock outstanding is increased to include the effect of dilutive common stock equivalents, which is comprised of stock options and other stock awards granted under stock-based compensation plans that were outstanding during the periods.

A reconciliation of the weighted average number of shares outstanding used to compute basic and diluted EPS is as follows:

	Year Ended January 31
	2006	2005	2004
	(In millions)
Basic weighted average shares	174	183	185
Add: Dilutive common stock equivalents
Stock options	4	5	3
Restricted stock awards	2	—	1

Diluted weighted average shares	180	188	189

There were no adjustments to income from continuing operations and income from discontinued operations in calculating basic and diluted EPS for the years ended January 31, 2006, 2005 and 2004.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash equivalents, accounts receivable, short-term investments in marketable securities, and foreign currency forward exchange contracts.

The Company invests its available cash principally in U.S. Government and agency securities, corporate obligations, asset-backed and mortgage-backed securities, municipal debt and commercial paper and has established guidelines relative to diversification and maturities in an effort to maintain safety and liquidity. These guidelines are periodically reviewed and modified to take advantage of trends in yields and interest rates.

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Although credit risk is limited, the Company’s receivables are concentrated with its principal customers which are the various agencies of the U.S. Government and commercial customers engaged in work for the U.S. Government.

Foreign Currency

Financial statements of consolidated international subsidiaries, for which the functional currency is the local currency, are translated into U.S. dollars using the exchange rate at each balance sheet date for assets and liabilities and a weighted average exchange rate for revenues, expenses, gains and losses. Translation adjustments are recorded as accumulated other comprehensive income (loss) in stockholders’ equity. Transaction gains and losses are recognized as incurred.

Note 2—Business Segment Information:

The Company provides scientific, engineering, systems integration and technical services and solutions to all branches of the U.S. military, agencies of the U.S. Department of Defense, the intelligence community, the U.S. Department of Homeland Security and other U.S. Government civil agencies, as well as to selected commercial markets. The Company also designs and develops high-technology products. These products include customized and standard hardware and software, such as automatic equipment identification technology, sensors and nondestructive imaging and security instruments. Product revenues represented 2% of consolidated revenues in 2006, 2005 and 2004.

The Company defines its reportable segments using the management approach, which is based on the way the chief operating decision maker (“CODM”) manages the operations within the Company for the allocation of resources, decision making and performance assessment.

Using the management approach, the Company has three reportable segments: Government, Commercial, and Corporate and Other. The Company’s operating business units are aggregated into the Government or Commercial segments, depending on the nature of the customers, the contractual requirements and the regulatory environment governing the business unit’s services. The Corporate and Other segment includes the operations of the Company’s broker-dealer subsidiary, Bull, Inc., and its internal real estate management subsidiary, Campus Point Realty Corporation, and various corporate activities, including elimination of intersegment revenues. In addition, in certain circumstances, for management purposes as determined by the CODM, certain revenue and expense items related to operating business units are excluded from the evaluation of a business unit’s operating performance and are reflected in the Corporate and Other segment.

Business units in the Government segment provide technical services and products through contractual arrangements as either a prime contractor or subcontractor to other contractors, primarily for departments and agencies of the U.S. Government. Operations in the Government segment are subject to specific regulatory accounting and contracting guidelines such as Cost Accounting Standards (“CAS”) and Federal Acquisition Regulations. Business units in the Commercial segment provide technical services and products primarily to customers in commercial markets and their operations are generally not subject to specific regulatory accounting or contracting guidelines.

The internal measure of operating income before income taxes (“segment operating income”) excludes losses on impaired intangible assets, non-recurring gains or losses on sales of business units, subsidiary common stock and similar items, and includes equity in the income or loss of unconsolidated affiliates and the minority interest in income or loss of consolidated subsidiaries. The accounting policies of the reportable segments are the

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

same as those described in Note 1. Certain corporate expenses are reflected in segment operating income based on agreed-upon allocations to the segments or as required by CAS. Corporate expense variances to these allocations are retained in the Corporate and Other segment. Elimination of intersegment revenues is also reflected in the Corporate and Other segment. Sales between segments were $3 million, $45 million and $25 million in 2006, 2005 and 2004, respectively, and were recorded at cost. Asset information by segment is not a key measure of performance used by the CODM. The Company also monitors capital expenditures by the business units. Interest income, interest expense and provision for income taxes, as reported in the consolidated financial statements, are not part of segment operating income and are primarily recorded at the corporate level.

The Company formed SAIC Venture Capital Corporation to manage its investments in publicly traded and private technology companies. The Company may also spin off technologies that are considered non-strategic but may bring future value from an investment perspective. These activities are of an investment nature and are not reported to the CODM as part of the core operating segments of the Company and, therefore, are shown as “Investment activities” in the reconciliation of total reportable segment operating income to operating income in the accompanying consolidated statements of income.

Effective February 1, 2005, the Company no longer allocated an internal interest expense or income (“Cost of Capital”). Segment information for 2005 and 2004 has been revised to reflect the elimination of Cost of Capital.

The following table summarizes segment information:

	Year Ended January 31
	2006	2005	2004
	(In millions)
Revenues:
Government	$7,289	$6,738	$5,426
Commercial	533	521	419
Corporate and Other	(30)	(72)	(12)

Total reportable segment revenues	$7,792	$7,187	$5,833

Segment operating income (loss):
Government	$499	$516	$442
Commercial	37	40	28
Corporate and Other	(45)	(86)	(69)

Total reportable segment operating income	$491	$470	$401

Capital expenditures:
Government	$35	$36	$18
Commercial	5	3	2
Corporate and Other	14	3	95

Total reportable segment and consolidated capital expenditures	$54	$42	$115

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

The following table is a summary of depreciation and amortization included in the calculation of reportable segment operating income:

	Year Ended January 31
	2006	2005	2004
	(In millions)
Depreciation and amortization:
Government	$55	$40	$25
Commercial	5	6	4
Corporate and Other	10	10	8

Total reportable segment and consolidated depreciation and amortization	$70	$56	$37

The following table reconciles total reportable segment operating income to the Company’s consolidated operating income:

	Year Ended January 31
	2006	2005	2004
	(In millions)
Total reportable segment operating income:	$491	$470	$401
Investment activities	(2)	(3)	(4)
Equity in (income) loss of unconsolidated affiliates	(5)	5	(5)
Goodwill impairment	—	—	(7)
Gain on sale of business units, net	—	2	—
Minority interest in income of consolidated subsidiaries	13	14	10

Total consolidated operating income	$497	$488	$395

The following tables summarize revenues and long-lived assets, which includes property, plant and equipment, intangible assets, goodwill, deferred taxes and other assets, by geographic location of the entity that is performing the services:

	Year Ended January 31
	2006	2005	2004
	(In millions)
Revenues:
United States	$7,564	$6,980	$5,683
United Kingdom	169	161	137
Canada and all other international	59	46	13

Total consolidated revenues	$7,792	$7,187	$5,833

	January 31
	2006	2005
	(In millions)
Long-lived assets:
United States	$1,197	$970
United Kingdom	27	26
Canada and all other international	28	28

Total consolidated long-lived assets	$1,252	$1,024

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

In 2006, 2005 and 2004, 89%, 86% and 85%, respectively, of the Company’s consolidated revenues were attributable to prime contracts with the U.S. Government or to subcontracts with other contractors engaged in work for the U.S. Government and are reflected in the Government segment revenues. As a percentage of consolidated revenues, customers comprising 10% or more of consolidated revenues were as follows:

	Year Ended January 31
	2006	2005	2004
U.S. Army	16%	13%	13%
U.S. Navy	14%	13%	12%
U.S. Air Force	10%	11%	11%

Note 3—Composition of Certain Financial Statement Captions:

	January 31
	2006	2005
	(In millions)
Prepaid expenses and other current assets:
Prepaid expenses	$46	$51
Inventories	60	57
Pre-contract costs (Note 1)	34	43
Income taxes receivable	3	22
Other	49	43

	$192	$216

Property, plant and equipment, at cost:
Computers and other equipment	$213	$191
Buildings and improvements	220	220
Leasehold improvements	81	61
Office furniture and fixtures	43	39
Land	48	45

	605	556
Less accumulated depreciation and amortization	249	217

	$356	$339

Other assets:
Equity method investments (Note 6)	$23	$20
Cost method investments	38	47
Other	51	31

	$112	$98

Accounts payable and accrued liabilities:
Accounts payable	$388	$298
Other accrued liabilities	395	417
Collections in excess of revenues on uncompleted contracts	170	149

	$953	$864

Accrued payroll and employee benefits:
Salaries, bonuses and amounts withheld from employees’ compensation	$273	$249
Accrued vacation	181	163
Accrued contributions to employee benefit plans	14	21

	$468	$433

Other long-term liabilities:
Accrued pension liabilities	$24	$19
Deferred compensation	44	44
Other	43	36

	$111	$99

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Note 4—Short-term and Long-term Investments in Marketable Securities:

The aggregate cost basis and market value of short-term and long-term available-for-sale investments by major security type were as follows:

	January 31
	2006		2005
	Cost basis	Market value	Cost basis	Market value
	(In millions)
Short-term investments:
U.S. Government and agency securities	$139	$139	$289	$287
Corporate obligations	890	890	449	448
Municipal debt	488	488	358	358
Asset-backed and mortgage-backed securities	—	—	258	257
Other	142	142	17	17

Total short-term investments	1,659	1,659	1,371	1,367
Long-term corporate obligations and equity securities	5	5	4	4

	$1,664	$1,664	$1,375	$1,371

At January 31, 2006, aggregate gross unrealized gains and losses were not material.

At January 31, 2006, $1,659 million of investments in debt securities have effective maturities less than one year. Subsequent to January 31, 2006, the Company liquidated all of its short-term investments in marketable securities.

The net (loss) gain on marketable securities and other investments, including impairment losses consisted of the following:

	Year Ended January 31
	2006	2005	2004
	(In millions)
Impairment losses	$(6)	$(20)	$(19)
Gross realized gains on sale of marketable securities	1	2	22
Gross realized losses on sale of marketable securities	(9)	(4)	(2)
Net (loss) gain on sale of other investments	(1)	6	4

	$(15)	$(16)	$5

The impairment losses in 2006, 2005 and 2004 were due to declines in fair value of the Company’s private equity securities that were deemed to be other-than-temporary. The carrying value of the Company’s private equity securities as of January 31, 2006 was $38 million.

The gross realized losses on the sale of marketable securities in 2006 were primarily due to the liquidation of fixed rate securities prior to their stated maturity date to achieve greater liquidity for the Company. The market value of the securities had been negatively impacted by rising interest rates.

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

In 2004, the primary component of the gross realized gains on marketable securities was a gain before income taxes of $17 million from the sale of the Company’s investment in publicly-traded equity securities of Tellium, Inc. The remainder of the aggregate gain was related to sales of certain other investments.

Note 5—Receivables, Net:

Receivables consisted of the following:

	January 31
	2006	2005
	(In millions)
Billed less allowance for doubtful accounts of $6 million and $2 million at January 31, 2006 and 2005, respectively	$1,083	$1,145
Unbilled	411	355
Contract retentions	23	20

	$1,517	$1,520

Unbilled receivables consists of costs and fees billable on contract completion or other specified events, the majority of which is expected to be billed and collected within one year. Contract retentions are billed when the Company has negotiated final indirect rates with the U.S. Government and, once billed, are subject to audit and approval by outside third parties. Consequently, the timing of collection of retention balances is outside the Company’s control. Based on the Company’s historical experience, the majority of the retention balance is expected to be collected beyond one year.

Note 6—Acquisitions and Investments in Affiliates:

The Company completed acquisitions of certain business assets and companies in 2006, 2005 and 2004, which individually and in the aggregate were not considered material business combinations in the year acquired. In some cases, the Company acquired all of the issued and outstanding common stock of certain companies while in other cases, the Company acquired certain specific assets and liabilities. All of these acquisitions have been accounted for under the purchase method of accounting and the operations of the companies acquired have been included in the accompanying consolidated financial statements from their respective dates of acquisition. The aggregate purchase price was allocated to the assets acquired and liabilities assumed based upon their estimated fair values. The excess of the purchase price over the fair value of tangible and identifiable intangible assets acquired has been recorded as goodwill.

In 2006, the Company completed four acquisitions for an aggregate purchase price of $234 million, which consisted of $216 million in cash, 390,000 shares of the Company’s common stock that had a fair value of $17 million on the date of issuance and future acquisition payments of $1 million payable once certain conditions have been met. The preliminary purchase price allocations resulted in identifiable intangible assets of $35 million (amortizable over a weighted average life of five years) and goodwill of $186 million, $32 million of which is tax deductible. The Company has not yet obtained all the information required to complete the purchase price allocations related to three of these acquisitions. The final purchase price allocations will be completed once the information identified by the Company has been received, which should not be longer than one year from the dates of acquisition.

In 2005, the Company completed four acquisitions for an aggregate purchase price of $236 million, which consisted of $227 million in cash, 107,000 shares of the Company’s common stock that had a fair value of $4 million on the date of issuance and future acquisition payments of $5 million, all of which has been paid. The

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

final purchase price allocation resulted in identifiable intangible assets of $44 million (amortizable over a weighted average life of nine years) and goodwill of $157 million, $33 million of which is tax deductible.

In 2004, the Company completed ten acquisitions for an aggregate purchase price of $289 million, which consisted of $204 million in cash, 1.4 million shares of the Company’s common stock that had a fair value of $47 million on the dates of issuance, other consideration of $2 million and future acquisition payments of $36 million. The final purchase price allocation resulted in identifiable intangible assets of $41 million (amortizable over a weighted average life of three years) and goodwill of $215 million, $57 million of which is tax deductible. Potential contingent payments related to these acquisitions were $11 million, all of which have been paid or settled as of January 31, 2006.

At January 31, 2006, the Company had 11 equity investments, accounted for under the equity method with the Company’s direct ownership ranging from 14% to 50%. The Company recognized revenues of $15 million in 2006 and $12 million in 2005 and 2004 from these related parties. The carrying value of the Company’s equity method investments was $23 million and $20 million at January 31, 2006 and 2005, respectively, which includes the excess of the Company’s equity investments over its equity in the underlying net assets of $4 million in 2006 and 2005. During 2005, the Company recorded an impairment loss of $9 million on its investment in a 50% owned joint venture, Data Systems and Solutions, LLC (“DS&S”). The impairment loss was primarily due to a significant business downturn at DS&S caused by a loss of business and an ongoing government investigation and is reflected in “Other (expense) income” in the consolidated statements of income. The Company sold its interest in DS&S in March 2006 as described in Note 19.

Note 7—Goodwill and Intangible Assets:

The changes in the carrying amount of goodwill by segment were as follows:

	Government	Commercial	Total
	(In millions)
Goodwill at February 1, 2004	$277	$24	$301
Acquisitions	155	—	155
Foreign currency translation	—	1	1
Adjustments	11	—	11

Goodwill at January 31, 2005	443	25	468
Acquisitions	186	—	186
Foreign currency translation	—	(1)	(1)
Adjustments	2	—	2

Goodwill at January 31, 2006	$631	$24	$655

Goodwill adjustments in 2006 and 2005 were a result of finalization of purchase price allocations related to prior year acquisitions.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Intangible assets consisted of the following:

	January 31
	2006			2005
	Gross		Net	Gross		Net
	carrying	Accumulated	carrying	carrying	Accumulated	carrying
	value	amortization	value	value	amortization	value
	(In millions)
Amortizable assets:
Customer contracts	$48	$24	$24	$31	$11	$20
Non-compete agreements	25	20	5	32	13	19
Software and technology	33	5	28	5	—	5
Other	6	2	4	7	1	6

Total amortizable intangible assets	112	51	61	75	25	50
Non-amortizable intangible assets:
Tradenames	2	—	2	—	—	—

Total intangible assets	$114	$51	$63	$75	$25	$50

Customer contracts and non-compete agreements with a gross carrying value of $3 million became fully amortized at January 31, 2005 and, therefore, are no longer reflected in the gross carrying value after that date. In addition, intangible assets arising from acquisitions made prior to February 1, 2005 increased by $7 million due to the finalization of purchase price allocations. Of this $7 million increase, $5 million represents amortizable intangible assets and $2 million represents indefinite-life intangible assets. Amortization expense related to amortizable intangible assets was $29 million, $20 million and $6 million for 2006, 2005 and 2004, respectively.

Based on the intangible assets as of January 31, 2006, the estimated annual amortization expense related to amortizable intangible assets is as follows:

Year Ending January 31	(In millions)
2007	$24
2008	13
2009	10
2010	6
2011	3
Thereafter	5

$61

Actual amortization expense in future periods could differ from these estimates as a result of acquisitions, divestitures, impairments and other factors. In 2006 and 2005, impairment losses on intangible assets were not material. In 2004, the Company did not recognize any impairment losses on intangible assets.

Note 8—Derivative Instruments:

The Company is exposed to certain market risks which are inherent in certain transactions entered into during the normal course of business. They include sales contracts denominated in foreign currencies, investments in equity securities and exposure to changing interest rates. The Company has a risk management policy in place which is used to assess and manage cash flow and fair value exposures. The policy permits the use of derivative instruments with certain restrictions and appropriate authorization. The Company presently uses derivative instruments to manage exposures to foreign currency and interest rate risks and uses natural hedges to

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

minimize exposure for net investments in foreign subsidiaries. The Company does not hold derivative instruments for trading or speculative purposes.

Interest Rate Risk

The Company entered into interest rate swap agreements in February 2004 (“2004 swap agreements”) to convert the fixed interest payments on its $100 million 6.75% notes (Note 13) to a variable rate, based on a rolling six-month LIBOR plus a margin. The interest rate swap agreements were entered into to better balance the fixed and variable rate long-term debt obligations. These swap agreements are designated as fair value hedges of changes in the notes’ fair value and were fully effective in offsetting the change in fair value of the underlying notes. The fair value of the 2004 swap agreements at January 31, 2006 was a liability of $3 million, of which $1 million and $2 million are reflected in other accrued liabilities and other long-term liabilities, respectively.

In 2004, the Company modified its prior plan for financing the $91 million purchase of land and buildings under two operating leases and issued $300 million of fixed rate debt (Note 13). In anticipation of this debt issuance, the Company entered into interest rate lock agreements to lock in the effective borrowing rate on portions of the anticipated debt financing. Due to declines in interest rates from the dates of entering into the treasury lock contracts to the date of the debt issuance, the Company was required to pay $5 million to settle the treasury lock contracts upon the debt issuance. This loss of $5 million before income taxes is being amortized to interest expense over the term of the related debt. The treasury lock contracts were designated as cash flow hedges that were fully effective, therefore, the net of tax loss of $3 million was recorded as a component of accumulated other comprehensive loss in stockholders’ equity.

The Company entered into four forward starting interest rate swap agreements in January 2002 (“2002 swap agreements”) pursuant to its previous plan to use five-year variable interest rate mortgage to finance the purchase of the land and buildings noted above. The mortgage financing would have required payments to a third party lender based on a variable interest rate. Under the terms of the 2002 swap agreements, the Company would either pay to or receive from the swap agreements’ counterparty an amount which would effectively have made the net cash outflow a fixed amount. The 2002 swap agreements were designated as cash flow hedges and were fully effective through May 29, 2003 with cumulative net of tax losses of $9 million recorded as a component of accumulated other comprehensive loss in stockholders’ equity. As of May 29, 2003, the 2002 swap agreements were no longer designated in a cash flow hedging relationship and, therefore, all future changes in fair value will be recorded directly into income through August 2008, the expiration date of the swap agreements. The cumulative loss before income taxes of $14 million on the 2002 swap agreements through May 29, 2003 is being amortized as additional interest expense over the contemplated five-year mortgage term that would have ended in August 2008.

In conjunction with the modified financing plan which resulted in the issuance of fixed rate debt in June 2003, on May 29, 2003, the Company entered into additional interest rate swap agreements (“2003 swap agreements”) to offset the effects of the 2002 swap agreements. The net change in the fair values of the 2002 and 2003 swap agreements since May 29, 2003 was not material and was recorded as additional interest expense. At January 31, 2006, the combined fair value of the 2003 and 2002 swap agreements was $7 million, of which $3 million and $4 million are reflected in other accrued liabilities and other long-term liabilities, respectively.

Foreign Currency Risk

Although the majority of the Company’s transactions are in U.S. dollars, some transactions are denominated in foreign currencies. The Company’s objective in managing its exposure to foreign currency rate fluctuations is

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

to mitigate adverse fluctuations in earnings and cash flows associated with foreign currency exchange rate fluctuations. The Company currently manages cash flow exposure of receivables, payables and anticipated transactions through the use of natural hedges and foreign currency forward exchange contracts. Foreign currency forward exchange contracts are contracts requiring the Company to exchange a stated quantity of foreign currency for a fixed amount of a second currency, typically U.S. dollars. At January 31, 2006, currencies hedged were the U.S. dollar and British pound. The Company has designated certain of its foreign currency forward exchange contracts as cash flow hedges of transactions primarily related to sales contracts and receivables forecasted to occur by July 2006. The effective portion of the change in the fair value of these derivatives is recorded in comprehensive income and recognized in the income statement when the related hedged item affects earnings. Contracts designated as cash flow hedges were fully effective in 2006, 2005 and 2004 and net of tax gains and losses recorded as a component of accumulated other comprehensive income in stockholders’ equity were not material.

Note 9—Revolving Credit Facilities:

The Company has two revolving credit facilities (“credit facilities”) totaling $750 million with a group of financial institutions that provide for (i) a five-year revolving credit facility of up to $500 million, which allows borrowings until July 2007 and (ii) a five-year revolving credit facility of up to $250 million, which allows borrowings until July 2009. Borrowings under the credit facilities are unsecured and bear interest at a rate determined, at the Company’s option, based on either LIBOR plus a margin or a defined base rate. The Company pays a facility fee on the total commitment amount and a fee if utilization exceeds 50% of the total commitment amount. During 2006, 2005 and 2004, the Company did not borrow under either of its credit facilities.

The Company has a firm fixed-price contract with the Greek government with bonding requirements, approximately $109 million of which have been met through the issuance of standby letters of credit under the $500 million five-year revolving credit facility. The standby letters of credit reduce the amount available for borrowings under the $500 million five-year revolving credit facility. The Company pays fees for the standby letters of credit issued under the $500 million five-year revolving credit facility, but the outstanding standby letters of credit are not considered borrowings and the Company does not incur related interest costs. The terms of the standby letters of credit require them to remain outstanding until the customer has formally accepted the system pursuant to the contract. The Company is in dispute with the customer on this contract as discussed in Note 19. The Company does not expect to issue any additional standby letters of credit for this contract under the $500 million five-year revolving credit facility.

As of January 31, 2006, the entire amount under the $250 million five-year revolving credit facility was available and $391 million of the $500 million five-year revolving credit facility was available. These credit facilities contain customary affirmative and negative covenants. The financial covenants contained in the credit facilities require the Company to maintain a trailing four quarter interest coverage ratio of not less than 3.5 to 1.0 and a ratio of consolidated funded debt to a trailing four quarter earnings before interest, taxes, depreciation and amortization of not more than 3.0 to 1.0. These covenants also restrict certain of the Company’s activities, including, among other things, the Company’s ability to create liens, dispose of assets, merge or consolidate with other entities, and create guaranty obligations. If the Company completes the public offering and related events described in Note 1, the Company would need to obtain consents under these revolving credit facilities prior to the merger and payment of a special dividend. The credit facilities also contain customary events of default, including, among others, defaults based on certain bankruptcy and insolvency events; nonpayment; cross-defaults to other debt; breach of specified covenants; change of control, and material inaccuracy of representations and warranties. As of January 31, 2006, the Company was in compliance with all the financial covenants under the credit facilities.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Note 10—Employee Benefit Plans:

Effective January 1, 2006, the Company merged the Employee Stock Retirement Plan (“ESRP”) into the 401(k) Profit Sharing Plan (“401(k)”) to create a combined plan renamed the SAIC Retirement Plan (“SRP”). The SRP is both a 401(k) plan and an employee stock ownership plan (“ESOP”). Any shares of Company common stock that were held in the 401(k) and ESRP are now held within the ESOP portion of the SRP. The SRP allows eligible participants to defer a portion of their income through payroll deductions. Employee deferrals are fully vested and are not taxable to the participant until distributed from the SRP following termination, retirement, permanent disability or death and may be matched by the Company. Employees are eligible to immediately participate in the SRP and receive the Company matching contribution upon their employment with the Company. The Company’s matching contribution is a 50% match for each dollar an employee contributes to the 401(k), up to 6% of the employee’s eligible compensation. In addition, the Company may also provide profit sharing contributions in cash and Company common stock. These contributions are based upon amounts determined annually by the board of directors and are allocated to participants’ accounts based on their annual eligible compensation. The Company recognizes the fair value of the Company’s common stock in the year of contribution as compensation expense. Employees must meet a one-year eligibility period to qualify for any profit sharing contributions made by the Company. Participants’ interests in the Company’s matching and profit sharing contributions vest 20% per year in the first through fifth year of service. Participants also become fully vested upon reaching age 59 1/2, permanent disability or death. The Company’s contributions, including the matching contributions, expensed under the ESRP, 401(k) and SRP were $121 million, $95 million and $103 million for 2006, 2005 and 2004, respectively.

Any participant who leaves the Company, whether by retirement or otherwise, is no longer required to divest their Company common stock holdings that have been retained more than five years in the SRP and, based on the eligibility requirements, may be able to elect to receive either cash or shares of Company common stock as a distribution from their SRP stock account. Shares of Company common stock distributed from the SRP bear a limited put right that, if exercised, would require the Company to repurchase all or a portion of the shares at their then current fair value during two specified 60-day periods following distribution. If the shares are not put to the Company during the specified periods, the shares no longer bear a put right, and the Company will not be required to repurchase the shares. If the initial public offering is completed (Note 1), the limited put right feature on existing shares will expire and new shares distributed from the SRP will no longer be eligible for a put right. At January 31, 2006, the SRP held 67 million shares of common stock with a fair value of $2.9 billion and there were 5 million shares distributed from the SRP with a limited put right that remained outstanding with a fair value of $202 million. On March 2, 2006, the second period available to exercise the put right expired and 3 million shares with a fair value of $123 million remained outstanding.

The Company has a principal bonus compensation plan, which provides for bonuses to reward outstanding performance. Bonuses are awarded in the form of cash, fully vested or vesting shares of the Company’s common stock. The board of directors or its committee administering the bonus compensation plan may at any time amend, suspend, or terminate the plan. Awards of vesting shares of the Company’s common stock vest at the rate of 20%, 20%, 20% and 40% after one, two, three and four years, respectively. Except as otherwise provided in the award agreement, outstanding bonus awards become fully vested upon the occurrence of a change in control of the Company. The fair market value of these vesting shares awarded is recorded as unearned compensation, which is included in stockholders’ equity and amortized over the vesting period. The amounts expensed under this plan were $118 million, $121 million and $106 million in 2006, 2005 and 2004, respectively.

The Company has a Stock Compensation Plan (“SCP”) and Management Stock Compensation Plan (“MSCP”), together referred to as the Stock Compensation Plans. The board of directors may at any time amend or terminate the Stock Compensation Plans. The Stock Compensation Plans provide for awards in share units to eligible employees. Benefits from these plans are payable in shares of the Company’s common stock that are

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

held in trust to fund benefit payments to participants. Participants’ interests in these share units vest on a seven year schedule at the rate of one-third at the end of each of the fifth, sixth and seventh years following the date of the award. In 2006, the board of directors amended the vesting period for new awards under the Stock Compensation Plans. New awards issued on or after January 1, 2006 vest 100% after four years and participants are no longer allowed to elect their distribution option. SCP participants receive a lump sum distribution of their awards in shares of Company common stock once they become vested while the MSCP participants receive a distribution of their awards in shares of Company common stock following termination or retirement. Upon a change in control of the Company, participant accounts will become fully vested and will be immediately distributed. The fair value of shares awarded under these plans is recorded as unearned compensation which is included in stockholders’ equity and amortized over the vesting period. The amounts expensed under these plans were $6 million, $7 million and $6 million in 2006, 2005 and 2004, respectively.

The Company has an Employee Stock Purchase Plan (“ESPP”) which allows eligible employees to purchase shares of the Company’s common stock at a discount of 15% of the fair market value. The ESPP terminates on July 31, 2007, unless terminated earlier by the board of directors. The Company has not recognized any expense under this plan because it is a non-compensatory plan. Effective February 1, 2006, in accordance with SFAS No. 123(R), the ESPP became compensatory, requiring that 15% discount be recognized as compensation expense. The pro forma effect on net income and earnings per share of the discount is presented in Note 1. At January 31, 2006, 8 million shares of the Company’s common stock were reserved for issuance under the ESPP.

The Company maintains two deferred compensation plans for the benefit of key executives and directors and allows eligible participants to elect to defer all or a portion of their annual bonus compensation. The Company makes no contributions under the Keystaff Deferral Plan (“KDP”) but does credit participant accounts for deferred compensation amounts and interest earned. Interest is accrued based on the Moody’s Seasoned Corporate Bond Rate (5.59% in 2006). Deferred balances will generally be paid upon termination. Under the Key Executive Stock Deferral Plan (“KESDP”), eligible participants may elect to defer all or a portion of their annual bonus compensation in share units. The Company makes no contributions to the accounts of KESDP participants. Benefits from the KESDP are payable in shares of the Company’s common stock that are held in a trust for the benefit of KESDP participants. Deferred balances will generally be paid upon retirement or termination.

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Note 11—Pension Plan:

The following tables set forth the funded status and amounts recognized in the consolidated balance sheets for the Company’s foreign defined benefit pension plan for certain employees in the United Kingdom. The plan has a January 31 measurement date.

	Year Ended January 31
	2006	2005
	(In millions)
Change in benefit obligation:
Benefit obligation at beginning of year	$95	$76
Service cost	3	3
Interest cost	5	4
Plan participants’ contributions	1	1
Actuarial loss	16	8
Benefits paid	(1)	(1)
Foreign currency translation	(6)	4

Benefit obligation at end of year	$113	$95

Change in plan assets:
Fair value of plan assets at beginning of year	$63	$53
Actual gain on plan assets	13	5
Company contributions	3	3
Plan participants’ contributions	1	1
Benefits paid	(1)	(1)
Foreign currency translation	(4)	2

Fair value of plan assets at end of year	$75	$63

Funded status at end of year	$(38)	$(32)
Unrecognized net actuarial loss	42	38

Net prepaid benefit cost	$4	$6

Amounts recognized in the consolidated balance sheets consist of:
Accrued benefit cost	$(24)	$(19)
Accumulated other comprehensive income (pre-tax)	28	25

Net prepaid benefit cost	$4	$6

The accumulated benefit obligation for the defined benefit pension plan was $100 million and $82 million at January 31, 2006 and 2005, respectively. The fair value of the pension assets was less than the accumulated benefit obligation at January 31, 2006 and 2005. As a result, a minimum pension liability adjustment, net of tax, of $3 million, $3 million, and $4 million was included in other comprehensive income in 2006, 2005 and 2004, respectively.

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Amounts for the defined benefit pension plan with an accumulated benefit obligation in excess of plan assets were as follows:

	January 31
	2006	2005
	(In millions)
Projected benefit obligation	$113	$95
Accumulated benefit obligation	$100	$82
Fair value of plan assets	$75	$63

The components of net periodic benefit cost to the Company of this plan were as follows:

	Year Ended January 31
	2006	2005	2004
	(In millions)
Components of net periodic benefit cost:
Service cost	$3	$3	$2
Interest cost	5	4	3
Expected return on plan assets	(5)	(4)	(3)
Amortization of actuarial loss	2	1	2

Net periodic benefit cost	$5	$4	$4

Actuarial Assumptions

The weighted-average assumptions used in determining the benefit obligations and the net periodic benefit cost of pension were as follows:

	January 31
	2006	2005
Assumptions used to determine benefit obligations at the plan’s measurement date:
Discount rate	4.7%	5.3%
Rate of compensation increase	3.6%	3.6%

	Year Ended January 31
	2006	2005
Assumptions used to determine net periodic benefit cost:
Discount rate	5.3%	5.5%
Expected return on plan assets	7.6%	8.0%
Rate of compensation increase	3.6%	3.5%

The long-term rate of return assumption represents the expected average earnings on funds invested or to be invested by the plan. This return is determined in consultation with investment advisors and is based on a variety of factors including long-term historical market returns for the various asset classes in the plans and review of peer data. A weighting of these asset class returns, based on the anticipated long-term allocation of the asset classes in the plans, is performed to determine an overall average expected long-term rate of return.

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Plan Assets

As of the measurement date, pension plan assets were allocated as follows:

	January 31
	2006	2005
International equity securities	71%	75%
Debt securities	21	19
Real estate and cash	8	6

	100%	100%

The Company’s overall investment strategy for all pension plan assets is to utilize a total return investment approach whereby a mix of equity securities, fixed income, real estate and cash investments are used to maximize the long-term return of plan assets for a prudent level of risk. Risk tolerance is established through consideration of plan demographics, plan liabilities, plan funded status and overall corporate financial condition. The investment portfolio contains a diversified blend of international equity securities, fixed income securities, and real estate investments. Target asset allocation as prescribed by the investment strategy is substantially similar to actual allocation at measurement date.

Cash Flows

During 2007, the Company expects to contribute approximately $6 million to the defined benefit pension plan. Estimated annual benefit payments, which reflect expected future service, as appropriate, are expected to be $1 million for each of the years in 2007 to 2011. Total estimated benefit payments for 2012 through 2016 are expected to be $11 million.

Other

The Company also makes contributions to a defined benefit pension plan for employees working on one U.S. Government contract. As part of the contractual agreement, the customer reimburses the Company for contributions made to the plan as allowable under cost accounting standards. If the Company were to cease to be the contractor as a result of a recompetition process, this defined benefit pension plan and related plan assets and liabilities would transfer to the new contractor. Any excess ERISA required contributions that were made by the Company and not currently reimbursed under the contract would be settled at contract termination by the new contractor. The Company currently has a receivable for $2 million representing excess contributions made under ERISA but not currently reimbursed under the contract because it exceeds the allowable amount under CAS.

In addition, certain employees at AMSEC LLC, a consolidated joint venture, continue to participate in a defined benefit pension and a retiree medical and life insurance plan sponsored by the other joint venture participant. AMSEC LLC recorded expense of $1 million in 2006, 2005 and 2004 for payments made to the other joint venture partner for the cost of the benefits these plans provide.

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Note 12—Income Taxes:

Income from continuing operations before income taxes included the following:

	Year Ended January 31
	2006	2005	2004
	(In millions)
United States	$469	$386	$354
Foreign	15	17	10

	$484	$403	$364

The provision for income taxes included the following:

	Year Ended January 31
	2006	2005	2004
	(In millions)
Current:
Federal	$169	$83	$95
State	(9)	(18)	19
Foreign	10	8	4
Deferred:
Federal	(21)	54	19
State	(9)	4	3
Foreign	(1)	—	—

	$139	$131	$140

Deferred income taxes are provided for differences in the basis of assets and liabilities for financial reporting purposes and tax reporting purposes. Deferred tax assets (liabilities) are comprised of the following:

	January 31
	2006	2005
	(In millions)
Accrued vacation pay	$52	$44
Investments	25	19
Deferred compensation	29	29
Vesting stock bonuses	18	18
State taxes	4	6
Accrued liabilities	—	5
Unrealized net losses on marketable securities	—	2

Total deferred tax assets	128	123

Employee benefit contributions	(7)	(9)
Deferred revenue	(38)	(84)
Depreciation and amortization	(1)	(1)
Other	(22)	(10)

Total deferred tax liabilities	(68)	(104)

Net deferred tax assets, before valuation allowance	60	19
Valuation allowance	(3)	(2)

Net deferred tax assets	$57	$17

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

A reconciliation of the provision for income taxes to the amount computed by applying the statutory federal income tax rate (35%) to income from continuing operations before income taxes follows:

	Year Ended January 31
	2006	2005	2004
	(In millions)
Amount computed at statutory rate	$170	$141	$127
State income taxes, net of federal tax benefit	19	9	14
Change in accruals for tax contingencies	(50)	(19)	(1)
Non-deductible items	4	1	1
Non-taxable interest income	(4)	(1)	(1)

	$139	$131	$140

Effective income tax rate	28.7%	32.5%	38.4%

The lower effective tax rate for 2006 was primarily due to the reversal of $50 million in tax accruals for tax contingencies as a result of settlements of federal and state audits and audit issues in amounts different than the recorded accruals for tax contingencies, as well as the expiration of statutes on open tax years.

Income taxes paid in 2006, 2005 and 2004 were $590 million, $34 million and $79 million, respectively, and in 2006, included income tax payments of approximately $280 million related to the sale of Telcordia (Note 18).

At January 31, 2006, the Company had approximately $50 million of federal net operating loss carry forwards. The Company anticipates that it will fully utilize these carry forwards before they begin to expire in the year 2025.

The Company is subject to routine compliance reviews by the Internal Revenue Service (“IRS”), which is currently auditing 2002 to 2004, and other taxing jurisdictions on various tax matters, including challenges to various positions the Company has taken. The Company has recorded liabilities for tax contingencies for open years based upon its best estimate of the taxes ultimately to be paid. As of January 31, 2006, the income taxes payable balance included $113 million for tax contingencies. The income taxes payable at January 31, 2006 also includes deposits made with various tax authorities for anticipated tax payments due on prior tax periods. While the Company believes it has adequate accruals for tax contingencies, there is no assurance that the tax authorities will not assert that the Company owes taxes in excess of its accruals, or that there will not be accruals in excess of the final settlement amounts agreed to by the tax authorities.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Note 13—Notes Payable and Long-Term Debt:

Notes payable and long-term debt consisted of the following:

	January 31
	2006	2005
	(In millions)
5.5% notes due 2033	$296	$296
6.25% notes due 2012	548	548
7.125% notes due 2032	248	248
6.75% notes due 2008	94	95
3-year note due 2006	17	30
Other notes payable	36	68

	1,239	1,285
Less current portion	47	70

	$1,192	$1,215

In 2004, the Company completed an offering of $300 million of senior unsecured notes (“5.5% notes”). The 5.5% notes are due on July 1, 2033 with interest payable on a semi-annual basis beginning January 1, 2004. The note discounts, issuance costs and the loss on the treasury lock contracts (Note 8) are amortized to interest expense, using the effective interest method, which results in an effective interest rate of 5.8%. The fair value of the 5.5% notes was less than the carrying value by $19 million at January 31, 2006.

In 2003, the Company issued $550 million of 6.25% senior unsecured notes (“6.25% notes”) and $250 million of 7.125% senior unsecured notes (“7.125% notes”). The 6.25% notes and the 7.125% notes are due on July 1, 2012 and July 1, 2032, respectively, with interest payable semi-annually beginning January 1, 2003. The note discounts, issuance costs and the loss on the treasury lock contracts (Note 8) are amortized to interest expense, which results in an effective interest rate of 6.5% for the 6.25% notes and 7.43% for the 7.125% notes. The fair value of the 6.25% notes and 7.125% notes exceeded the carrying value by $20 million and $38 million, respectively, at January 31, 2006.

In 1998, the Company issued $100 million of 6.75% senior unsecured notes with a nominal discount (“6.75% notes”) which are due February 1, 2008 with interest payable semi-annually beginning August 1, 1998. The 6.75% notes have an effective interest rate of 8.3%, due principally to the amortization of a loss on a forward treasury lock agreement, the discount on issuance of the notes and underwriting fees associated with the offering. The fair value of the 6.75% notes exceeded the carrying value by $9 million at January 31, 2006. In 2005, the Company entered into interest rate swaps related to this debt as described in Note 8.

The Company is subject to certain restrictions on the notes described above, such as limitations on liens and sale and leaseback transactions. As of January 31, 2006, the Company was in compliance with these restrictions.

In conjunction with the acquisition of a business, in 2004, the Company’s 55% owned joint venture, AMSEC LLC, entered into a 3-year term note for $45 million (“3-year note”) maturing December 1, 2006. The 3-year note is secured by certain assets of the joint venture. Principal is paid quarterly and interest is paid monthly. The interest rate is adjusted monthly based on 30-day LIBOR plus 85 basis points and was 5.24% at January 31, 2006.

The Company has various other notes payable with interest rates from 2.9% to 6.0% that are due on various dates through 2016.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Maturities of notes payable and long-term debt are as follows:

Year Ending January 31	(In millions)
2007	$47
2008	1
2009	101
2010	1
2011	1
2012 and after	1,103

Total principal payments	1,254
Less unamortized discount	15

$1,239

Note 14—Comprehensive Income and Accumulated Other Comprehensive Loss:

Comprehensive income consists of net income and other comprehensive income (loss). Other comprehensive income (loss) represents certain components of revenues, expenses, gains and losses that are included in comprehensive income but are excluded from net income. These amounts are recorded directly as an adjustment to stockholders’ equity, net of tax, and were as follows:

	Year Ended January 31
	2006	2005	2004
	(In millions)
Other comprehensive income (loss):
Foreign currency translation adjustments	$(2)	$2	$2
Deferred taxes	1	—	(1)

Net foreign currency translation adjustments	(1)	2	1

Unrealized (loss) gain on marketable securities	(3)	(10)	7
Reclassification of net realized loss (gain)	8	2	(19)
Deferred taxes	(1)	2	5

Net unrealized gain (loss) on marketable securities	4	(6)	(7)

Unrealized loss on derivative instruments	—	—	(12)
Reclassification of net realized loss on derivative instruments	3	4	2
Deferred taxes	(1)	(1)	4

Net unrealized gain (loss) on derivatives	2	3	(6)

Minimum pension liability adjustments, net of tax	(1)	(5)	(4)

	$4	$(6)	$(16)

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

The components of accumulated other comprehensive loss were as follows:

	January 31
	2006	2005
	(In millions)
Foreign currency translation adjustments	$(1)	$—
Unrealized net loss on derivative instruments	(11)	(13)
Unrealized net loss on marketable securities	—	(4)
Minimum pension liability adjustments	(20)	(19)

	$(32)	$(36)

As of January 31, 2006, $2 million of the unrealized net loss on derivative instruments is expected to be recognized as expense within the next 12 months.

Note 15—Common Stock and Options:

The Company has options outstanding under the 1999 Stock Incentive Plan. The 1999 Stock Incentive Plan provides the Company and its affiliates’ employees, directors and consultants the opportunity to receive stock options, stock appreciation rights, vested stock awards, restricted stock awards, restricted stock units, performance awards, and other similar types of stock awards. The plan also provides that, except as provided in an award agreement, outstanding awards will become fully vested upon the occurrence of a change in control of the Company. Options are granted with exercise prices equal to the fair market value at the date of grant and for terms not greater than ten years. Options outstanding at January 31, 2006 were granted with terms of five years. Options granted under these plans generally become exercisable 20%, 20%, 20%, and 40% after one, two, three and four years, respectively.

A summary of changes in outstanding options under the plans during the three years ended January 31, 2006, were as follows:

	Shares of common stock under options	Weighted average exercise price	Shares of common stock exercisable under options
	(In millions)		(In millions)
February 1, 2003	44	$25.54	15
Options granted	10	$29.14
Options canceled	(3)	$28.60
Options exercised	(9)	$15.26

January 31, 2004	42	$28.50	15
Options granted	7	$36.68
Options canceled	(2)	$30.38
Options exercised	(10)	$23.20

January 31, 2005	37	$31.44	14
Options granted	6	$41.10
Options canceled	(6)	$32.00
Options exercised	(9)	$29.48

January 31, 2006	28	$34.27	9

As of January 31, 2006, 53 million shares of common stock were reserved for issuance upon exercise of options which are outstanding or which may be granted.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

A summary of options outstanding as of January 31, 2006 was as follows:

Range of exercise prices	Options outstanding	Weighted average exercise price	Weighted average remaining contractual life	Options exercisable	Weighted average exercise price	Weighted average remaining contractual life
	(In millions)		(In years)	(In millions)		(In years)
$28.31 to $29.02	7	$28.65	2.1	2	$28.64	2.1
$30.20 to $31.79	4	$31.00	1.0	3	$30.92	.6
$32.27 to $32.95	5	$32.90	1.1	3	$32.86	1.1
$33.06 to $36.52	5	$36.33	3.1	1	$36.02	2.9
$37.31 to $40.55	6	$40.10	4.1	—	—	—
$41.80 to $43.39	1	$43.10	4.7	—	—	—

	28			9

The Company has restricted stock awards in the form of vesting shares outstanding under the 1999 Stock Incentive Plan, the bonus compensation plan and the Stock Compensation Plans (Note 10). The Company granted 1 million shares of vesting stock in 2006 and 2 million shares in 2005 and 2004. The weighted average grant date fair values were $41.04, $36.91 and $29.57 for 2006, 2005 and 2004, respectively.

Note 16—Leases:

The Company occupies most of its facilities under operating leases. Most of the leases require the Company to pay maintenance and operating expenses such as taxes, insurance and utilities and also contain renewal options extending the leases from one to twenty years. Certain of the leases contain purchase options and provisions for periodic rate escalations to reflect cost-of-living increases. Certain equipment, primarily computer-related, is leased under short-term or cancelable operating leases. Rental expense for facilities and equipment was $126 million, $109 million and $107 million in 2006, 2005 and 2004, respectively, which is net of sublease income of $7 million, $6 million and $5 million in 2006, 2005 and 2004, respectively.

In 2004, the Company was awarded a contract with the Greek Government (Note 19) that requires the Company to lease certain equipment under an operating lease from a subcontractor for ten years. The lease term commences as soon as the development and integration of the system under contract is completed and accepted by the customer. The terms of the customer contract and lease agreement provide that if the customer defaults on its payments to the Company to cover the future lease payments, then the Company is not required to make the lease payments to the subcontractor. Consequently, the maximum contingent lease liability of $91 million at January 31, 2006 is not reflected in the future minimum lease commitments table below and such amount has not been recorded in the consolidated financial statements.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Minimum lease commitments, primarily for facilities under non-cancelable operating leases in effect at January 31, 2006 are as follows:

Year Ending January 31	Operating lease commitment	Sublease income
	(In millions)
2007	$103	$8
2008	66	6
2009	47	4
2010	31	2
2011	16	—
2012 and after	37	—

	$300	$20

As of January 31, 2006, the Company had capital lease obligations of $4 million that are payable over the next four years.

Note 17—Supplementary Income Statement and Cash Flow Information:

Depreciation and amortization expense for property, plant and equipment and assets acquired under capital leases was $41 million, $36 million and $30 million in 2006, 2005 and 2004, respectively.

Independent research and development costs of $27 million, $25 million and $19 million in 2006, 2005 and 2004, respectively, were included in selling, general and administrative expenses.

Interest paid amounted to $81 million, $87 million and $73 million in 2006, 2005 and 2004, respectively.

Note 18—Discontinued Operations:

Telcordia

On March 15, 2005, the Company completed the sale of Telcordia to TTI Holding Corporation (“Buyer”), an affiliate of Warburg Pincus LLC and Providence Equity Partners Inc. The initial sale price of $1.35 billion was subject to a working capital adjustment, reduction for the net proceeds from a sale leaseback transaction of certain Telcordia-owned real estate between Telcordia and an unrelated third party in conjunction with the closing of the sale of Telcordia, and other adjustments as agreed upon between the Buyer and the Company. During 2006, the Company finalized the closing balance sheet and working capital adjustments with the Buyer, resolved certain sales tax matters and recorded a gain on sale before income taxes of $871 million.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

During 2006, the adjusted cash proceeds from the sale, including proceeds from the sale leaseback transaction that was entered into in connection with the sale of Telcordia and after tax gain on sale were as follows:

(In millions)
Initial sale price	$1,350
Less: Working capital adjustments	(244)
Direct and incremental selling costs	(34)

Proceeds received from sale of Telcordia and real estate	1,072
Less: Accrued liabilities for other purchase price adjustments per the definitive stock purchase agreements and related amendments	(2)

Adjusted sales price for Telcordia business and real estate	1,070
Less:
Net book basis of assets and liabilities, including cash of $7 million	(199)

Gain on sale before income taxes	871
Provision for income taxes	325

Gain on sale, net of income taxes	$546

The Company is entitled to receive additional amounts as contingent sales price, including all of the net proceeds from any judgment or settlement of the litigation Telcordia initiated against Telkom South Africa and 50% of the net proceeds Telcordia receives in connection with the prosecution of certain patent rights of Telcordia as described in Note 19. In addition to customary indemnifications to the Buyer, the Company has indemnified the Buyer for all income tax obligations on and through the date of close and has indemnified the Buyer against any loss Telcordia may incur as a result of an adverse judgment in the Telkom South Africa litigation. While the Company believes it has adequate accruals for these contingencies, the ultimate resolution of these matters could differ from the amounts accrued. The impact of these future contingent payments or contingent purchase price proceeds as well as changes in estimates for these items, if any, will continue to be reflected as discontinued operations in the period in which they arise.

As a result of the sale of Telcordia, the Company’s common stock is no longer an investment choice in the Telcordia 401(k) Plan. As of January 31, 2006, the Telcordia 401(k) Plan held 3.5 million shares of the Company’s common stock, which had a fair value of $156 million. The Company no longer has a right of repurchase under the terms of its Restated Certificate of Incorporation with respect to the shares of the Company’s common stock held by the Telcordia 401(k) Plan or any other contractual right to repurchase these shares. However, the Company agreed with Telcordia to provide an opportunity for the Telcordia 401(k) Plan to sell shares of the Company’s Class A common stock in any trade in which its retirement plans have such an opportunity prior to completion of the public offering. Further, the Company agreed that if the public offering is completed, the Telcordia 401(k) Plan will have the same opportunity to sell shares of Class A preferred stock of SAIC, Inc. as other stockholders generally, but will not have the opportunity to sell such shares in any additional opportunities provided to the Company’s retirement plans that are not otherwise provided to other stockholders generally.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

The operating results of Telcordia have been classified as discontinued operations for all periods presented. Telcordia’s results of operations had previously been reported as the Non-Regulated Telecommunications segment in 2004. A summary of Telcordia’s operating results is as follows:

	Year Ended January 31
	2006	2005	2004
	(In millions)
Revenue	$89	$874	$887
Cost and expenses:
Cost of revenues	57	489	484
Selling, general and administrative expenses, including depreciation and amortization of $30 million and $44 million in 2005 and 2004, respectively	28	235	258
Other (expense) income, net	—	(1)	1

Income before income taxes	4	149	146
(Benefit) provision for income taxes	(32)	16	19

Income from discontinued operations	$36	$133	$127

In 2006, Telcordia’s operating results reflect the period prior to the sale of February 1, 2005 through March 14, 2005. In addition, during 2006, after the sale of Telcordia, an income tax benefit of $32 million related to Telcordia’s discontinued operations was recorded to reflect the resolution of certain tax contingencies of Telcordia that related to its operations prior to the sale.

INTESA Joint Venture

In 2003, the Company’s foreign joint venture, INTESA, ceased operations and was classified as discontinued operations. As described in Note 19, in 2005, the Company received a $6 million settlement related to an insurance claim. This claim is considered a recovery of prior losses that were recorded as part of the discontinued operations and, therefore, has been recorded as a gain from discontinued operations of $4 million, net of income tax expense of $2 million. INTESA and the Company are involved in various legal proceedings relating to INTESA as described in Note 19.

Note 19—Commitments and Contingencies:

Letters of Credit and Surety Bonds

The Company has outstanding letters of credit aggregating $266 million at January 31, 2006, principally related to guarantees on contracts with domestic commercial and foreign government customers. Of the total outstanding letters of credit, $234 million was related to the firm fixed-price contract with the Greek government described below, $109 million of which was issued under the Company’s five year revolving credit facility (Note 9). The Company also has outstanding surety bonds aggregating $78 million, principally related to performance and payment type bonds.

Telkom South Africa

The Company’s former Telcordia subsidiary instituted arbitration proceedings before the International Chamber of Commerce (“ICC”) against Telkom South Africa in March 2001 as a result of a contract dispute. Telcordia is seeking to recover damages of approximately $130 million, plus interest at a rate of 15.5%. Telkom South Africa counterclaimed, seeking substantial damages from Telcordia, including repayment of approximately $97 million previously paid to Telcordia under the contract and the excess costs of reprocuring a

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

replacement system, estimated by Telkom South Africa to be $234 million. On September 27, 2002, Telcordia prevailed in the initial phase of the arbitration. The arbitrator found that Telkom South Africa repudiated the contract and dismissed Telkom South Africa’s counterclaims against Telcordia. The damages to be recovered by Telcordia were to be determined in a second phase of the arbitration. Telkom South Africa successfully challenged the arbitrator’s partial award in the Company’s favor in the South African trial court and the Company has appealed this decision to the South African Supreme Court. In a separate proceeding, the Company unsuccessfully attempted to have its partial arbitration award confirmed by the U.S. District Court (New Jersey). The Company has appealed the ruling of U.S. District Court (New Jersey) to the U.S. Court of Appeals for the Third Circuit. Oral arguments were held on January 13, 2006 and the parties are awaiting the decision.

On March 15, 2005, the Company sold Telcordia to an affiliate of Warburg Pincus LLC and Providence Equity Partners Inc. (Note 18). Pursuant to the definitive stock purchase agreement relating to the sale, the Company is entitled to receive all of the net proceeds from any judgment or settlement with Telkom South Africa, and, if this dispute is settled or decided adversely against Telcordia, the Company is obligated to indemnify the buyer of Telcordia against any loss that may result from such an outcome.

Due to the complex nature of the legal and factual issues involved in the dispute and the uncertainty of litigation in general, the outcome of the arbitration and the related court actions are not presently determinable, however, an adverse resolution could materially harm the Company’s business, consolidated financial position, results of operations and cash flows. The Company does not have any assets or liabilities recorded related to this contract and the related legal proceedings as of January 31, 2006 and 2005. The Company does not believe a material loss is probable based on the procedural standing of the case and its understanding of applicable laws and facts.

Firm Fixed-Price Contract with the Greek Government

Original Contract. In May 2003, the Company entered into a euro-denominated firm-fixed-price contract with the Hellenic Republic of Greece (the “Customer”), as represented by the Ministry of Defense, to provide a C4I (Command, Control, Communications, Coordination and Integration) System (the “System”), to support the 2004 Athens Summer Olympic Games (the “Olympics”), and to serve as the security system for the Customer’s public order departments following completion of the Olympics. The System is comprised of 29 subsystems, organized into three major functional areas: the Command Decision Support System (“CDSS”), the Communication and Information System and the Command Center Systems. A significant amount of effort on this contract has been and will be performed by subcontractors to the Company. Under the contract, the System was to be completed, tested, and accepted by September 1, 2004, at a price of approximately $199 million. To date, the Company has received advance payments totaling approximately $147 million. The contract also requires the Company to provide five years of System support and maintenance for approximately $11 million and ten years of TETRA radio network services for approximately $102 million. Under the terms of the contract, the Company’s obligation to provide the System support and maintenance and TETRA radio network services only begins upon System acceptance, which has not yet occurred. The contract contains an unpriced option for an additional five years of TETRA network services.

The Memorandum. On July 7, 2004, shortly before the start of the Olympics, the Company entered into an agreement (the “Memorandum”) with the Hellenic Republic, as represented by the Committee for Planning and Monitoring the Olympic Security Command Centers, pursuant to which the parties recognized and agreed that: (1) delivery and acceptance of the System had not been completed by the scheduled date; (2) the System would be delivered for use at the Olympics in its then-current state, which included certain omissions and deviations attributable to both parties; (3) a new process for testing and acceptance of the System would be instituted, with final acceptance to occur no later than October 1, 2004; (4) the Customer would proceed with the necessary

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

actions for the completion of a contract modification as soon as possible; and (5) the Company would receive a milestone payment of approximately $23 million immediately upon the execution of the contract modification.

Delivery of System, Testing and Negotiations. The Customer took delivery of the System for use and operation during the Olympics, and continues to use significant portions of the System. The System has not been accepted by the Customer under the terms of the Greek contract, and the contract modification anticipated under the Memorandum has not been obtained. In November 2004, the Company delivered a revised version of the CDSS portion of the System to the Customer. Beginning in December 2004 and continuing through April 2005, the Customer performed subsystems acceptance testing on each of the subsystems comprising the System based on test procedures that had not been mutually agreed upon by the parties. The Customer identified numerous omissions and deviations in its test reports. The Company believes that certain of these omissions and deviations are valid, while others are not. From December 2004 through April 2005, the Company engaged in negotiations with the Customer concerning a modification to the contract to resolve the disputes. On April 28, 2005, the Customer formally notified the Company that the System delivered had significant deviations and omissions from the contractual requirements and may not be accepted.

Under the terms of the contract and the Memorandum between the parties, the Company submitted various proposals to the Customer to remedy these omissions and deviations. The most significant of these proposals includes a redevelopment of CDSS using an alternative technical approach, and a redesigned port security system. The first proposal for an alternative CDSS technical approach was submitted in June 2005. On November 25, 2005, the Customer notified the Company that its technical advisors declined to recommend either the acceptance or rejection of the Company’s remediation plan for an alternative CDSS. On December 5, 2005, the Company sent a letter advising the Customer that unless an agreement is reached with respect to the alternative CDSS approach, the Company intends to initiate the dispute process contained in the Greek contract, which includes binding arbitration as its final step. On December 13, 2005, the Customer delivered a letter to the Company indicating that the Company’s proposal based on the alternative CDSS approach is deemed “acceptable in principle” on the terms proposed. The parties reengaged in negotiations in early January 2006 on a contract modification to incorporate these proposals. A contract modification has not yet been executed and would be required in order for the Company to implement the proposals and achieve Customer acceptance of the System. The Company anticipates that such modification would include the parties’ agreement on appropriate price adjustments for omissions and deviations not satisfied by the proposed remediation of the System and a revised testing and acceptance process as contemplated under the Memorandum.

Subcontracts. The Company has subcontracted a significant portion of the requirements under the Greek contract, including the lease of certain equipment and TETRA network services for at least 10 years. In order for the Company to implement the technical proposals submitted to the Customer and contemplated by the modification being negotiated with the Customer, the Company would need to negotiate and execute modifications to the subcontracts with our subcontractors, including price. Certain of the omissions and deviations of the System are attributable to subcontracted work. Payments to the subcontractors are generally required only if the Company receives payment from the Customer related to the subcontractors’ work. If it is determined the Company breached its obligations to any of its subcontractors, the Company may incur additional losses.

Under the terms of the Greek contract, the Company is not obligated to provide TETRA network services to the Customer until the Customer has accepted the System. The Company and its subcontractors have provided System support and maintenance and TETRA network services to the Customer since the Olympics in August 2004, without receiving any compensation. In September 2005, the principal subcontractor notified the Company that it would no longer commit to continue providing TETRA network services, although it has continued to provide such services to date.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Legality of the Contract. In March 2005, the Customer notified the Company that an issue had been raised concerning the legality of the contract by a Greek government auditor. In August 2005, the Company learned that the Court of Auditors of the Hellenic Republic (the “Greek Audit Court”), a government agency with authority to review and audit procurements, issued a decision finding that certain mistakes in the procurement process committed by the Greek government rendered the contract illegal. The Customer requested revocation of the Greek Audit Court decision. On November 17, 2005, the Greek Audit Court issued a decision finding that the errors committed by the Customer in the procurement process constituted “pardonable mistakes” with respect to prior payments under the contract. Although the rationale of the Greek Audit Court decision suggests that the Customer may be able to make future payments under the contract, the impact of the decision on the legality of the contract and the Customer’s ability to make future payments is not clear.

Financial Status and Contingencies of the Contract. The Company has recorded $121 million of contract losses as of January 31, 2006. Of this amount, $83 million was recorded in fiscal 2006, $34 million in fiscal 2005 and $4 million in fiscal 2004. These losses reflect the Company’s estimated total cost to complete the System and obtain Customer acceptance and estimated reductions in price as a result of omissions and deviations from the contract requirements. Because of the significant uncertainties related to ultimate acceptance and payment from the Customer, the Company’s current accounting treatment limits the total revenue to be realized under the contract to the cash received to date. Although the Company expects to pursue remaining amounts owed under the terms of the contract, this reduction in total estimated revenues to be realized under the contract increased the total loss by $32 million during 2006, which is included in the loss amounts discussed above. Through January 31, 2006, the Company has recognized revenues of $119 million, which represent a portion of the $147 million cash collected to date based upon the percentage-of-completion method of revenue recognition.

As of January 31, 2006, the estimated future costs to complete the System and obtain Customer acceptance is $52 million. This estimated cost is included in the $121 million contract loss recorded as of January 31, 2006. Management has used this estimate and its judgment in evaluating the various uncertainties and assumptions necessary to recognize the total estimated losses on this contract. Such assumptions include obtaining mutual agreement with the Customer regarding system requirements, execution of a modification to the contract, completion of the System and Customer acceptance. The total costs are significantly affected by the timing of events such as executing a contract modification and ultimate Customer acceptance. Management has estimated that final acceptance of the System under a modified contract will occur in January 2008. The Company’s recorded losses exclude potential subcontractor payments associated with the omissions and deviations related to specific subsystems supplied by subcontractors in the amount of $12 million that management believes will not be paid under the subcontract terms.

The Company has $13 million of accounts receivable relating to Value Added Taxes (VAT) that it has paid and believes it is entitled to recover either as a refund from the taxing authorities or as a payment under the Greek contract upon final billing. The contract requires the Customer to pay amounts owed for VAT for the System delivered. Failure by the customer to pay these amounts could result in an additional obligation payable by the Company to the Greek taxing authorities and would increase the Company’s total losses on the contract.

In accordance with the terms of the contract, the Company is required to provide certain payment, performance and offset bonds in favor of the customer. The bonding requirements have been met through the issuance of standby letters of credit. Under the terms of these bonding arrangements, the Customer has currently the right to call some or all of the $234 million of standby letters of credit outstanding. The Company does not currently believe it is probable that the Customer will call these standby letters of credit. If the standby letters of credit are called, the Company may have the right to call some or all of the $99 million in performance bonds provided by its subcontractors guaranteeing the performance of their work under the contract.

Arbitration Proceedings. Although the Company has been pursuing a contract modification with the Customer since shortly after the Memorandum was signed in July 2004, due to the difficulties in reaching

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

mutually satisfactory terms, the Company instituted arbitration proceedings on April 21, 2006 before the International Chamber of Commerce (“ICC”) against the Customer to pursue the Company’s rights and remedies provided for in the contract and the Memorandum and under Greek law. The arbitration complaint filed by the Company: (1) seeks an order under the contract that the Customer’s extended use of the System under the circumstances constitutes constructive acceptance and precludes the Customer from rejecting the System, (2) seeks damages for breach of contract, bad faith, use of the System and other damages, (3) seeks a determination as to the legal status of the contract as a result of the illegality issue discussed above, and (4) if the contract is determined to be illegal, seeks compensation for the commercial value of the System delivered and its use by the Customer and other damages. Under the terms of the Contract, disputes are subject to ultimate resolution by binding arbitration before a panel of three Greek arbitrators in Greece. Due to the complex nature of the legal and factual issues involved and the uncertainty of litigation in general, the outcome of the arbitration is uncertain. There is no assurance that the Company will prevail in the arbitration.

In the event the Company does not prevail in the arbitration or is unable to resolve the various disputes under the contract as anticipated, it could incur additional losses. If the Customer asserts claims against the Company in the arbitration and it is determined that the Company has breached the contract and, as a result, owes the Customer damages, such damages could include, but are not limited to, (1) re-procurement costs, (2) repayment of amounts paid under the contract, (3) penalties for delayed delivery in an amount up to $15 million, and (4) forfeiture of a good performance bond in the amount of $32 million.

Successful imposition of damages or claims by the Customer or subcontractors against the Company, the calling of the Company’s bonds, additional contract costs required to fulfill its obligations, or additional revenue reductions arising from the negotiation of the contract modification could have a material adverse affect on the Company’s consolidated financial position, results of operations and cash flows.

DS&S Joint Venture

In March 2006, the Company sold its interest in DS&S, a joint venture in which the Company owned a 50% interest at January 31, 2006. DS&S maintains a $25 million credit facility, under which $7 million in principal amount and $12 million in standby letters of credit were outstanding at January 31, 2006. The Company and the other joint venture member each guaranteed 50% of DS&S’s commitments under this credit facility (up to a maximum amount of $12.5 million each, plus certain additional charges), but the Company has not been required to perform on this guarantee. As of January 31, 2006, the Company had a loan receivable of $1 million due from DS&S, which was repaid in conjunction with the sale. The Company and the other joint venture member also each guaranteed the payment of 50% of certain legal and accounting fees incurred by DS&S in conjunction with an ongoing government investigation. As of January 31, 2006, the fair value of the guarantee for legal and accounting fees was not material to the Company and the Company has not been required to perform on this guarantee. The Company sold its interest in DS&S and received repayment of the loan receivable. The Company was released from its guarantee obligations relating to DS&S’s credit facility and legal and accounting fees as part of the sale. In addition, as part of the sale, the Company agreed to indemnify the joint venture member who purchased the Company’s interest in DS&S for certain legal costs and expenses relating to the on-going government investigation involving DS&S and any litigation resulting from that investigation up to the sum of the purchase price plus the amount received by the Company in repayment of the $1 million loan receivable.

INTESA Joint Venture

INTESA, a Venezuelan joint venture the Company formed in 1997 with Venezuela’s national oil company, PDVSA, to provide information technology services in Latin America, is involved in various legal proceedings.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

The Company had previously consolidated its 60% interest in the joint venture, but the operations of INTESA were classified as discontinued operations as of January 31, 2003 and INTESA is currently insolvent. PDVSA has refused to take action to dissolve the joint venture or have it declared bankrupt.

Outsourcing Services Agreement and Guarantee.    INTESA had derived substantially all its revenues from an outsourcing services agreement with PDVSA that it entered into at the time the joint venture was formed. The services agreement expired on June 30, 2002 and the parties were not able to reach agreement on a renewal. The Company guaranteed INTESA’s obligations under the services agreement to PDVSA. Under the terms of the services agreement, INTESA’s liability for damages to PDVSA in any calendar year is capped at $50 million. As a result, the Company’s maximum potential liability to PDVSA under the guarantee in any calendar year, based on the Company’s guarantee of their ownership interest in INTESA, is $20 million. To date, PDVSA has not asserted any claims.

Expropriation of the Company’s Interest in INTESA.    In 2003 and 2004, PDVSA and the Venezuelan government took certain actions, including denying INTESA access to certain of its facilities and assets, that prevented INTESA from continuing operations. In 2005, the Overseas Private Investment Company (OPIC), a U.S. governmental entity that provides insurance coverage against expropriation of U.S. business interests by foreign governments, determined that the Venezuelan government had expropriated the Company’s interest in INTESA without compensation and paid the Company approximately $6 million in settlement of its claim.

Employment Claims of Former INTESA Employees.    INTESA is a defendant in a number of lawsuits brought by former employees seeking unpaid severance and pension benefits. PDVSA and SAIC Bermuda, the Company’s wholly-owned subsidiary and the entity that held the Company’s interest in INTESA, were added as defendants in a number of these suits. Based on the procedural standing of the cases and the Company’s understanding of applicable laws and facts, the Company believes that its exposure to any possible losses related to these employment claims is either remote, or if reasonably possible, not material.

Other Legal Proceedings Involving INTESA.    The Attorney General of Venezuela initiated a criminal investigation of INTESA in 2003 alleging unspecified sabotage by INTESA employees. The Company believes this investigation is inactive. In connection with the Company’s expropriation claim, OPIC determined that INTESA did not sabotage PDVSA’s infrastructure as alleged by PDVSA and the Venezuelan government. In addition, the SENIAT, the Venezuelan tax authority, filed a claim against INTESA in 2004 for approximately $30 million for alleged non-payment of VAT taxes in 1998.

Potential Financial Impact.    Many issues relating to INTESA, including the termination of the services agreement and the employment litigation brought by former INTESA employees, remain unresolved. Due to the complex nature of the legal and factual issues involved in these matters and the uncertain economic and political environment in Venezuela, the outcome is not presently determinable and no amounts have been accrued; however, adverse resolutions could materially harm the Company’s business and could have a material adverse affect on its consolidated financial position, results of operations and cash flows.

Other Joint Ventures

The Company is an investor in Danet Partnership GbR (“Danet GbR”), a German partnership, accounted for under the equity method. Danet GbR is the controlling shareholder in Danet GmbH, a German operating company (“Danet GmbH”). Danet GbR has an internal equity trading market similar to the Company’s limited market. The Company is required to provide liquidity rights to the other Danet GbR investors in certain circumstances. Absent a change in control whereby the Company gains control over Danet GbR, these rights allow Danet GbR investors who are withdrawing from the partnership to put their Danet GbR shares to the Company in exchange for the current fair value of those shares. If the Company gains control over Danet GbR,

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

all Danet GbR investors have the right to put their Danet GbR shares to the Company in exchange for the current fair value of those shares. If Danet GbR investors put their shares to the Company, the Company may pay the put price in shares of its common stock or cash. The Company does not currently record a liability for these put rights because their exercise is contingent upon the occurrence of future events which the Company cannot determine will occur with any certainty. In 2006, the Company paid $2 million to withdrawing Danet GbR investors who exercised their right to put their Danet GbR shares to the Company. The maximum potential obligation assuming all the current Danet GbR investors were to put their Danet GbR shares to the Company would be $7 million as of January 31, 2006. If the Company were to incur the maximum obligation and buy all the partnership shares currently held by other Danet GbR investors, the Company would then own 100% of Danet GbR and would hold a controlling interest in Danet GmbH.

The Company has a guarantee that relates only to claims brought by the sole customer of another of its joint ventures, Bechtel SAIC Company, LLC, for specific contractual nonperformance of the joint venture. The Company also has a cross-indemnity agreement with the joint venture partner, pursuant to which it will only be ultimately responsible for the portion of any losses incurred under the guarantee equal to its ownership interest of 30%. Due to the nature of the guarantee, the Company is not able to project the maximum potential amount of future payments it could be required to make under the guarantee as of January 31, 2006 but, based on current conditions, the Company believes the likelihood of having to make any payment is remote. Accordingly, no liability relating to this guarantee is currently recorded.

On September 15, 2004, the Company entered into an agreement with EG&G Technical Services, Inc. (“EG&G”) and Parsons Infrastructure & Technology Group, Inc. (“Parsons”) to form Research and Development Solutions, LLC (“RDS”), a Delaware limited liability company that will pursue contracts offered by the Department of Energy’s National Energy Technical Laboratory. The Company, EG&G and Parsons, each have a one-third equal joint venture interest. In conjunction with a contract award to RDS, each joint venture partner was required to sign a performance guarantee agreement with the U.S. Government. Under this agreement, the Company unconditionally guarantees all of RDS’s obligations to the U.S. Government under the contract award, which has an estimated total value of $217 million. The Company also has a cross-indemnity agreement with each of the other two joint venture partners to protect it from liabilities for any U.S. Government claims resulting from the actions of the other two joint venture partners and to limit the Company’s liability to its share of the contract work. As of January 31, 2006, the fair value of the guarantee is not material to the Company.

Gracian v. SAIC Class Action Lawsuit

This class action lawsuit was voluntarily dismissed by the plaintiffs without prejudice on September 21, 2005.

Other

The Company is subject to investigations and reviews relating to compliance with various laws and regulations with respect to its role as a contractor to agencies and departments of the U.S. Government and in connection with performing services in countries outside of the United States. Such matters can lead to criminal, civil or administrative proceedings and the Company could be faced with fines, repayments or compensatory damages. Adverse findings could also have a material adverse effect on the Company because of its reliance on government contracts. Although the Company can give no assurance, based upon management’s evaluation of current matters that are subject to U.S Government investigations of which the Company is aware and based on management’s current understanding of the facts, the Company does not believe that the outcome of any such matter would have a material adverse effect on its consolidated financial position, results of operations, cash flows or its ability to conduct business.

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

The Company is also involved in various claims and lawsuits arising in the normal conduct of its business, none of which, in the opinion of the Company’s management, based upon current information, is expected to have a material adverse effect on its consolidated financial position, results of operations, cash flows or its ability to conduct business.

In the normal conduct of its business, the Company seeks to monetize its patent portfolio through licensing agreements. The Company also has and will continue to defend its patent positions when it believes its patents have been infringed and is involved in such litigation from time to time. As described in Note 18, on March 15, 2005, the Company sold its Telcordia subsidiary. Pursuant to the terms of the definitive stock purchase agreement, the Company will receive 50% of the net proceeds Telcordia receives in the future in connection with the prosecution of certain patent rights.

The Company is subject to routine compliance reviews by the IRS and other taxing jurisdictions on various tax matters, which may include challenges to various tax positions the Company has taken. The Company has recorded liabilities for tax contingencies for open years based upon its best estimate of the taxes ultimately expected to be paid. As of January 31, 2006, $113 million of tax accruals have been recorded for tax contingencies. The Company is currently undergoing several routine IRS and other tax jurisdiction examinations. While the Company believes it has adequate accruals for tax contingencies, there is no assurance that the tax authorities will not assert that the Company owes taxes in excess of its accruals, or that there will not be accruals in excess of the final amounts agreed to by the tax authorities.

Note 20—Selected Quarterly Financial Data (Unaudited):

Selected unaudited financial data for each quarter of the last two years is as follows:

	First Quarter(1)	Second Quarter(1)	Third Quarter(1)	Fourth Quarter
	(In millions, except per share amounts)
2006
Revenues	$1,846	$1,952	$2,028	$1,966
Operating income	$112	$144	$108	$133
Income from continuing operations	$55	$85	$72	$133
Income from discontinued operations	$530	$12	$19	$21
Net income	$585	$97	$91	$154

Basic earnings per share(2)	$3.27	$.55	$.53	$.90
Diluted earnings per share(2)	$3.18	$.54	$.51	$.87

2005
Revenues	$1,706	$1,768	$1,837	$1,876
Operating income	$120	$114	$130	$124
Income from continuing operations	$67	$52	$68	$85
Income from discontinued operations	$22	$29	$27	$59
Net income	$89	$81	$95	$144

Basic earnings per share(2)	$.48	$.44	$.52	$.80
Diluted earnings per share(2)	$.47	$.43	$.51	$.78

(1)	Amounts for the first, second and third quarters of 2005 have been reclassified to conform to the presentation of Telcordia as discontinued operations at January 31, 2005.

(2)	Earnings per share are computed independently for each of the quarters presented and therefore may not sum to the total for the year.

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited, in millions, except per share amounts)

	Three Months Ended April 30
	2006	2005
Revenues	$1,958	$1,846
Costs and expenses:
Cost of revenues	1,686	1,614
Selling, general and administrative expenses	129	120

Operating income	143	112
Non-operating income (expense):
Interest income	29	19
Interest expense	(23)	(22)
Minority interest in income of consolidated subsidiaries	(3)	(3)
Other income (expense), net	2	(1)

Income from continuing operations before income taxes	148	105
Provision for income taxes	54	50

Income from continuing operations	94	55
Discontinued operations (Note 11):
Income from discontinued operations of Telcordia before income taxes (including gain on sale of $861 for the three months ended April 30, 2005)	—	865
(Benefit) provision for income taxes	(12)	335

Income from discontinued operations	12	530

Net income	$106	$585

Earnings per share:
Basic:
Income from continuing operations	$.56	$.31
Income from discontinued operations	.07	2.96

	$.63	$3.27

Diluted:
Income from continuing operations	$.54	$.30
Income from discontinued operations	.07	2.88

	$.61	$3.18

Common equivalent shares:
Basic	168	179

Diluted	174	184

See accompanying notes to condensed consolidated financial statements.

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited, in millions)

	April 30, 2006	January 31, 2006
ASSETS
Current assets:
Cash and cash equivalents	$2,717	$1,035
Investments in marketable securities	—	1,659
Receivables, net	1,519	1,517
Prepaid expenses and other current assets	170	192
Deferred income taxes	9	—

Total current assets	4,415	4,403
Property, plant and equipment (less accumulated depreciation of $258 and $249 at April 30, 2006 and January 31, 2006, respectively)	364	356
Intangible assets, net	60	63
Goodwill	667	655
Deferred income taxes	64	66
Other assets	116	112

	$5,686	$5,655

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$928	$953
Accrued payroll and employee benefits	364	468
Income taxes payable	45	14
Notes payable and current portion of long-term debt	27	47
Deferred income taxes	—	9

Total current liabilities	1,364	1,491
Long-term debt, net of current portion	1,192	1,192
Other long-term liabilities	112	111
Commitments and contingencies (Note 10)
Minority interest in consolidated subsidiaries	56	54
Stockholders’ equity:
Common stock	2	2
Additional paid-in capital	2,599	2,506
Retained earnings	464	415
Other stockholders’ equity	(71)	(84)
Accumulated other comprehensive loss	(32)	(32)

Total stockholders’ equity	2,962	2,807

	$5,686	$5,655

See accompanying notes to condensed consolidated financial statements.

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, in millions)

	Three Months Ended April 30
	2006	2005
Cash flows from continuing operating activities:
Net income	$106	$585
Income from discontinued operations	(12)	(530)
Adjustments to reconcile net income to net cash provided by (used in) continuing operating activities:
Depreciation and amortization	15	16
Stock-based compensation	15	8
Minority interest in income of consolidated subsidiaries	3	3
Impairment losses on marketable securities	—	2
Other	(2)	1
Increase (decrease) in cash and cash equivalents, excluding effects of acquisitions and divestitures, resulting from changes in:
Receivables	2	(13)
Prepaid expenses and other current assets	21	19
Deferred income taxes	(15)	4
Other assets	(3)	(2)
Accounts payable and accrued liabilities	(39)	(17)
Accrued payroll and employee benefits	(74)	(87)
Income taxes payable	62	(1)
Other long-term liabilities	2	6

Total cash flows provided by (used in) continuing operating activities	81	(6)

Cash flows from investing activities:
Expenditures for property, plant and equipment	(18)	(11)
Acquisition of business, net of cash acquired of $1 in 2006	(14)	—
Payments for businesses acquired in previous years	—	(12)
Purchases of marketable securities available-for-sale	(4,258)	(880)
Proceeds from sales and maturities of investments in marketable securities and other	5,927	872
Other	—	(2)

Total cash flows provided by (used in) investing activities	1,637	(33)

Cash flows from financing activities:
Proceeds from notes payable and issuance of long-term debt	—	10
Payments on notes payable and long-term debt	(20)	(34)
Dividends paid to minority interest stockholders	(1)	(1)
Sales of common stock	16	31
Repurchases of common stock	(32)	(244)

Total cash flows used in financing activities	(37)	(238)

Increase (decrease) in cash and cash equivalents from continuing operations	1,681	(277)

Cash flows of discontinued operations:
Cash provided by operating activities of discontinued operations	—	12
Cash provided by investing activities of discontinued operations	1	1,093

Increase in cash and cash equivalents from discontinued operations	1	1,105

Cash and cash equivalents at beginning of period	1,035	983

Cash and cash equivalents at end of period	$2,717	$1,811

Supplemental schedule of non-cash investing and financing activities:
Common stock exchanged upon exercise of stock options	$52	$82

Common stock issued for settlement of accrued employee benefits	$32	$39

Fair value of assets acquired in acquisition	$18	$—
Cash paid in acquisition, net of cash acquired of $1 in 2006	(14)	—
Future acquisition payments accrued	(1)	—

Liabilities assumed in acquisition	$3	$—

See accompanying notes to condensed consolidated financial statements.

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Note 1 – Summary of Significant Accounting Policies:

The condensed consolidated financial statements include the accounts of Science Applications International Corporation and all majority-owned and wholly-owned subsidiaries (collectively referred to as the Company or SAIC). All intercompany transactions and accounts have been eliminated in consolidation. The Company recognized revenues of $4 million and $3 million on sales to certain unconsolidated affiliates during the three months ended April 30, 2006 and 2005, respectively.

The accompanying financial information has been prepared in accordance with the instructions to Form 10-Q and therefore does not necessarily include all information and footnotes necessary for a fair presentation of financial position, results of operations and cash flows in conformity with accounting principles generally accepted in the United States of America. The preparation of financial statements, in conformity with accounting principles generally accepted in the United States of America, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingencies at the date of the financial statements as well as the reported amounts of revenues and expenses during the reporting periods. Estimates have been prepared by management on the basis of the most current and best available information and actual results could differ from those estimates.

In the opinion of management, financial information as of April 30, 2006 and for the three months ended April 30, 2006 and 2005 reflects all adjustments, which include only normal recurring adjustments, necessary for a fair presentation thereof. Operating results for the three months ended April 30, 2006 are not necessarily indicative of the results that may be expected for the fiscal year ending January 31, 2007. For further information and details on the Company’s significant accounting policies, refer to the consolidated financial statements and notes to consolidated financial statements included in the Company’s 2006 Annual Report on Form 10-K.

Reclassifications

Certain amounts in the condensed consolidated statements of income and cash flows for the three months ended April 30, 2005 have been reclassified to conform to the presentation for the three months ended April 30, 2006.

In the condensed consolidated statement of income for the three months ended April 30, 2005, the Company reclassified $13 million from cost of revenues to selling, general and administrative expenses to be consistent with the classification of these costs for the three months ended April 30, 2006 and its allocation of costs under cost accounting standards for U.S. Government contracts. This reclassification did not change previously reported net income or earnings per share.

In the condensed consolidated statement of cash flows for the three months ended April 30, 2005, the Company reclassified $39 million from stock-based compensation to changes in accrued payroll and employee benefits to reflect issuances of vested stock during the three months ended April 30, 2005 as settlement of certain bonus and retirement plan amounts expensed during the prior fiscal year. In addition, the Company disclosed these issuances of vested stock in the supplemental schedule of non-cash financing activities. This reclassification had no effect on previously reported total cash flows used in continuing operating activities.

In the condensed consolidated statement of cash flows for the three months ended April 30, 2005, the Company reclassified $12 million from repurchases of common stock to issuances of common stock to reflect shares issued under the Employee Stock Purchase Plan. The Company previously reported these amounts as a reduction to repurchases of common stock because they were part of the net limited market trade activity. This reclassification had no effect on previously reported total cash flows used in financing activities.

In the condensed consolidated statement of cash flows for the three months ended April 30, 2005, the Company increased purchases of marketable securities available-for-sale and proceeds from sales and maturities of marketable securities and other investments by $871 million to reflect purchases, sales and maturities of

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

(Unaudited)

marketable securities that occur within the Company’s investment portfolios that are managed by third-party investment managers (managed portfolios). The Company previously did not report the cash outflows and inflows that occurred within the managed portfolios as purchases and sales and maturities, respectively, but rather reported the cash outflows and inflows between the Company and the managed portfolios. This reclassification had no effect on previously reported total cash flows used in investing activities.

Discontinued Operations

On March 15, 2005, the Company completed the sale of its subsidiary, Telcordia Technologies, Inc. (Telcordia). The operating results of Telcordia have been classified as discontinued operations (Note 11) for all periods presented.

Common Stock

The Company is authorized to issue 1 billion shares of Class A common stock, par value $.01 and 5 million shares of Class B common stock, par value $.05. As of April 30, 2006 and January 31, 2006, 169,280,000 and 167,379,000 shares of Class A common stock, respectively, and 206,000 shares of Class B common stock were issued and outstanding. Each share of Class B common stock is convertible into 20 shares of Class A common stock. Class A common stock and Class B common stock are collectively referred to as common stock in the condensed consolidated financial statements and notes to condensed consolidated financial statements and are shown assuming that the Class B common stock was converted into Class A common stock.

On September 1, 2005, the Company’s newly formed wholly-owned subsidiary, SAIC, Inc., filed a registration statement on Form S-1 with the Securities and Exchange Commission (SEC) for an initial public offering of common stock (public offering). In addition, SAIC, Inc. filed a registration statement on Form S-4 with the SEC and the Company expects to deliver to its stockholders a proxy statement/prospectus to obtain stockholder approval of a merger agreement pursuant to which the Company would become a wholly-owned subsidiary of SAIC, Inc. Subject to stockholder approval of the merger agreement, satisfactory market conditions and other factors, the Company expects to complete the merger and the public offering in the Fall of 2006.

In conjunction with the proposed public offering, the Company expects to pay a special dividend to the holders of the Company’s common stock as of a record date to be set by the board of directors. Payment will be conditioned upon completion of the public offering and it is anticipated that the dividend will be paid within 25 days after the completion of the public offering.

Note 2 – Business Segment Information:

The following summarizes interim business segment information:

	Three Months Ended April 30
	2006	2005
	(In millions)
Revenues:
Government	$1,809	$1,717
Commercial	146	131
Corporate and Other	3	(2)

Total reportable segment revenues	$1,958	$1,846

Segment operating income (loss):
Government	$141	$114
Commercial	15	7
Corporate and Other	(14)	(11)

Total reportable segment operating income	$142	$110

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

(Unaudited)

As discussed in more detail in Note 2 of the notes to consolidated financial statements in the Company’s 2006 Annual Report on Form 10-K, certain corporate expenses are reflected in segment operating income based on agreed-upon allocations to the segments or as required by Government Cost Accounting Standards. Corporate expense variances to these allocations are retained in the Corporate and Other segment. In certain circumstances, for management purposes as determined by the chief operating decision maker, certain revenue and expense items related to operating business units are excluded from the evaluation of a business unit’s operating performance and are reflected in the Corporate and Other segment. The elimination of intersegment revenues is also reflected in the Corporate and Other segment. There were no sales between segments for the three months ended April 30, 2006 compared to $2 million for the three months ended April 30, 2005. Sales between segments are recorded at cost.

The following is a summary of depreciation and amortization included in the calculation of reportable segment operating income:

	Three Months Ended April 30
	2006	2005
	(In millions)
Depreciation and amortization:
Government	$11	$12
Commercial	1	1
Corporate and Other	3	3

Total consolidated and reportable segment depreciation and amortization	$15	$16

The following reconciles total reportable segment operating income to the Company’s total consolidated operating income:

	Three Months Ended April 30
	2006	2005
	(In millions)
Total reportable segment operating income	$142	$110
Investment activities	—	(1)
Equity in income of unconsolidated affiliates	(2)	—
Minority interest in income of consolidated subsidiaries	3	3

Total consolidated operating income	$143	$112

Note 3 – Stock-Based Compensation:

Change in Accounting Principle. The Company adopted Statement of Financial Accounting Standards (SFAS) No. 123(R), “Share-Based Payment,” on February 1, 2006. This statement requires that the Company recognize as compensation expense the fair value of all stock-based awards, including stock options, granted to employees and others in exchange for services, typically over the period during which such awards are earned. SFAS No. 123(R) requires that the Company recognize as compensation expense the 15% discount on employee stock purchases made under its Employee Stock Purchase Plan (ESPP). SFAS No. 123(R) also requires that cash flows resulting from excess tax benefits be classified as cash flows from financing activities instead of cash flows from operating activities.

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

(Unaudited)

Prior to February 1, 2006, the Company accounted for employee stock-based compensation using the intrinsic value method of Accounting Principles Board (APB) Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations. Under the intrinsic value method, no compensation expense was reflected in net income for stock options granted to employees, as all stock options had an exercise price equal to the fair value of the underlying common stock on the date of grant. Additionally, no compensation expense was recognized for the ESPP because it was a non-compensatory plan. Compensation expense was recognized for grants of vesting and vested stock awards based on the fair value of the underlying common stock on the date of grant, with vesting stock expense recognized on the straight line basis over the period under which the awards are earned. The Company accounted for stock options granted to non-employees using the fair value method under SFAS No. 123, “Accounting for Stock-Based Compensation.”

The Company adopted SFAS No. 123(R) using the modified prospective transition method for stock-based awards granted after September 1, 2005, the date the Company’s wholly-owned subsidiary, SAIC, Inc., made its initial filing with the SEC for the public offering described in Note 1, and the prospective transition method for stock-based awards granted prior to September 1, 2005. Under the modified prospective transition method, compensation expense associated with options granted between September 1, 2005 and January 31, 2006, valued at approximately $11 million, is recognized over their remaining vesting period, net of estimated forfeitures. In accordance with the modified prospective transition method, results from prior periods have not been restated. Under the prospective transition method, the Company continues to account for options granted prior to September 1, 2005 under the provisions of APB Opinion No. 25. Accordingly, no compensation expense will be recognized for options granted prior to September 1, 2005 unless a modification is made to those options. This difference in accounting treatment is due to the fact that the Company met the definition of a non-public company under SFAS No. 123 and applied the minimum value method (assumed no volatility in its pro forma stock-based employee compensation expense disclosures) under SFAS No. 123 prior to September 1, 2005. The cumulative effect of adopting SFAS No. 123(R) using the modified prospective transition method was de minimus.

Stock-Based Compensation Expense. The Company recognizes stock-based compensation expense on options and vesting stock awards using the straight-line method over the period the awards are earned. Total stock-based compensation expense for the three months ended April 30, 2006 was $15 million, including $5 million associated with stock options, $7 million associated with vesting stock awards and $3 million associated with the 15% discount on the fair value of stock purchased by employees through the ESPP. For the three months ended April 30, 2005, stock-based compensation expense was $8 million associated with vesting stock awards. These amounts do not include amounts accrued under the Company’s Bonus Compensation Plan during the three months ended April 30, 2006 and 2005 as the amounts to be settled through the issuance of vested stock are not known when the accruals are made. The Company issued $32 million and $39 million in vested stock during the three months ended April 30, 2006 and 2005, respectively, as settlement of certain bonus and retirement plan amounts expensed during the respective prior fiscal years.

Tax benefits recognized related to stock-based compensation for the three months ended April 30, 2006 and 2005 were $5 million and $3 million, respectively. Tax benefits realized related to the exercise of options for the three months ended April 30, 2006 and 2005 were $17 million and $27 million, respectively, and were recorded as additional paid-in capital. These amounts continue to be shown as cash flows from operating activities in the accompanying statements of cash flows as the tax benefits relate to awards granted prior to September 1, 2005.

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

(Unaudited)

Stock Options. The 1999 Stock Incentive Plan provides the Company and its affiliates’ employees, directors and consultants the opportunity to receive stock options, stock appreciation rights, vested stock awards, restricted stock awards, restricted stock units, performance awards, and other similar types of stock awards. Unless otherwise stated in an award agreement, the plan also provides that outstanding awards will become fully vested upon the occurrence of a change in control of the Company as defined by the plan. Options are granted with exercise prices equal to the fair value of the Company’s Class A common stock on the date of grant and for terms not greater than ten years. Options outstanding at April 30, 2006 were granted with terms of five years. Options granted under this plan generally become exercisable 20%, 20%, 20%, and 40% after one, two, three and four years, respectively. As of April 30, 2006, 54 million shares of common stock were authorized and reserved for issuance upon exercise of options which are outstanding or which may be granted. Shares are issued from this reserve upon exercise.

The fair value of the Company’s stock option awards is estimated on the date of grant using the Black-Scholes option-pricing model. As the Company’s common stock is not publicly-traded, expected volatility is based on a weighted average historical volatility, for a period consistent with the estimated option lives, of a group of publicly-traded peer companies. The risk-free rate is based on the yield curve of a zero-coupon U.S. Treasury bond with a maturity equal to the expected term of the option on the grant date. The Company uses historical data to estimate forfeitures. The expected term of awards granted is derived from historical experience under the Company’s stock-based compensation plans and represents the period of time the awards are expected to be outstanding. The fair value of options granted during the three months ended April 30, 2006 was determined using the following weighted average assumptions: no dividend yield, a weighted average volatility rate of 33%, a risk-free rate of 4.7% and expected lives of 3.9 years. The weighted average grant-date fair value of stock options granted during the three months ended April 30, 2006 was $14.35.

Stock option activity under the 1999 Stock Incentive Plan for the three months ended April 30, 2006 was as follows:

	Shares of common stock under options	Weighted average exercise price	Weighted average remaining contractual term	Aggregate intrinsic value
	(In millions)			(In millions)
Outstanding at February 1, 2006	27.6	$34.27	2.5	$266
Options granted	4.4	43.92
Options forfeited or expired	(.7)	33.28
Options exercised	(2.2)	30.98		28

Outstanding at April 30, 2006	29.1	36.01	2.8	230

Exercisable at April 30, 2006	12.0	32.82	1.7	133

Vested and expected to vest in the future as of April 30, 2006	26.7	35.59	2.7	222

Available for grant at April 30, 2006	25.3

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

(Unaudited)

During the three months ended April 30, 2006, the Company received cash from exercises of stock options of $16 million and common stock exchanged at fair value upon exercise of stock options of $52 million.

As of April 30, 2006, there was $56 million of total unrecognized compensation cost related to stock options granted under the 1999 Stock Incentive Plan which is expected to be recognized over a weighted-average period of 3.6 years. As explained, the Company continues to account for stock option awards granted prior to September 1, 2005 under the provisions of APB Opinion No. 25.

Stock Awards. The Company has a Bonus Compensation Plan (BCP) which provides for bonuses to reward outstanding performance in the form of cash, vested or vesting shares of the Company’s common stock. The board of directors or its committee administering the bonus compensation plan may at any time amend, suspend, or terminate the plan. Awards of vesting shares of the Company’s common stock vest at the rate of 20%, 20%, 20% and 40% after one, two, three and four years, respectively. Outstanding bonus awards become fully vested upon the occurrence of a change in control of the Company as defined by the plan unless otherwise provided in an award agreement.

The fair value of the Company’s stock awards granted through the BCP is determined based on the fair value of the Company’s Class A common stock on the grant date. Compensation expense is measured at the grant date and generally recognized over the vesting period of four years. The number of shares available for grant under the BCP is determined each year by the administering committee. The BCP does not provide for a maximum number of shares available for future issuance however, the bonus pool (including cash and stock awards) for each fiscal year cannot exceed 7.5% of the Company’s revenues for the fiscal year.

Vesting stock award activity under the BCP for the three months ended April 30, 2006 was as follows:

	Shares of common stock under stock awards	Weighted average grant- date fair value
	(in millions)
Unvested at February 1, 2006	2.4	$36.22
Awards granted	.9	43.92
Awards vested	(.6)	34.23

Unvested at April 30, 2006	2.7	39.24

As of April 30, 2006, there was $82 million of total unrecognized compensation cost related to vesting stock awards granted under the BCP which is expected to be recognized over a weighted-average period of 2.9 years. The fair value of vesting stock awards that vested under the BCP during the three months ended April 30, 2006 was $27 million.

Stock Compensation Plans. The Company has a Stock Compensation Plan (SCP) and Management Stock Compensation Plan (MSCP), together referred to as the Stock Compensation Plans. The board of directors may at any time amend or terminate the Stock Compensation Plans. The Stock Compensation Plans provide for awards

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in share units to eligible employees. Benefits from these plans are payable in shares of the Company’s common stock that are held in a trust for the benefit of the plans’ participants. The fair value of stock awards granted under the Stock Compensation Plans, which are vesting stock awards, is based on the fair value of the award on the date of grant.

For awards granted prior to January 1, 2006, participants’ interests in these share units vested on a seven year schedule at the rate of one-third at the end of each of the fifth, sixth and seventh years following the date of the award. In 2006, the board of directors amended the vesting period for new awards granted under the Stock Compensation Plans. New awards granted on or after January 1, 2006 vest 100% after four years. Upon a change in control of the Company as defined by the plan, participant accounts will become fully vested and will be immediately distributed. The Stock Compensation Plans do not provide for a maximum number of shares available for future issuance.

Vesting stock award activity under the Stock Compensation Plans for the three months ended April 30, 2006 was as follows:

	Shares of common stock under stock awards	Weighted average grant- date fair value
	(In millions)
Unvested at February 1, 2006	1.4	$30.99
Awards granted	.2	43.92

Unvested at April 30, 2006	1.6	32.55

As of April 30, 2006, there was $32 million of total unrecognized compensation cost related to vesting stock awards granted under the Stock Compensation Plans which is expected to be recognized over a weighted-average period of 4.0 years.

ESPP. The ESPP allows eligible employees to purchase shares of the Company’s common stock at a discount of 15% of fair value on the date of purchase. The current ESPP terminates on July 31, 2007, unless terminated earlier by the board of directors.

Note 4 – Acquisition:

During the three months ended April 30, 2006, the Company completed one acquisition in its Government segment for an aggregate purchase price of $16 million, which consisted of $15 million paid in cash and accrued acquisition payments of $1 million payable once certain conditions have been met. The preliminary purchase price allocation resulted in identifiable intangible assets of $2 million and goodwill of $12 million, all of which is tax deductible. The Company has not yet obtained all the information required to complete the purchase price allocation related to this acquisition. The final purchase price allocation will be completed once the information identified by the Company has been received, which should not be longer than one year from the date of acquisition.

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

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Note 5 – Intangible Assets:

Intangible assets consisted of the following:

	April 30, 2006			January 31, 2006
	Gross carrying value	Accumulated amortization	Net carrying value	Gross carrying value	Accumulated amortization	Net carrying value
	(In millions)
Amortizable intangible assets:
Customer contracts	$44	$22	$22	$48	$24	$24
Non-compete agreements	23	18	5	25	20	5
Software and technology	33	7	26	33	5	28
Other	7	2	5	6	2	4

Total amortizable intangible assets	107	49	58	112	51	61
Non-amortizable intangible assets:
Tradenames	2	–	2	2	–	2

Total intangible assets	$109	$49	$60	$114	$51	$63

Amortizable intangible assets with a gross carrying value of $7 million became fully amortized at January 31, 2006 and, therefore, are no longer reflected in the gross carrying value after that date. Amortization expense related to amortizable intangible assets was $5 million and $6 million for the three months ended April 30, 2006 and 2005, respectively.

Based on the intangible assets as of April 30, 2006, the estimated annual amortization expense related to amortizable intangible assets, including the preliminary allocation of purchase price and related intangible amortization of acquisitions made through April 30, 2006, is as follows (in millions):

Year Ending January 31,
2007	$24
2008	13
2009	10
2010	6
2011	4
Thereafter	6

$63

Actual amortization expense in future periods could differ from these estimates as a result of acquisitions, divestitures, impairments and other factors.

There were no impairment losses for intangible assets during the three months ended April 30, 2006 and 2005.

Note 6 – Revolving Credit Facilities:

As of April 30, 2006, the Company had two revolving credit facilities (old credit facilities) totaling $750 million with a group of financial institutions that provided for (i) a five-year revolving credit facility of up to $500 million, which allowed borrowings until July 2007 and (ii) a five-year revolving credit facility of up to $250 million, which allowed borrowings until July 2009. Borrowings under the old credit facilities were

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unsecured and bore interest at a rate determined, at the Company’s option, based on either LIBOR plus a margin or a defined base rate. The Company paid a facility fee on the total commitment amount and a fee if utilization exceeded 50% of the total commitment amount. There were no borrowings outstanding under the old credit facilities as of April 30, 2006.

As of April 30, 2006, the entire amount under the $250 million five-year revolving credit facility was available and $387 million of the $500 million five-year revolving credit facility was available, reduced by $113 million of standby letters of credit issued in connection with the Company’s contract with the Greek government. The terms of these standby letters of credit require them to remain outstanding until the customer formally accepts the system pursuant to the contract. The Company is in dispute with the customer on this contract as discussed in Note 10. The old credit facilities contained various covenants and restrictions, including financial covenants. The Company was in compliance with these financial covenants as of April 30, 2006.

On June 6, 2006, the Company terminated the old credit facilities and entered into a new five-year credit facility (new credit facility) to provide for borrowings of up to $750 million through 2011. Borrowings under the new credit facility are unsecured and bear interest at a rate determined, at the Company’s option, based on either LIBOR plus a margin or a defined base rate. The Company pays a facility fee on the total commitment amount and an additional fee if borrowings exceed 50% of the total commitment amount, which fees may vary depending upon the Company’s credit ratings. The new credit facility contains certain customary representations and warranties, as well as certain affirmative and negative covenants. The financial covenants contained in the new credit facility require that, for a period of four fiscal quarters beginning with the fiscal year ended January 31, 2006, the Company maintains a ratio of consolidated funded debt to earnings before interest, taxes, depreciation and amortization (EBITDA) of not more than 3.0 to 1.0 and a ratio of EBITDA to interest expense of greater than 3.5 to 1.0. Other covenants restrict certain of the Company’s activities, including among other things, its ability to create liens, dispose of certain assets and merge or consolidate with other entities. The new credit facility also contains certain customary events of default, including, among others, defaults based on certain bankruptcy and insolvency events, nonpayment, cross-defaults to other debt, breach of specified covenants, ERISA events, material monetary judgments, change of control events and the material inaccuracy of its representations and warranties.

The Company transitioned its standby letters of credit issued in connection with the Greek contract to the new credit facility on June 6, 2006.

Note 7 – Accumulated Other Comprehensive Loss and Comprehensive Income:

The components of accumulated other comprehensive loss were as follows:

	April 30, 2006	January 31, 2006
	(In millions)
Unrealized net loss on derivative instruments	$(11)	$(11)
Minimum pension liability adjustments	(20)	(20)
Foreign currency translation adjustments	(1)	(1)

	$(32)	$(32)

Of the unrealized loss on derivative instruments as of April 30, 2006, $2 million is expected to be recognized as expense within the next 12 months.

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Comprehensive income consisted of the following:

	Three Months Ended April 30
	2006	2005
	(In millions)
Net income	$106	$585
Other comprehensive income (loss), net of tax:
Unrealized loss on marketable securities	—	(1)
Other	—	3

Total comprehensive income	$106	$587

Note 8 – Earnings Per Share (EPS):

A reconciliation of the weighted average number of shares outstanding used to compute basic and diluted EPS is as follows:

	Three Months Ended April 30
	2006	2005
	(In millions)
Basic weighted average shares	168	179
Add: Dilutive common share equivalents
Stock options	4	5
Unvested stock awards	2	—

Diluted weighted average shares	174	184

Options to purchase 5,475,000 shares of common stock at prices between $43.39 and $43.92 per share were excluded from the calculation of dilutive common share equivalents during the three months ended April 30, 2006 because their effect would have been antidilutive. Such options expire in April 2011. There were no antidilutive potential shares for the three months ended April 30, 2005.

There were no adjustments to income from continuing operations and income from discontinued operations in calculating basic and diluted EPS for the three months ended April 30, 2006 and 2005.

Note 9 – Other Income (Expense), Net:

The components of other income (expense), net were as follows:

	Three Months Ended April 30
	2006	2005
	(In millions)
Impairment losses on marketable securities and other investments	$—	$(2)
Equity interest in earnings of unconsolidated affiliates	2	—
Other	—	1

Total other income (expense), net	$2	$(1)

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

(Unaudited)

For the three months ended April 30, 2005, the Company recognized impairment losses of $2 million on certain private equity securities due to declines in fair market value that were deemed to be other-than-temporary. The carrying value of the Company’s private equity securities as of April 30, 2006 was $38 million.

Note 10 – Commitments and Contingencies:

Telkom South Africa

As disclosed in the Company’s 2006 Annual Report on Form 10-K, the Company’s former Telcordia subsidiary instituted arbitration proceedings before the International Chamber of Commerce (ICC) against Telkom South Africa in March 2001 as a result of a contract dispute. Telcordia is seeking to recover damages of approximately $130 million, plus interest at a rate of 15.5%. Telkom South Africa counterclaimed, seeking substantial damages from Telcordia, including repayment of approximately $97 million previously paid to Telcordia under the contract and the excess costs of reprocuring a replacement system, estimated by Telkom South Africa to be $234 million. On September 27, 2002, Telcordia prevailed in the initial phase of the arbitration. The arbitrator found that Telkom South Africa repudiated the contract and dismissed Telkom South Africa’s counterclaims against Telcordia. The damages to be recovered by Telcordia were to be determined in a second phase of the arbitration. Telkom South Africa successfully challenged the arbitrator’s partial award in the Company’s favor in the South African trial court and the Company has appealed this decision to the South African Supreme Court. In a separate proceeding, the Company unsuccessfully attempted to have its partial arbitration award confirmed by the U.S. District Court (New Jersey). The Company has appealed the ruling of United States District Court (New Jersey) to the U.S. Court of Appeals for the Third Circuit. Oral arguments were held on January 13, 2006 and the parties are awaiting a decision.

On March 15, 2005, the Company sold Telcordia to an affiliate of Warburg Pincus LLC and Providence Equity Partners Inc. (Note 11). Pursuant to the definitive stock purchase agreement relating to the sale, the Company is entitled to receive all of the net proceeds from any judgment or settlement with Telkom South Africa, and, if this dispute is settled or decided adversely against Telcordia, the Company is obligated to indemnify the buyer of Telcordia against any loss that may result from such an outcome.

Due to the complex nature of the legal and factual issues involved in the dispute and the uncertainty of litigation in general, the outcome of the arbitration and the related court actions are not presently determinable; however, an adverse resolution could materially harm the Company’s business, consolidated financial position, results of operations and cash flows. The Company does not have any assets or liabilities recorded related to this contract and the related legal proceedings as of April 30, 2006 and January 31, 2006. The Company does not believe a material loss is probable based on the procedural standing of the case and its understanding of applicable laws and facts.

Firm Fixed-Price Contract with the Greek Government

Original Contract. In May 2003, the Company entered into a euro-denominated firm-fixed-price contract with the Hellenic Republic of Greece (the Customer), as represented by the Ministry of Defense, to provide a C4I (Command, Control, Communications, Coordination and Integration) System (the System), to support the 2004 Athens Summer Olympic Games (the Olympics), and to serve as the security system for the Customer’s public order departments following completion of the Olympics. The System is comprised of 29 subsystems, organized into three major functional areas: the Command Decision Support System (CDSS), the Communication and Information System and the Command Center Systems. A significant amount of effort on this contract has been and will be performed by subcontractors to the Company. Under the contract, the System was to be completed,

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tested, and accepted by September 1, 2004, at a price of approximately $199 million. To date, the Company has received advance payments totaling approximately $147 million. The contract also requires the Company to provide five years of System support and maintenance for approximately $12 million and ten years of TETRA radio network services for approximately $104 million. Under the terms of the contract, the Company’s obligation to provide the System support and maintenance and TETRA radio network services only begins upon System acceptance, which has not yet occurred. The contract contains an unpriced option for an additional five years of TETRA network services.

The Memorandum. On July 7, 2004, shortly before the start of the Olympics, the Company entered into an agreement (the Memorandum) with the Hellenic Republic, as represented by the Committee for Planning and Monitoring the Olympic Security Command Centers, pursuant to which the parties recognized and agreed that: (1) delivery and acceptance of the System had not been completed by the scheduled date; (2) the System would be delivered for use at the Olympics in its then-current state, which included certain omissions and deviations attributable to both parties; (3) a new process for testing and acceptance of the System would be instituted, with final acceptance to occur no later than October 1, 2004; (4) the Customer would proceed with the necessary actions for the completion of a contract modification as soon as possible; and (5) the Company would receive a milestone payment of approximately $23 million immediately upon the execution of the contract modification.

Delivery of System, Testing and Negotiations. The Customer took delivery of the System for use and operation during the Olympics, and continues to use significant portions of the System. The System has not been accepted by the Customer under the terms of the Greek contract, and the contract modification anticipated under the Memorandum has not been obtained. In November 2004, the Company delivered a revised version of the CDSS portion of the System to the Customer. Beginning in December 2004 and continuing through April 2005, the Customer performed subsystems acceptance testing on each of the subsystems comprising the System based on test procedures that had not been mutually agreed upon by the parties. The Customer identified numerous omissions and deviations in its test reports. The Company believes that certain of these omissions and deviations are valid, while others are not. From December 2004 through April 2005, the Company engaged in negotiations with the Customer concerning a modification to the contract to resolve the disputes. On April 28, 2005, the Customer formally notified the Company that the System delivered had significant deviations and omissions from the contractual requirements and may not be accepted.

Under the terms of the contract and the Memorandum between the parties, the Company submitted various proposals to the Customer to remedy these omissions and deviations. The most significant of these proposals includes a redevelopment of CDSS using an alternative technical approach, and a redesigned port security system. The first proposal for an alternative CDSS technical approach was submitted in June 2005. On November 25, 2005, the Customer notified the Company that its technical advisors declined to recommend either the acceptance or rejection of the Company’s remediation plan for an alternative CDSS. On December 5, 2005, the Company sent a letter advising the Customer that unless an agreement is reached with respect to the alternative CDSS approach, the Company intends to initiate the dispute process contained in the Greek contract, which includes binding arbitration as its final step. On December 13, 2005, the Customer delivered a letter to the Company indicating that the Company’s proposal based on the alternative CDSS approach is deemed “acceptable in principle” on the terms proposed. The parties reengaged in negotiations in early January 2006 on a contract modification to incorporate these proposals. A contract modification has not yet been executed and would be required in order for the Company to implement the proposals and achieve Customer acceptance of the System. The Company anticipates that such modification would include a revised testing and acceptance procedure which would provide for acceptance of individual subsystems on satisfactory completion of the testing of the subsystem. Until such acceptance occurs, the Customer has advised the Company that it cannot negotiate appropriate price adjustments for omissions and deviations of a subsystem.

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

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Subcontracts. The Company has subcontracted a significant portion of the requirements under the Greek contract, including the lease of certain equipment and TETRA network services for at least 10 years. In order for the Company to implement the technical proposals submitted to the Customer and contemplated by the modification being negotiated with the Customer, the Company would need to negotiate and execute modifications to the subcontracts with our subcontractors, including price. Certain of the omissions and deviations of the System are attributable to subcontracted work. Payments to the subcontractors are generally required only if the Company receives payment from the Customer related to the subcontractors’ work. If it is determined the Company breached its obligations to any of its subcontractors, the Company may incur additional losses.

Under the terms of the Greek contract, the Company is not obligated to provide TETRA network services to the Customer until the Customer has accepted the System. The Company and its subcontractors have provided System support and maintenance and TETRA network services to the Customer since the Olympics in August 2004, without receiving any compensation. In September 2005, the principal subcontractor notified the Company that it would no longer commit to continue providing TETRA network services, although it has continued to provide such services to date. On May 19, 2006, a second-tier subcontractor working for the Company’s principal subcontractor responsible for providing the TETRA radio network services provided legal notice to the principal subcontractor that it will stop supporting and maintaining the TETRA subsystem at an unspecified date in the future. In a letter dated May 24, 2006, the principal subcontractor requested payment within 10 days from the Company for all payments under the subcontract. In a letter dated May 26, 2006, the Company advised its principal subcontractor that under the terms of the subcontract, receipt of full payment from the Customer is a condition to the Company’s obligation to pay the subcontractor and that the Customer’s refusal to pay the Company relates in part to deviations and omissions in the principal subcontractor’s work.

Legality of the Contract. In March 2005, the Customer notified the Company that an issue had been raised concerning the legality of the contract by a Greek government auditor. In August 2005, the Company learned that the Court of Auditors of the Hellenic Republic (the Greek Audit Court), a government agency with authority to review and audit procurements, issued a decision finding that certain mistakes in the procurement process committed by the Greek government rendered the contract illegal. The Customer requested revocation of the Greek Audit Court decision. On November 17, 2005, the Greek Audit Court issued a decision finding that the errors committed by the Customer in the procurement process constituted “pardonable mistakes” with respect to prior payments under the contract. Although the rationale of the Greek Audit Court decision suggests that the Customer may be able to make future payments under the contract, the impact of the decision on the legality of the contract and the Customer’s ability to make future payments is not clear. Recent communications from the Customer suggest that the Greek Audit Court may have to approve any modification to the contract, and payments made under the modified contract.

Financial Status and Contingencies of the Contract. The Company has recorded $121 million of contract losses as of April 30, 2006. While no losses were recorded on the contract during the three months ended April 30, 2006, $7 million was recorded during the three months ended April 30, 2005. These losses reflect the Company’s estimated total cost to complete the System and obtain Customer acceptance and estimated reductions in price as a result of omissions and deviations from the contract requirements. Because of the significant uncertainties related to ultimate acceptance and payment from the Customer, the Company’s current accounting treatment limits the total revenue to be realized under percentage of completion on the contract to the cash received to date. Although the Company expects to pursue remaining amounts owed under the terms of the contract, this reduction in total estimated revenues to be realized under the contract increased the total loss by $32 million during the year ended January 31, 2006, which is included in the loss amounts discussed above. Through April 30, 2006, the Company has recognized revenues of $119 million, which represents a portion of the $147 million cash collected to date based upon the percentage-of-completion method of revenue recognition.

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

(Unaudited)

As of April 30, 2006, the estimated future costs to complete the System and obtain Customer acceptance is $52 million. This estimated cost is included in the $121 million contract loss recorded as of April 30, 2006. Management has used this estimate and its judgment in evaluating the various uncertainties and assumptions necessary to recognize the total estimated losses on this contract. Such assumptions include obtaining mutual agreement with the Customer regarding system requirements, execution of a modification to the contract, completion of the System and Customer acceptance. The total costs are significantly affected by the timing of events such as executing a contract modification and ultimate Customer acceptance. Management has estimated that final acceptance of the System under a modified contract will occur in January 2008. The Company’s recorded losses exclude potential subcontractor payments associated with the omissions and deviations related to specific subsystems supplied by subcontractors in the amount of $13 million that management believes will not be paid under the subcontract terms.

The Company has $14 million of accounts receivable relating to Value Added Taxes (VAT) that it has paid and believes it is entitled to recover either as a refund from the taxing authorities or as a payment under the Greek contract upon final billing. The contract requires the Customer to pay amounts owed for VAT for the System delivered. Failure by the customer to pay these amounts could result in an additional obligation payable by the Company to the Greek taxing authorities and would increase the Company’s total losses on the contract.

In accordance with the terms of the contract, the Company is required to provide certain payment, performance and offset bonds in favor of the Customer. These bonding requirements have been met through the issuance of standby letters of credit. Under the terms of these bonding arrangements, the Customer currently has the right to call some or all of the $242 million of standby letters of credit outstanding. The letters of credit supporting the payment bonds ($157 million) and performance bonds ($33 million) may be called by the Customer submitting a written statement to the guaranteeing bank that the Company has not fulfilled its obligations under the contract. The letters of credit supporting the offset bonds ($52 million) may be called by the Customer submitting a written statement to the guaranteeing bank that the Company has not fulfilled its obligations under a separate offset contract requiring the Company, among other things, to use Greek subcontractors on the contract. The Company believes that any amounts obtained by the Customer through such a calling of these letters of credit may be retained by the Customer only as security against any actual damages it proves in arbitration, and that any excess must be returned to the Company. The Company does not currently believe it is probable that the Customer will call these standby letters of credit. If the standby letters of credit are called, the Company may have the right to call some or all of the $102 million in bonds provided by its subcontractors in connection with their work under the contract.

Arbitration Proceedings. Although the Company has been pursuing a contract modification with the Customer since shortly after the Memorandum was signed in July 2004, due to the difficulties in reaching mutually satisfactory terms, the Company instituted arbitration proceedings on April 21, 2006 before the International Chamber of Commerce (ICC) against the Customer to pursue the Company’s rights and remedies provided for in the contract and the Memorandum and under Greek law. The arbitration complaint filed by the Company: (1) seeks an order under the contract that the Customer’s extended use of the System under the circumstances constitutes constructive acceptance and precludes the Customer from rejecting the System, (2) seeks damages for breach of contract, bad faith, use of the System and other damages, (3) seeks a determination as to the legal status of the contract as a result of the illegality issue discussed above, and (4) if the contract is determined to be illegal, seeks compensation for the commercial value of the System delivered and its use by the Customer and other damages. The Company is seeking damages in excess of $76 million, with the precise amount to be proven in arbitration. The Company agreed to extend to July 31, 2006 the time period in which the Customer may submit its response to the arbitration complaint in order to provide the parties additional time to attempt to negotiate and complete a modification. Under the terms of the contract, disputes are subject to

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

(Unaudited)

ultimate resolution by binding arbitration before a panel of three Greek arbitrators in Greece. Due to the complex nature of the legal and factual issues involved and the uncertainty of litigation in general, the outcome of the arbitration is uncertain. There is no assurance that the Company will prevail in the arbitration.

In the event the Company does not prevail in the arbitration or is unable to resolve the various disputes under the contract as anticipated, it could incur additional losses. If the Customer asserts claims against the Company in the arbitration and it is determined that the Company has breached the contract and, as a result, owes the Customer damages, such damages could include, but are not limited to, (1) re-procurement costs, (2) repayment of amounts paid under the contract, (3) penalties for delayed delivery in an amount up to $15 million, and (4) forfeiture of good performance bonds in the amount of $33 million.

Successful imposition of damages or claims by the Customer or subcontractors against the Company, the calling of the Company’s bonds, additional contract costs required to fulfill its obligations, or additional revenue reductions arising from the negotiation of the contract modification could have a material adverse affect on the Company’s consolidated financial position, results of operations and cash flows.

DS&S Joint Venture

In March 2006, the Company sold its interest in DS&S, a joint venture in which the Company owned a 50% interest. As part of the sale, the Company agreed to indemnify the purchaser for certain legal costs and expenses, including those relating to an on-going government investigation involving DS&S and any litigation resulting from that investigation up to the sum of the sales price of $9 million plus the amount received by the Company in repayment of a $1 million loan receivable owed by DS&S. As of April 30, 2006, the Company has deferred any gain on this sale pending resolution of the on-going investigation and any resulting litigation.

INTESA Joint Venture

INTESA, a Venezuelan joint venture the Company formed in 1997 with Venezuela’s national oil company, PDVSA, to provide information technology services in Latin America, is involved in various legal proceedings. The Company had previously consolidated its 60% interest in the joint venture, but the operations of INTESA were classified as discontinued operations as of January 31, 2003 and INTESA is currently insolvent. PDVSA has refused to take action to dissolve the joint venture or have it declared bankrupt.

Outsourcing Services Agreement and Guarantee. INTESA had derived substantially all its revenues from an outsourcing services agreement with PDVSA that it entered into at the time the joint venture was formed. The services agreement expired on June 30, 2002 and the parties were not able to reach agreement on a renewal. The Company guaranteed INTESA’s obligations under the services agreement to PDVSA. Under the terms of the services agreement, INTESA’s liability for damages to PDVSA in any calendar year is capped at $50 million. As a result, the Company’s maximum potential liability to PDVSA under the guarantee in any calendar year, based on the Company’s guarantee of their ownership interest in INTESA, is $20 million. To date, PDVSA has not asserted any claims.

Expropriation of the Company’s Interest in INTESA. In 2003 and 2004, PDVSA and the Venezuelan government took certain actions, including denying INTESA access to certain of its facilities and assets, which prevented INTESA from continuing operations. In 2004, the Overseas Private Investment Company (OPIC), a U.S. governmental entity that provides insurance coverage against expropriation of U.S. business interests by foreign governments, determined that the Venezuelan government had expropriated the Company’s interest in INTESA without compensation and paid the Company approximately $6 million in settlement of its claim.

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

(Unaudited)

Employment Claims of Former INTESA Employees. INTESA is a defendant in a number of lawsuits brought by former employees seeking unpaid severance and pension benefits. PDVSA and SAIC Bermuda, the Company’s wholly-owned subsidiary and the entity that held the Company’s interest in INTESA, were added as defendants in a number of these suits. Based on the procedural standing of the cases and the Company’s understanding of applicable laws and facts, the Company believes that its exposure to any possible losses related to these employment claims is either remote, or if reasonably possible, not material.

Other Legal Proceedings Involving INTESA. The Attorney General of Venezuela initiated a criminal investigation of INTESA in 2003 alleging unspecified sabotage by INTESA employees. The Company believes this investigation is inactive. In connection with the Company’s expropriation claim, OPIC determined that INTESA did not sabotage PDVSA’s infrastructure as alleged by PDVSA and the Venezuelan government. In addition, the SENIAT, the Venezuelan tax authority, filed a claim against INTESA in 2004 for approximately $30 million for alleged non-payment of VAT taxes in 1998.

Potential Financial Impact. Many issues relating to INTESA, including the termination of the services agreement and the employment litigation brought by former INTESA employees, remain unresolved. Due to the complex nature of the legal and factual issues involved in these matters and the uncertain economic and political environment in Venezuela, the outcome is not presently determinable and no amounts have been accrued; however, adverse resolutions could materially harm the Company’s business and could have a material adverse affect on its consolidated financial position, results of operations and cash flows.

Other Joint Ventures

The Company is an investor in Danet Partnership GbR (Danet GbR), a German partnership, accounted for under the equity method. Danet GbR is the controlling shareholder in Danet GmbH, a German operating company. Danet GbR has an internal equity trading market similar to the Company’s limited market. The Company is required to provide liquidity rights to the other Danet GbR investors in certain circumstances. Absent a change in control whereby the Company gains control over Danet GbR, these rights allow Danet GbR investors who are withdrawing from the partnership to put their Danet GbR shares to the Company in exchange for the current fair value of those shares. If the Company gains control over Danet GbR, all Danet GbR investors have the right to put their Danet GbR shares to the Company in exchange for the current fair value of those shares. If Danet GbR investors put their shares to the Company, the Company may pay the put price in shares of its common stock or cash. The Company does not currently record a liability for these put rights because their exercise is contingent upon the occurrence of future events which the Company cannot determine will occur with any certainty. During the three months ended April 30, 2006, the Company paid less than $1 million to withdrawing Danet GbR investors who exercised their right to put their Danet GbR shares to the Company. The maximum potential obligation assuming all the current Danet GbR investors were to put their Danet GbR shares to the Company was $7 million as of April 30, 2006. If the Company were to incur the maximum obligation and buy all the partnership shares currently held by other Danet GbR investors, the Company would then own 100% of Danet GbR and would hold a controlling interest in Danet GmbH.

The Company has a guarantee that relates only to claims brought by the sole customer of another of its joint ventures, Bechtel SAIC Company, LLC, for specific contractual nonperformance of the joint venture. The Company also has a cross-indemnity agreement with the joint venture partner, pursuant to which it will only be ultimately responsible for the portion of any losses incurred under the guarantee equal to its ownership interest of 30%. Due to the nature of the guarantee, the Company is not able to project the maximum potential amount of future payments it could be required to make under the guarantee as of April 30, 2006 but, based on current conditions, the Company believes the likelihood of having to make any payment is remote. No liability relating to this guarantee is currently recorded.

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

(Unaudited)

On September 15, 2004, the Company entered into an agreement with EG&G Technical Services, Inc. (EG&G) and Parsons Infrastructure & Technology Group, Inc. (Parsons) to form Research and Development Solutions, LLC (RDS), a Delaware limited liability company that will pursue contracts offered by the Department of Energy’s National Energy Technical Laboratory. The Company, EG&G and Parsons, each have a one-third equal joint venture interest. In conjunction with a contract award to RDS, each joint venture partner was required to sign a performance guarantee agreement with the U.S. Government. Under this agreement, the Company unconditionally guarantees all of RDS’s obligations to the U.S. Government under the contract award, which has an estimated total value of $217 million. The Company also has a cross-indemnity agreement with each of the other two joint venture partners to protect it from liabilities for any U.S. Government claims resulting from the actions of the other two joint venture partners and to limit the Company’s liability to its share of the contract work. As of April 30, 2006, the fair value of the guarantee is not material to the Company.

Other

The Company is subject to investigations and reviews relating to compliance with various laws and regulations with respect to its role as a contractor to agencies and departments of the U.S. Government and in connection with performing services in countries outside of the United States. Such matters can lead to criminal, civil or administrative proceedings and the Company could be faced with fines, repayments or compensatory damages. Adverse findings could also have a material adverse effect on the Company because of its reliance on government contracts. Although the Company can give no assurance, based upon management’s evaluation of current matters that are subject to U.S Government investigations of which the Company is aware and based on management’s current understanding of the facts, the Company does not believe that the outcome of any such matter would have a material adverse effect on its consolidated financial position, results of operations, cash flows or its ability to conduct business.

The Company is also involved in various claims and lawsuits arising in the normal conduct of its business, none of which, in the opinion of the Company’s management, based upon current information, is expected to have a material adverse effect on its consolidated financial position, results of operations, cash flows or its ability to conduct business

In the normal conduct of its business, the Company seeks to monetize its patent portfolio through licensing agreements. The Company also has and will continue to defend its patent positions when it believes its patents have been infringed and is involved in such litigation from time to time. As described in Note 11, the Company sold its Telcordia subsidiary. Pursuant to the terms of the definitive stock purchase agreement, the Company will receive 50% of the net proceeds Telcordia receives in the future in connection with the prosecution of certain patent rights.

The Company is subject to routine compliance reviews by the Internal Revenue Service (IRS) and other taxing jurisdictions on various tax matters, which may include challenges to various tax positions the Company has taken. The Company has recorded liabilities for tax contingencies for open years based upon its best estimate of the taxes ultimately expected to be paid. As of April 30, 2006, the income taxes payable balance included $58 million of tax expense accruals that have been recorded for tax contingencies. The Company is currently undergoing several routine IRS and other tax jurisdiction examinations. While the Company believes it has adequate accruals for tax contingencies, there is no assurance that the tax authorities will not assert that the Company owes taxes in excess of its accruals, or that there will not be accruals in excess of the final amounts agreed to by the tax authorities.

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

(Unaudited)

Note 11 – Discontinued Operations:

On March 15, 2005, the Company completed the sale of its Telcordia subsidiary for approximately $1.35 billion. The sales price continues to be subject to adjustment for the settlement of certain litigation and tax contingencies as described below. The Company recorded a gain on sale before income taxes of $861 million during the three months ended April 30, 2005. During the three months ended April 30, 2006, an income tax benefit of $12 million was recorded to reflect the resolution of certain tax contingencies related to Telcordia operations prior to the sale.

The Company is entitled to receive additional amounts as contingent sales price, including all of the net proceeds from any judgment or settlement of the litigation Telcordia initiated against Telkom South Africa and 50% of the net proceeds Telcordia receives in connection with the prosecution of certain patent rights of Telcordia as described in Note 10. In addition to customary indemnifications to the buyer, the Company has indemnified the buyer for all income tax obligations on and through the date of close and for any loss Telcordia may incur as a result of an adverse judgment in the Telkom South Africa litigation. While the Company believes it has adequate accruals for these contingencies, the ultimate resolution of these matters could differ from the amounts accrued. The impact of these future contingent payments or contingent purchase price proceeds as well as changes in estimates for these items, if any, will continue to be reflected as discontinued operations in the period in which they arise.

The operating results of Telcordia have been classified as discontinued operations for all periods presented. Telcordia’s operating results were as follows:

	Three Months Ended April 30
	2006	2005
	(In millions)
Revenues	$—	$89
Costs and expenses
Cost of revenues	—	57
Selling, general and administrative expenses	—	28

Income before income taxes	$—	$4

As a result of the sale of Telcordia, the Company’s common stock is no longer an investment choice in the Telcordia 401(k) Plan. As of April 30, 2006, the Telcordia 401(k) Plan held 3.5 million shares of the Company’s common stock, which had a fair value of $156 million. The Company no longer has a right of repurchase under the terms of its Restated Certificate of Incorporation with respect to the shares of the Company’s common stock held by the Telcordia 401(k) Plan or any other contractual right to repurchase these shares. However, the Company agreed to provide an opportunity for the Telcordia 401(k) Plan to sell shares of the Company’s Class A common stock in any trade in which its retirement plans have such an opportunity prior to completion of the public offering. Further, the Company agreed that if the public offering is completed, the Telcordia 401(k) Plan will have the same opportunity to sell shares of Class A preferred stock of SAIC, Inc. as other stockholders generally, but will not have the opportunity to sell such shares in any additional opportunities provided to the Company’s retirement plans that are not otherwise provided to other stockholders generally.

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

The following table sets forth all expenses, other than the underwriting discounts and commissions, payable by the registrant in connection with the sale of the common stock being registered. All the amounts shown are estimates except the registration fee and the NASD filing fee.

Total
SEC registration fee	$203,033
NASD filing fee	75,500
New York Stock Exchange initial listing fee	250,000
Blue sky qualification fees and expenses	*
Printing and engraving expenses	*
Legal fees and expenses	*
Accounting fees and expenses	*
Transfer agent and registrar fees	*
Miscellaneous	*

Total	*

*	To be included by amendment.

Item 14.	Indemnification of Officers and Directors

Section 145 of the General Corporation Law of the State of Delaware permits a Delaware corporation to indemnify its directors, officers, employees and agents, subject to certain limitations.

As permitted by the General Corporation Law of the State of Delaware, our restated certificate of incorporation includes a provision that eliminates the personal liability of our directors for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to us or our stockholders, (2) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the General Corporation Law of the State of Delaware or (4) for any transaction from which the director derived an improper personal benefit.

As permitted by the General Corporation Law of the State of Delaware, our restated certificate of incorporation provides that (1) we shall indemnify our directors and officers to the fullest extent permitted by the General Corporation Law of the State of Delaware, subject to certain limited exceptions, (2) we may indemnify our other employees and agents as set forth in the General Corporation Law of the State of Delaware, (3) we are required to advance expenses, as incurred, to our directors and executive officers in connection with a legal proceeding to the fullest extent not prohibited by applicable law, subject to the receipt by us of an undertaking to repay such amounts to the extent required by law and (4) the rights conferred in the restated certificate of incorporation are not exclusive.

We have entered into indemnification agreements with each of our directors and executive officers to give such directors and officers additional contractual assurances regarding the scope of the indemnification set forth in our certificate of incorporation and to provide additional procedural protections. We also intend to enter into indemnification agreements with any new directors, executive officers and board-appointed officers in the future.

The Underwriting Agreement to be filed as Exhibit 1.1 to this Registration Statement will provide for indemnification by the underwriters of our officers, directors and controlling persons against certain liabilities, including liabilities arising under the Securities Act, in connection with matters specifically provided in writing by the underwriters for inclusion in the Registration Statement.

The exculpation and indemnification provisions in our restated certificate of incorporation and the indemnification provisions of indemnification agreements that have been entered into between us and each of our directors and executive officers may be sufficiently broad to permit indemnification of our directors and executive officers for liabilities arising under the Securities Act.

We also intend to maintain director and officer liability insurance, if available on reasonable terms, to insure our directors and officers against the cost of defense, the cost of settlement or payment of a judgment under certain circumstances.

Item 15.	Recent Sales of Unregistered Securities

None.

Item 16.	Exhibits and Financial Statement Schedules

Exhibit Number	Description of Exhibit
1.1**	Underwriting Agreement.
2.1†	Agreement and Plan of Merger, as amended and restated as of June 26, 2006, by and among Science Applications International Corporation, Registrant and SAIC Merger Sub, Inc. Incorporated by reference to Exhibit 2.1 to Registrant’s Post-Effective Amendment No. 2 to Form S-4 Registration Statement No. 333-128022, filed on June 26, 2006.
3.1†	Restated Certificate of Incorporation of Registrant filed on November 18, 2005.
3.2†	Form of Restated Certificate of Incorporation of Registrant to be in effect as of the effective time of the reorganization merger. Incorporated by reference to Exhibit 3.2 to Registrant’s Post-Effective Amendment No. 2 to Form S-4 Registration Statement No. 333-128022, filed on June 26, 2006.
3.3†	Restated Bylaws of Registrant.
3.4†	Form of Restated Bylaws of Registrant to be in effect as of the effective time of the reorganization merger. Incorporated by reference to Exhibit 3.4 to Registrant’s Post-Effective Amendment No. 1 to Form S-4 Registration Statement No. 333-128022, filed on May 10, 2006.
4.1†

Form of Indenture between Science Applications International Corporation and The Chase

Manhattan Bank, as Trustee. Incorporated by reference to Exhibit 4.1 to Science Applications

International Corporation’s Amendment No. 1 to Form S-3 Registration Statement No. 333-37117,

filed on November 19, 1997.

4.2†

Indenture dated June 28, 2002 between Science Applications International Corporation and

JPMorgan Chase Bank, as trustee. Incorporated by reference to Exhibit 4.2 to Science Applications

International Corporation’s Current Report on Form 8-K filed July 3, 2002 with the SEC.

4.3†	Form of class A preferred stock certificate. Incorporated by reference to Exhibit 4.3 to the Registrant’s Registration Statement on Form S-4/A as filed on November 9, 2005 with the SEC.
4.4†	Form of common stock certificate. Incorporated by reference to Exhibit 4.4 to the Registrant’s Registration Statement on Form S-4/A as filed on November 9, 2005 with the SEC.
5.1**	Opinion of Heller Ehrman LLP.
10.1*†

Science Applications International Corporation’s Bonus Compensation Plan, as restated effective

July 9, 1999. Incorporated by reference to Annex III to Science Applications International

Corporation’s Proxy Statement for the 1999 Annual Meeting of Stockholders as filed April 29, 1999 with the SEC. SEC File Number: 0-12771.

Exhibit Number	Description of Exhibit
10.2*†

Science Applications International Corporation’s 1999 Stock Incentive Plan, as amended through

August 15, 1999. Incorporated by reference to Exhibit 10(e) to Science Applications International

Corporation’s Annual Report on Form 10-K for the fiscal year ended January 31, 2000.

10.3*†	Science Applications International Corporation’s Stock Compensation Plan, as amended and restated effective January 1, 2005. Incorporated by reference to Exhibit 10.3 to Science Applications International Corporation’s Current Report on Form 8-K as filed on April 3, 2006 with the SEC.
10.4*†	Science Applications International Corporation’s Management Stock Compensation Plan, as amended and restated effective January 1, 2005. Incorporated by reference to Exhibit 10.2 to Science Applications International Corporation’s Current Report on Form 8-K as filed on April 3, 2006 with the SEC.
10.5*†	Science Applications International Corporation’s Keystaff Deferral Plan, as amended and restated effective January 1, 2005. Incorporated by reference to Exhibit 10.4 to Science Applications International Corporation’s Current Report on Form 8-K as filed on April 3, 2006 with the SEC.
10.6*†	Science Applications International Corporation’s Key Executive Stock Deferral Plan, as amended and restated effective January 1, 2005. Incorporated by reference to Exhibit 10.1 to Science Applications International Corporation’s Current Report on Form 8-K as filed March 1, 2006 with the SEC.
10.7*†	Science Applications International Corporation’s 2004 Employee Stock Purchase Plan. Incorporated by reference to Annex I to Science Applications International Corporation’s Proxy Statement for the 2004 Annual Meeting of Stockholders as filed May 28, 2004 with the SEC.
10.8*†	Form of Alumni Agreement. Incorporated by reference to Exhibit 10.8 to Science Applications International Corporation’s Annual Report on Form 10-K for the year ended January 31, 2005 as filed on April 4, 2005 with the SEC.
10.9*†	Form of Stock Restriction Agreement of Science Applications International Corporation’s Bonus Compensation Plan. Incorporated by reference to Exhibit 10.6 to Science Applications International Corporation’s Current Report on Form 8-K as filed on April 3, 2006 with the SEC.
10.11*†	Form of Stock Restriction Agreement of Science Applications International Corporation’s Management Stock Compensation Plan and/or Key Executive Stock Deferral Plan. Incorporated by reference to Exhibit 10.5 to Science Applications International Corporation’s Current Report on Form 8-K as filed on April 3, 2006 with the SEC.
10.12*†	Form of Non-Qualified Stock Option Agreement of Science Applications International Corporation’s 1999 Stock Incentive Plan. Incorporated by reference to Exhibit 10.7 to Science Applications International Corporation’s Current Report on Form 8-K as filed on April 3, 2006 with the SEC.
10.13†	Five Year Credit Agreement, dated June 6, 2006, by and among Science Applications International Corporation, Citicorp USA, Inc., as administrative agent, Wachovia Bank, National Association, as syndication agent, and the other lenders party thereto. Incorporated by reference to Exhibit 10.1 to Science Applications International Corporation’s Quarterly Report on Form 10-Q for the quarterly period ended April 30, 2006 as filed on June 9, 2006 with the SEC.
10.14*†	Employment Agreement dated October 3, 2003, between Kenneth C. Dahlberg and Science Applications International Corporation. Incorporated by reference to Exhibit 10.1 to Science Applications International Corporation’s Quarterly Report on Form 10-Q for the quarterly period ended October 31, 2003 as filed on December 12, 2003 with the SEC.
10.15*†	Stock Offer Letter dated October 3, 2003, to Kenneth C. Dahlberg from Science Applications International Corporation. Incorporated by reference to Exhibit 10.2 to Science Applications International Corporation’s Quarterly Report on Form 10-Q for the quarterly period ended October 31, 2003 as filed on December 12, 2003 with the SEC.
10.16†	Stock Purchase Agreement between Science Applications International Corporation and TTI Holding Corporation dated as of November 17, 2004, as amended on February 14, 2005 and March 11, 2005. Incorporated by reference to Exhibit 99.1 to Science Applications International Corporation’s Current Report on Form 8-K as filed on March 21, 2005 with the SEC.

Exhibit Number	Description of Exhibit
10.17*†	Form of Indemnification Agreement. Incorporated by reference to Exhibit 10.1 to Science Applications International Corporation’s Current Report on Form 8-K as filed on November 22, 2005 with the SEC.
10.18*†	Form of Severance Protection Agreement. Incorporated by reference to Exhibit 10.2 to Science Applications International Corporation’s Current Report on Form 8-K for as filed on November 22, 2005 with the SEC.
10.19*†	Employment Letter Agreement between Science Applications International Corporation and Mark Sopp, dated as of November 17, 2005. Incorporated by reference to Exhibit 10.1 to Science Applications International Corporation’s Current Report on Form 8-K as filed on November 28, 2005 with the SEC.
10.20*†	Stock Offer Letter dated November 14, 2005 to Mark Sopp from Science Applications International Corporation. Incorporated by reference to Exhibit 10.2 to Science Applications International Corporation’s Current Report on Form 8-K as filed on November 28, 2005 with the SEC.
10.21*†	Agreement between Science Applications International Corporation and Thomas E. Darcy, dated as of November 28, 2005. Incorporated by reference to Exhibit 10.3 to Science Applications International Corporation’s Current Report on Form 8-K as filed on November 28, 2005 with the SEC.
10.22*†	Mutual Release of Claims dated January 27, 2006, by and between Science Applications International Corporation and Duane Andrews. Incorporated by reference to Exhibit 99.3 to Science Applications International Corporation’s Current Report on Form 8-K as filed on February 1, 2006 with the SEC.
10.23*†	Form of 2006 Equity Incentive Plan. Incorporated by reference to Exhibit 10.24 to Science Applications International Corporation’s Post-Effective Amendment No. 2 to Form S-4 Registration Statement No. 333-128022, filed on June 26, 2006.
10.24*†	Form of 2006 Employee Stock Purchase Plan. Incorporated by reference to Exhibit 10.25 to Science Applications International Corporation’s Post-Effective Amendment No. 2 to Form S-4 Registration Statement No. 333-128022, filed on June 26, 2006.
14†	Science Applications International Corporation’s Code of Ethics for Principal Executive Officer and Senior Financial Officers. Incorporated by reference to Exhibit 14 to Science Applications International Corporation’s Annual Report on Form 10-K for the fiscal year ended January 31, 2004 as filed with the SEC on April 16, 2004.
21.1†	Subsidiaries of the Registrant.
23.1	Consent of Independent Registered Public Accounting Firm, Deloitte & Touche LLP relating to Registrant.
23.2	Consent of Independent Registered Public Accounting Firm, Deloitte & Touche LLP relating to Science Applications International Corporation.
23.3**	Consent of Heller Ehrman LLP (included in Exhibit 5.1).
24.1	Power of Attorney (included on signature page).
99.1†	Consent of C. M. Albero
99.2†	Consent of W. H. Demisch
99.3†	Consent of J. A. Drummond
99.4†	Consent of S. P. Fisher
99.5†	Consent of D. H. Foley
99.6†	Consent of J. J. Hamre
99.7†	Consent of D. H. Alderson
99.8†	Consent of A. K. Jones
99.9†	Consent of H. M. J. Kraemer, Jr.

Exhibit Number	Description of Exhibit
99.10†	Consent of C. B. Malone
99.11†	Consent of J. R. Hartley
99.12†	Consent of L. J. Peck
99.13†	Consent of L. B. Prior, III
99.14†	Consent of A. L. Punaro
99.15†	Consent of W. A. Roper, Jr.
99.16†	Consent of E. J. Sanderson, Jr.
99.17†	Consent of G. T. Singley III
99.18†	Consent of T. P. Smith, III
99.19†	Consent of M.W. Sopp
99.20†	Consent of J. P. Walkush
99.21†	Consent of J. H. Warner, Jr.
99.22†	Consent of A. T. Young
99.23†	Consent of Houlihan Lokey Howard & Zukin Financial Advisors, Inc.
99.24	Consent of L.A. Simpson.

*    Executive Compensation Plans and Arrangements.

**  To be filed by amendment.

†    Previously filed.

Item 17.	Undertakings

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

The undersigned registrant undertakes that:

(1) for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective, and

(2) for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has caused this Amendment No. 3 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of San Diego, State of California on the 26th of June, 2006.

SAIC, Inc.

By:	/S/ D. E. SCOTT
D. E. Scott Senior Vice President, General Counsel and Secretary

We, the undersigned directors and/or officers of SAIC, Inc. (the “Registrant”), hereby severally constitute and appoint M. W. Sopp and D. E. Scott, and each of them individually, with full power of substitution and re-substitution, our true and lawful attorneys, with full power to them and each of them to sign for us, in our names and in the capacities indicated below, the Amendment No. 3 to Registration Statement on Form S-1 filed with the Securities and Exchange Commission, and any and all amendments to said Registration Statement (including post-effective amendments), and any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933 in connection with the registration under the Securities Act of 1933 of the Registrant’s equity securities, and to file or cause to be filed the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as each of them might or could do in person, and hereby ratifying and confirming all that said attorneys, and each of them, or their substitute or substitutes, shall do or cause to be done by virtue of this Power of Attorney.

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 3 to Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ K. C. DAHLBERG K. C. Dahlberg	Chairman of the Board, Chief Executive Officer and Director (Principal Executive Officer)	June 26, 2006

/S/ M. W. SOPP M. W. Sopp	Chief Financial Officer (Principal Financial Officer)	June 26, 2006

/S/ J. R. HARTLEY J. R. Hartley	Controller (Principal Accounting Officer)	June 26, 2006

/S/ W. H. DEMISCH W. H. Demisch	Director	June 26, 2006

/S/ J. A. DRUMMOND J. A. Drummond	Director	June 26, 2006

/S/ D. H. FOLEY D. H. Foley	Director	June 26, 2006

Signature	Title	Date

/S/ J. J. HAMRE J. J. Hamre	Director	June 26, 2006

/S/ A. K. JONES A. K. Jones	Director	June 26, 2006

/S/ H. M. J. KRAEMER, JR. H. M. J. Kraemer, Jr.	Director	June 26, 2006

/S/ C. B. MALONE C. B. Malone	Director	June 26, 2006

/S/ E. J. SANDERSON, JR. E. J. Sanderson, Jr.	Director	June 26, 2006

/S/ J. P. WALKUSH J. P. Walkush	Director	June 26, 2006

/S/ J. H. WARNER, JR. J. H. Warner, Jr.	Director	June 26, 2006

A. T. Young	Director

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
1.1**	Underwriting Agreement.
2.1†	Agreement and Plan of Merger, as amended and restated as of June 26, 2006, by and among Science Applications International Corporation, Registrant and SAIC Merger Sub, Inc. Incorporated by reference to Exhibit 2.1 to Registrant’s Post-Effective Amendment No. 2 to Form S-4 Registration Statement No. 333-128022, filed on June 26, 2006.
3.1†	Restated Certificate of Incorporation of Registrant filed on November 18, 2005.
3.2†	Form of Restated Certificate of Incorporation of Registrant to be in effect as of the effective time of the reorganization merger. Incorporated by reference to Exhibit 3.2 to Registrant’s Post-Effective Amendment No. 2 to Form S-4 Registration Statement No. 333-128022, filed on June 26, 2006.
3.3†	Restated Bylaws of Registrant.
3.4†	Form of Restated Bylaws of Registrant to be in effect as of the effective time of the reorganization merger. Incorporated by reference to Exhibit 3.4 to Registrant’s Post-Effective Amendment No. 1 to Form S-4 Registration Statement No. 333-128022, filed on May 10, 2006.
4.1†

Form of Indenture between Science Applications International Corporation and The Chase

Manhattan Bank, as Trustee. Incorporated by reference to Exhibit 4.1 to Science Applications

International Corporation’s Amendment No. 1 to Form S-3 Registration Statement No. 333-37117,

filed on November 19, 1997.

4.2†

Indenture dated June 28, 2002 between Science Applications International Corporation and

JPMorgan Chase Bank, as trustee. Incorporated by reference to Exhibit 4.2 to Science Applications

International Corporation’s Current Report on Form 8-K filed July 3, 2002 with the SEC.

4.3†	Form of class A preferred stock certificate. Incorporated by reference to Exhibit 4.3 to the Registrant’s Registration Statement on Form S-4/A as filed on November 9, 2005 with the SEC.
4.4†	Form of common stock certificate. Incorporated by reference to Exhibit 4.4 to the Registrant’s Registration Statement on Form S-4/A as filed on November 9, 2005 with the SEC.
5.1**	Opinion of Heller Ehrman LLP.
10.1*†

Science Applications International Corporation’s Bonus Compensation Plan, as restated effective

July 9, 1999. Incorporated by reference to Annex III to Science Applications International

Corporation’s Proxy Statement for the 1999 Annual Meeting of Stockholders as filed April 29, 1999 with the SEC. SEC File Number: 0-12771.

10.2*†

Science Applications International Corporation’s 1999 Stock Incentive Plan, as amended through

August 15, 1999. Incorporated by reference to Exhibit 10(e) to Science Applications International

Corporation’s Annual Report on Form 10-K for the fiscal year ended January 31, 2000.

10.3*†	Science Applications International Corporation’s Stock Compensation Plan, as amended and restated effective January 1, 2005. Incorporated by reference to Exhibit 10.3 to Science Applications International Corporation’s Current Report on Form 8-K as filed on April 3, 2006 with the SEC.
10.4*†	Science Applications International Corporation’s Management Stock Compensation Plan, as amended and restated effective January 1, 2005. Incorporated by reference to Exhibit 10.2 to Science Applications International Corporation’s Current Report on Form 8-K as filed on April 3, 2006 with the SEC.
10.5*†	Science Applications International Corporation’s Keystaff Deferral Plan, as amended and restated effective January 1, 2005. Incorporated by reference to Exhibit 10.4 to Science Applications International Corporation’s Current Report on Form 8-K as filed on April 3, 2006 with the SEC.
10.6*†	Science Applications International Corporation’s Key Executive Stock Deferral Plan, as amended and restated effective January 1, 2005. Incorporated by reference to Exhibit 10.1 to Science Applications International Corporation’s Current Report on Form 8-K as filed March 1, 2006 with the SEC.

Exhibit Number	Description of Exhibit
10.7*†	Science Applications International Corporation’s 2004 Employee Stock Purchase Plan. Incorporated by reference to Annex I to Science Applications International Corporation’s Proxy Statement for the 2004 Annual Meeting of Stockholders as filed May 28, 2004 with the SEC.
10.8*†	Form of Alumni Agreement. Incorporated by reference to Exhibit 10.8 to Science Applications International Corporation’s Annual Report on Form 10-K for the year ended January 31, 2005 as filed on April 4, 2005 with the SEC.
10.9*†	Form of Stock Restriction Agreement of Science Applications International Corporation’s Bonus Compensation Plan. Incorporated by reference to Exhibit 10.6 to Science Applications International Corporation’s Current Report on Form 8-K as filed on April 3, 2006 with the SEC.
10.11*†	Form of Stock Restriction Agreement of Science Applications International Corporation’s Management Stock Compensation Plan and/or Key Executive Stock Deferral Plan. Incorporated by reference to Exhibit 10.5 to Science Applications International Corporation’s Current Report on Form 8-K as filed on April 3, 2006 with the SEC.
10.12*†	Form of Non-Qualified Stock Option Agreement of Science Applications International Corporation’s 1999 Stock Incentive Plan. Incorporated by reference to Exhibit 10.7 to Science Applications International Corporation’s Current Report on Form 8-K as filed on April 3, 2006 with the SEC.
10.13†	Five Year Credit Agreement, dated June 6, 2006, by and among Science Applications International Corporation, Citicorp USA, Inc., as administrative agent, Wachovia Bank, National Association, as syndication agent, and the other lenders party thereto. Incorporated by reference to Exhibit 10.1 to Science Applications International Corporation’s Quarterly Report on Form 10-Q for the quarterly period ended April 30, 2006 as filed on June 9, 2006 with the SEC.
10.14*†	Employment Agreement dated October 3, 2003, between Kenneth C. Dahlberg and Science Applications International Corporation. Incorporated by reference to Exhibit 10.1 to Science Applications International Corporation’s Quarterly Report on Form 10-Q for the quarterly period ended October 31, 2003 as filed on December 12, 2003 with the SEC.
10.15*†	Stock Offer Letter dated October 3, 2003, to Kenneth C. Dahlberg from Science Applications International Corporation. Incorporated by reference to Exhibit 10.2 to Science Applications International Corporation’s Quarterly Report on Form 10-Q for the quarterly period ended October 31, 2003 as filed on December 12, 2003 with the SEC.
10.16†	Stock Purchase Agreement between Science Applications International Corporation and TTI Holding Corporation dated as of November 17, 2004, as amended on February 14, 2005 and March 11, 2005. Incorporated by reference to Exhibit 99.1 to Science Applications International Corporation’s Current Report on Form 8-K as filed on March 21, 2005 with the SEC.
10.17*†	Form of Indemnification Agreement. Incorporated by reference to Exhibit 10.1 to Science Applications International Corporation’s Current Report on Form 8-K as filed on November 22, 2005 with the SEC.
10.18*†	Form of Severance Protection Agreement. Incorporated by reference to Exhibit 10.2 to Science Applications International Corporation’s Current Report on Form 8-K for as filed on November 22, 2005 with the SEC.
10.19*†	Employment Letter Agreement between Science Applications International Corporation and Mark Sopp, dated as of November 17, 2005. Incorporated by reference to Exhibit 10.1 to Science Applications International Corporation’s Current Report on Form 8-K as filed on November 28, 2005 with the SEC.
10.20*†	Stock Offer Letter dated November 14, 2005 to Mark Sopp from Science Applications International Corporation. Incorporated by reference to Exhibit 10.2 to Science Applications International Corporation’s Current Report on Form 8-K as filed on November 28, 2005 with the SEC.
10.21*†	Agreement between Science Applications International Corporation and Thomas E. Darcy, dated as of November 28, 2005. Incorporated by reference to Exhibit 10.3 to Science Applications International Corporation’s Current Report on Form 8-K as filed on November 28, 2005 with the SEC.
10.22*†	Mutual Release of Claims dated January 27, 2006, by and between Science Applications International Corporation and Duane Andrews. Incorporated by reference to Exhibit 99.3 to Science Applications International Corporation’s Current Report on Form 8-K as filed on February 1, 2006 with the SEC.

Exhibit Number	Description of Exhibit
10.23*†	Form of 2006 Equity Incentive Plan. Incorporated by reference to Exhibit 10.24 to Science Applications International Corporation’s Post-Effective Amendment No. 2 to Form S-4 Registration Statement No. 333-128022, filed on June 26, 2006.
10.24*†	Form of 2006 Employee Stock Purchase Plan. Incorporated by reference to Exhibit 10.25 to Science Applications International Corporation’s Post-Effective Amendment No. 2 to Form S-4 Registration Statement No. 333-128022, filed on June 26, 2006.
14†	Science Applications International Corporation’s Code of Ethics for Principal Executive Officer and Senior Financial Officers. Incorporated by reference to Exhibit 14 to Science Applications International Corporation’s Annual Report on Form 10-K for the fiscal year ended January 31, 2004 as filed with the SEC on April 16, 2004.
21.1†	Subsidiaries of the Registrant.
23.1	Consent of Independent Registered Public Accounting Firm, Deloitte & Touche LLP relating to Registrant.
23.2	Consent of Independent Registered Public Accounting Firm, Deloitte & Touche LLP relating to Science Applications International Corporation.
23.3**	Consent of Heller Ehrman LLP (included in Exhibit 5.1).
24.1	Power of Attorney (included on signature page).
99.1†	Consent of C. M. Albero
99.2†	Consent of W. H. Demisch
99.3†	Consent of J. A. Drummond
99.4†	Consent of S. P. Fisher
99.5†	Consent of D. H. Foley
99.6†	Consent of J. J. Hamre
99.7†	Consent of D. H. Alderson
99.8†	Consent of A. K. Jones
99.9†	Consent of H. M. J. Kraemer, Jr.
99.10†	Consent of C. B. Malone
99.11†	Consent of J. R. Hartley
99.12†	Consent of L. J. Peck
99.13†	Consent of L. B. Prior, III
99.14†	Consent of A. L. Punaro
99.15†	Consent of W. A. Roper, Jr.
99.16†	Consent of E. J. Sanderson, Jr.
99.17†	Consent of G. T. Singley III
99.18†	Consent of T. P. Smith, III
99.19†	Consent of M.W. Sopp
99.20†	Consent of J. P. Walkush
99.21†	Consent of J. H. Warner, Jr.
99.22†	Consent of A. T. Young
99.23†	Consent of Houlihan Lokey Howard & Zukin Financial Advisors, Inc.
99.24	Consent of L.A. Simpson.

*	Executive Compensation Plans and Arrangements.
**	To be filed by amendment.
†	Previously filed.